As filed with the U.S. Securities and Exchange Commission on July 31, 2018

Registration No. 333-226101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1520	47-4640296
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4900 East Hunter Avenue

Anaheim, California 92807

(714) 701-4200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Tyrone Johnson

Chief Executive Officer

Select Interior Concepts, Inc.

4900 East Hunter Avenue

Anaheim, California 92807

(714) 701-4200

(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mark J. Kelson, Esq. William Wong, Esq. Greenberg Traurig, LLP 1840 Century Park East, Suite 1900 Los Angeles, California 90067 Tel: (310) 586-7700 Fax: (310) 586-7800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Class A Common Stock, par value $0.01 per share	25,614,626	$13.75	$352,201,108	$43,850

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes any additional shares of common stock that may become issuable from time to time as a result of any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of the Registrant’s outstanding common stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The Registrant’s Class A Common Stock is currently not listed on any securities exchange or over-the counter market. Shares of the Registrant’s Class A Common Stock sold and issued in a private offering and private placement that closed in November 2017 are eligible for trading on the FBR Plus™ System. To the Registrant’s knowledge, the last sale price per share of Class A Common Stock that was reported on the FBR Plus™ System on April 6, 2018 was $13.75.

(3)	Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer, solicitation, or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2018

Select Interior Concepts, Inc.

             Shares

Class A Common Stock

This prospectus relates solely to the resale of up to an aggregate of              shares of our Class A common stock, par value $0.01 per share (which we refer to as our “Class A Common Stock”), by the selling stockholders identified in this prospectus (which term as used in this prospectus includes pledgees, donees, transferees or other successors-in-interest). We are registering the offer and sale of the shares of our Class A Common Stock that were acquired by the selling stockholders in our November 2017 private offering and private placement.

The selling stockholders may offer the shares of our Class A Common Stock from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution.” We do not know when or in what amounts the selling stockholders may offer the shares of our Class A Common Stock for sale. The selling stockholders may sell all, some, or none of the shares offered by this prospectus. The prices at which the selling stockholders may sell the shares of our Class A Common Stock may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices, or may be determined through negotiated transactions with third parties.

We will not receive any of the proceeds from the sale of these shares of our Class A Common Stock by the selling stockholders. We have agreed to pay all expenses relating to registering these shares of our Class A Common Stock. The selling stockholders will pay any brokerage commissions and/or similar charges incurred for the sale of these shares of our Class A Common Stock.

Prior to the date of this prospectus, there was not a public market for the shares of our Class A Common Stock. Because all of the shares offered under this prospectus are being offered by the selling stockholders, we cannot currently determine the price or prices at which the shares may be sold under this prospectus.

We have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, under applicable federal securities laws and are eligible for reduced public company reporting requirements. See “Summary—Emerging Growth Company Status.”

Investing in our Class A Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Class A Common Stock in “Risk Factors” beginning on page 16 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this entire prospectus and any amendments or supplements hereto before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2018

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by us. We and the selling stockholders have not authorized anyone to provide you with any information, other than the information contained in this prospectus or any free writing prospectus prepared by us, and we and the selling stockholders take no responsibility for any other information that others may give you. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any free writing prospectus or the time of any sale of shares of our Class A Common Stock. Our business, properties, results of operations, financial condition, or prospects may have changed since those dates.

As used in this prospectus, unless the context otherwise requires or indicates, references to our “Company,” “we,” “our,” “us,” and similar expressions, refer to Select Interior Concepts, Inc. and its subsidiaries and affiliates, including our primary operating subsidiaries, Residential Design Services, LLC and Architectural Surfaces Group, LLC.

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STATEMENT REGARDING INDUSTRY AND MARKET DATA

The industry and market data in this prospectus are based on the good faith estimates of our management (which estimates are based upon review of our internal estimates), research studies and surveys, independent industry publications, and other publicly available information. Industry publications and research studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. These data involve a number of assumptions and limitations, and investors are cautioned not to give undue weight to such estimates. Although we have not independently verified the accuracy or completeness of any third-party information, we believe that the information from these publications and studies included in this prospectus is generally reliable, and the conclusions contained in the third-party information are reasonable.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by us.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important before deciding to invest in our Class A Common Stock. Therefore, you should read this entire prospectus carefully, including, in particular, the sections entitled “Risk Factors” beginning on page 16 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes, before making an investment decision. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

We are a premier installer and nationwide distributor of interior building products with leading market positions in residential interior design services in highly attractive markets. Through our Residential Design Services (which we refer to as “RDS”) segment, we serve leading national and regional homebuilders by providing an integrated, outsourced solution for the design, consultation, sourcing, distribution and installation needs of their homebuyer customers. Through our 18 design centers located in California, Nevada, and Arizona, our specially-trained design consultants work closely with homebuyers in the selection of a broad array of interior products and finishes, including flooring, countertops, wall tile, window treatments, shower enclosures, and related interior items, primarily for newly constructed homes. We then coordinate the ordering, fulfillment and installation of many of these interior products to provide a seamless experience for the homebuyer. With our attractively arranged design centers and our strong product sourcing and installation capabilities, we enable our homebuilder customers to outsource critical aspects of their business to us, thereby increasing their sales, profitability, and return on capital.

We also have leading market positions in the selection and importation of natural and engineered stone slabs for kitchen and bathroom countertops and specialty tiles through our Architectural Surfaces Group (which we refer to as “ASG”) segment. ASG sources natural and engineered stone from a global supply base, often under exclusive terms, and markets these materials through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul, Pental, Bedrock International and Cosmic. In addition to serving the new residential and commercial construction markets with these materials, we also distribute them to the repair and remodel (which we refer to as “R&R”) market.

Residential Design Services. Our outsourced interior design center and installation services operate in some of the most attractive and fastest growing residential areas in the United States. We enter into exclusive service agreements with homebuilders in these areas at the beginning of new community development projects to provide them with a single-source solution for the design center operations, consultation, sourcing, fulfillment, and installation phases of the homebuilding process. At our design centers, our expert design staff work directly with homebuyers to help them achieve their design, styling, and product needs, leveraging our web-based preference analysis and proprietary software system to enable real-time pricing of interior options. We believe our consultative sales focus helps homebuyers optimize their product choices, often leading to the selection of higher margin products. This, in turn, creates significant value for our homebuilder customers, who share in incremental product upgrade revenue. We have developed strong, long-term relationships with many of our homebuilder customers, many of which we have worked with for over 15 years. In 2017, our largest customers included Toll Brothers, CalAtlantic (now a part of Lennar Group), TriPointe, Brookfield Residential, D.R. Horton, and Taylor Morrison.

To expand our market opportunity within our RDS segment, we continually consider additional markets, product adjacencies and other opportunities for our installation services. For example, we believe that the multi-family and R&R segments of the residential construction markets represent areas where we are currently underpenetrated yet where there are attractive growth opportunities for us. We also believe that our recent product expansion into cabinet supply and installation represents a substantial growth opportunity with our existing homebuilder customers. In addition, given the fragmented nature of our industry, we believe there is significant opportunity for us to continue growing both our geographic footprint and install capabilities through value-enhancing, accretive acquisitions.

Architectural Surfaces Group. Our ASG segment imports and distributes natural and engineered stone slabs, as well as tile, through 22 strategically positioned warehouse locations across the United States. Our stone slabs include marble, granite, and quartz, for use as distinctive kitchen and bathroom countertops, and our tiles consist of ceramic and porcelain for flooring, backsplash, and wall tile applications. We maintain a broad domestic footprint of showrooms and distribution centers, serving attractive markets in the Northeast, Southeast, Southwest, Mountain West, and West Coast regions of the United States and offer what we believe is a distinctive and targeted merchandising strategy, including displaying our products in customer-oriented showrooms that cater to professional interior designers and architects as well as homeowners. Our showrooms are staffed by product and design experts who focus on the total customer experience. We carry product lines of natural and engineered stone slabs and tile products that are tailored to the specific geographic regions that we serve and our goal is to provide a comprehensive offering that meets all of our professional and homeowner customers’ stone and tile needs.

We have relationships with a wide array of stone slab quarries, manufacturers and distributors around the world, and we work closely with these providers to ensure their product performance and variety meet our high quality standards. We believe the strength and breadth of these relationships helps us offer our customers a broad and consistent selection of high-quality stone slabs from a global supply chain. As a result of our geographic reach and product knowledge, we have successfully secured exclusive rights to leading materials that are marketed under ASG’s MetroQuartz® and PentalQuartz® brands along with our new PentalTek® porcelain brand.

We believe that the markets for design center services and natural and engineered stone slab distribution are complementary and that our ability to combine them into a single platform strengthens our business model and expands our growth opportunities. Both of our business segments provide key value-added services that are critical to serving our customers’ needs and result in an attractive free cash-flow profile. In addition, both of these markets are highly fragmented and, we believe, are poised for further consolidation. In the last two years, we have completed six acquisitions and opened five greenfield locations (which we define as new facilities opened in geographic areas that we previously served from a remote distribution point), and we believe we are well positioned to continue pursuing both additional acquisition opportunities and new greenfield locations in the foreseeable future.

Our Competitive Strengths

We believe that our competitive strengths include:

Exceptional Customer Experience

We believe that the customer experience we provide distinguishes us from our competition and is a critical driver of our success. Key elements of our customer experience include:

Highly Trained Design Center Staff and Sales Consultants. Our merchandising efforts are designed to expand our customer base while achieving the highest level of customer satisfaction. At RDS design centers, design consultants possess strong reputations and skill sets. Our design consultants are knowledgeable about interior design trends, materials, and options, and a majority have technical training and certifications from interior design schools. Based on our customer homebuilder surveys in 2017, over 95% of homebuyers are highly satisfied by the RDS design consultation experience. Similarly, ASG’s facilities are staffed by knowledgeable sales associates that maintain high-end, well-designed showrooms with convenient product displays. ASG sales teams establish and expand relationships with architecture and design firms, kitchen and bath dealers, and countertop fabricators and internal installers, which we believe drive stronger sales and higher satisfaction.

Superior Quality and Service. RDS maintains in-house countertop fabrication, light manufacturing, and installation capabilities, which enable it to meet demanding customer schedules and quality standards. These capabilities help drive on-time project completion, homebuyer satisfaction, and profitability for homebuilders. At ASG, suppliers are selected based on a demonstrated ability to provide product that passes our stringent, hands-on inspection process, which results in consistently high-quality products and strong countertop fabricator yields with minimal waste. ASG also offers branded products, and is the exclusive provider of products marketed under ASG’s MetroQuartz®, PentalQuartz® and PentalTek® brands. We believe these brands are known in the industry for superior quality, which further enhances ASG’s reputation industry-wide.

Comprehensive Suite of Product and Service Offerings. Our homebuilder customers increasingly indicate a preference to work with a small number of reliable partners that offer a broad suite of products and services. RDS and ASG have been built to satisfy this preference, and we believe that our businesses offer among the most comprehensive product sets and services in the markets in which we operate. RDS provides a turnkey homebuyer management process consisting of interior design and product selection and installation service, for homebuilder customers, which depend on RDS to provide the homebuyer with a comprehensive interior product offering that includes approximately 100,000 items. ASG’s customers, which include architects, interior designers, homeowners, and countertop fabricators, rely on ASG to provide a full suite of products that includes in-demand surface materials, including natural stone slabs, engineered stone slabs—notably high-end quartz products that are exclusively marketed through ASG—and related products such as tile.

Sophisticated, Global Supply Chain. We maintain a global and diverse supplier network with extensive procurement resources that promote continuity of supply. We enjoy long-standing relationships with a global supplier base, which enable sourcing of quality products to meet a broad range of customer preferences and specifications at competitive prices. Our footprint provides visibility into local trends that drive highly tailored product procurement, which enables efficient working capital management. We believe that our merchandising capabilities encourage suppliers to partner with us on an exclusive basis, which provides us with an additional competitive advantage. We also believe that the strength of our supplier relationships helps us source products at attractive prices, which further differentiates us from our competitors.

Significant Visibility into Future Financial Performance. RDS is awarded homebuilder development contracts that provide significant visibility into future net revenue. We estimate and track the expected net revenue to be derived from sales related to the remaining housing lots to be fulfilled under existing service agreements for active residential developments. As of December 31, 2017, we estimate that amount was approximately $370 million across approximately 17,000 unique housing lots, assuming each lot is fulfilled and the historical average value of our products are installed with respect to each lot. This amount has increased each of the past three years, despite RDS achieving consecutive increases in net revenue in each of those years. Additionally, ASG’s high-volume fabrication and design customers help provide us with visibility into their supply chain and sales programs, which enable us to forecast expected demand. A substantial percentage of our net revenue is attained from repeat customers with whom ASG has long-standing, cooperative relationships, which provides additional visibility into ASG’s future net revenue profile.

Long-Standing Relationships with Leading, Blue Chip Customers. RDS serves a mix of production homebuilders, multi-family accounts, and high-volume builders. In 2017, RDS’ top ten customers had an average relationship tenure of 15 years, demonstrating the strength of our relationships as well as the trust we have earned in the homebuilding process. ASG also has strong relationships with many architecture and design firms, kitchen and bath dealers, and fabricators. For example, approximately 88% of ASG’s customers that purchased more than $5,000 of products in 2016 also purchased products from ASG in 2017. We believe that ASG’s expanded geographic footprint with premier design centers will drive stronger demand from these large regional and national customers.

Scalable Platform and a Track Record of Accretive Acquisitions. We have built our RDS and ASG platforms to be scalable and to maximize organic and acquisition-driven growth. We have an integration “playbook” that standardizes our approach to human resources and labor management matters and vendor relationships, and improves our overall integration process of financial and operational data. We believe our system roll-out and management processes provide us with a repeatable procedure for on-boarding of newly acquired businesses, with minimal disruption to our existing operations and those of our acquisitions. In the last two years, we have completed six acquisitions, the most significant of which was the acquisition of Pental Granite and Marble, LLC (which we refer to as “Pental”). We believe Pental represents a transformative acquisition, which significantly expanded our geographic reach and product offering. As a result of our multi-regional platform, we believe we are well positioned to continue as a consolidator in our markets, identifying and integrating acquisitions into our existing operations to drive growth and scale.

Experienced Management Team with Track Record of Driving Growth. We are led by Tyrone Johnson, our Chief Executive Officer, Kendall R. Hoyd, our Chief Financial Officer, and Sunil Palakodati, President of ASG. Messrs. Johnson, Hoyd, and Palakodati have a combined 52 years in the building products and construction industries. Prior to their current roles, Messrs. Johnson, Hoyd, and Palakodati held senior executive positions with M&A responsibility at OmniMax International, Inc. (formerly Euramax International, Inc.), Trussway Holdings, Inc., and Masco Corporation, respectively.

Our Growth Strategy

Our growth strategy includes:

Expand Geographically through Greenfield Investment. We believe that our greenfield initiatives help lower our overall risk by targeting markets for new physical locations in which we have already established a base of business in our ASG segment through remote distribution, and offer attractive returns due to our knowledge of the market and our low fixed investment costs relative to revenue and profit potential. For example, with respect to the four ASG greenfield locations established in 2016 and 2017, the average fixed investment was $0.9 million and average estimated operating losses during the ramp-up period were $0.5 million, which brought the average total investment to approximately $1.4 million. These four locations took an average of 12 months from establishment to break even on an EBITDA basis. Based on current market assessments, we believe we can continue to expand ASG’s footprint by opening new greenfield locations.

Offer New Products and Services. We will seek to expand the suite of products and services that we provide to our customers. For example, for RDS, cabinets represent an attractive adjacent product expansion opportunity. Many of our long-term homebuilder customers have identified cabinet supply and installation as a challenging area in the construction process due to skilled labor shortages and difficulties associated with material sourcing. We believe that our existing capabilities and relationships can facilitate a successful product expansion in this area. RDS management is also evaluating appliances, home automation, and other products for similar opportunities. ASG will seek exclusive distribution rights from leading manufacturers by leveraging our geographic footprint and national presence following the acquisition of Pental. ASG management is also evaluating additional materials, including porcelain surfaces, for distribution within and cross-selling throughout the ASG network.

Accelerate Penetration of Existing Markets. We believe that we have several opportunities to expand our market penetration and capture additional market share. For RDS, the multi-family market is largely unpenetrated and represents a significant growth opportunity. Within our existing markets, RDS has approximately 4% market share of multi-family construction, and we believe this segment can contribute a larger percentage of net revenue over time. At ASG, management is focused on cross-selling products, identifying new customers, and accelerating the build-out of recently opened ASG greenfield sites with the goal of increasing revenue and earnings potential.

Identify and Pursue New Customer Segments. R&R remains a relatively untapped opportunity for us and we intend to pursue opportunities in this market. We believe that RDS’ design centers and staff are well positioned to serve the needs of R&R customers given the breadth of our product offerings, which would enable us to increase design center utilization and expand our margins. At ASG, management is evaluating new customer segments, including builders and dealers, which historically have not been central to the ASG sales effort. We believe that these initiatives have the potential to accelerate our net revenue growth with limited capital investment or increased cost.

Acquisitions. We intend to pursue acquisitions that bolster our existing geographic reach, facilitate expansion into new regions, and provide new product or service capabilities. Acquisitions that give us direct contact with homebuyers and homeowners are particularly valuable, as we believe that our merchandising strategies differentiate us from our competitors and drive customer satisfaction. Since June 2015, we have successfully integrated two bolt-on acquisitions, helping us achieve higher net revenue, reduced expenses, and improved cash flow. We closed on three more acquisitions in 2017 and two additional acquisitions in the first quarter of 2018, and are in the process of integrating them. We also have a pipeline of acquisition candidates and engage in conversations from time to time with companies that we deem a strategic fit with our existing businesses.

Our History

Our platform originated in September 2014, when affiliates of Trive Capital Management LLC (which we refer to as “Trive Capital”) acquired RDS, which in turn acquired the assets of PT Tile Holdings, LP (which we refer to as “Pinnacle”) in February 2015 and Greencraft Holdings, LLC (which we refer to as “Greencraft”) in December 2017. Tyrone Johnson and Kendall R. Hoyd joined RDS in 2015 as Chief Executive Officer and Chief Financial Officer of RDS, respectively. Affiliates of Trive Capital also formed a consolidation platform in the stone countertop market by acquiring the assets of Architectural Granite & Marble, LLC in June 2015, which in turn acquired the assets of Bermuda Import-Export, Inc. (which we refer to as “Modul”) in July 2016, Pental Granite and Marble, LLC (which we refer to as “Pental”) in February 2017, and the assets of Cosmic Stone & Tile Distributors, Inc. (which we refer to as “Cosmic”) in October 2017, and these acquired businesses were combined to form ASG. ASG then acquired certain assets of Elegant Home Design, LLC (which we refer to as “Bedrock”) in January 2018 and certain assets of NSI, LLC (which we refer to as “NSI”) in March 2018. ASG is led by Sunil Palakodati, who joined as Chief Executive Officer of ASG in August 2016.

Recent Transactions

November 2017 Restructuring Transactions

In November 2017, Select Interior Concepts, Inc. entered into a series of restructuring transactions (which we refer to as the “November 2017 restructuring transactions”) pursuant to which it acquired all of the outstanding equity interests in each of RDS and ASG, including all of their respective wholly-owned subsidiaries, each of which entities, including Select Interior Concepts, Inc., were then under common control by affiliates of Trive Capital. Following the November 2017 restructuring transactions, Select Interior Concepts, Inc. became a holding company that wholly owns RDS and ASG, and Tyrone Johnson, Kendall R. Hoyd, and Sunil Palakodati became our Chief Executive Officer, our Chief Financial Officer, and the President—ASG, respectively. The following diagram shows our current organizational structure:

November 2017 Private Offering and Private Placement

In November 2017, we completed a private offering and private placement pursuant to which we issued an aggregate of 21,750,000 shares of our Class A Common Stock, which included shares issued pursuant to the exercise of the option granted by us to the initial purchaser and placement agent thereunder, in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), provided by Rule l44A, Regulation S, and Rule 506 of Regulation D under the Securities Act (which we refer to as the “November 2017 private offering and private placement”). We received net proceeds of $240.5 million from the November 2017 private offering and private placement, of which we used $122.8 million in connection with the November 2017 restructuring transactions, which included our acquisition of all of the outstanding equity interests in each of RDS and ASG and the repurchase by us of shares of our Class B common stock, par value $0.01 per share (which we refer to as our “Class B Common Stock”) from existing stockholders, and $112.8 million to repay our outstanding indebtedness, with the remaining $4.9 million of the net proceeds being used for working capital and general corporate purposes.

Summary Risk Factors

An investment in shares of our Class A Common Stock involves risks. You should consider carefully the risks discussed below and described more fully, along with other risks, under “Risk Factors” in this prospectus before investing in our Class A Common Stock.

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The industry in which we operate is dependent upon the U.S. residential homebuilding industry, repair and remodel activity, the economy, the credit markets, and other important factors, many of which are beyond our control.

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A significant portion of our, and in particular RDS’, business is in the state of California. A slowdown in the economy or a decline in homebuilding activity in California, or the occurrence of a natural disaster, could have a disproportionately negative effect on our business, financial condition, operating results and cash flows.

•	Our businesses are cyclical and significantly affected by changes in general and local economic conditions.

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Our industry and the markets in which we operate are highly fragmented and competitive, and increased competitive pressure may adversely affect our businesses, financial condition, results of operations, and cash flows.

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We are exposed to warranty, casualty, construction defect, contract, tort, employment and other claims, and legal proceedings related to our businesses, the products we distribute, the services we provide, and services provided for us by third parties.

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Product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, our dependence on third-party suppliers and manufacturers, or the development of alternatives to distributors in the supply chain, could adversely affect our businesses, financial condition, results of operations, and cash flows.

•	The importation of building materials into the United States could expose us to additional risk.

•	The loss of any of our significant customers or a reduction in the quantity of products they purchase could affect our financial health.

•	Our backlog estimates for our RDS segment may not be accurate and may not generate expected levels of future revenues or translate into profits.

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We may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with customers, the demand for our products and services and our market share.

•	The success of our businesses depends, in part, on our ability to execute on our growth strategy, which includes opening new branches and pursuing strategic acquisitions.

•	Any inability to successfully integrate our recent or future acquisitions could have a material adverse effect on us.

•	We cannot assure you that we will achieve synergies and cost savings in connection with prior or future acquisitions.

•	We may not be able to expand into new geographic markets, which may impact our ability to grow our businesses.

•	We may use additional leverage in executing our business strategy, which may adversely affect our businesses.

•	Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

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Our management has identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods. This failure could negatively affect the market price and trading liquidity of our Class A Common Stock and cause investors to lose confidence in our reported financial information.

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If we are unable to design, implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our Class A Common Stock.

•	We are a holding company and conduct all of our operations through our subsidiaries.

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There is currently no public market for shares of our Class A Common Stock, a trading market for our Class A Common Stock may never develop, and our Class A Common Stock prices may be volatile and could decline substantially.

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Future sales of our Class A Common Stock, other securities convertible into our Class A Common Stock, or our preferred stock, or the perception in the public markets that these sales may occur, could cause the value of our Class A Common Stock to decline and could result in dilution of your shares.

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Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to SEC reporting companies. For so long as we remain an emerging growth company we will not be required to, among other things:

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present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

•	disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and

•	seek stockholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of this prospectus, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Corporate Information

Our principal executive offices are located at 4900 East Hunter Avenue, Anaheim, California 92807. Our main telephone number is (888) 701-4737. Our internet website is www.selectinteriorconcepts.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus.

The Offering

Class A Common Stock Offered by the Selling Stockholders	shares.

Class A Common Stock Outstanding as of the Date of this Prospectus	shares.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our Class A Common Stock by the selling stockholders pursuant to this prospectus.

Dividend Policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our businesses and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. See “Dividend Policy.”

NASDAQ Symbol	We have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC.”

Risk Factors	Investing in our Class A Common Stock involves a high degree of risk. For a discussion of factors you should carefully consider before making an investment decision, see “Risk Factors” beginning on page 16.

The number of shares of our Class A Common Stock outstanding as of the date of this prospectus:

(i)

includes an aggregate of                      shares of Class A Common Stock that were issued in the form of dividends (which we refer to as the “Special Stock Dividends”) to the existing holders of shares of our Class A Common Stock immediately prior to the date of this prospectus, and an aggregate of                      shares of Class A Common Stock that were issued in connection with the automatic conversion of the same number of shares of our Class B Common Stock (representing all of the then outstanding shares of Class B Common Stock);

(ii)	does not include an aggregate of 918,228 shares of restricted stock, subject to vesting, that have been granted under our 2017 Incentive Compensation Plan; and

(iii)	does not include an aggregate of 1,247,372 shares of our common stock remaining and reserved for awards that may be granted in the future under our 2017 Incentive Compensation Plan.

Summary Historical and Pro Forma Consolidated Financial Information

The following sets forth a summary of our selected consolidated financial and operating information on a historical and pro forma basis. You should read the following summary of selected consolidated financial information in conjunction with our historical consolidated financial statements, our unaudited pro forma condensed consolidated financial statements, and the respective notes thereto, and with the sections entitled “Capitalization,” “Selected Historical and Pro Forma Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this prospectus.

In February 2017, we acquired all of the equity interests (which we refer to as the “Pental Acquisition”) in Pental Granite and Marble, LLC (which we refer to as “Pental”). The unaudited pro forma condensed consolidated statement of operations information set forth below gives effect to the Pental Acquisition as if it had occurred as of January 1, 2017, and has been prepared to reflect adjustments to our historical financial information that are (i) directly attributable to the Pental Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated statement of operations information includes various estimates which are subject to material change and may not be indicative of what may be expected to occur in the future. The unaudited pro forma condensed consolidated statement of operations information does not include non-recurring items, including, but not limited to, acquisition-related legal and advisory fees. See the related notes to the unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus, for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated statement of operations information.

The historical statement of income information of Pental used in the preparation of the unaudited pro forma condensed consolidated statement of operations information set forth below has been derived from the two months of unaudited Pental financial results for the period between January 1, 2017 and February 27, 2017, which is the period immediately prior to the Pental Acquisition.

Our summary selected historical consolidated statement of operations information for the three months ended March 31, 2018 and 2017, and our related summary selected historical consolidated balance sheet information as of March 31, 2018 and 2017, have been derived from our historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2018 and 2017, which are included elsewhere in this prospectus. Our summary selected historical consolidated statement of operations information for the years ended December 31, 2017 and 2016, and our related summary selected historical consolidated balance sheet information as of December 31, 2017 and 2016, have been derived from our historical audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, which are included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2018	2017	2017	2016
Selected Balance Sheet Information (end of period):
Cash and cash equivalents	$5,972	$4,095	$2,547	$4,727
Restricted cash	3,000	—	3,000	—
Accounts receivable, net	47,101	32,191	45,284	27,904
Inventory	103,448	62,136	87,629	31,654
Other current assets	4,362	683	4,145	848
Total assets	339,852	240,284	320,246	136,507
Accounts payable	35,642	26,565	38,491	20,988
Accrued liabilities	22,690	10,370	19,840	6,417
Total debt and capital lease obligations	127,465	180,124	108,279	59,940
Total liabilities	192,248	227,404	172,159	96,766
Equity	147,604	12,881	148,088	39,741

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands, except share and per share amounts)	2018	2017	Pro Forma(1) 2017	2017	2016
Consolidated Statement of Operations Information:
Net revenue	$104,386	$67,725	$367,013	$352,952	$233,868
Cost of revenue	76,436	47,254	255,439	249,063	167,038

Gross profit	27,950	20,471	111,574	103,889	66,830
Sales and marketing	5,458	3,882	19,889	19,889	11,189
General & administrative	21,542	15,896	84,221	77,837	41,215

Operating expenses	27,000	19,778	104,110	97,726	52,404
Interest expense	2,523	2,856	14,956	13,749	4,736
Other expense, net	239	111	429	440	1

(Loss) income before tax expense	(1,812)	(2,274)	(7,921)	(8,026)	9,689

Income tax expense	(503)	311	3,343	3,320	2,634

Consolidated net (loss) income	$(1,309)	$(2,585)	$(11,264)	$(11,346)	$7,055

(Loss) income attributable to members prior to the November 2017 restructuring transactions	$—	$(2,585)	$(5,575)	$(5,657)	$7,055
Loss attributable to shareholders subsequent to the November 2017 restructuring transactions	$(1,309)	$—	$(5,689)	$(5,689)	$—
Loss per basic and diluted shares of common stock(2)	$(0.05)	$—	$(0.22)	$(0.22)	$—
Weighted average basic and diluted shares of common stock outstanding	25,614,626	—	25,614,626	25,614,626	—

Other Operating and Financial Information:
Operating income	$950	$693	$7,464	$6,163	$14,426
Other expense, net	239	111	429	440	1
Depreciation	1,357	621	4,066	3,938	2,045
Amortization	3,327	2,219	11,601	10,878	7,142
EBITDA(3)	5,395	3,422	22,702	20,539	23,612
Adjusted EBITDA(3)	$10,677	$8,105	$49,478	$46,997	$27,413
Adjusted EBITDA margin(3)	10.2%	12.0%	13.5%	13.3%	11.7%

(1)

For more information regarding the unaudited pro forma condensed consolidated financial information reflecting the Pental Acquisition, see our unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2017 included elsewhere in this prospectus.

(2)

Basic historical and pro forma loss per share of common stock is computed by dividing net loss for the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement by the weighted average number of shares of common stock outstanding during the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement. Diluted loss per share of common stock is typically computed the same way as basic historical loss per share of common stock, except that the dilutive effect of restricted stock-based awards using the treasury stock method is included in the computation. However, since our Company reported a net loss during the three months ended March 31, 2018 and the year ended December 31, 2017, all outstanding restricted stock-based awards, consisting of 918,228 shares of our common stock at March 31, 2018 and 356,368 shares of our common stock at December 31, 2017, were excluded from the computation of diluted loss per share of common stock for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, because the effect of inclusion would have been antidilutive, and therefore diluted loss per share of common stock is equal to basic historical loss per share of common stock for such periods. Loss incurred prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement is attributable to the former equityholders of RDS and ASG and, as such, is not reflected in loss per share of common stock. Because the pro forma period includes losses from the period prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement, there was no effect on loss per share of common stock from the inclusion of the pro forma loss. The following table sets forth the computation of basic and diluted loss per share of common stock for the three months ended March 31, 2018, and the period between the date of consummation of the November 2017 restructuring transactions and the November 2017 private offering and private placement and December 31, 2017:

(dollars in thousands, except share and per share amounts)	Three Months Ended March 31, 2018	Period between November 22, 2017 and December 31, 2017
Net loss	$(1,309)	$(5,689)

Weighted average basic and diluted shares of Class A Common Stock outstanding	19,650,000	19,650,000
Weighted average basic and diluted shares of Class B Common Stock outstanding	5,964,626	5,964,626

Total weighted average basic and diluted shares of common stock outstanding	25,614,626	25,614,626

Loss per share of common stock:
Basic and diluted	$(0.05)	$(0.22)

For the three months ended March 31, 2017 and the year ended December 31, 2016, no shares of common stock of our Company were outstanding, and therefore earnings (loss) per share is not applicable for such periods.

(3)

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are not measurements of financial performance under United States generally accepted accounting principles (which we refer to as “GAAP”) and should not be considered as an alternative to consolidated net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity. We use EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin as supplemental measures in evaluating operating performance. We define EBITDA as consolidated net income before (i) income tax expense, (ii) interest expense, and (iii) depreciation and amortization expense. Adjusted EBITDA adjusts EBITDA for costs that are not considered part of our ongoing core operations, as described below, and we calculate Adjusted EBITDA margin as a percentage of our net revenue. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be transitional or not part of our core operations.

Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual, transitional, or non-core items. EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are limited as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, other companies may define EBITDA, Adjusted EBITDA, or Adjusted EBITDA margin differently and, as a result, our measures of EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin may not be directly comparable to EBITDA, Adjusted EBITDA, or Adjusted EBITDA margin of other companies. You should therefore not place undue reliance on these measures or any ratio or derivative thereof.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to consolidated net income, our most comparable GAAP measure, for each of the periods indicated. Each of EBITDA and Adjusted EBITDA is presented on a historical consolidated basis for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016, and on a pro forma consolidated basis for the year ended December 31, 2017.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2018	2017	Pro Forma 2017	2017	2016
Consolidated net (loss) income	$(1,309)	$(2,585)	$(11,264)	$(11,346)	$7,055
Income tax (benefit) expense	(503)	311	3,343	3,320	2,634
Interest expense	2,523	2,856	14,956	13,749	4,736
Depreciation and amortization	4,684	2,840	15,667	14,816	9,187

EBITDA	$5,395	$3,422	$22,702	$20,539	$23,612
EBITDA adjustments
Consulting Fees to Trive Capital(a)	$—	$211	$1,008	$1,008	$628
Share Based and Transaction Incentive Compensation(b)	1,980	381	16,794	16,794	—
Professional Fees(c)	1,597	3,670	6,800	6,724	1,638
Employee Transition Costs(d)	284	395	1,257	1,176	1,474
Facilities Transition Costs(e)	1,159	—	854	695	—
Other Transition Costs(f)	262	26	63	61	61

Adjusted EBITDA	$10,667	$8,105	$49,478	$46,997	$27,413

The following is a description of the adjustments to EBITDA, each of which was recorded as a part of operating expenses reflected in our historical consolidated financial statements, which are included elsewhere in this prospectus.

(a)

Consulting Fees to Trive Capital. Consulting fees to Trive Capital are fees and expenses paid directly to Trive Capital under consulting agreements that each of RDS and ASG had with Trive Capital prior to the November 2017 restructuring transactions and November 2017 private offering and private placement. Such fees and expenses were for nominal services that were primarily related to the ongoing conduct of monthly reviews and business meetings between Trive Capital and each of RDS and ASG. These consulting agreements and services were terminated in November 2017 as they were determined not to be necessary for the ongoing operation of our Company. EBITDA is adjusted by adding back such fees and expenses paid to Trive Capital under such consulting agreements because no services that are necessary for the ongoing operation of our businesses were rendered under such consulting agreements. Such fees and expenses are judged to not be a part of the cost structure required to operate our businesses on an ongoing basis.

(b)

Share Based and Transaction Incentive Compensation. EBITDA is adjusted by adding back share based and transaction incentive compensation related to the November 2017 private offering and private placement and acquisitions of businesses, because these expenses are judged to be unrelated to the ongoing operation of our businesses and should not be considered as part of our operating cost structure.

(c)

Professional Fees. EBITDA is adjusted by adding back professional, legal, accounting, and investment banking fees and expenses, and other similar fees and expenses related to acquisitions of businesses and significant debt and financing transactions, because these fees and expenses are judged to be unrelated to the ongoing operation of our businesses and should not be considered as part of our operating cost structure.

(d)

Employee Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the transition and integration of employees of newly acquired businesses, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

(e)

Facilities Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the transition of facilities of newly acquired businesses, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

(f)

Other Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the integration of newly acquired businesses or the transition of our Company to a publicly-traded company, and costs and expenses that are investment-like in nature, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our businesses and an investment in our Class A Common Stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our businesses, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the value of our Class A Common Stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

The industry in which we operate is dependent upon the U.S. residential homebuilding industry, repair and remodel activity, the economy, the credit markets, and other important factors, many of which are beyond our control.

The building products supply and services industry in the United States is highly dependent on new home construction and the repair & remodel (which we refer to as “R&R”) market, which in turn are dependent upon a number of factors, including interest rates, consumer confidence, employment rates, wage rates, foreclosure rates, housing inventory levels, housing demand, the availability of land, local zoning and permitting processes, the availability of construction financing and the health of the economy and mortgage markets. Unfavorable changes in demographics, credit markets, consumer confidence, health care costs, housing affordability, housing inventory levels, a weakening of the national economy or of any regional or local economy in which we operate and other factors beyond our control could adversely affect consumer spending, result in decreased demand for homes and adversely affect our businesses.

The U.S. homebuilding industry underwent a significant downturn that began in mid-2006 and began to stabilize in late 2011. The downturn in the homebuilding industry resulted in a substantial reduction in demand for our products and services, which in turn had a significant adverse effect on our businesses during that time.

The U.S. Census Bureau reported an estimated 1,202,100 housing starts in 2017. This is an increase of approximately 2.4% from 2016, but still well below historical averages over the past 50 years. There is significant uncertainty regarding the timing and extent of any further recovery in home construction and R&R activity and resulting product demand levels, and any decline may materially adversely affect our businesses, financial condition, operating results, and cash flows. For example, some analysts project that the demand for residential construction may be negatively impacted as the number of renting households has increased in recent years and a shortage in the supply of affordable housing is expected to result in lower home ownership rates. Further, even if homebuilding activity fully recovers, the impact of such recovery on our businesses may be dampened if, for example, the average selling price or average size of new single-family homes decreases, which could cause homebuilders to decrease spending on our products and services.

We also rely on home R&R activity. High unemployment levels, high mortgage delinquency and foreclosure rates, lower home prices, limited availability of mortgage and home improvement financing, and significantly lower housing turnover may restrict consumer spending, particularly on discretionary items such as home improvement projects, and affect consumer confidence levels leading to reduced spending in the R&R end market. Furthermore, with even a slight decline in the economy, nationally or in any of the markets in which we operate, consumer preferences and purchasing practices and the strategies of our customers may adjust in a manner that could result in changes to the nature and prices of products demanded by the end consumer and our customers and could adversely affect our businesses and results of operations.

In addition, beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to a tighter credit market and stricter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders, as well as for the development of new residential lots, continue to be constrained. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover until conditions in the economy and the credit markets continue to further improve. Prolonged weakness or another downturn in the homebuilding industry would have a significant adverse effect on our businesses, financial condition, and results of operations.

A significant portion of our, and in particular RDS’, business is in the state of California. A slowdown in the economy or a decline in homebuilding activity in California, or the occurrence of a natural disaster, could have a disproportionately negative effect on our business, financial condition, operating results, and cash flows.

A significant portion of RDS’ business is in the state of California. In 2017 and 2016, we derived 63.3% and 77.1%, respectively, of our consolidated net revenue, and RDS derived 98.4% and 98.3%, respectively, of its net revenue, from customers in California. We expect that a significant portion of our and RDS’ revenue will continue to depend on sales within the State of California for the foreseeable future. As such, we are more susceptible to adverse developments in California than our competitors with more diversified operations or if RDS had a more geographically diverse business. A slowdown in the economy, or a decline in homebuilding activity, in California could have a disproportionately negative effect on our business, financial condition, operating results and cash flows. In addition, California has historically been at greater risk of certain natural disasters and other risks, such as earthquakes, wildfires, droughts, mudslides, and civil disturbances. At times, these events have disrupted parts or all of the California economy.

A significant decline in the general economy or the new home construction or R&R markets, and/or a deterioration in expectations regarding the homebuilding market, could cause us to record significant non-cash impairment charges, which could negatively affect our earnings and reduce stockholders’ equity.

A significant decline in the general economy or the new home construction or R&R markets, and/or a deterioration in expectations regarding the homebuilding market, could cause us to record significant non-cash, pre-tax impairment charges for goodwill or other long-lived assets, which are not determinable at this time and which could negatively affect our earnings and reduce stockholders’ equity. In addition, as a result of our acquisition strategy, we have recorded goodwill and may incur impairment charges in connection with prior and future acquisitions. If the value of goodwill or other intangible assets is impaired, our earnings and stockholders’ equity would be adversely affected.

Our businesses are cyclical and significantly affected by changes in general and local economic conditions.

The building products supply and services industry is subject to cyclical market pressures. Demand for our products and services is highly sensitive to general and local economic conditions over which we have no control, including changes in:

•	the number of new home and commercial building construction starts;

•	the production schedules of our homebuilder customers;

•	short- and long-term interest rates;

•	inflation;

•	employment levels and job and personal income growth;

•	housing demand from population growth, household formation and other demographic changes;

•	availability and pricing of mortgage financing for homebuyers and commercial financing for developers of multi-family homes and sub-contractors;

•	consumer confidence generally and the confidence of potential homebuyers in particular;

•	U.S. and global financial and political system and credit market stability;

•	private party and government mortgage loan programs and federal and state regulation, oversight and legal action regarding lending, appraisal, foreclosure and short sale practices;

•	federal and state personal income tax rates and provisions, including provisions for the deduction of mortgage loan interest payments, real estate taxes and other expenses;

•	federal, state and local energy efficiency programs, regulations, codes and standards; and

•	general economic conditions in the markets in which we compete.

Unfavorable changes in these conditions could adversely affect consumer spending, result in decreased demand for homes, and adversely affect our businesses generally. Any deterioration in economic conditions or increased uncertainty regarding economic conditions could have a material adverse effect on our businesses, financial condition, results of operations, and prospects.

The building products supply and services industry is seasonal and affected by weather-related conditions.

Our industry is seasonal. Seasonal changes and other weather-related conditions can adversely affect our businesses and operations through a decline in both the use of our products and demand for our services. Although weather patterns affect our operating results throughout the year, our first and fourth quarters have historically been, and are generally expected to continue to be, the most adversely affected by weather patterns in some of our markets, causing reduced construction activity. To the extent that severe weather conditions, such as unusually prolonged cold conditions, hurricanes, severe storms, earthquakes, floods, fires, droughts, other natural disasters or similar events occur in the markets in which we operate, construction or installation activity could be reduced, delayed or halted and our businesses may be adversely affected.

In addition, the levels of fabrication, distribution, and installation of our products generally follow activity in the construction industry, which typically occurs in the spring, summer and fall. Warmer and drier weather during the second and third quarters typically result in higher activity and revenue levels during those quarters. Markets in which we operate that are impacted by winter weather, such as snow storms and extended periods of rain, experience a slowdown in construction activity during the beginning and the end of each calendar year, and this winter slowdown contributes to traditionally lower sales in our first and fourth quarters.

Our industry and the markets in which we operate are highly fragmented and competitive, and increased competitive pressure may adversely affect our businesses, financial condition, results of operations, and cash flows.

The building products supply and services industry is highly fragmented and competitive. We face significant competition from local, regional and national building materials chains, design centers, fabricators, and sub-contractors, as well as from privately-owned single-site enterprises. Competition varies depending on product line, type of customer and geographic area. Any of these competitors may (i) foresee the course of market development more accurately than we do, (ii) offer products and services that are deemed superior to ours, (iii) have the ability to produce or supply similar products and services at a lower cost, (iv) install building products at a lower cost, (v) develop stronger relationships with suppliers, fabricators, homebuilders, and other customers in our markets, (vi) develop a superior network of distribution centers in our markets, (vii) adapt more quickly to new technologies, new installation techniques, or evolving customer requirements, or (viii) have access to financing on more favorable terms than we can obtain. As a result, we may not be able to compete successfully with our competitors. In addition, home center retailers, which have historically concentrated their sales efforts on retail consumers and small contractors, may in the future intensify their marketing efforts to professional homebuilders. Furthermore, certain product manufacturers sell and distribute their products directly to production homebuilders. The volume of such direct sales could increase in the future. Additionally, manufacturers and specialty distributors who sell products to us may elect to sell and distribute directly to homebuilders in the future or enter into exclusive supplier arrangements with other distributors. Consolidation of production homebuilders may result in increased competition for their business. Finally, we may not be able to maintain our operating costs or product prices at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our financial condition, results of operations, and cash flows may be adversely affected.

Our customers consider the performance and quality of the products we distribute, our customer service and price when deciding whether to use our services or purchase the products we distribute. Excess industry capacity for certain products in several geographic markets could lead to increased price competition. We may be unable to maintain our operating costs or product prices at a level that is sufficiently low for us to compete effectively. If we are unable to compete effectively with our existing competitors or new competitors enter the markets in which we operate, our financial condition, results of operations, and cash flows may be adversely affected.

Furthermore, in the event that increased demand leads to higher costs for the products we install, we may have limited, if any, ability to pass on cost increases in a timely manner or at all due to the fragmented and competitive nature of our industry, which may lead to an adverse effect on our financial condition, results of operations, and cash flows.

We are exposed to warranty, casualty, construction defect, contract, tort, employment and other claims, and legal proceedings related to our businesses, the products we distribute, the services we provide, and services provided for us by third parties.

In the ordinary course of business, we are subject to various claims and litigation. Any such claims, whether with or without merit, could be time consuming and expensive to defend and could divert management’s attention and resources. As a sub-contractor, we are regularly subject to construction defects claims on various housing tracts. We may not always be able to successfully defend or be excused from the lawsuits related to these claims and could be subject to substantial losses.

We are also from time to time subject to casualty, contract, tort and other claims relating to our businesses, the products we have distributed in the past or may in the future distribute, and the services we have provided in the past or may in the future provide, either directly or through third parties. If any such claim were adversely determined, our financial condition, results of operations, and cash flows could be adversely affected if we were unable to seek indemnification for such claims or were not adequately insured for such claims. We rely on manufacturers and other suppliers to provide us with the products we sell or distribute. Since we do not have direct control over the quality of products that are manufactured or supplied to us by third-parties, we are particularly vulnerable to risks relating to the quality of such products.

In addition, we are exposed to potential claims arising from the conduct of our employees, builders and their sub-contractors, and third-party installers for which we may be liable. We and they are subject to regulatory requirements and risks applicable to general contractors, which include management of licensing, permitting and quality of third-party installers. As they apply to our businesses, if we fail to manage these processes effectively or provide proper oversight of these services, we could suffer lost sales, fines and lawsuits, as well as damage to our reputation, which could adversely affect our businesses and results of operations.

Furthermore, claims and investigations may arise related to distributor relationships, commercial contracts, antitrust or competition law requirements, employment matters, employee benefits issues and other compliance and regulatory matters, including anti-corruption and anti-bribery matters. While we have processes and policies designed to mitigate these risks and to investigate and address such claims as they arise, we cannot predict or, in some cases, control the costs to defend or resolve such claims.

Although we believe we currently maintain suitable and adequate insurance, there can be no assurance that we will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate protection against potential liabilities, and the cost of any warranty, casualty, construction defect, contract, tort, employment or other litigation or other proceeding, even if resolved in our favor, could be substantial. Additionally, we do not carry insurance for all categories of risk that our businesses may encounter. Any significant uninsured liability may require us to pay substantial amounts. Warranty, casualty, construction defect, contract, tort, employment and other claims can be expensive to defend and can divert the attention of management and other personnel for significant periods, regardless of the ultimate outcome. Claims of this nature could also have a negative impact on customer confidence in our products and us. There can be no assurance that any current or future claims will not adversely affect our financial position, cash flows, or results of operations.

Product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, our dependence on third-party suppliers and manufacturers, or the development of alternatives to distributors in the supply chain, could adversely affect our businesses, financial condition, results of operations, and cash flows.

Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers and other suppliers. Generally, our products are obtainable from various sources and in sufficient quantities to meet our operating needs. However, the loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our businesses, financial condition, results of operations, and cash flows. In prior downturns in the housing industry, manufacturers have reduced capacity by closing plants and production lines within plants. Even if such capacity reductions are not permanent, there may be a delay in manufacturers’ ability to increase capacity in times of rising demand. If the demand for products from manufacturers and other suppliers exceeds the available supply, we may be unable to source additional products in sufficient quantity or quality in a timely manner and the prices for the products that we install could rise. These developments could affect our ability to take advantage of market opportunities and limit our growth prospects.

Our ability to continue to identify and develop relationships with qualified suppliers who can satisfy our high standards for quality and our need to access products in a timely and efficient manner is a significant challenge. Our ability to access products also can be adversely affected by the financial instability of suppliers, suppliers’ non-compliance with applicable laws, tariffs and import duties, supply disruptions, shipping interruptions or costs, and other factors beyond our control. The loss of, or a substantial decrease in the availability of, products from our suppliers or the loss of key supplier arrangements could adversely impact our financial condition, results of operations, and cash flows.

Although in some instances we have agreements with our suppliers, these agreements are generally terminable by either party without notice or on limited notice. Many of our suppliers also offer us favorable terms based on the volume of our purchases. If market conditions change, suppliers may stop offering us favorable terms. Failure by our suppliers to continue to supply us with products on favorable terms, commercially reasonable terms, or at all, could put pressure on our operating margins or have a material adverse effect on our financial condition, results of operations, and cash flows.

In addition, our larger customers, such as homebuilders, fabricators, and dealers, could begin purchasing more of their product needs directly from manufacturers, which would result in decreases in our net sales and earnings. Our suppliers could invest in infrastructure to expand their own sales forces and sell more products directly to our customers, which also would negatively impact our businesses. These changes in the supply chain could adversely affect our financial condition, results of operations, and cash flows.

A material disruption at one of our suppliers’ facilities or loss of a supplier relationship could prevent us from meeting customer demand, reduce our sales and negatively affect our overall financial results.

Any of the following events could cease or limit operations unexpectedly: fires, floods, earthquakes, hurricanes, on-site or off-site environmental incidents or other catastrophes; utility and transportation infrastructure disruptions; labor difficulties; other operational problems; or war, acts of terrorism or other unexpected events. Any downtime or facility damage at our suppliers could prevent us from meeting customer demand for our products or require us to make more expensive purchases from a competing supplier. If our suppliers were to incur significant downtime, our ability to satisfy customer requirements could be impaired, resulting in customers seeking products from other distributors as well as decreased customer satisfaction and lower sales and operating income. In addition, a loss of a supplier relationship could harm our operations. Because we purchase from a limited number of suppliers, the effects of any particular shutdown or facility damage or loss of a supplier relationship could be significant to our operations.

In addition, our suppliers’ inability to produce or procure the necessary raw materials to supply finished goods to us may adversely impact our results of operations, cash flows, and financial position.

If we fail to qualify for supplier rebates or are unable to maintain or adequately renegotiate our rebate arrangements, our gross margins and income could be adversely affected.

Many of our products, such as flooring, tile and finished carpentry, are purchased pursuant to rebate arrangements that entitle us to receive a rebate based on the volume of our purchases. Such arrangements generally require us to purchase minimum quantities in certain geographies or product categories and result in higher rebates with increased quantities of purchases. These rebates effectively reduce the costs of our products and we manage our businesses to take advantage of these programs. When assessing the desirability of acquisitions, we consider the effects of such acquisitions on our ability to qualify for rebates. Rebate arrangements are subject to renegotiation with our suppliers from time to time. In addition, consolidation of suppliers may result in the reduction or elimination of rebate programs in which we participate. If we are unable to qualify for these rebates, are unable to renew rebate programs on desirable terms or are unable to obtain the expected rebate benefits of our acquisitions, or a supplier materially reduces or stops offering rebates, our costs could increase and our gross margins and income could be adversely affected.

Changes in product mix or the costs of the products we install can decrease our profit margins.

The principal building products that we distribute and install have been subject to price changes in the past, some of which have been significant. Our operating results for individual quarterly periods can be, and have been, adversely affected by a delay between when building product cost increases are implemented and when we are able to increase prices for our products and services, if at all. Our supplier purchase prices often depend on volume requirements. If we do not meet these volume requirements, our costs could increase and our margins may be adversely affected. In addition, while we have been able to achieve cost savings through volume purchasing and our relationships with suppliers, we may not be able to continue to receive advantageous pricing for the products that we supply, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Our profitability is also impacted by the mix of products that we install. There can be no assurance that the current product mix will continue, and any shift to options with lower profit margin could adversely impact our businesses, financial condition, results of operations, and cash flows.

Political and economic uncertainty and unrest in foreign countries where our suppliers are located could adversely affect our operating results.

In 2017, approximately 36% and 10% of ASG’s revenue came from products that were obtained directly from suppliers located in Vietnam and China, respectively. We are subject to risks and uncertainties associated with changing economic and political conditions in these or other foreign countries in which we source, or in the future may source, any of our products, such as:

•	increased import duties, tariffs, trade restrictions, and quotas;

•	work stoppages;

•	economic uncertainties (including inflation);

•	adverse foreign government regulations, government control, or sudden changes in laws and regulations;

•	wars, fears of war, and terrorist attacks; and

•	organizing activities and political unrest.

We cannot predict if, when, or the extent to which, the countries in which we source our products will experience any of the above events. Any event causing a disruption, delay or cessation of imports from foreign locations would likely increase the cost or reduce the supply of products available to us, and cause us to seek alternative sources for our products, which may only be available on less advantageous terms, and would adversely affect our operating results.

The importation of building materials into the United States could expose us to additional risk.

A significant portion of the building materials that we distribute and/or install come from foreign jurisdictions outside North America. Such materials may be imported because they may not be available for domestic purchase in the United States or because there may be a shortfall of inventory available locally. Despite our efforts to ensure the merchantability of these products, such products may not adhere to U.S. standards or laws. In addition, pricing of these products can be impacted by changes to the relative value of the U.S. dollar over the applicable foreign currency in the long-term, which could negatively impact our margins. Importation of such building materials could subject us to greater risk, including currency risk, and lawsuits by customers or governmental entities.

We may be unable to effectively manage our inventory and working capital as our sales volume increases or the prices of the products we distribute fluctuate, which could have a material adverse effect on our businesses, financial condition, and results of operations.

We purchase certain materials, including wood and laminate flooring, natural and engineered stone, tile for wall and flooring applications, glass for shower enclosures and mirrors, millwork, and interior doors, from manufacturers or quarries, which are then sold to customers as an installed product or as a prefabricated and installed product. We must maintain and have adequate working capital to purchase sufficient inventory to meet customer demand. Due to the lead times required by our suppliers, we order products in advance of expected sales. As a result, we are required to forecast our sales and purchase accordingly. In periods characterized by significant changes in economic growth and activity in the commercial and residential construction and home R&R end markets, it can be especially difficult to forecast our sales accurately. We must also manage our working capital to fund our inventory purchases. Excessive increases in the market prices of certain products can put negative pressure on our operating cash flows by requiring us to invest more in inventory. In the future, if we are unable to effectively manage our inventory and working capital as we attempt to expand our businesses, or if we make changes to how we manage our payments to suppliers, our cash flows may be negatively affected, which could have a material adverse effect on our businesses, financial condition, and results of operations.

We are subject to significant pricing pressures from homebuilders, contractors, fabricators, dealers and other customers.

Large homebuilders, contractors, fabricators, and dealers have historically been able to exert significant pressure on their outside suppliers and distributors to keep prices low in the highly fragmented building products supply and services industry. In addition, continued consolidation in the residential homebuilding industry and changes in builders’ purchasing policies and payment practices could result in even further pricing pressure. For example, there has been a recent trend of large publicly-traded homebuilders acquiring other large homebuilders, which increases their market share and buying power. Our homebuilder customers may be acquired by other homebuilders that we do not currently have relationships with, which may make it difficult for us to maintain our current market share and margins. A decline in the prices of the products we distribute and the services we provide could adversely impact our operating results. When the prices of our products and services decline, customer demand for lower prices could result in lower sales prices and, to the extent that our inventory at the time was purchased at higher costs, lower margins. Alternatively, due to the rising market price environment, our suppliers may increase prices or reduce discounts on the products we distribute and we may be unable to pass on any cost increase to our customers, thereby resulting in reduced margins and profits. Overall, these pricing pressures may adversely affect our results of operations, and cash flows.

The loss of any of our significant customers or a reduction in the quantity of products they purchase could affect our financial health.

Our ten largest customers generated approximately 37% of our consolidated revenue for the year ended December 31, 2017. In addition, in 2017, Toll Bros., Inc. accounted for approximately 12.6% of our total revenue. We cannot guarantee that we will maintain or improve our relationships with these customers or that we will continue to supply these customers at historical levels. Due to the weak housing market over the past several years relative to long-term averages, many of our homebuilder and fabricator customers substantially reduced their construction activity. Some homebuilder customers exited or severely curtailed building activity in certain of our markets. In the future, additional homebuilder customers may exit or decrease their building activity in one or more of our markets. Our historically high rate of customer retention is not necessarily indicative of our future customer retention.

In addition, homebuilders and other customers may: (i) purchase some of the products that we currently sell and distribute directly from manufacturers; (ii) elect to establish their own building products manufacturing, fabrication, distribution, and/or installation facilities; or (iii) give advantages to manufacturing, fabrication, distribution, and/or installation intermediaries in which they have an economic stake. Continued consolidation among homebuilders could also result in a loss of some of our present customers to our competitors. The loss of one or more of our significant customers or deterioration in our existing relationships with any of our customers could adversely affect our financial condition, results of operations, and cash flows.

Furthermore, our customers are not required to purchase any minimum amount of product from us. Should our customers purchase the products we distribute or install in significantly lower quantities than they have in the past, or should the customers of any business that we acquire purchase products from us in significantly lower quantities than they had prior to our acquisition of such business, such decreased purchases could have a material adverse effect on our financial condition, results of operations, and cash flows.

In an attempt to diversify and expand its customer base, RDS may target smaller homebuilders. This exposes RDS to additional risks, such as increased non-payment risk of those customers, especially during times of economic uncertainty and tight credit markets.

RDS’ customers may be affected by shortages in labor supply, increased labor costs or labor disruptions, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

Our customers require a qualified labor force to build homes and communities, and we require a qualified labor force to install our products in those homes. Access to qualified labor and sub-contractors by our customers and us may be affected by circumstances beyond their or our control, including:

•	shortages of qualified trades people, such as flooring, tile and cabinet installers, carpenters, roofers, electricians and plumbers, especially in key markets;

•	changes in immigration laws and trends in labor force migration; and

•	increases in sub-contractor and professional services costs.

Labor shortages can be further exacerbated if demand for housing increases. Any of these circumstances could also give rise to delays in the start or completion of, or could increase the cost of, building homes. Such delays and cost increases would also have an effect on our ability to generate sales from homebuyers and could have a material adverse effect on our businesses, financial condition, results of operations, and cash flows.

Our backlog estimates for our RDS segment may not be accurate and may not generate expected levels of future revenues or translate into profits.

Estimates of future financial results are inherently unreliable. Our backlog estimates of potential future revenue for our RDS segment require substantial judgment and are based on a number of assumptions, including management’s current assessment of customer contracts that exist as of the date the estimates are made and the expected revenue to be derived from sales related to remaining housing lots to be fulfilled under existing service agreements for active residential developments. A number of factors could result in actual revenue being less than the amounts reflected in our estimates, such as upgrade rates or upgrade amounts being lower than expected, or modification or cancellation of contracts by homebuilders. Actual rates and amounts may differ from historical experiences used to estimate potential future revenue. Accordingly, there can be no assurance that we will actually generate the specified revenue or that the actual revenue will be generated within the estimated period. If such revenue fails to materialize, we could experience a reduction in revenue and a decline in profitability, which could result in a deterioration of our financial position and liquidity.

We may not timely identify or effectively respond to consumer needs, expectations or trends, which could adversely affect our relationship with customers, the demand for our products and services and our market share.

It is difficult to predict successfully the products and services our customers will demand. The success of our businesses depends in part on our ability to identify and respond promptly to changes in demographics, consumer preferences, expectations, needs and weather conditions, while also managing inventory levels. For example, a significant portion of the product that we distribute is natural stone. If a natural stone product becomes unavailable for any reason or the color and quality changes within the quarry we purchase from, we may not be able to replace that particular color or quality with an acceptable alternative. In general, the products we sell are affected by style trends, customer preferences and changes thereto. Failure to identify timely or effectively respond to changing consumer preferences, expectations, and building product needs could possibly result in obsolete or devalued inventory, and adversely affect our relationship with customers, the demand for our products and services, and our market share.

The success of our businesses depends, in part, on our ability to execute on our growth strategy, which includes opening new branches and pursuing strategic acquisitions.

Our long-term business strategy depends in part on increasing our sales and growing our market share through opening new branches, including through our greenfield initiatives, and strategic acquisitions. A significant portion of our historical growth has occurred through acquisitions, and our business plan provides for continued growth through acquisitions in the future. We are presently evaluating, and we expect to continue to evaluate on an ongoing basis, a variety of possible acquisition transactions, including both smaller acquisitions and larger acquisitions that would be material. We regularly make, and we expect to continue to make, acquisition proposals, and we may enter into letters of intent for acquisitions. We cannot predict the timing of any contemplated transactions, and there can be no assurances that we will identify suitable acquisition opportunities or, if we do identify such opportunities, that any transaction can be consummated on acceptable terms. We may be unable to continue to grow our businesses through acquisitions. In addition, the past performance or size of our greenfield investments is not necessarily indicative of future performance or investment size. We may not open all four currently contemplated greenfield locations, and we may reduce the size or number of our existing locations. Furthermore, significant changes in our businesses or the economy, an unexpected decrease in our cash flows, or any restrictions imposed by our debt may limit our ability to obtain the necessary capital for acquisitions or otherwise impede our ability to complete an acquisition. Our recent growth and our acquisition strategy have placed, and will continue to place, significant demands on our management’s time, which may divert their attention from our businesses, and may lead to significant due diligence and other expenses regardless of whether we pursue or consummate any acquisition. Failure to identify suitable transaction partners and to consummate transactions on acceptable terms, as well as the commitment of time and resources in connection with such transactions, could have a material adverse effect on our businesses, financial condition, and results of operations.

To a large extent, our growth strategy depends on RDS and ASG forming a strong, scalable platform. Our platform was formed in November 2017 and continues to be developed. There can be no assurance that we will be able to implement this platform across all, if any, markets, products and services where we currently plan to grow.

Our acquisition strategy exposes us to significant risks and additional costs.

In the last two years, we have completed six acquisitions, and we continue to evaluate further possible acquisitions on an ongoing basis. Acquisitions also involve risks that the business acquired will not perform as expected and that business judgments concerning the value, strengths and weaknesses of the acquired business will prove incorrect. We may not accurately assess the value, strengths, weaknesses or potential profitability of an acquisition target. We may become liable for certain unforeseen pre-acquisition liabilities of an acquired business, including, among others, tax liabilities, product liabilities, asbestos liabilities, environmental liabilities, pension liabilities and liabilities for employment practices, and these liabilities could be significant. In addition, an acquisition could result in the impairment of customer relationships or certain acquired assets such as inventory and goodwill. We may also incur costs and inefficiencies to the extent an acquisition expands the industries, products, markets or geographies in which we operate due to our limited exposure to and experience in a given industry, market or region. Acquisitions can also involve post-transaction disputes with the counterparty regarding a number of matters, including a purchase price, inventory or other working capital adjustment, environmental liabilities, or pension obligations. If any of these risks were to occur, our financial position, results of operations, and cash flows may be adversely affected.

In addition, if we finance acquisitions by issuing our equity securities or securities convertible into our equity securities, our existing stockholders would be diluted, which, in turn, could adversely affect the market price of our common stock. We could also finance an acquisition with debt, resulting in higher leverage and interest costs relating to the acquisition. As a result, if we fail to evaluate and execute acquisitions efficiently, we may not ultimately experience the anticipated benefits of the acquisitions, and we may incur costs that exceed our expectations.

Any inability to successfully integrate our recent or future acquisitions could have a material adverse effect on us.

Acquisitions typically require integration of the acquired companies’ sales and marketing, distribution, purchasing, finance and administrative functions, as well as exposure to different legal and regulatory regimes in jurisdictions in which we have not previously operated. We may not be able to integrate successfully any business we acquire into our existing business, or may not be able to do so in a timely, efficient and cost-effective manner. Our inability to complete the integration of new businesses in a timely and orderly manner could increase costs and lower profits. Factors affecting the successful integration of acquired businesses include, but are not limited to, the following:

•	our inability to manage acquired businesses or control integration costs and other costs relating to acquisitions;

•	diverting the attention of our management and that of the acquired business;

•	merging or linking different accounting and financial reporting systems and systems of internal controls;

•	merging computer, technology and other information networks and systems;

•	assimilating personnel, human resources and other administrative departments and potentially contrasting corporate cultures;

•	failure to retain existing key personnel of the acquired businesses and recruit qualified new employees at new locations;

•	disrupting our relationship with, or loss of, key customers or suppliers;

•	incurring or guaranteeing additional indebtedness;

•	interfering with, or loss of momentum in, our ongoing business or that of the acquired company; and

•	delays or cost-overruns in the integration process.

Any of these acquisition or other integration-related issues could divert management’s attention and resources from our day-to-day operations, cause significant disruption to our businesses, and lead to substantial additional costs. Our inability to realize the anticipated benefits of an acquisition or to successfully integrate acquired companies as well as other transaction-related issues could have a material adverse effect on our businesses, financial condition, and results of operations.

In addition, possible future acquisitions or dispositions may trigger a review by the U.S. Department of Justice, the U.S. Federal Trade Commission, and/or the State Attorneys General under their respective regulatory authority, focusing on the effects on competition, including the size or structure of the relevant markets and the pro-competitive benefits of the transaction. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed acquisition or could require us to modify or abandon an otherwise attractive acquisition opportunity.

We may be subject to claims or liabilities arising from the operations of our various businesses for periods prior to the dates we acquired them, including environmental, employee-related and other claims and liabilities not covered by insurance. These claims or liabilities could be significant.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

We cannot assure you that we will achieve synergies and cost savings in connection with prior or future acquisitions.

We may not achieve anticipated cost savings in connection with prior or future acquisitions within the anticipated time frames or at all. In addition, our operating results from these acquisitions could, in the future, result in impairment charges for any of our intangible assets, including goodwill, or other long-lived assets, particularly if economic conditions worsen unexpectedly. These changes could materially adversely affect our results of operations, financial condition, stockholders’ equity, and cash flows.

We may be unable to realize the anticipated benefits of our acquisition of Pental.

On February 28, 2017, TCFI G&M LLC completed the acquisition (which we refer to as the “Pental Acquisition”) of Pental Granite and Marble, LLC (which we refer to as “Pental”), our largest acquisition to date. Our performance after consummating the Pental Acquisition will depend, in part, on our ability to successfully and efficiently integrate Pental with our business in a cost-effective manner that does not significantly disrupt our consolidated operations. There can be no assurance that we will be able to maintain and grow our business and operations during, and following, the integration of Pental. Integrating and coordinating certain aspects of the operations, portfolio of products, and personnel of Pental involve complex operational and personnel-related challenges. This process has been and will continue to be time-consuming and expensive, may disrupt our business, and may not result in the full benefits expected from the Pental Acquisition, including cost synergies expected to arise from efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

•	consolidating corporate and administrative infrastructures;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	issues in integrating information technology (which we refer to as “IT”), communications and other systems;

•	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

•	unforeseen and unexpected liabilities related to the Pental Acquisition.

Additionally, the continued integration of our operations, products and personnel may place a significant burden on our management and other internal resources. The diversion of our management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition, and results of operations.

We may not be able to expand into new geographic markets, which may impact our ability to grow our businesses.

We intend to continue to pursue our growth strategy to expand into new geographic markets, such as, through RDS, in Nevada and Arizona, for the foreseeable future. Our expansion into new geographic markets may present competitive, distribution and other challenges that differ from the challenges we currently face. In addition, we may be less familiar with the customers in these markets and may ultimately face different or additional risks, as well as increased or unexpected costs, compared to those we experience in our existing markets. We may also be unfamiliar with the labor force in these markets and may have difficulty finding and retaining necessary skilled or qualified workers on acceptable terms, or at all. Expansion into new geographic markets may also expose us to direct competition with companies with whom we have limited or no past experience as competitors. Furthermore, some of our customer and supplier agreements may restrict the markets where we are able to distribute certain products, and these limitations could negatively impact our ability to achieve success in new markets. To the extent we rely upon expanding into new geographic markets and do not meet, or are unprepared for, any new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our businesses, operations, and financial results could be negatively affected.

We occupy many of our facilities under long-term non-cancellable leases, and we may be unable to renew our leases at the end of their terms.

Many of our facilities and distribution centers are located on leased premises. Many of our current leases are non-cancellable and typically have initial terms ranging from one to 12 years, and most provide options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancellable and have similar renewal options. If we close or idle a facility, we would most likely remain committed to perform our obligations under the applicable lease, which would include, among other things, payment of the base rent, insurance, taxes and other expenses on the leased property for the balance of the lease term. The inability to terminate leases when idling a facility or exiting a geographic market can have a significant adverse impact on our financial condition, results of operations, and cash flows.

In addition, at the end of the lease term and any renewal period for a facility, we may be unable to renew the lease without substantial additional cost, if at all. If we are unable to renew our facility leases, we may close or relocate a facility, which could subject us to construction and other costs and risks, which in turn could have a material adverse effect on our businesses and results of operations. In addition, we may not be able to secure a replacement facility in a location that is as commercially viable, including easy access to transportation and shipping, as the lease we are unable to renew. For example, closing a facility, even during the time of relocation, will reduce the sales that the facility would have contributed to our net revenue. Additionally, the net revenue and profit, if any, generated at a relocated facility may not equal the net revenue and profit generated at the existing one.

Natural or man-made disruptions to our facilities may adversely affect our businesses and operations.

We currently maintain a broad network of distribution facilities throughout the United States. Any widespread disruption to our facilities or those of our suppliers resulting from fire, earthquake, weather-related events, an act of terrorism or any other cause could damage a significant portion of our facilities and inventory and could materially impair our ability to distribute our products to customers. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a damaged facility. In addition, any shortages of fuel or significant fuel cost increases could disrupt our ability to distribute products to our customers. Disruptions to the national or local transportation infrastructure systems, including those related to a domestic terrorist attack, may also affect our ability to keep our operations and services functioning properly. If any of these events were to occur, our financial condition, results of operations, and cash flows could be materially adversely affected.

Anti-terrorism measures and other disruptions to the transportation network could impact our distribution system and our operations.

Our ability to efficiently distribute products to our customers is an integral component of our overall business strategy. In the aftermath of terrorist attacks in the United States, federal, state and local authorities have implemented and continue to implement various security measures that affect many parts of the transportation network in the United States. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

The implementation of new initiatives related to our operating software systems and related technology could disrupt our operations, and these initiatives might not provide the anticipated benefits or might fail.

We have made, and we plan to continue to make, significant investments in our operating software systems and related technology. These initiatives are designed to streamline our operations to allow our employees to continue to provide high quality service to our customers, while simplifying customer interaction and providing our customers with a more interconnected purchasing experience. The cost and potential problems and interruptions associated with the implementation of these initiatives, including those associated with managing third-party service providers and employing new web-based tools and services, could disrupt or reduce the efficiency of our operations. In the event that we grow very rapidly, there can be no assurance that we will be able to keep up, expand or adapt our IT infrastructure to meet evolving demand on a timely basis and at a commercially reasonable cost, or at all. In addition, our new and upgraded technology might cost more than anticipated or might not provide the anticipated benefits, or it might take longer than expected to realize the anticipated benefits or the initiatives might fail altogether. Because the success of our growth strategy depends in part on our IT infrastructure, problems with any related initiatives may adversely affect our businesses, operations, and results of operations.

We are subject to cybersecurity risks, and a disruption or breach of our IT systems could adversely impact our businesses and operations.

We rely on the accuracy, capacity and security of our IT systems, some of which are managed or hosted by third parties, and our ability to continually update these systems in response to the changing needs of our businesses. We have incurred costs and may incur significant additional costs in order to implement security measures that we feel are appropriate to protect our IT systems. Our security measures are focused on the prevention, detection and remediation of damage from computer viruses, natural or man-made disasters, unauthorized access, cyberattacks and other similar disruptions. Despite our security measures, our IT systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any attacks on our IT systems could result in our systems or data being breached or damaged by computer viruses or unauthorized physical or electronic access, which could lead to delays in receiving inventory and supplies or filling customer orders, and adversely affect our customer service and relationships. Such a breach could result in not only business disruption, but also theft of our intellectual property or other competitive information or unauthorized access to controlled data and any personal information stored in our IT systems. To the extent that any data is lost or destroyed or any confidential information is inappropriately disclosed or used, it could adversely affect our competitive position or customer relationships. In addition, any such access, disclosure or other loss of information could result in legal claims or proceedings, damage our reputation, and cause a loss of confidence in our businesses, products and services, which could adversely affect our businesses, financial condition, profitability, and cash flows.

To date, we have not experienced a material breach of our IT systems. As cyber-attacks become more sophisticated generally, we may be required to incur significant costs to strengthen our systems from outside intrusions and/or maintain insurance coverage related to the threat of such attacks. While we have implemented administrative and technical controls and taken other preventive actions to reduce the risk of cyber incidents and protect our IT, they may be insufficient to prevent physical and electronic break-ins, cyber-attacks, or other security breaches to our computer systems.

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel and other members of our management team, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our businesses, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

An inability to attract and retain highly skilled employees could adversely affect our businesses.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications, such as build tradesmen for finished carpentry and for installation of tile, flooring and cabinets. Many of the companies with which we compete for experienced personnel have greater resources than us. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our businesses and future growth prospects could be adversely affected.

RDS’ business and results of operations are significantly dependent on the availability and skill of sub-contractors.

We engage sub-contractors to perform the installation of the products that we sell to our customers. Accordingly, the timing and quality of our installations depends on the availability and skill of our sub-contractors. While we believe that our relationships with sub-contractors are good, we generally do not have long-term contractual commitments with any sub-contractors, and we can provide no assurance that skilled sub-contractors will continue to be available at reasonable rates and in our markets. Competition for skilled contractors can be significant in our markets. The inability to contract with skilled sub-contractors at reasonable rates and on a timely basis could have a material adverse effect on our business, results of operations, and financial condition.

Despite our quality control efforts, we may discover that our sub-contractors have engaged in improper construction practices or have installed defective materials in the homes of our customers. The adverse costs of satisfying our warranty and other legal obligations in these instances may be significant and we may be unable to recover the costs of warranty-related repairs from sub-contractors, suppliers and insurers, which could have a material impact on our business, results of operations, and financial condition.

If any of RDS’ sub-contractors are characterized as employees, we would be subject to employment and withholding liabilities.

We structure our relationships with our sub-contractors in a manner that we believe results in an independent contractor relationship, not an employee relationship. An independent contractor is generally distinguished from an employee by his or her degree of autonomy and independence in providing services. A high degree of autonomy and independence is generally indicative of a contractor relationship, while a high degree of control is generally indicative of an employment relationship. Although we believe that our sub-contractors are properly characterized as independent contractors, tax or other regulatory authorities may in the future challenge our characterization of these relationships. If such regulatory authorities or state, federal or foreign courts were to determine that our sub-contractors are employees, and not independent contractors, we would be required to withhold income taxes, to withhold and pay social security, Medicare and similar taxes, and to pay unemployment and other related payroll taxes. We would also be liable for unpaid past taxes and subject to penalties. As a result, any determination that our sub-contractors are our employees could have a material adverse effect on our business, financial condition, and results of operations.

Changes in employment laws may adversely affect our businesses.

Various federal and state labor laws govern the relationship with our employees and impact operating costs. These laws include:

•	employee classification as exempt or non-exempt for overtime and other purposes;

•	minimum wage requirements;

•	unemployment tax rates;

•	workers’ compensation rates;

•	immigration status;

•	mandatory health benefits;

•	paid leaves of absence, including paid sick leave;

•	tax reporting; and

•	other wage and benefit requirements.

Significant additional government-imposed increases in the preceding areas could have a material adverse effect on our businesses, financial condition, and results of operations.

In addition, various states in which we operate are considering or have already adopted new immigration laws or enforcement programs, and, from time to time, the U.S. Congress and Department of Homeland Security consider and implement changes to federal immigration laws, regulations or enforcement programs. These changes may increase our compliance and oversight obligations, which could subject us to additional costs and make our hiring process more cumbersome, or reduce the availability of potential employees. Although we take steps to verify the employment eligibility status of all our employees, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties and, if any of our workers are found to be unauthorized, we could experience adverse publicity that negatively impacts our brand and may make it more difficult to hire and retain qualified employees. Termination of a significant number of employees who were unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in additional adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration laws. These factors could have a material adverse effect on our businesses, financial condition, and results of operations.

Federal, state, local and other regulations could impose substantial costs and/or restrictions on our operations that would reduce our net income.

We are subject to various federal, state, local and other laws and regulations, including, among other things, transportation regulations promulgated by the U.S. Department of Transportation (which we refer to as the “DOT”), work safety regulations promulgated by the Occupational Safety and Health Administration (which we refer to as “OSHA”), employment regulations promulgated by the U.S. Equal Employment Opportunity Commission, regulations of the U.S. Department of Labor, accounting standards issued by the Financial Accounting Standards Board or similar entities, and state and local zoning restrictions, building codes and contractors’ licensing regulations. More burdensome regulatory requirements in these or other areas may increase our general and administrative costs and adversely affect our financial condition, results of operations, and cash flows. Moreover, failure to comply with the regulatory requirements applicable to our businesses could expose us to litigation and substantial fines and penalties that could adversely affect our financial condition, results of operations, and cash flows.

Our transportation operations, upon which we depend to distribute products from our distribution centers, are subject to the regulatory jurisdiction of the DOT, which has broad administrative powers with respect to our transportation operations. Vehicle dimensions and driver hours of service also are subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, may increase our selling, general and administrative expenses and adversely affect our financial condition, results of operations, and cash flows. If we fail to comply adequately with the DOT regulations or regulations become more stringent, we could experience increased inspections, regulatory authorities could take remedial action including imposing fines or shutting down our operations or we could be subject to increased audit and compliance costs. If any of these events were to occur, our financial condition, results of operations, and cash flows would be adversely affected.

In addition, the homebuilding industry is subject to various local, state and federal statutes, ordinances, codes, rules and regulations concerning zoning, building design and safety, construction, energy conservation, environmental protection and similar matters. Regulatory restrictions may increase our operating expenses and limit the availability of suitable building lots for our customers, which could negatively affect our sales and earnings.

Failure to comply with applicable environmental, health and safety laws and regulations could have an adverse effect on our financial condition, results of operations, and cash flows.

We are subject to a variety of federal, state and local laws and regulations relating to, among other things: the release or discharge of materials into the environment; the management, use, generation, treatment, processing, handling, storage, transport or disposal of solid and hazardous wastes and materials; and the protection of public and employee health and safety and the environment. These laws and regulations impose strict liability in some cases without regard to negligence or fault and expose us to liability for the environmental condition of our currently or formerly owned, leased or operated facilities, and may expose us to liability for the conduct of others or for our actions, even if such actions complied with all applicable laws at the time these actions were taken. These laws and regulations may also expose us to liability for claims of personal injury or property or natural resource damage related to alleged exposure to, or releases of, regulated or hazardous materials. The existence of contamination at properties we own, lease or operate could also result in increased operational costs or restrictions on our ability to use those properties as intended, including for purposes of construction materials distribution. In addition, because our properties are generally situated adjacent to or near industrial companies, our properties may be at an increased risk of having environmental contaminants from other properties spill or migrate onto or otherwise affect our properties.

Although we believe that we operate our businesses, including each of our locations, in compliance with applicable local environmental laws and regulations, and maintain all material permits required under such laws and regulations to operate our businesses, we may be held liable or incur fines or penalties in connection with such requirements. While our employees who handle potentially hazardous substances receive specialized training and wear protective equipment when necessary, there is still a risk that they, or others, may be exposed to these substances. Exposure to these substances could result in significant injury to our employees and others, including site occupants, and damage to our property or the property of others, including natural resource damage. Our personnel and others at our work sites are also at risk for other workplace-related injuries, including slips and falls. In addition, as owners and lessees of real property, we may be held liable for, among other things, hazardous substances on, at, under or emanating from currently or formerly owned or operated properties, or any off-site disposal locations, or for any known or newly discovered environmental conditions at or relating to any of our properties, including those arising from activities conducted by previous occupants or at adjoining properties, without regard to whether we knew of or were responsible for such release. We may be required to investigate, remove, remediate or monitor the presence or release of such hazardous substances. We may also be held liable for fines, penalties or damages, including for bodily injury, property damage and natural resource damage in connection with the presence or release of hazardous substances. In addition, expenditures may be required in the future as a result of releases of, or exposure to, hazardous substances, the discovery of currently unknown environmental conditions, or changes in environmental laws and regulations or their interpretation or enforcement, and, in certain instances, such expenditures may be material.

Despite our compliance efforts, there is an inherent risk of liability in the operation of our businesses, especially from an environmental standpoint, and, from time to time, we may be in non-compliance with environmental, health and safety laws and regulations. These potential liabilities or non-compliances could have an adverse effect on our operations and profitability. Our failure to comply with applicable governmental requirements could result in sanctions, including substantial fines or possible revocation of our authority to conduct some or all of our operations. Future changes in law, resulting in stricter laws and regulations, more stringent interpretations of existing laws or regulations or the future discovery of environmental conditions may impose new liabilities on us, reduce operating hours, require additional investment by us, or impede our ability to open new or expand existing plants or facilities. We have incurred, and may in the future incur, significant capital and operating expenditures to comply with such laws and regulations. The cost of complying with such laws could have a material adverse effect on our financial condition, results of operations, and cash flows.

Changes in legislation and government policy may have a material adverse effect on our businesses in the future.

The 2016 presidential and congressional elections in the United States have resulted in uncertainty with respect to, and could result in significant changes in, legislation and government policy. In addition to the recent reform of the federal tax code, specific legislative and regulatory proposals discussed during and after the election that could have a material impact on us include, but are not limited to, modifications to international trade policy and increased regulation related to the employment of foreign workers. Furthermore, proposals have been discussed regarding the imposition of new or additional taxes or tariffs on goods imported from abroad that are used in our businesses or the elimination of income tax deductibility of such imported goods. For the year ended December 31, 2017, we purchased an estimated $139 million of material sourced from outside of the United States.

We are currently unable to predict whether reform discussions will meaningfully change existing legislative and regulatory environments relevant to our businesses, or if any such changes, including the recent changes to the federal tax code, would favorably or unfavorably impact our businesses. To the extent that such changes have a negative impact on us or the industries we serve, these changes may materially and adversely impact our businesses, financial condition, result of operations, and cash flows.

Tax matters, including changes in tax rates, disagreements with taxing authorities and imposition of new taxes could impact our results of operations and financial condition.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value added, net worth, property, withholding and franchise taxes. We are also subject to regular reviews, examinations and audits by the U.S. Internal Revenue Service (which we refer to as the “IRS”) and other taxing authorities with respect to such income and non-income based taxes. If the IRS or another taxing authority disagrees with our tax positions, we could face additional tax liabilities, including interest and penalties. Payment of such additional amounts upon final settlement or adjudication of any disputes could have a material impact on our results of operations and financial position.

In addition, we are directly and indirectly affected by new tax legislation and regulation, and the interpretation of tax laws and regulations. Changes in legislation, regulation or interpretation of existing laws and regulations, including the changes to the federal tax code pursuant to the Tax Cuts and Jobs Act, could increase our taxes and have an adverse effect on our operating results and financial condition.

As a result of the Tax Cuts and Jobs Act, we will benefit from a reduction of our corporate income tax rate. However, the impact of the various limitations, reductions and the repeal of certain expenses, deductions and tax credits are presently unknown and the tax liability of our businesses may be increased, which could have an adverse effect on our operating results and financial condition.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxes by the U.S. federal, state, and local tax authorities, and our tax liabilities will be affected by the allocation of expenses to differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	changes in tax laws, regulations or interpretations thereof; or

•	future earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal, state, and local taxing authorities. The impact of the Tax Cuts and Jobs Act as well as outcomes from these audits could have an adverse effect on our operating results and financial condition.

Risks Related to Our Indebtedness

We may use additional leverage in executing our business strategy, which may adversely affect our businesses.

As of March 31, 2018, the principal amount of our total indebtedness was approximately $129.7 million, consisting of (i) $10.0 million under the RDS revolving credit facility, (ii) $22.3 million under the ASG revolving credit facility, (iii) $94.0 million under the ASG term loan, and (iv) $3.4 million of vehicle and equipment loans and capital leases. Additionally, as of March 31, 2018, we had the ability to access approximately $32.7 million of unused borrowings available under the RDS revolving credit facility and the ASG revolving credit facility, and, as part of our financing strategy, we may incur a significant amount of additional debt in the future. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. If new debt is added to our current debt levels, the related risk that we now face could intensify.

Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized; however, our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring a substantial amount of debt could have important consequences for our businesses, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

•	increasing our vulnerability to adverse economic or industry conditions;

•

limiting our ability to obtain additional financing on acceptable terms, or at all, to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•

requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our businesses will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We cannot assure you that we will be able to refinance any of the indebtedness that we will incur on commercially reasonable terms, or at all. In addition, we may incur additional indebtedness in order to finance our operations or to repay our indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future financing arrangements.

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

Our current financing arrangements contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, incur liens, make certain investments, sell our shares, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. The restrictions contained in our financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans. If we fail to meet or satisfy any of these covenants in our financing arrangements, we would be in default under these arrangements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. In addition, our financing arrangements may contain cross-default provisions. As a result, if we default in our payment or performance obligations under one of our financing arrangements and, in some cases, if the amount due thereunder is accelerated, other financing arrangements, if any, may be declared in default and accelerated even though we are meeting payment and performance obligations on those other arrangements. If this occurs, we may not have sufficient available cash to pay all amounts that are then due and payable under our financing arrangements, and we may have to seek additional debt or equity financing, which may not be available on acceptable terms. If alternative financing is not available, we may have to curtail our investment activities and/or sell assets in order to obtain the funds required to make the accelerated payments or seek ways to restructure the loan obligations. If we default on several of our financing arrangements or any single significant financing arrangement, it could have a material adverse effect on our businesses, prospects, liquidity, financial condition, and results of operations.

Interest expense on debt we will incur may limit our cash available to fund our growth strategies.

Our current financing arrangements have, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either or both of such events could materially and adversely affect our cash flows and results of operations.

We may require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

The expansion and development of our businesses may require significant capital, which we may be unable to obtain, to fund our capital expenditures, operating expenses, working capital needs, and potential strategic acquisitions. In accordance with our growth strategy, we may opportunistically raise additional debt capital to help fund the growth of our businesses, subject to market and other conditions, but such debt capital may not be available to us on a timely basis to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we may require additional financing sooner than anticipated or we may have to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

To a large extent, our cash flow generation ability is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our businesses will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before its maturity, or obtain additional equity or debt financing. We cannot assure you that we will be able to do so on favorable terms, if at all. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our businesses.

Risks Related to Our Organization and Structure

Certain anti-takeover defenses and applicable law may limit the ability of a third party to acquire control of us.

Our amended and restated certificate of incorporation (which we refer to as our “charter”), our amended and restated bylaws (which we refer to as our “bylaws”), and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our charter and bylaws. Our charter and/or bylaws contain anti-takeover provisions that:

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each such series, to fix the number of shares constituting that series, the powers, rights and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

•

require that, subject to the express rights, if any, of the holders of any series of preferred stock, actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by the chairman of our board of directors, our chief executive officer, our president, or the majority of our board of directors;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, directors may be removed from office only by the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, although less than a quorum;

•

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, alteration or repeal of our charter provisions, or the adoption of any new or additional provision, inconsistent with our charter provisions relating to the management of our Company by our board of directors, the calling of special meetings of our stockholders, the prohibition against stockholder action by written consent, and amendment of our charter, requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of our capital stock entitled to vote generally in the election of directors;

•

provide that the stockholders may amend, alter or repeal our bylaws, or adopt new or additional provisions of our bylaws, only with the affirmative vote of at least 66 2⁄3% of the voting power of our capital stock entitled to vote generally; and

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting.

Selected provisions of Delaware law. We are a Delaware corporation, and we have elected to be subject to Section 203 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) by provision of our charter. In general, Section 203 of the DGCL prevents an “interested stockholder” (as defined in the DGCL) from engaging in a “business combination” (as defined in the DGCL) with us for three years following the date that person becomes an interested stockholder unless one or more of the following occurs:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

The DGCL generally defines “interested stockholder” as any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination.

See “Description of Capital Stock—Certain Provisions of Delaware Law and of our Charter and Bylaws” for additional information regarding these provisions.

Our bylaws provide that the state and federal courts located within the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, and further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws provide that the state or federal courts located within the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL;

•	any civil action to interpret, apply, enforce or determine the validity of the provisions of our charter or our bylaws; and

•	any action asserting a claim governed by the internal affairs doctrine.

Our bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Furthermore, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the choice of forum provisions of our bylaws described above.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable. If a court were to find either choice of forum provision in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such dispute in other jurisdictions, which could seriously harm our business and financial condition.

We may change our operational policies, investment guidelines and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies, investment guidelines and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. This could result in our conducting operational matters, making investments or pursuing business or growth strategies different than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our businesses, prospects, liquidity, financial condition, and results of operations.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Class A Common Stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements in the registration statement for the emerging growth company’s initial public offering of common equity securities, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”), reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements and not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. We have elected to adopt these reduced disclosure requirements.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

We would cease to be an “emerging growth company” upon the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of this prospectus, (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year (and we have been a public company for at least 12 months and have filed at least one annual report on Form 10-K).

We cannot predict if investors will find our Class A Common Stock less attractive as a result of our taking advantage of these exemptions. If some investors find our Class A Common Stock less attractive as a result of our choices, there may be a less active trading market for our Class A Common Stock and our stock price may be more volatile.

Our management has identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods. This failure could negatively affect the market price and trading liquidity of our Class A Common Stock and cause investors to lose confidence in our reported financial information.

The Public Company Accounting Oversight Board defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company’s financial reporting, is called a significant deficiency.

Our management and our independent registered public accounting firm have, in connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2017 and 2016, which are included elsewhere in this prospectus, identified certain control deficiencies relating to our internal control over financial reporting, which in the aggregate constitute a material weakness as defined above. The material weakness identified by our management and our independent registered public accounting firm relates to the fact that we do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and properly review information related to financial reporting in a timely manner. This material weakness is a result of issues that arose in the preparation and presentation of financial statements, maintaining of supporting documentation and agreements, accounting for acquired businesses, accounting for intercompany transactions, correct balance sheet and income statements classifications, correct application of inventory valuation, accounting treatment of our returns policies, and effective monitoring and recording of accounting period cutoffs of revenues, receivables, inventory and liabilities. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2017 and 2016, our management and our independent registered public accounting firm have also identified certain significant deficiencies in our internal control over financial reporting.

In addition, in connection with the audit of Pental’s financial statements as of and for the years ended December 31, 2016 and 2015, which are included elsewhere in this prospectus, management of Pental has identified a material weakness. The material weakness relates to identified deficiencies in internal control over Pental’s financial reporting, including the failure by Pental’s management to allot adequate time in the financial statement closing process to allow personnel to perform an adequately detailed review of the disclosures in Pental’s financial statements. The material weakness resulted in an incorrect footnote disclosure in Pental’s financial statements as of and for the years ended December 31, 2016 and 2015, despite review by Pental’s management, which led to the re-issuance of those financial statements. See Note 6—Commitments and Contingencies—Exclusive Distributor Rights (Restated) to Pental’s audited financial statements included elsewhere in this prospectus. In connection with the audit of Pental’s financial statements as of and for the years ended December 31, 2016 and 2015, Pental’s management also identified certain significant deficiencies in Pental’s internal control over financial reporting.

Due to the significant changes to our external reporting requirements and our lack of adequate resources in financial reporting with sufficient experience with public company reporting standards and GAAP to address complex transactions, there is a risk that accounting guidance may be improperly applied or the presentation and disclosure of the financial statements be incorrect or inaccurate.

We have taken and will continue to take a number of actions to remediate these material weaknesses including, but not limited to, (i) hiring additional resources with significant experience in public company accounting and reporting to strengthen our accounting team, (ii) conducting a company-wide assessment of our control environment, (iii) augmenting, documenting and formalizing our internal controls and financial reporting policies and procedures, and (iv) instituting appropriate review and oversight responsibilities within the accounting and financial management function. We are not able to predict when we will fully remediate all of our control deficiencies and we may need to take additional measures (the cost of which we are not able to predict) to implement an adequate and compliant level of internal controls, and the measures we have taken, and expect to take, to improve our control environment may not be sufficient to address the issues identified, to ensure that our internal controls are effective, or to ensure that none of the identified control deficiencies or other material weaknesses or deficiencies would result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses or deficiencies may be identified in the future. If we are unable to correct material weaknesses or deficiencies in internal control in a timely manner, our ability to record, process, summarize and report financial information accurately, and within the time periods specified in the rules and forms of the SEC, will be adversely affected. This failure could negatively affect the market price and trading liquidity of our Class A Common Stock, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties, and generally materially and adversely impact our businesses and financial condition.

We will become subject to financial reporting and other requirements as a public company for which our accounting and other management systems and resources may not be adequately prepared.

As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and requirements of the NASDAQ Capital Market, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

These reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We may need to upgrade our information systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our businesses, prospects, liquidity, financial condition and results of operations.

We also expect that being a public company and these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, as well as qualified executive officers to manage our Company.

As a result of disclosure of information in this prospectus and in filings required of a public company, our businesses and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our businesses and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our executive management team and adversely affect our businesses and operating results.

If we are unable to design, implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our Class A Common Stock.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and therefore are not yet required to make an assessment of the effectiveness of our internal control over financial reporting for that purpose. However, as a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. In addition, we will be required to furnish a report by our management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, at the time we file our second annual report on Form 10-K with the SEC, which will be for our year ending December 31, 2019. However, if we continue to take advantage of the exemptions contained in the JOBS Act, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act and we are an accelerated filer or large accelerated filer within the meaning of Section 12b-2 of the Exchange Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

We are in the early stages of the process of designing, implementing and testing our internal control over financial reporting, which process is time consuming, costly and complex.

If we are unable to design, implement and test our internal control over financial reporting, or if we are unable to remediate the material weaknesses previously described, in a timely manner or if, in the future, we identify other control deficiencies or material weaknesses in our accounting and financial reporting processes, we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or assert that our internal control over financial reporting is effective, or our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock could be negatively affected, and we could become subject to investigations by the SEC, the NASDAQ Stock Market or other regulatory authorities, which could require additional financial and management resources.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting” for additional information.

Operation on multiple Enterprise Resource Planning (which we refer to as “ERP”) information systems may negatively impact our operations.

We are highly dependent on our information systems infrastructure to process orders, purchase materials, track inventory, ship products in a timely manner, prepare invoices to our customers, maintain internal controls, produce financial data, and otherwise carry on our businesses in the ordinary course. Our RDS segment intends to implement a system that will enhance its ability to scale rapidly, and our ASG segment currently has significant operations on two different ERP platforms. Consequently, both segments will undertake significant ERP implementation or conversion projects starting in 2018. While we believe we have the experience, skill and management abilities, as well as access to the necessary experts and consultants, to plan and execute these projects without significant disruption to our businesses, ERP implementations and conversions are very complex and inherently subject to risks and uncertainty. There is no assurance that the projects will succeed or that failure in the design, programming, software or implementation will not cause significant disruption to our businesses. Such a disruption could cause project cost overruns, which may be significant, losses in revenue, increases in operating costs, and reduced customer satisfaction, all of which would lead to a decline in profitability over the short term and possibly the long term.

We also intend to implement appropriate consolidation, analysis and reporting tools at the Select Interior Concepts, Inc. parent company level to facilitate effective monitoring of business results and variances, enable prompt and accurate financial period closes, and produce the necessary data and reports for board reports, financial statement audits and public company filings. This project is also complex and subject to delays, reporting errors, and the potential inability to effectively close our books and report our results on a timely basis, if at all, which may cause the market to lose confidence in our ability to effectively manage and control our businesses. This may in turn adversely affect our financial condition and the market value of our Class A Common Stock.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our businesses, prospects, liquidity, financial condition and results of operations.

Our management team has limited experience managing a public company.

The members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our management team and could divert their attention away from the day-to-day management of our businesses, which could materially adversely affect our businesses, financial condition, results of operations, and prospects.

Upon our current Chief Financial Officer’s transition to become President of RDS, which we anticipate will occur shortly after the date of this prospectus, we intend to appoint a new Chief Financial Officer. Our inability to successfully manage the transition with respect to these key executives may have a material adverse impact on our businesses, results of operations and financial condition.

Shortly after the date of this prospectus, we intend to appoint Kendall Hoyd, our current Chief Financial Officer, to become President of RDS. Concurrently, we also intend to appoint a new Chief Financial Officer.

Our success is largely dependent upon our senior management. These or any future leadership transitions may be inherently difficult to manage and may cause operational and administrative inefficiencies, added costs, decreased productivity among our employees, and loss of personnel with deep institutional knowledge, which could result in significant disruptions to our operations. In addition, we must successfully integrate any new management team members within our organization in order to achieve our operating objectives, and changes in key management positions may temporarily affect our financial performance and results of operations as new management becomes familiar with our businesses. These changes could also increase the volatility of our stock price. If we are unable to mitigate these or other similar risks, our businesses, results of operations, and financial condition may be adversely affected.

We are a holding company and conduct all of our operations through our subsidiaries.

We are a holding company and substantially all of our businesses are conducted through our direct and indirect subsidiaries. We derive all of our operating income from RDS, ASG, and their respective subsidiaries. Other than any cash we may retain, all of our assets will be held by our direct and indirect subsidiaries. We will rely on the earnings and cash flows of RDS, ASG, and their respective subsidiaries.

We rely on the earnings and cash flows of our subsidiaries, which are paid to us by our subsidiaries in the form of dividends and other payments or distributions, to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends and other distributions to us), the terms of existing and future indebtedness and other agreements of our subsidiaries and the covenants of any future outstanding indebtedness that our subsidiaries incur.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, rules of the SEC and the NASDAQ Stock Market require changes in corporate governance practices of public companies, as compared to private companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We will also incur additional costs associated with our public company reporting requirements. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve as executive officers, or on our board of directors, particularly on our audit committee and compensation committee.

Risks Related to the Ownership of our Class A Common Stock

There is currently no public market for shares of our Class A Common Stock, a trading market for our Class A Common Stock may never develop, and our Class A Common Stock prices may be volatile and could decline substantially.

Prior to the date of this prospectus, there has been no public market for our Class A Common Stock. Although we have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC,” an active trading market for the shares of our Class A Common Stock may not develop or if one develops, it may not be sustained. Accordingly, no assurance can be given as to the following:

•	the likelihood that an active trading market for shares of our Class A Common Stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of Class A Common Stock; or

•	the price that our stockholders may obtain for their Class A Common Stock.

If an active market for our Class A Common Stock does not develop or is not maintained, the market price of our Class A Common Stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our Class A Common Stock, the market price of our Class A Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Class A Common Stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our Class A Common Stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	negative publicity regarding us specifically or our businesses generally;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or the building products supply and services industry.

If securities analysts do not publish research or reports about our Company, or if they downgrade our Class A Common Stock, the price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock could be influenced by any research and reports that securities or industry analysts publish about us or our Company. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our Class A Common Stock would be negatively impacted. In the event securities or industry analysts cover our Company and one or more of these analysts downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our Company, our Class A Common Stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our Class A Common Stock could decrease, which could cause our Class A Common Stock price and trading volume to decline.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our businesses and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our Class A Common Stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction.

Future sales of our Class A Common Stock, other securities convertible into our Class A Common Stock, or our preferred stock, or the perception in the public markets that these sales may occur, could cause the market value of our Class A Common Stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our Class A Common Stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into our Class A Common Stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our Class A Common Stock or of preferred stock could cause the market price of our Class A Common Stock to decrease significantly. We cannot predict the effect, if any, of future sales of our Class A Common Stock or the perception that these sales may occur, or the availability of our Class A Common Stock for future sales, on the value of our Class A Common Stock. Sales of substantial amounts of our Class A Common Stock by any large stockholder, or the perception that such sales could occur, may adversely affect the market price of our Class A Common Stock.

In addition, in connection with the November 2017 private offering and private placement, each of our executive officers and certain former equityholders of RDS and/or ASG have entered into lock-up agreements that, subject to certain exceptions, restrict the direct or indirect sale of shares of our Class A Common Stock beneficially held by such person for 180 days after the effective date of the registration statement of which this prospectus forms a part without the prior written consent of B. Riley FBR, Inc., the initial purchaser and placement agent in the November 2017 private offering and private placement. Once the restrictions under the lock-up provisions of the lock-up agreements entered into in connection with the November 2017 private offering and private placement have lapsed, such shares of our Class A Common Stock will become available for sale into the market, subject to applicable law, which could reduce the market price for our Class A Common Stock.

Furthermore, subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 to register the total number of shares of our Class A Common Stock that may be issued under our 2017 Incentive Compensation Plan. Upon registration, these shares of Class A Common Stock will be eligible for sale without restriction.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay dividends or make liquidating distributions to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our Class A Common Stock bear the risk of our future offerings reducing the market price of our Class A Common Stock and diluting their ownership interest in our Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “potential,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this prospectus include:

•	our dependency upon the homebuilding industry, repair and remodel activity, the economy, the credit markets, and other important factors;

•	the cyclical nature of our businesses and the seasonality of the building products supply and services industry;

•	competition in our highly fragmented industry and the markets in which we operate;

•	exposure to warranty, casualty, construction defect and various other claims and litigation;

•	product shortages, loss of key suppliers, our dependence on third-party suppliers and manufacturers, and the development of alternatives to distributors in the supply chain;

•	changes in the costs of the products we install;

•	our inability to effectively manage our inventory and working capital as our sales volume increases or the prices of the products we distribute fluctuate;

•	the loss of any of our significant customers or a reduction in the quantity of products they purchase;

•	our failure to timely identify or effectively respond to consumer needs, expectations or trends;

•

our inability to open new branches and pursue strategic acquisitions, including successfully integrating our recent or future acquisitions and achieving synergies and cost savings in connection with such acquisitions;

•	our inability to expand into new geographic markets;

•	our inability to cancel before the end of the term or renew many of the leases for our facilities;

•	natural or man-made disruptions to our facilities;

•	disruptions in our information technology systems, including cybersecurity risks;

•	our dependence on key personnel;

•	our inability to attract and retain highly skilled employees;

•	the impact of federal, state and local regulations;

•	tax matters, including the recently passed Tax Cuts and Jobs Act;

•	use of additional leverage;

•	restrictions relating to our operations in our current and future financing arrangements;

•	our inability to obtain additional capital on acceptable terms, if at all;

•	our ability to implement and maintain effective internal control over financial reporting; and

•	additional factors discussed under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business.”

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We are registering the offer and sale of the shares of our Class A Common Stock described in this prospectus in connection with resales of such shares by the selling stockholders. We will not receive any proceeds from the sales of the shares of our Class A Common Stock offered by the selling stockholders pursuant to this prospectus. The net proceeds from the sales of the shares of our Class A Common Stock offered pursuant to this prospectus will be received by the selling stockholders.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our businesses and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our Class A Common Stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to the Ownership of our Class A Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future.”

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following sets forth our selected consolidated financial and operating information on a historical and pro forma basis. You should read the following selected consolidated financial information in conjunction with our historical consolidated financial statements, our unaudited pro forma condensed consolidated financial statements, and the respective notes thereto, and with the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included elsewhere in this prospectus.

In February 2017, we acquired all of the equity interests (which we refer to as the “Pental Acquisition”) in Pental Granite and Marble, LLC (which we refer to as “Pental”). The unaudited pro forma condensed consolidated statement of operations information set forth below gives effect to the Pental Acquisition as if it had occurred as of January 1, 2017, and has been prepared to reflect adjustments to our historical financial information that are (i) directly attributable to the Pental Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on our results. The unaudited pro forma condensed consolidated statement of operations information includes various estimates which are subject to material change and may not be indicative of what may be expected to occur in the future. The unaudited pro forma condensed consolidated statement of operations information does not include non-recurring items, including, but not limited to, acquisition-related legal and advisory fees. See the related notes to the unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus, for a complete description of the adjustments and assumptions underlying the selected unaudited pro forma condensed consolidated statement of operations information.

The historical statement of income information of Pental used in the preparation of the unaudited pro forma condensed consolidated statement of operations information set forth below has been derived from the two months of unaudited Pental financial results for the period between January 1, 2017 and February 27, 2017, which is the period immediately prior to the Pental Acquisition.

Our selected historical consolidated statement of operations information for the three months ended March 31, 2018 and 2017, and our related selected historical consolidated balance sheet information as of March 31, 2018 and 2017, have been derived from our historical unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2018 and 2017, which are included elsewhere in this prospectus. Our selected historical consolidated statement of operations information for the years ended December 31, 2017 and 2016, and our related selected historical consolidated balance sheet information as of December 31, 2017 and 2016, have been derived from our historical audited consolidated financial statements as of and for the years ended December 31, 2017 and 2016, which are included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2018	2017	2017	2016
Selected Balance Sheet Information (end of period):
Cash and cash equivalents	$5,972	$4,095	$2,547	$4,727
Restricted cash	3,000	—	3,000	—
Accounts receivable, net	47,101	32,191	45,284	27,904
Inventory	103,448	62,136	87,629	31,654
Other current assets	4,362	683	4,145	848
Total assets	339,852	240,284	320,246	136,507
Accounts payable	35,642	26,565	38,491	20,988
Accrued liabilities	22,690	10,370	19,840	6,417
Total debt and capital lease obligations	127,465	180,124	108,279	59,940
Total liabilities	192,248	227,404	172,159	96,766
Equity	147,604	12,881	148,088	39,741

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands, except share and per share amounts)	2018	2017	Pro Forma(1) 2017	2017	2016
Consolidated Statement of Operations Information:
Net revenue	$104,386	$67,725	$367,013	$352,952	$233,868
Cost of revenue	76,436	47,254	255,439	249,063	167,038

Gross profit	27,950	20,471	111,574	103,889	66,830
Sales and marketing	5,458	3,882	19,889	19,889	11,189
General & administrative	21,542	15,896	84,221	77,837	41,215

Operating expenses	27,000	19,778	104,110	97,726	52,404
Interest expense	2,523	2,856	14,956	13,749	4,736
Other expense, net	239	111	429	440	1

(Loss) income before tax expense	(1,812)	(2,274)	(7,921)	(8,026)	9,689

Income tax expense	(503)	311	3,343	3,320	2,634

Consolidated net (loss) income	$(1,309)	$(2,585)	$(11,264)	$(11,346)	$7,055

(Loss) income attributable to members prior to the November 2017 restructuring transactions	$—	$(2,585)	$(5,575)	$(5,657)	$7,055
Loss attributable to shareholders subsequent to the November 2017 restructuring transactions	$(1,309)	$—	$(5,689)	$(5,689)	$—
Loss per basic and diluted shares of common stock(2)	$(0.05)	$—	$(0.22)	$(0.22)	$—
Weighted average basic and diluted shares of common stock outstanding	25,614,626	—	25,614,626	25,614,626	—

Other Operating and Financial Information:
Operating income	$950	$693	$7,464	$6,163	$14,426
Other expense, net	239	111	429	440	1
Depreciation	1,357	621	4,066	3,938	2,045
Amortization	3,327	2,219	11,601	10,878	7,142
EBITDA(3)	5,395	3,422	22,702	20,539	23,612
Adjusted EBITDA(3)	$10,677	$8,105	$49,478	$46,997	$27,413
Adjusted EBITDA margin(3)	10.2%	12.0%	13.5%	13.3%	11.7%

(1)

For more information regarding the unaudited pro forma condensed consolidated financial information reflecting the Pental Acquisition, see our unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2017 included elsewhere in this prospectus.

(2)

Basic historical and pro forma loss per share of common stock is computed by dividing net loss for the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement by the weighted average number of shares of common stock outstanding during the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement. Diluted loss per share of common stock is typically computed the same way as basic historical loss per share of common stock, except that the dilutive effect of restricted stock-based awards using the treasury stock method is included in the computation. However, since our Company reported a net loss during the three months ended March 31, 2018 and the year ended December 31, 2017, all outstanding restricted stock-based awards, consisting of 918,228 shares of our common stock at March 31, 2018 and 356,368 shares of our common stock at December 31, 2017, were excluded from the computation of diluted loss per share of common stock for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, because the effect of inclusion would have been antidilutive, and therefore diluted loss per share of common stock is equal to basic historical loss per share of common stock for such periods. Loss incurred prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement is attributable to the former equityholders of RDS and ASG and, as such, is not reflected in loss per share of common stock. Because the pro forma period includes losses from the period prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement, there was no effect on loss per share of common stock from the inclusion of the pro forma loss. The following table sets forth the computation of basic and diluted loss per share of common stock for the three months ended March 31, 2018, and the period between the date of consummation of the November 2017 restructuring transactions and the November 2017 private offering and private placement and December 31, 2017:

(dollars in thousands, except share and per share amounts)	Three Months Ended March 31, 2018	Period between November 22, 2017 and December 31, 2017
Net loss	$(1,309)	$(5,689)

Weighted average basic and diluted shares of Class A Common Stock outstanding	19,650,000	19,650,000
Weighted average basic and diluted shares of Class B Common Stock outstanding	5,964,626	5,964,626

Total weighted average basic and diluted shares of common stock outstanding	25,614,626	25,614,626

Loss per share of common stock:
Basic and diluted	$(0.05)	$(0.22)

For the three months ended March 31, 2017 and the year ended December 31, 2016, no shares of common stock of our Company were outstanding, and therefore earnings (loss) per share is not applicable for such periods.

(3)

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures used by us as supplemental measures in evaluating our operating performance. For a description of each of these measures and their limitations, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to consolidated net income, our most comparable GAAP measure, for each of the periods indicated. Each of EBITDA and Adjusted EBITDA is presented on a historical consolidated basis for the three months ended March 31, 2018 and 2017 and the years ended December 31, 2017 and 2016, and on a pro forma consolidated basis for the year ended December 31, 2017.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2018	2017	Pro Forma 2017	2017	2016
Consolidated net (loss) income	$(1,309)	$(2,585)	$(11,264)	$(11,346)	$7,055
Income tax (benefit) expense	(503)	311	3,343	3,320	2,634
Interest expense	2,523	2,856	14,956	13,749	4,736
Depreciation and amortization	4,684	2,840	15,667	14,816	9,187

EBITDA	$5,395	$3,422	$22,702	$20,539	$23,612
EBITDA adjustments
Consulting Fees to Trive Capital(a)	$—	$211	$1,008	$1,008	$628
Share Based and Transaction Incentive Compensation(b)	1,980	381	16,794	16,794	—
Professional Fees(c)	1,597	3,670	6,800	6,724	1,638
Employee Transition Costs(d)	284	395	1,257	1,176	1,474
Facilities Transition Costs(e)	1,159	—	854	695	—
Other Transition Costs(f)	262	26	63	61	61

Adjusted EBITDA	$10,667	$8,105	$49,478	$46,997	$27,413

The following is a description of the adjustments to EBITDA, each of which was recorded as a part of operating expenses reflected in our historical consolidated financial statements, which are included elsewhere in this prospectus.

(a)

Consulting Fees to Trive Capital. Consulting fees to Trive Capital are fees and expenses paid directly to Trive Capital under consulting agreements that each of RDS and ASG had with Trive Capital prior to the November 2017 restructuring transactions and November 2017 private offering and private placement. Such fees and expenses were for nominal services that were primarily related to the ongoing conduct of monthly reviews and business meetings between Trive Capital and each of RDS and ASG. These consulting agreements and services were terminated in November 2017 as they were determined not to be necessary for the ongoing operation of our Company. EBITDA is adjusted by adding back such fees and expenses paid to Trive Capital under such consulting agreements because no services that are necessary for the ongoing operation of our businesses were rendered under such consulting agreements. Such fees and expenses are judged to not be a part of the cost structure required to operate our businesses on an ongoing basis.

(b)

Share Based and Transaction Incentive Compensation. EBITDA is adjusted by adding back share based and transaction incentive compensation related to the November 2017 private offering and private placement and acquisitions of businesses, because these expenses are judged to be unrelated to the ongoing operation of our businesses and should not be considered as part of our operating cost structure.

(c)

Professional Fees. EBITDA is adjusted by adding back professional, legal, accounting, and investment banking fees and expenses, and other similar fees and expenses related to acquisitions of businesses and significant debt and financing transactions, because these fees and expenses are judged to be unrelated to the ongoing operation of our businesses and should not be considered as part of our operating cost structure.

(d)

Employee Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the transition and integration of employees of newly acquired businesses, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

(e)

Facilities Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the transition of facilities of newly acquired businesses, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

(f)

Other Transition Costs. EBITDA is adjusted by adding back costs and expenses related to the integration of newly acquired businesses or the transition of our Company to a publicly-traded company, and costs and expenses that are investment-like in nature, because these costs and expenses are deemed to be distinct from the ongoing operating cost structure of our businesses since they are temporary and transitional in nature.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Selected Historical and Pro Forma Consolidated Financial Information,” and “Our Business,” and the historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an installer and nationwide distributor of interior building products with market positions in residential interior design services in attractive markets. Through our Residential Design Services (which we refer to as “RDS”) segment, we serve leading national and regional homebuilders by providing an integrated, outsourced solution for the design, consultation, sourcing, distribution and installation needs of their homebuyer customers. Through our 18 design centers located in California, Nevada, and Arizona, our specially-trained design consultants work closely with homebuyers in the selection of a broad array of interior products and finishes, including flooring, countertops, wall tile, window treatments, shower enclosures, and related interior items, primarily for newly constructed homes. We then coordinate the ordering, fulfillment and installation of many of these interior product categories to provide a seamless experience for the homebuyer. With our design centers and our product sourcing and installation capabilities, we enable our homebuilder customers to outsource critical aspects of their business to us, thereby increasing their sales, profitability, and return on capital. We also have leading market positions in the selection and importation of natural and engineered stone slabs for kitchen and bathroom countertops and specialty tiles through our other segment, Architectural Surfaces Group (which we refer to as “ASG”). ASG sources natural and engineered stone from a global supply base, and markets these materials through a national network of distribution centers and showrooms. In addition to serving the new residential and commercial construction markets with these materials, we also distribute them to the repair and remodel (which we refer to as “R&R”) market.

Our platform originated in September 2014, when affiliates of Trive Capital Management LLC (which we refer to as “Trive Capital”) acquired RDS, which in turn acquired the assets of PT Tile Holdings, LP (which we refer to as “Pinnacle”) in February 2015, and Greencraft Holdings, LLC (which we refer to as “Greencraft”) in December 2017. In 2015, affiliates of Trive Capital also formed a consolidation platform in the stone countertop market by acquiring the assets of Architectural Granite & Marble, LLC (which we refer to as “AG&M”), which in turn acquired the assets of Bermuda Import-Export, Inc. (which we refer to as “Modul”) in July 2016, Pental Granite and Marble, LLC (which we refer to as “Pental”) in February 2017, and the assets of Cosmic Stone & Tile Distributors, Inc. (which we refer to as “Cosmic”) in October 2017, and these acquired businesses were combined to form ASG. ASG then acquired certain assets of Elegant Home Design, LLC (which we refer to as “Bedrock”) in January 2018, and certain assets of NSI, LLC (which we refer to as “NSI”) in March 2018. Pursuant to the November 2017 restructuring transactions discussed below, we combined RDS and ASG to create what we believe to be a strong, scalable platform of product and service offerings for home interiors that can be replicated across geographies, product categories, and services.

November 2017 Restructuring Transactions

In November 2017, Select Interior Concepts, Inc. entered into a series of restructuring transactions (which we refer to as the “November 2017 restructuring transactions”) pursuant to which we acquired all of the outstanding equity interests in each of RDS and ASG, including all of their respective wholly-owned subsidiaries. Following the November 2017 restructuring transactions, Select Interior Concepts, Inc. became a holding company that wholly owns RDS and ASG.

November 2017 Private Offering and Private Placement

In November 2017, we completed a private offering and private placement pursuant to which we issued an aggregate of 21,750,000 shares of our Class A Common Stock, which included shares issued pursuant to the exercise of the option granted by us to the initial purchaser and placement agent thereunder, in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule l44A, Regulation S, and Rule 506 of Regulation D under the Securities Act (which we refer to as the “November 2017 private offering and private placement”). We received net proceeds of $240.5 million from the November 2017 private offering and private placement, and we used $122.8 million in connection with the November 2017 restructuring transactions, which included our acquisition of all of the outstanding equity interests in each of RDS and ASG and the repurchase by us of shares of our Class B Common Stock from existing stockholders, and $112.8 million to repay our outstanding indebtedness, with the remaining $4.9 million of the net proceeds being used for working capital and general corporate purposes.

Operating Segments

We have defined each of our operating segments based on the nature of its operations and its management structure and product offerings. Our management decisions are made by our Chief Executive Officer, whom we have determined to be our Chief Operating Decision Maker. Our management evaluates segment performance based on operating income. Our two reportable segments are described below.

Residential Design Services

RDS, our interior design and installation segment, is a service business that provides design center operation, interior design, product sourcing, and installation services to homebuilders, homeowners, general contractors and property managers. Products sold and installed include flooring, prefabricated countertops, cabinets, wall tile, interior trim (doors, moldings, door and window casing), shower enclosures and doors, mirrors, and window treatments. New single-family and multi-family construction are the primary end markets, although we intend to explore growth opportunities in other markets, such as the R&R market.

Architectural Surfaces Group

ASG, our natural and engineered stone countertop distribution segment, distributes granite, marble, and quartz slabs for countertop and other uses, and ceramic and porcelain tile for flooring and backsplash and wall tile applications. Primary end markets are new residential and commercial construction and the R&R market.

Key Factors Affecting Operating Results

Our operating results are impacted by changes in the levels of new residential construction and of the demand for products and services in the R&R market. These are in turn affected by a broad range of macroeconomic factors including the rate of economic growth, unemployment, job and wage growth, interest rates, multi-family project financing, and residential mortgage lending conditions. Other important underlying factors include demographic variables such as household formation, immigration and aging trends, housing stock and vacant inventory levels, changes in the labor force, raw materials prices, the legal environment and local and regional development and construction regulation.

Long-term Trends and Expectations

Demand for our products and services is highly dependent on the overall levels of new residential construction and investment in residential remodeling. These variables are in turn affected by macroeconomic variables such as employment levels, income growth, consumer confidence, interest rates generally, and mortgage rates specifically.

During the Great Recession from 2007 to 2009, our revenue and profits declined significantly as demand for our products collapsed with the dramatic decline in residential construction. Since the trough of that recession in 2009, residential investment and demand for our products have entered into a sustained period of growth.

According to the U.S. Census Bureau, from 1977 to 2006, new housing starts averaged 1.56 million units per year. In the recession that began in mid-2007, starts bottomed out at 554,000 units in 2009. Since that time, the market has gradually recovered to 1.2 million units started in 2017. Similarly, the home improvement and repair part of the R&R market, which reached approximately $318.4 billion in 2007 and dropped to approximately $276.9 billion in 2009, has grown to an estimated $381.4 billion in 2017, and is projected to exceed $400 billion by the end of 2018, according to September 2017 data from the Joint Center for Housing Studies of Harvard University (which we refer to as the “JCHS”).

According to the 2017 report of the JCHS, Demographic Change and the Remodeling Outlook (which we refer to as the “JCHS Report”), new household formation is expected to average approximately 1.36 million units per year over the decade from 2015 to 2025, an average that is approximately 16.2% above the 2016 level of 1.17 million total housing starts. Household formation is a primary driver of demand for new housing construction, which in turn impacts demand for our products and services. Based on JCHS data, annual homeowner spending on home improvements is expected to increase by approximately 21.7% between 2015 and 2025, from approximately $221 billion to approximately $269 billion.

The National Association of Home Builders (which we refer to as “NAHB”) December 2017 forecast update expects 10.0% growth in housing starts over the 2017 to 2019 timeframe. Broken down by dwelling type, the NAHB forecast projects 15.0% growth in single-family housing starts, a 3.0% decline in multi-family housing starts, and 5.5% growth in R&R investment. For California, where we have a significant proportion of our operations, the NAHB forecast projects 15.5% and 10.9% growth in single-family housing starts in 2018 and 2019, respectively, continuing a trend that has shown total growth of 45.9% from the 41.6 million single-family housing starts in 2014. According to the NAHB forecast, the multi-family housing market is expected to slow by 5.7% in 2018 and 8.7% in 2019, but since our overall penetration in this market in California is very low, we still regard this market as a growth opportunity.

We believe we are well positioned to take advantage of long-term growth trends in the single-family and R&R markets. We also believe that there is significant opportunity for additional penetration of the multi-family segment of the housing market.

Material Costs

The materials that we distribute and install are sourced through a wide array of quarries, manufacturers, and distributors located in the United States, Mexico, South America, Europe and Asia. As demand for these products continues to grow with housing demand, we expect that we may be subject to cost increases from time to time. There is no guarantee that our relationships with our customers will be such that we can pass these increases on to our customers. Affordability issues in new residential construction could temper our homebuilder customers’ ability to raise their prices, which could in turn limit our ability to increase prices to compensate for increases in our costs of materials. We believe, however, that over the long term, these same forces affecting housing prices would also limit our suppliers’ ability to increase prices, which would help us maintain our margins.

Labor Costs

Installation labor is a significant component of our aggregate labor force of approximately 960 employees. With the unemployment rate at 4.1% in December 2017 according to the U.S. Bureau of Labor Statistics, there is no guarantee that we will be able to attract the type and quality of skilled labor that we need in sufficient quantities to accomplish our growth plans. Correspondingly, we expect that tight labor markets will continue to lead to upward pressure on wages and could impact our gross profit margin and overall profitability negatively.

We believe, however, that our scale will continue to give us the ability to provide steady work, an attractive benefits package, and a beneficial work environment, particularly as compared to our smaller competitors. Over time, we expect that the combination of these factors will gradually increase our relative advantage over smaller and less sophisticated competitors.

Operating and Administrative Costs

We incur significant costs related to the operation and administration of our businesses that are reported as period expenses separately from Cost of Goods Sold. These expenses include such functions as purchasing of materials, distribution and shipping of our products, project management, customer service, human resources, accounting, information technology, general management and others. These costs will likely continue to grow as our businesses grow, but we believe that, overall, they will grow more slowly than the rate at which our gross profit grows due to improved utilization rates of these resources and the fact that we have implemented and intend to continue to implement scalable technology and process improvements that increase the efficiency of our operations.

On November 22, 2017, we incurred significant costs with respect to advisory fees and incentive compensation payments related to the November 2017 private offering and private placement. These costs were comprised of approximately $2.2 million in fees to our advisors and attorneys, and approximately $8.7 million in transaction bonuses paid to certain of our executives.

Cyclicality and Seasonality

Our businesses are both cyclical and seasonal. Because of the nature of the timing during which homebuyers are most active, and the fact the interior finishes are installed near the end of the construction process, activity in the homebuilding industry is weighted toward the end of the calendar year, with the summer, fall and early winter months being the busiest of the year.

Homebuilding-based businesses are also generally cyclical. Our financial performance will be impacted by economic changes nationally and locally in the markets we serve. The building products supply industry is dependent on new home construction and subject to cyclical market pressures. Our operations are subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, government regulation, trade policies, and other factors that affect the homebuilding industry such as demographic trends, interest rates, single-family housing starts, employment levels, consumer confidence, and the availability of credit to homebuilders, contractors and homeowners.

After the dramatic recession that ran from 2007 to 2009, there have been eight straight years of relatively steady growth. While we believe that the underlying fundamentals of demand for new housing units and residential investment are indicative of continued growth into the future, there can be no assurance that macroeconomic or other factors will not change unexpectedly and cause a downturn in housing construction.

Non-GAAP Measures

In addition to the results reported in accordance with United States generally accepted accounting principles (which we refer to as “GAAP”), we have provided information in this prospectus relating to EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin.

EBITDA is defined as consolidated net income before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to our core operations, such as severance, facility closure costs, and professional and legal fees related to business acquisitions, or similar transitional costs and expenses related to integrating acquired businesses into our Company. Adjusted EBITDA margin is calculated as a percentage of our net revenue.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin are non-GAAP financial measures used by us as supplemental measures in evaluating our operating performance. For a description of each of these measures and their limitations, and a reconciliation to consolidated net income, our most comparable GAAP measure, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Key Components of Results of Operations

Net Revenue. Net revenue consists of revenue net of our homebuilder customers’ participation, which is their share of revenue from our sales of upgrades. In our RDS segment, over 95% of its net revenue is derived from the sale of RDS’ interior products and installation services to homebuilders and contractors. In single-family construction, revenue is recognized when the work is complete or complete in all material respects. In multi-family construction, revenue is recognized on a percentage of completion basis as these projects often take place over several months. In our ASG segment, net revenue is derived from the sale of stone products and is recognized when it has been accepted at the customer’s designated location.

We generate revenue in both our operating segments from a variety of end-markets. For the year ended December 31, 2017, sales in connection with (i) new single-family construction was responsible for approximately 71%, (ii) R&R expenditures was responsible for approximately 21%, (iii) commercial construction was responsible for approximately 5%, and (iv) new multi-family construction was responsible for approximately 4%, of our consolidated revenue.

Cost of Revenue.  Cost of revenue consists of the direct costs associated with revenue earned by the sale and installation of our interior products in the case of our RDS segment, or by delivering product in the case of our ASG segment. In our RDS segment, cost of revenue includes direct material costs associated with each project, the direct labor costs associated with installation (including taxes, benefits and insurance), rent, utilities and other period costs associated with warehouses and fabrication shops, depreciation associated with warehouses, material handling, fabrication and delivery assets, and other costs directly associated with delivering and installing product in our customers’ projects. In our ASG segment, cost of revenue includes direct material costs, inbound and outbound freight costs, overhead (such as rent, utilities and other period costs associated with product warehouses), depreciation associated with fixed assets used in warehousing, material handling and warehousing activities, warehouse labor, and taxes, benefits and other costs directly associated with receiving, storing, handling and delivering product to customers in revenue earning transactions.

Gross Profit and Gross Margin.  Gross profit is revenue less the associated cost of revenue. Gross margin is gross profit divided by revenue.

Operating Expenses.  Operating expenses include overhead costs such as general management, project management, purchasing, customer service, accounting, human resources, information technology and all other forms of wage and salary cost associated with operating our businesses and the taxes and benefits associated with those costs. We also include other general-purpose expenses, including, but not limited to, office supplies, office rents, legal, consulting, insurance, and non-cash stock compensation costs. Professional services expenses and transaction costs are also included in operating expenses and were a significant component of our total costs in 2017 due to the November 2017 private offering and private placement.

Depreciation and Amortization.  Depreciation and amortization expenses represent the estimated decline over time of the value of tangible assets such as vehicles, equipment and tenant improvements, and intangible assets such as customer lists and trade names. We recognize the expenses on a straight-line basis over the estimated economic life of the asset in question.

Interest Expense.  Interest expense represents amounts paid to or which have become due during the period to lenders and lessors under credit agreements and capital leases, as well as the amortization of debt issuance costs.

Income Taxes.  Income taxes are recorded using the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the deferred tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled.

Results of Operations

The following table sets forth our consolidated operating results for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(dollars in thousands)	2018	2017	2017	2016
Net revenue	$104,386	$67,725	$352,952	$233,868
Cost of revenue	76,436	47,254	249,063	167,038

Gross profit	$27,950	$20,471	$103,889	$66,830

Sales and marketing	$5,458	$3,882	$19,889	$11,189
General & administrative	21,542	15,896	77,837	41,215

Operating expenses	$27,000	$19,778	$97,726	$52,404

Interest expense	$2,523	$2,856	$13,749	$4,736
Other expense, net	239	111	440	1

(Loss) income before tax expense	$(1,812)	$(2,274)	$(8,026)	$9,689

Income tax (benefit) expense	$(503)	$311	$3,320	$2,634

Consolidated net (loss) income	$(1,309)	$(2,585)	$(11,346)	$7,055

Adjusted EBITDA(1)	$10,677	$8,105	$46,997	$27,413

Adjusted EBITDA margin(1)	10.2%	12.0%	13.3%	11.7%

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures used by us as supplemental measures in evaluating our operating performance. For a description of these measures and their limitations, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Three Months Ended March 31, 2018 Compared to Three Months Ended March 31, 2017

Net Revenue. For the three months ended March 31, 2018, net revenue increased $36.7 million, or 54.1%, to $104.4 million, from $67.7 million for the three months ended March 31, 2017. Net revenue is adjusted for the elimination of intercompany sales of $0.3 million.

In our RDS segment, revenue increased by $15.4 million, or 37.1%, to $57.1 million for the three months ended March 31, 2018, from $41.7 million for the three months ended March 31, 2017. The increase was largely due to the acquisition of Greencraft, which accounted for $11.3 million of the RDS growth. The remaining increase was a result of an increase in volume, measured in square feet of installed product, of 4.13% in our core businesses of flooring, countertops and wall tile. This is a result of additional housing units constructed as well as an increase in square footage per unit. The average price per square foot of installed products increased slightly by 0.6%, based on increased sales of higher priced products.

In our ASG segment, revenue increased by $21.3 million, or 81.1%, to $47.6 million for the three months ended March 31, 2018, from $26.3 million for the three months ended March 31, 2017. The increase was largely due to the inclusion of Pental for the full quarter ended March 31, 2018, as compared to one month for the quarter ended March 31, 2017, which accounted for $13.7 million of the total ASG growth for the three months ended March 31, 2018. For the three months ended March 31, 2018, the Bedrock acquisition accounted for $4.8 million of the growth with the remainder of the growth of $2.8 million in our ASG segment attributable to increased revenue from new locations. For the three months ended March 31, 2018, excluding the effect of the Pental Acquisition and the Bedrock acquisition, volume increased by 12.3%, primarily driven by growth in new locations, and overall price increased by 2.7%, primarily due to a shift in product mix with higher priced quartz products accounting for 35% of volume for the three months ended March 31, 2018, compared to 19% of volume for the three months ended March 31, 2017.

Cost of Revenue. For the three months ended March 31, 2018, cost of revenue increased $29.2 million, or 61.8%, to $76.4 million, from $47.2 million for the three months ended March 31, 2017.

In our RDS segment, cost of revenue increased by $12.3 million, or 41.8%, to $41.6 million for the three months ended March 31, 2018, from $29.3 million for the three months ended March 31, 2017. The acquisition of Greencraft was primarily responsible for this increase, contributing $11.1 million. The remaining increase in cost of revenues was driven by the increase in sales in the core RDS business.

In our ASG segment, cost of revenue increased by $17.0 million, or 93.8%, to $35.1 million for the three months ended March 31, 2018, from $18.1 million for the three months ended March 31, 2017. The increase was due to a full quarter of Pental results and the increase in revenue from our Bedrock acquisition.

Gross Profit and Margin. For the three months ended March 31, 2018, gross profit increased $7.5 million, or 36.5%, to $27.9 million, from $20.4 million for the three months ended March 31, 2017. For the three months ended March 31, 2018, gross margin decreased 3.4% to 26.8%, from 30.2% for the three months ended March 31, 2017. This reduction in gross margin was primarily due to a one-time liquidation of aged product in our ASG segment and a slightly unfavorable shift in product mix in both segments.

In our RDS segment, gross margin decreased 2.4% to 27.1% for the three months ended March 31, 2018, from 29.5% for the three months ended March 31, 2017. This was the result of a slightly unfavorable shift in product and customer mix.

In our ASG segment, gross margin decreased by 4.8% to 26.2% for the three months ended March 31, 2018, from 31.0% for the three months ended March 31, 2017. 1.0% of this decrease was due to a one-time liquidation of aged product from new locations, and 3.8% of this decrease was due to a slightly unfavorable shift in product mix that was primarily caused by the addition of revenue from Cosmic and Bedrock, which have lower margins than the core ASG business.

Operating Expenses. For the three months ended March 31, 2018, operating expenses increased by $7.2 million, or 36.5%, to $27.0 million, from $19.8 million for the three months ended March 31, 2017.

In our RDS segment, operating expenses increased by $2.4 million to $13.4 million for the three months ended March 31, 2018, from $11.0 million for the three months ended March 31, 2017. This increase was entirely related to the Greencraft acquisition.

In our ASG segment, operating expenses increased by $1.8 million to $10.5 million for the three months ended March 31, 2018, from $8.7 million for the three months ended March 31, 2017. $1.7 million of this increase was due to inclusion of a full quarter of Pental operating expenses. General company growth and costs associated with the opening of new locations accounted for the rest of the increase in operating expenses in our ASG segment.

The remaining $3.0 million of the increase in operating expenses was related to overhead costs incurred by Select Interior Concepts, Inc. at the holding company level.

Depreciation and Amortization. For the three months ended March 31, 2018, depreciation and amortization expenses increased by $1.8 million, or 64.9%, to $4.7 million, from $2.8 million for the three months ended March 31, 2017.

In our RDS segment, depreciation and amortization expenses increased by $0.6 million, or 40.4%, to $2.2 million for the three months ended March 31, 2018, which was primarily due to the depreciation associated with the acquired Greencraft assets and amortization related to intangible assets recognized in the purchase accounting for the Greencraft acquisition.

In our ASG segment, depreciation and amortization expenses increased by $1.2 million, or 95.9%, to $2.5 million for the three months ended March 31, 2018. A full three months of amortization of intangible assets acquired with the Pental acquisition accounted for $0.9 million of the increase. The remaining $0.3 million of the increase was associated with depreciation of additional assets from new locations.

Interest Expense. For the three months ended March 31, 2018, interest expense decreased by $0.3 million, or 15.8%, to $2.5 million, from $2.8 million for the three months ended March 31, 2017. During the three months ended March 31, 2018, our interest expense was reduced because we decreased our borrowing significantly from March 31, 2017 by paying off our RDS term loan and repaying a significant amount of our ASG term debt with proceeds from the November 2017 private offering and private placement. We offset this decrease by increasing our long term debt to finance our Greencraft and Bedrock acquisitions.

Income Taxes. For the three months ended March 31, 2018, we recognized income tax benefit of $0.5 million, a decrease of $0.8 million from income tax expense of $0.3 million for the three months ended March 31, 2017. During the three months ended March 31, 2017, our ASG segment was a pass through entity for tax purposes, resulting in our consolidated Company not realizing the income tax benefit from the loss incurred by ASG during the period. This resulted in a net negative effective tax rate for the three months ended March 31, 2017.

Net Loss. For the three months ended March 31, 2018, net loss decreased by $1.3 million to $1.3 million, from $2.6 million for the three months ended March 31, 2017.

Adjusted EBITDA. For the three months ended March 31, 2018, Adjusted EBITDA increased to $10.7 million, from $8.1 million for the three months ended March 31, 2017, primarily as a result of incremental operating profit from the Pental and Greencraft acquisitions, partially offset by increases in operating expenses related to opening new locations. For the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to consolidated net income, our most directly comparable measure under GAAP, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Adjusted EBITDA Margin. For the three months ended March 31, 2018, Adjusted EBITDA margin decreased to 10.2%, from 12.0% for the three months ended March 31, 2017. The decrease in the Adjusted EBITDA margin was primarily due to a one-time liquidation of aged product in our ASG segment and a slightly unfavorable shift in product mix in both segments. For a description of Adjusted EBITDA margin, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net Revenue.  For the year ended December 31, 2017, net revenue increased $119.1 million, or 50.9%, to $353.0 million, from $233.9 million for the year ended December 31, 2016. Net revenue includes the elimination of intercompany sales of $1.4 million.

In our RDS segment, revenue increased by $17.4 million, or 9.9%, to $193.2 million for the year ended December 31, 2017, from $175.8 million for the year ended December 31, 2016. Volume, measured in square feet of installed product, increased by 15.4% in our core businesses of flooring, countertops and wall tile, as a result of a higher average size of the homes we serviced. Offsetting these volume gains, price per square foot of installed products decreased slightly as flooring (which sells for a lower unit price) made up a higher percentage of total sales in 2017 than in 2016, and multi-family flooring sales (which are generally higher volume and lower priced) increased by 35.5%.

In our ASG segment, revenue increased by $102.3 million, or 173.9%, to $161.1 million for the year ended December 31, 2017, from $58.8 million for the year ended December 31, 2016. The increase was largely due to the Pental Acquisition, which accounted for $84.7 million, or 82.8%, of the total growth for the year ended December 31, 2017. The remainder of the growth of $17.6 million in our ASG segment for the year ended December 31, 2017 was due to increased revenue from new locations and a full year of revenue from assets acquired in the Modul Acquisition, which closed in July 2016. In our ASG segment, for the year ended December 31, 2017, overall price increased by 1.9%, and volume increased by 26.5%, excluding the effect of the Pental Acquisition.

Cost of Revenue.  For the year ended December 31, 2017, cost of revenue increased $82.1 million, or 49.1%, to $249.1 million, from $167.0 million for the year ended December 31, 2016.

In our RDS segment, cost of revenue increased by $12.2 million, or 9.5%, to $140.2 million for the year ended December 31, 2017, from $128.0 million for the year ended December 31, 2016. The increase was due entirely from an increase in sales of 9.9%.

In our ASG segment, cost of revenue increased by $70.3 million, or 176.8%, to $110.1 million for the year ended December 31, 2017, from $39.8 million for the year ended December 31, 2016. The increase was due to the Pental Acquisition and the resulting increase in revenue.

Gross Profit and Margin.  For the year ended December 31, 2017, gross profit increased $37.1 million, or 55.5%, to $103.9 million, from $66.8 million for the year ended December 31, 2016. For the year ended December 31, 2017, gross margin increased 0.9% to 29.4%, from 28.6% for the year ended December 31, 2016. This was primarily due to the fact that in 2016, our ASG segment (which has a higher gross margin than our RDS segment) comprised 25.2% of our consolidated revenue, and following the consummation of the Pental Acquisition in 2017, our ASG segment comprised 45.6% of our consolidated revenue.

In our RDS segment, gross margin increased 0.2% to 27.4% for the year ended December 31, 2017, from 27.2% for the year ended December 31, 2016. This was the result of a slightly favorable shift toward houses where we generally installed higher amounts of upgrades in 2017.

In our ASG segment, gross margin decreased by 0.8% to 31.6% for the year ended December 31, 2017, from 32.4% for the year ended December 31, 2016. This decrease was due to a slightly unfavorable shift in product mix.

Operating Expenses.  For the year ended December 31, 2017, operating expenses increased by $45.3 million, or 86.5%, to $97.7 million, from $52.4 million for the year ended December 31, 2016.

In our RDS segment, operating expenses increased by $13.8 million to $53.1 million for the year ended December 31, 2017, of which $10.9 million was due to transaction costs and equity bonuses related to a February refinancing transaction and the November 2017 private offering and private placement. The remaining $2.9 million of the increase was a result of growth in volume during the year.

In our ASG segment, operating expenses increased by $29.9 million to $43.0 million for the year ended December 31, 2017, of which $13.1 million was due to the addition of ten months of Pental operating expenses,

$10.5 million was related to the financing for the Pental Acquisition and equity bonus payments made as a result of the November 2017 private offering and private placement, and the rest was related to general company growth and costs associated with the opening of new locations.

The remaining $1.6 million of the increase in operating expenses was related to overhead costs incurred by Select Interior Concepts, Inc. at the holding company level.

Depreciation and Amortization.  For the year ended December 31, 2017, depreciation and amortization expenses increased by $5.6 million, or 61.3%, to $14.8 million, from $9.2 million for the year ended December 31, 2016.

In our RDS segment, depreciation and amortization expenses increased by $0.6 million, or 9.6%, to $6.9 million for the year ended December 31, 2017, which was due to an increase in fixed assets acquired to support revenue growth.

In our ASG segment, depreciation and amortization expenses increased by $5.0 million, or 171.4%, to $8.0 million for the year ended December 31, 2017, which was due almost entirely to depreciation associated with the acquired Pental assets and amortization related to intangible assets recognized in the purchase accounting for the Pental Acquisition.

Interest Expense.  For the year ended December 31, 2017, interest expense increased by $8.0 million, or 169.5%, to $12.8 million, from $4.7 million for the year ended December 31, 2016. During the year ended December 31, 2017, our RDS segment increased its borrowing for the purpose of a dividend distribution, and our ASG segment increased its borrowing to finance the Pental Acquisition, prior to our repayment of a significant amount of debt with a portion of the proceeds from the November 2017 private offering and private placement.

Income Taxes.  For the year ended December 31, 2017, we recognized income tax expense of $3.3 million, an increase of $0.7 million from income tax expense of $2.6 million for the year ended December 31, 2016. Our deferred tax assets were revalued as a result of the Tax Cuts and Jobs Act, which resulted in a $5.3 million increase to income tax expense.

Net (Loss) Income.  For the year ended December 31, 2017, net income decreased by $18.4 million to a net (loss) of $(11.3) million, from net income of $7.1 million for the year ended December 31, 2016.

Adjusted EBITDA.  For the year ended December 31, 2017, Adjusted EBITDA increased to $47.0 million, from $27.4 million for the year ended December 31, 2016. Incremental operating profit from the Pental Acquisition and an increase in operating profit in our RDS segment were partially offset by increases in operating expenses related to opening new locations in our ASG segment. For the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to consolidated net income, our most directly comparable measure under GAAP, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Adjusted EBITDA Margin. For the year ended December 31, 2017, Adjusted EBITDA margin increased to 13.3%, from 11.7% for the year ended December 31, 2016. The increase in the Adjusted EBITDA margin was primarily due to incremental operating profit from the Pental Acquisition, which produced higher Adjusted EBITDA margin relative to our Company average prior to the Pental Acquisition. For a description of Adjusted EBITDA margin, see “Summary—Summary Historical and Pro Forma Consolidated Financial Information.”

Customer Concentration

For the three months ended March 31, 2018 and 2017, Toll Bros., Inc. accounted for approximately 11.8% and 15.3%, respectively, of our total revenue. For the years ended December 31, 2017 and 2016, Toll Bros., Inc.

accounted for approximately 12.6% and 10.9%, respectively, of our total revenue. None of our other customers accounted for greater than 10% of our total revenue for the three months ended March 31, 2018 and 2017 or for the years ended December 31, 2017 and 2016.

Liquidity and Capital Resources

Working capital is the largest element of our capital needs, as inventory and receivables are our most significant investments. We also require funding to cover ongoing operating expenses and meet required obligations related to financing, such as lease payments and principal and interest payments.

Our capital resources primarily consist of cash from operations and borrowings under our long-term revolving credit facilities, capital equipment leases, and operating leases. As our revenue and profitability have improved during the recovery of the housing market, we have used increased borrowing capacity under our revolving credit facilities to fund working capital needs. We have utilized capital leases and secured equipment loans to finance our vehicles and equipment needed for both replacement and expansion purposes.

The initial acquisitions of both RDS and AG&M by affiliates of Trive Capital were financed with equity investments by such affiliates of Trive Capital and by debt in the form of long-term revolving credit facilities, as was AG&M’s acquisition of Pental in February 2017. Smaller acquisitions, such as our acquisitions of Cosmic and Greencraft, were financed with available borrowing capacity under the existing revolving credit facilities.

As of March 31, 2018, we had $6.0 million of cash and cash equivalents and $32.7 million of available borrowing capacity under our revolving credit facilities. Based on our track record of profitability, positive cash flow, and ability to effectively manage working capital needs, we believe that we have sufficient funding in place to finance our operations and growth plans over at least the next 12 months.

Financing Sources; Debt

RDS Credit Facility

Pursuant to a loan and security agreement, dated as of September 3, 2014, by and between L.A.R.K. Industries, Inc. (which we refer to as “LARK”), a wholly-owned subsidiary of RDS, as the borrower, and Bank of America, N.A., as the lender, as amended (which we refer to as the “RDS Credit Facility”), RDS has a borrowing-base-governed revolving credit facility that provides for borrowings of up to $25 million, which may be increased to an aggregate amount not to exceed $35 million upon the satisfaction of certain conditions. The borrowing base under the RDS Credit Facility is comprised of accounts receivable and inventory.

Under the terms of the RDS Credit Facility, LARK has the ability to request the issuance of letters of credit up to a maximum aggregate stated amount of $5 million. The ability to borrow revolving loans under the RDS Credit Facility is reduced on a dollar-for-dollar basis by the aggregate stated amount of all outstanding letters of credit. The indebtedness outstanding under the RDS Credit Facility is secured by substantially all of LARK’s assets.

The revolving loans under the RDS Credit Facility bear interest at a floating rate equal to an index rate (which LARK can elect between a LIBOR-based index and a Prime-based index) plus an applicable margin. The applicable margin is determined quarterly based on LARK’s leverage ratio during the immediately preceding fiscal quarter, and ranges from seventy-five basis points (0.75%) to two hundred twenty-five basis points (2.25%). Upon the occurrence of certain events of default under the RDS Credit Facility, the interest rate applicable to the obligations thereunder may be increased by two hundred basis points (2.00%).

All revolving loans under the RDS Credit Facility are due and payable in full on September 3, 2019, subject to earlier acceleration upon certain conditions. Letter of credit obligations and other amounts outstanding under the RDS Credit Facility are due and payable upon demand by the lender.

Under the RDS Credit Facility, LARK is required to comply with certain customary restrictive covenants that, among other things and with certain exceptions, limit the ability of LARK to (i) incur additional indebtedness and liens in connection therewith, (ii) pay dividends and make certain other restricted payments, (iii) effect mergers or consolidations, (iv) enter into transactions with affiliates, (v) sell or dispose of property or assets, and (vi) engage in unrelated lines of business.

As of March 31, 2018, approximately $10.0 million of indebtedness was outstanding under the RDS Credit Facility.

ASG Credit Facility

Pursuant to a loan and security agreement, dated as of June 23, 2015, by and between AG&M, a wholly-owned subsidiary of ASG, and Pental, as the borrowers, and Bank of America, N.A., as the lender, as amended (which we refer to as the “ASG Credit Facility”), ASG has a borrowing-base-governed revolving credit facility that provides for borrowings of up to $40 million. The borrowing base under the ASG Credit Facility is comprised of accounts receivable and inventory.

Under the terms of the ASG Credit Facility, AG&M and Pental have the ability to request the issuance of letters of credit up to a maximum aggregate stated amount of $6.5 million. The ability to borrow revolving loans under the ASG Credit Facility is reduced on a dollar-for-dollar basis by the aggregate stated amount of all outstanding letters of credit. The indebtedness outstanding under the ASG Credit Facility is secured by substantially all assets of AG&M and Pental, and the equity interests of each of AG&M and Pental held by ASG.

The revolving loans under the ASG Credit Facility bear interest at a floating rate equal to an index rate (which AG&M and Pental can elect between a LIBOR-based index and a Prime-based index) plus an applicable margin. The applicable margin is determined quarterly based on the borrowers’ average daily availability (calculated by reference to their accounts receivable and inventory that comprise their borrowing base) during the immediately preceding fiscal quarter, and ranges from twenty-five basis points (0.25%) to one hundred seventy-five basis points (1.75%). Upon the occurrence of certain events of default under the ASG Credit Facility, the interest rate applicable to the obligations thereunder may be increased by two hundred basis points (2.00%).

All revolving loans under the ASG Credit Facility are due and payable in full on February 27, 2022, subject to earlier acceleration upon certain conditions. Letter of credit obligations and other amounts outstanding under the ASG Credit Facility are due and payable upon demand by the lender.

Under the ASG Credit Facility, AG&M and Pental are required to comply with certain customary restrictive covenants that, among other things and with certain exceptions, limit the ability of AG&M and Pental to (i) incur additional indebtedness and liens in connection therewith, (ii) pay dividends and make certain other restricted payments, (iii) effect mergers or consolidations, (iv) enter into transactions with affiliates, (v) sell or dispose of property or assets, and (vi) engage in unrelated lines of business.

As of March 31, 2018, approximately $22.3 million of indebtedness was outstanding under the ASG Credit Facility.

Term Loan Facility

On February 28, 2017, AG&M and Pental, as the borrowers, entered into a financing agreement with the lenders party thereto and Cerberus Business Finance, LLC, as the agent for the lenders, as amended (which we refer to as the “Term Loan Facility”), which provides for a $105 million term loan facility to AG&M and Pental.

Borrowings under the Term Loan Facility bear interest per year equal to either: (i) the base rate plus 5.25% for a base rate loan, or (ii) the LIBOR rate plus 7.25% for a LIBOR loan. The base rate is the greater of the publicly announced interest rate by the reference bank as its reference rate, the base commercial lending rate or prime rate, and 3.5% per annum. During an insolvency proceeding or during any other event of default (if elected by the required lenders), the borrowings under the Term Loan Facility bear interest at the default rate, which is 2% per annum plus the interest rate otherwise applicable to such indebtedness. The borrowings under the Term Loan Facility are secured by substantially all of AG&M’s and Pental’s assets, and the performance and payment by AG&M and Pental thereunder are guaranteed by ASG and AG Holdco (SPV) LLC, a wholly-owned subsidiary of AG&M.

Following the delivery of audited annual financial statements for each fiscal year, the Term Loan Facility requires AG&M and Pental to prepay amounts outstanding under the Term Loan Facility with (i) 75% of the excess cash flow minus the aggregate principal amount of all optional prepayments made in such preceding fiscal year, if the leverage ratio is greater than 3.25:1.00, or (ii) 50% of the excess cash flow minus the aggregate principal amount of all optional prepayments made in such preceding fiscal year, if the leverage ratio is less than or equal to 3.25:1.00.

In addition, the Term Loan Facility also requires AG&M and Pental to prepay amounts outstanding, subject to certain exceptions (and, with respect to clauses (i) and (ii) below, certain limited reinvestment rights), with: (i) 100% of the net proceeds of any asset disposition in excess of $750,000 in any fiscal year, (ii) 100% of any insurance or condemnation awards in excess of $2,500,000, (iii) 100% of the net proceeds of any equity issuances, (iv) 100% of the net proceeds of any issuance of indebtedness (other than certain permitted indebtedness), and (v) 100% of any net cash proceeds received outside the ordinary course of business.

All term loans under the Term Loan Facility are due and payable in full on February 28, 2022, subject to earlier acceleration upon certain conditions.

Under the Term Loan Facility, AG&M and Pental are required to comply with certain customary restrictive covenants that, among other things and with certain exceptions, limit the ability of AG&M and Pental to (i) incur additional indebtedness and liens, (ii) make certain capital expenditures, (iii) pay dividends and make certain other distributions, (iv) sell or dispose of property or assets, (v) make loans, (vi) make payment of certain debt, (vii) make fundamental changes, (viii) enter into transactions with affiliates, and (ix) engage in any new businesses. The Term Loan Facility also contains certain customary representations and warranties, affirmative covenants, and reporting obligations.

As of March 31, 2018, approximately $94.0 million of indebtedness was outstanding under the Term Loan Credit Facility.

Vehicle and Equipment Financing

We have used various secured loans and leases to finance our acquisition of vehicles. In May 2017, we entered into a master vehicle lease with a provider of fleet management services. Under this agreement, we acquire vehicles as necessary for both replacement and expansion of our operations. The interest rates under these leases vary with certain index rate levels at the time of delivery. The terms of these leases include 90% financing, 48 monthly payments starting one month from the date of delivery of the vehicle, and minimal buyout options at termination. As such, we accounted for them as capital leases.

As of March 31, 2018, approximately $3.4 million of indebtedness was outstanding under vehicle and equipment loans and capital leases.

Historical Cash Flow Information

Working Capital

Inventory and accounts receivable represent over 85% of our tangible assets, and accordingly, management of working capital is important to our businesses. Working capital (defined as current assets less current liabilities, excluding debt and cash) totaled $90.1 million at March 31, 2018, compared to $52.9 million at March 31, 2017. Working capital as a percent of revenue was 20.8%, totaling $73.4 million at December 31, 2017, compared to 12.4% of revenue, totaling $29.0 million at December 31, 2016.

In our RDS segment, for the three months ended March 31, 2018, working capital increased by $0.8 million to $10.8 million, compared to $10.0 million for the three months ended March 31, 2017. Higher revenues in the three months ended March 31, 2018 over the three months ended March 31, 2017 led to an increase in accounts receivables. Inventories were also increased due to increased sales activity. Both increases were partially offset by additional payables and customer deposits. For the year ended December 31, 2017, working capital increased by $1.7 million to $13.9 million and was 7.2% of RDS revenue, compared to $12.1 million and 6.9% of RDS revenue for the year ended December 31, 2016. This increase was due to the fact that December revenue was higher in 2017 than in 2016, leading to higher receivables and inventory balances at year end.

In our ASG segment, for the three months ended March 31, 2018, working capital increased by $38.1 million to $81.1 million, compared to $43.0 million for the three months ended March 31, 2017. This increase was largely due to the Bedrock acquisition and new branch locations. For the year ended December 31, 2017, working capital increased by $43.8 million to $60.7 million and was 37.7% of ASG revenue, compared to $16.9 million and 28.7% of ASG revenue for the year ended December 31, 2016. This increase was largely due to the higher working capital needs of the Pental business acquired by ASG. As the Pental Acquisition closed in February 2017, we recorded revenue for only the period from March 1, 2017 to December 31, 2017, but recorded the full amount of the working capital on our closing balance sheets as of December 31, 2017.

Summary of Cash Flows

A summary of our cash flows from our operating, investing, and financing activities is shown in the following table:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2018	2017	2017	2016
Net cash (used in) provided by operating activities	$(1,458)	$3,258	$(8,367)	$15,540
Net cash used in investing activities	(13,840)	(88,798)	(118,836)	(14,787)
Net cash provided by financing activities	18,723	84,908	128,024	1,653

Increase (decrease) in cash and cash equivalents	$3,425	$(632)	$821	$2,406

Cash Flows (Used in) Provided by Operating Activities

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Net cash (used in) provided by operating activities was $(1.5) million and $3.3 million for the three months ended March 31, 2018 and 2017, respectively. Net loss was $1.3 million for the three months ended March 31, 2018, and $2.6 million for three months ended March 31, 2017, respectively.

Adjustments for noncash expenses included in the calculation of net cash provided by operating activities, including amortization and depreciation, changes in deferred income taxes and other noncash items, totaled $4.6 million for the three months ended March 31, 2018, and $3.5 million for the three months ended March 31, 2017.

Changes in operating assets and liabilities resulted in net cash used of $4.7 million for the three months ended March 31, 2018, primarily driven by an increase in ASG’s accounts payable. Changes in operating assets and liabilities resulted in a net source of cash of $2.4 million for the three months ended March 31, 2017.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Net cash (used in) provided by operating activities was $(8.4) million and $15.5 million for the years ended December 31, 2017 and 2016, respectively. Net (loss) income was $(11.3) million for the year ended December 31, 2017, and $7.1 million for the year ended December 31, 2016. Cash provided by depreciation and amortization expense of $14.8 million was associated primarily with transactions that closed during the year ended December 31, 2017, offset by cash used of $24.0 million for additional inventory to support new locations and additional MetroQuartz® inventory in existing locations in our ASG segment, were the main drivers of the cash used in operating activities during the year ended December 31, 2017.

Adjustments for noncash expenses included in the calculation of net cash provided by operating activities, including amortization and depreciation, changes in deferred income taxes and other noncash items, totaled $26.7 million for the year ended December 31, 2017, and $7.5 million for the year ended December 31, 2016.

Changes in operating assets and liabilities resulted in a net use of cash of $23.7 million for the year ended December 31, 2017. An increase in ASG inventory was the most significant contributor, along with a $2.4 million reduction in income taxes payable, compared with a $0.5 million increase in the prior year. Changes in operating assets and liabilities resulted in a net source of cash of $1.0 million for the year ended December 31, 2016. A reduction to the accounts receivable due to an improvement in days sales outstanding also contributed to the change.

Cash Flows Used in Investing Activities

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

For the three months ended March 31, 2018, cash flow used in investing activities was $13.8 million, with $0.3 million for the acquisition of NSI and $11.5 million for the acquisition of Bedrock. Capital expenditures for property and equipment, net of proceeds from disposals, totaled $2.0 million. For the three months ended March 31, 2017, cash flow used in investing activities was $88.8 million, which consisted of $88.0 million for the acquisition of Pental and $0.8 million for the purchase of new property and equipment.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

For the year ended December 31, 2017, cash flow used in investing activities was $118.8 million, with $26.8 million for the acquisition of Greencraft and $88.0 million for the acquisition of Pental. Capital expenditures for property and equipment, net of proceeds from disposals, totaled $4.1 million. For the year ended December 31, 2016, cash flow used in investing activities was $14.8 million, which consisted largely of $11.3 million for the acquisition of Modul and $3.5 million for the purchase of new property and equipment.

Cash Flows Provided by Financing Activities

Three Months Ended March 31, 2018 Compared to the Three Months Ended March 31, 2017

Net cash provided by financing activities was $18.7 million and $84.9 million for the three months ended March 31, 2018 and 2017, respectively.

For the three months ended March 31, 2018, we borrowed an additional $6.3 million in term debt and made principal payments of $0.6 million, for a net increase in term debt of $5.7 million. Aggregate net borrowings on the RDS Credit Facility and ASG Credit Facility was $13.1 million. For the three months ended March 31, 2017, we paid distributions to members of $34.5 million. We borrowed an additional $24.4 million on our revolving line of credit and $116.5 million in term debt while making principal payments of $21.7 million. The increase in borrowing was related primarily to the acquisition of Pental.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Net cash provided by financing activities was $128.0 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively.

For the year ended December 31, 2017, we raised $240.5 million in net proceeds from the November 2017 private offering and private placement, used $122.8 million to repurchase and retire shares of our Class B Common Stock, and made distributions to equityholders of $35.4 million. We also borrowed an additional $130.0 million in term debt and made principal payments of $88.9 million, for a net increase in term debt of $41.1 million. Aggregate net borrowings on the RDS Credit Facility and ASG Credit Facility was $8.2 million. For the year ended December 31, 2016, we paid distributions to members of $0.3 million, and we received contributions from members of $12.5 million. We also paid down $7.9 million on our revolving line of credit. We also paid total principal payments of $2.7 million on term loans and notes payable.

Contractual Obligations

In the table below, we set forth our enforceable and legally binding obligations as of December 31, 2017. Some of the amounts included in the table are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table.

	Payments Due by Period
(in thousands)	Total	Fiscal Year 2018	Fiscal Year 2019	Fiscal Year 2020	Fiscal Year 2021	Fiscal Year 2022	Thereafter
Long-Term Debt Obligations(1)	$90,540	$1,970	$1,862	$1,680	$1,187	$83,839	$2
Capital Lease Obligations(2)	953	257	257	257	182	—	—

Operating Lease Obligations(3)	34,866	8,380	6,804	6,181	4,818	3,752	4,931

Purchase Obligations(4)	110,403	36,801	36,801	36,801	—	—	—

Total	$236,762	$47,408	$45,724	$44,919	$6,187	$87,591	$4,933

(1)

Long-term debt obligations include principal and interest payments on our term loans as well as our notes payable. Long-term debt obligations do not include fees on the unused portion of our revolving letters of credit or financing fees associated with the issuance of debt.

(2)	Capital lease obligations include payments on capital leases for vehicles and equipment purchased.

(3)

We lease certain locations, including, but not limited to, corporate offices, warehouses, fabrication shops, and design centers. For additional information, see Note 10—Commitments and Contingencies—Leases to our audited consolidated financial statements included elsewhere in this prospectus.

(4)

We have a contract with a supplier of engineered stone on an exclusive basis in certain states within the United States. As part of the terms of the exclusive right to distribute the products provided under the contract, we are obligated to take delivery of a certain minimum amount of product from this supplier. If we fall short of these minimum purchase requirements in any given calendar year, we have agreed to negotiate with the supplier to arrive at a mutually acceptable resolution. There are no financial penalties to us if such commitments are not met; however, in such a case, the supplier has reserved the right, under the contract, to withdraw the exclusive distribution rights granted to us. The amount of the payment is estimated by multiplying the minimum quantity required under the contract by the average price paid in 2017.

In addition to the contractual obligations set forth above, as of December 31, 2017, we had an aggregate of approximately $19.3 million of indebtedness outstanding under the RDS Credit Facility and the ASG Credit Facility.

Off-Balance Sheet Arrangements

As of March 31, 2018, with the exception of operating leases that we typically use in the ordinary course of business, we were not party to any material off-balance sheet financial arrangements that are reasonably likely to have a current or future effect on our financial condition or operating results. We do not have any relationship with unconsolidated entities or financial partnerships for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.

Internal Controls Over Financial Reporting

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. However, we will evaluate our internal controls on a quarterly basis prior to making the first assessment of our internal control over financial reporting. Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal control over financial reporting and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act.

Our management and our independent registered public accounting firm have, in connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2017 and 2016, which are included elsewhere in this prospectus, identified certain control deficiencies relating to our internal control over financial reporting, which in the aggregate constitute a material weakness as defined above. The material weakness identified by our management and our independent registered public accounting firm relates to the fact that we do not have sufficient resources in our accounting function, which restricts our ability to gather, analyze and properly review information related to financial reporting in a timely manner. This material weakness is a result of issues that arose in the preparation and presentation of financial statements, maintaining of supporting documentation and agreements, accounting for acquired businesses, accounting for intercompany transactions, correct balance sheet and income statements classifications, correct application of inventory valuation, accounting treatment of our returns policies, and effective monitoring and recording of accounting period cutoffs of revenues, receivables, inventory and liabilities. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2017 and 2016, our management and our independent registered public accounting firm have also identified certain significant deficiencies in our internal control over financial reporting. Due to the significant changes to our external reporting requirements and our lack of adequate resources in financial reporting with sufficient experience with public company reporting standards and GAAP to address complex transactions, there is a risk that accounting guidance may be improperly applied or the presentation and disclosure of the financial statements may be incorrect or inaccurate.

We have taken and will continue to take a number of actions to remediate this material weakness including, but not limited to, (i) hiring additional resources with significant experience in public company accounting and reporting to strengthen our accounting team, (ii) conducting a company-wide assessment of our control environment, (iii) augmenting, documenting and formalizing our internal controls and financial reporting policies and procedures, and (iv) instituting appropriate review and oversight responsibilities within the accounting and financial management function. We are not able to predict when we will fully remediate all of our control deficiencies and we may need to take additional measures (the cost of which we are not able to predict) to implement an adequate and compliant level of internal controls, and the measures we have taken, and expect to take, to improve our control environment may not be sufficient to address the issues identified, to ensure that our internal controls are effective, or to ensure that none of the identified control deficiencies or other material weaknesses or deficiencies would result in a material misstatement of our annual or interim financial statements. In addition, other material weaknesses may be identified in the future. If we are unable to correct material weaknesses or deficiencies in internal control in a timely manner, our ability to record, process, summarize and report financial information accurately, and within the time periods specified in the rules and forms of the SEC, will be adversely affected.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported using different assumptions or under different conditions. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements.

Revenue Recognition

Our revenue derived from the sale of imported granite, marble, and related items is recognized when persuasive evidence of an agreement exists through a purchase order or signed contract detailing the quantity and price, delivery per the agreement has been made, and collectability is reasonably assured.

Our revenue derived from contracts with our homebuilder customers is generally treated as derived from short-term contracts for accounting purposes. These contracts generally range in length from several days to several weeks. We account for these contracts under the completed contract method of accounting and will recognize revenue and cost of revenue when the contract is complete and performance has been delivered.

Our revenue derived from contracts related to multi-family projects is treated as derived from long-term contacts for accounting purposes. Accordingly, we recognize revenue using the percentage-of completion method of accounting.

Cost of Revenue

RDS’ cost of revenue is comprised of the costs of materials and labor to purchase and install products for our customers.

ASG’s cost of revenue primarily consists of the costs of purchased materials, sourcing fees for inventory procurement, and freight costs.

RDS’ and ASG’s cost of revenue also includes payroll taxes and benefits, workers’ compensation insurance related to direct labor, as well as vehicle-related expenses and overhead costs including rent, depreciation, utilities, property taxes, repairs and maintenance costs related to warehouse, installation and/or fabrication operations.

Accounts Receivable

Accounts receivable are recorded at net realizable value. We continually assess the collectability of outstanding customer invoices and, if deemed necessary, maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience, a customer’s current creditworthiness, customer concentrations, age of the receivable balance both individually and in the aggregate, and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from our estimates.

Inventories

Inventory consists of stone slabs, tile and sinks, and includes the costs to acquire the inventories and bring them to their sale condition and locations. Inventory also includes flooring, doors and trim, glass, and countertops, which have not yet been installed, as well as labor and related costs for installations in process. Inventory is valued at the lower of cost (using the specific identification and first-in, first-out methods) or net realizable value. We periodically review our inventory to identify slow-moving items and will write down the carrying value of such inventory when necessary. As of March 31, 2018 and 2017, a reserve of $3.2 million and $2.4 million, respectively, was recorded for obsolete and slow-moving inventory. As of December 31, 2017 and 2016, a reserve of $1.6 million and $1.1 million, respectively, was recorded for obsolete and slow-moving inventory.

Intangible Assets

Intangible assets consist of customer relationships, trade names, and non-competition agreements. We consider all our intangible assets to have definite lives and are being amortized on the straight-line method over the estimated useful lives of the respective assets or on an accelerated basis based on the expected cash flows generated by the existing customers as follows:

	Range of estimated useful lives	Weighted average useful life
Customer relationships	5 years – 10 years	9 years

Trade names	3 years – 11 years	10 years

Non-compete agreements	Life of agreement	4 years

Impairment of Long-Lived Assets

We regularly review the recoverability of our long-lived assets, such as property and equipment and intangible assets, whenever events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable, or at least annually. The assessment for possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future undiscounted cash flows of the related operations. If the aggregate of these cash flows is less than the carrying value of such assets, an impairment loss is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. This is done by considering the recent and expected growth in the key end-markets for each of our reporting units (new residential construction and R&R, respectively), along with our recent and expected market share and resulting revenue and margin projections. We have identified each of RDS and ASG as a reporting unit presented on our consolidated financial statements. Independent analysis of the events and circumstances of each reporting unit resulted in the determination that the fair value of each reporting unit is not less than its carrying amount. Additional impairment testing was not required.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying identifiable net tangible and intangible assets acquired. During the three months ended March 31, 2018, RDS recorded goodwill of $0.3 million as a measurement period adjustment related to Greencraft, and ASG recorded goodwill of $0.1 million related to the acquisition of Bedrock and $0.3 million related to the acquisition of

NSI. During the years ended December 31, 2017 and 2016, ASG recorded goodwill of $25.4 million related to the Pental Acquisition, and $4.0 million related to the acquisition of Modul, respectively. In addition, during the year ended December 31, 2017, RDS recorded goodwill of $10.4 million related to the acquisition of Greencraft.

Goodwill is not amortized, but is subject to an annual impairment test. We test for impairment of goodwill annually as of December 31 of each year or more frequently if events or changes in circumstances indicate that the goodwill may be impaired.

Events or changes in circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then additional impairment testing is not required. However, if an entity concludes otherwise, then it is required to perform the first of a two-step impairment test.

The first step involves comparing the estimated fair value of a reporting unit with its respective book value, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then a second step is required which requires the carrying amount of the goodwill be compared with its implied fair value. The estimate of implied fair value of goodwill may require valuations of certain internally generated and unrecognized intangible and tangible net assets, which are derived using available economic data and forecasts for activity levels in the end markets of each of our reporting units (new residential construction and R&R, respectively). These are then used to support forecasts of income and cash flow results that would be expected under those economic conditions, which are then converted to a net present value using an appropriately supported discount rate. If the carrying amount of goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess. The fair value of intangibles is evaluated by considering the recent and expected growth in our end-markets (new residential construction and R&R, respectively), along with our recent and expected market share and resulting revenue and margin projections.

Basis of Presentation and Combination

The financial information contained herein presents consolidated financial statements, including the accounts of RDS and ASG, and their wholly owned subsidiaries, and are presented using the accrual basis of accounting in accordance with GAAP. All significant intercompany accounts and transactions have been eliminated in combination. References to “ASC” hereafter refer to the Accounting Standards Codification, and references to “ASU” hereafter refer to the Accounting Standards Update, each established by the Financial Accounting Standards Board (which we refer to as “FASB”) as the source of authoritative GAAP.

Income Taxes

The provision for income taxes is accounted for under the asset and liability method prescribed by ASC 740 (Topic 740, Income Taxes). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rate changes are enacted. We record a valuation allowance to reduce the carrying amounts to the amount that is believed more likely than not to be realized.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

On December 22, 2017, the Tax Cuts and Jobs Act was adopted into law. The Tax Cuts and Jobs Act makes broad and complex changes to the Internal Revenue Code of 1986, as amended, including, but not limited to, (i) reducing the U.S. federal corporate tax rate from 35% to 21%; (ii) eliminating the corporate alternative minimum tax (which we refer to as “AMT”) and changing how existing AMT credits are realized; (iii) creating a new limitation on deductible interest expense; and (iv) changing rules related to uses and limitation of net operating loss carryforwards created in tax years beginning after December 31, 2017.

For the year ended December 31, 2017, our statutory federal corporate tax rate was 34.0%, with the statutory rate for fiscal year 2018 and beyond being 21.0%. As of December 31, 2017 our deferred tax assets and liabilities were valued at the 21.0% rate expected for 2018 and beyond.

In December of 2017, the staff of the SEC issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (which we refer to as “SAB 118”), which allows companies to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Because the Tax Cuts and Jobs Act was enacted in the fourth quarter of 2017 and ongoing guidance and accounting interpretations are expected over the next 12 months, the analysis required to record the provisional amounts for the accounting of deferred tax re-measurements and other items, such as cost recovery and state tax considerations, may be revised causing adjustments to these provisions. We expect to complete the analysis and update the provisional amounts within the measurement period in accordance with SAB 118.

Our policy is to recognize interest and/or penalties related to all tax positions as income tax expense. To the extent that accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. None of Select Interior Concepts, Inc. or our subsidiaries recognized any tax benefits from uncertain tax positions during the years ended December 31, 2017 and 2016.

Recent Accounting Pronouncements

The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. The adoption dates cited below for the adoption of new accounting standards (not yet adopted by us) are the dates applicable to private companies. We will be permitted to use the private company adoption dates as long as we continue to be an emerging growth company.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 establishes a comprehensive revenue recognition standard for virtually all industries under GAAP, including those that previously followed industry-specific guidance, such as the real estate, construction, and software industries. ASU 2014-09’s core principle is to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606)—Narrow-Scope Improvements and Practical Expedients, which further clarifies guidance on collectability, noncash consideration, presentation of sales tax, practical expedients and transition. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which makes minor corrections or minor improvements to the codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. These standards, pursuant to ASU 2015-14, Revenue from Contracts with Customers-Deferral of the Effective Date (Topic 606), issued by the FASB in August 2015, will be effective for annual periods (including interim periods) beginning after December 15, 2017 for public companies. We are currently evaluating the impact of the provisions of ASU 2014-09 on the presentation of our consolidated financial statements. Under the JOBS Act, as part of the relief provided to emerging growth companies, an emerging growth company may elect to adopt new standards on the timeline afforded a private company. As we are an emerging growth company, we plan to adopt ASU 2014-09 for annual periods beginning after December 15, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous standards. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of asset not to recognize lease assets and lease liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, but early application is permitted. We are currently evaluating the impact of the provisions of ASU 2016-02 on the presentation of our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which provides specific guidance on eight cash flow classification issues arising from certain cash receipts and cash payments. Currently, GAAP either is unclear or does not include specific guidance on the eight cash flow classification issues addressed in ASU 2016-15. The objective is to reduce current and potential future diversity in practice. ASU 2016-15 is effective for interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. We do not expect the adoption of ASU 2016-15 to have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash. ASU 2016-18 is intended to reduce the diversity in practice around how restricted cash is classified within the statement of cash flows. ASU 2016-18 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, with early adoption permitted. We have evaluated the impact of ASU 2016-18, and, upon adopting the new standard, we will not present the release of restricted cash as an investing activity cash inflow. Instead, restricted cash balances have been and will be included in the beginning and ending cash, cash equivalents and restricted cash balances in the statement of cash flows.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the goodwill impairment test by eliminating the Step 2 requirement to determine the fair value at the impairment testing date of its assets and liabilities. ASU 2017-04 is effective for annual periods beginning after December 15, 2019. Early adoption is permitted for impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the effect of these provisions on our consolidated financial statements.

Also, in January 2017, the FASB issued ASU 2017-01, Business Combination (Topic 805)—Clarifying the Definition of a Business. ASU 2017-01 provides additional guidance regarding whether a transaction should be treated as an asset acquisition (or disposal) or a business combination. In particular, ASU 2017-01 provides that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This clarification reduces the number of transactions that meet the definition of a business combination. We should apply these amendments to annual reporting periods beginning after December 15, 2018 and to interim periods within fiscal years beginning after December 15, 2019. Management is currently evaluating the provisions of this guidance to determine the potential impact the new standard will have on our consolidated financial statements.

Quantitative and Qualitative Disclosure on Market Risks

Interest Rate Risk

We borrow from lenders using financial instruments such as revolving lines of credit, term loans, and notes payable. In many cases, the interest costs we incur under these agreements is calculated using a variable rate that will fluctuate with changes in a published short-term market interest rate index, such as LIBOR. Accordingly, there is no guarantee as to what our interest payments and expense will be in the future. In an economic environment where short term rates (under one year) may increase or continue to increase at any time, there can be no assurance that interest rates will not be higher in the future and have an adverse effect on our financial soundness. At March 31, 2018, we had outstanding variable rate borrowings of approximately $126.3 million. Assuming the current level of borrowing under the variable rate debt facilities, a hypothetical one-percentage point increase (decrease) in interest rates on our variable rate debt would increase (decrease) our annual interest expense by $1.3 million.

For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant. We did not utilize swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments during the years ended December 31, 2016 and 2017 or during the three months ended March 31, 2018. We have not entered into and currently do not hold derivatives for trading or speculative purposes.

Foreign Currency Exchange Rate Risk

We purchase materials from both domestic and foreign suppliers. However, all of the suppliers receive payments in U.S. dollars and, as such, we are not exposed to any foreign currency exchange rate risk.

OUR BUSINESS

Our Company

We are a premier installer and nationwide distributor of interior building products with leading market positions in residential interior design services in highly attractive markets. Through our Residential Design Services (which we refer to as “RDS”) segment, we serve leading national and regional homebuilders by providing an integrated, outsourced solution for the design, consultation, sourcing, distribution and installation needs of their homebuyer customers. Through our 18 design centers located in California, Nevada, and Arizona, our specially-trained design consultants work closely with homebuyers in the selection of a broad array of interior products and finishes, including flooring, countertops, wall tile, window treatments, shower enclosures, and related interior items, primarily for newly constructed homes. We then coordinate the ordering, fulfillment and installation of many of these interior products to provide a seamless experience for the homebuyer. With our attractively arranged design centers and our strong product sourcing and installation capabilities, we enable our homebuilder customers to outsource critical aspects of their business to us, thereby increasing their sales, profitability, and return on capital.

We also have leading market positions in the selection and importation of natural and engineered stone slabs for kitchen and bathroom countertops and specialty tiles through our Architectural Surfaces Group (which we refer to as “ASG”) segment. ASG sources natural and engineered stone from a global supply base, often under exclusive terms, and markets these materials through a national network of distribution centers and showrooms under proprietary brand names such as AG&M, Modul, Pental, Bedrock International and Cosmic. In addition to serving the new residential and commercial construction markets with these materials, we also distribute them to the repair and remodel (which we refer to as “R&R”) market.

Residential Design Services. Our outsourced interior design center and installation services operate in some of the most attractive and fastest growing residential areas in the United States. We enter into exclusive service agreements with homebuilders in these areas at the beginning of new community development projects to provide them with a single-source solution for the design center operations, consultation, sourcing, fulfillment, and installation phases of the homebuilding process. At our design centers, our expert design staff work directly with homebuyers to help them achieve their design, styling, and product needs, leveraging our web-based preference analysis and proprietary software system to enable real-time pricing of interior options. We believe our consultative sales focus helps homebuyers optimize their product choices, often leading to the selection of higher margin products. This, in turn, creates significant value for our homebuilder customers, who share in incremental product upgrade revenue. We have developed strong, long-term relationships with many of our homebuilder customers, many of which we have worked with for over 15 years. In 2017, our largest customers included Toll Brothers, CalAtlantic (now a part of Lennar Group), TriPointe, Brookfield Residential, D.R. Horton, and Taylor Morrison.

To expand our market opportunity within our RDS segment, we continually consider additional markets, product adjacencies and other opportunities for our installation services. For example, we believe that the multi-family and R&R segments of the residential construction markets represent areas where we are currently underpenetrated yet where there are attractive growth opportunities for us. We also believe that our recent product expansion into cabinet supply and installation represents a substantial growth opportunity with our existing homebuilder customers. In addition, given the fragmented nature of our industry, we believe there is significant opportunity for us to continue growing both our geographic footprint and install capabilities through value-enhancing, accretive acquisitions.

Architectural Surfaces Group. Our ASG segment imports and distributes natural and engineered stone slabs, as well as tile, through 22 strategically positioned warehouse locations across the United States. Our stone slabs include marble, granite, and quartz, for use as distinctive kitchen and bathroom countertops, and our tiles consist of ceramic and porcelain for flooring, backsplash, and wall tile applications. We maintain a broad domestic footprint of showrooms and distribution centers, serving attractive markets in the Northeast, Southeast, Southwest, Mountain West, and West Coast regions of the United States and offer what we believe is a distinctive and targeted merchandising strategy, including displaying our products in customer-oriented showrooms that cater to professional interior designers and architects as well as homeowners. Our showrooms are staffed by product and design experts who focus on the total customer experience. We carry product lines of natural and engineered stone slabs and tile products that are tailored to the specific geographic regions that we serve and our goal is to provide a comprehensive offering that meets all of our professional and homeowner customers’ stone and tile needs.

We have relationships with a wide array of stone slab quarries, manufacturers and distributors around the world, and we work closely with these providers to ensure their product performance and variety meet our high quality standards. We believe the strength and breadth of these relationships helps us offer our customers a broad and consistent selection of high-quality stone slabs from a global supply chain. As a result of our geographic reach and product knowledge, we have successfully secured exclusive rights to leading materials that are marketed under ASG’s MetroQuartz® and PentalQuartz® brands along with our new PentalTek® porcelain brand.

We believe that the markets for design center services and natural and engineered stone slab distribution are complementary and that our ability to combine them into a single platform strengthens our business model and expands our growth opportunities. Both of our business segments provide key value-added services that are critical to serving our customers’ needs and result in an attractive free cash-flow profile. In addition, both of these markets are highly fragmented and, we believe, are poised for further consolidation. In the last two years, we have completed six acquisitions and opened five greenfield locations (which we define as new facilities opened in geographic areas that we previously served from a remote distribution point), and we believe we are well positioned to continue pursuing both additional acquisition opportunities and new greenfield locations in the foreseeable future.

Our Competitive Strengths

We believe that our competitive strengths include:

Exceptional Customer Experience

We believe that the customer experience we provide distinguishes us from our competition and is a critical driver of our success. Key elements of our customer experience include:

Highly Trained Design Center Staff and Sales Consultants. Our merchandising efforts are designed to expand our customer base while achieving the highest level of customer satisfaction. At RDS design centers, design consultants possess strong reputations and skill sets. Our design consultants are knowledgeable about interior design trends, materials, and options, and a majority have technical training and certifications from interior design schools. Based on our customer homebuilder surveys in 2017, over 95% of homebuyers are highly satisfied by the RDS design consultation experience. Similarly, ASG’s facilities are staffed by knowledgeable sales associates that maintain high-end, well-designed showrooms with convenient product displays. ASG sales teams establish and expand relationships with architecture and design firms, kitchen and bath dealers, and countertop fabricators and internal installers, which we believe drive stronger sales and higher satisfaction.

Superior Quality and Service. RDS maintains in-house countertop fabrication, light manufacturing, and installation capabilities, which enable it to meet demanding customer schedules and quality standards. These capabilities help drive on-time project completion, homebuyer satisfaction, and profitability for homebuilders. At ASG, suppliers are selected based on a demonstrated ability to provide product that passes our stringent, hands-on inspection process, which results in consistently high-quality products and strong countertop fabricator yields with minimal waste. ASG also offers branded products, and is the exclusive provider of products marketed under

ASG’s MetroQuartz®, PentalQuartz® and PentalTek® brands. We believe these brands are known in the industry for superior quality, which further enhances ASG’s reputation industry-wide.

Comprehensive Suite of Product and Service Offerings. Our homebuilder customers increasingly indicate a preference to work with a small number of reliable partners that offer a broad suite of products and services. RDS and ASG have been built to satisfy this preference, and we believe that our businesses offer among the most comprehensive product sets and services in the markets in which we operate. RDS provides a turnkey homebuyer management process consisting of interior design and product selection and installation service, for homebuilder customers, which depend on RDS to provide the homebuyer with a comprehensive interior product offering that includes approximately 100,000 items. ASG’s customers, which include architects, interior designers, homeowners, and countertop fabricators, rely on ASG to provide a full suite of products that includes in-demand surface materials, including natural stone slabs, engineered stone slabs—notably high-end quartz products that are exclusively marketed through ASG—and related products such as tile.

Sophisticated, Global Supply Chain. We maintain a global and diverse supplier network with extensive procurement resources that promote continuity of supply. We enjoy long-standing relationships with a global supplier base, which enable sourcing of quality products to meet a broad range of customer preferences and specifications at competitive prices. Our footprint provides visibility into local trends that drive highly tailored product procurement, which enables efficient working capital management. We believe that our merchandising capabilities encourage suppliers to partner with us on an exclusive basis, which provides us with an additional competitive advantage. We also believe that the strength of our supplier relationships helps us source products at attractive prices, which further differentiates us from our competitors.

Significant Visibility into Future Financial Performance. RDS is awarded homebuilder development contracts that provide significant visibility into future net revenue. We estimate and track the expected net revenue to be derived from sales related to the remaining housing lots to be fulfilled under existing service agreements for active residential developments. As of December 31, 2017, we estimate that amount was approximately $370 million across approximately 17,000 unique housing lots, assuming each lot is fulfilled and the historical average value of our products are installed with respect to each lot. This amount has increased each of the past three years, despite RDS achieving consecutive increases in net revenue in each of those years. Additionally, ASG’s high-volume fabrication and design customers help provide us with visibility into their supply chain and sales programs, which enable us to forecast expected demand. A substantial percentage of our net revenue is attained from repeat customers with whom ASG has long-standing, cooperative relationships, which provides additional visibility into ASG’s future net revenue profile.

Long-Standing Relationships with Leading, Blue Chip Customers. RDS serves a mix of production homebuilders, multi-family accounts, and high-volume builders of. In 2017, RDS’ top ten customers had an average relationship tenure of 15 years, demonstrating the strength of our relationships as well as the trust we have earned in the homebuilding process. ASG also has strong relationships with many architecture and design firms, kitchen and bath dealers, and fabricators. For example, approximately 88% of ASG’s customers that purchased more than $5,000 of products in 2016 also purchased products from ASG in 2017. We believe that ASG’s expanded geographic footprint with premier design centers will drive stronger demand from these large regional and national customers.

Scalable Platform and a Track Record of Accretive Acquisitions. We have built our RDS and ASG platforms to be scalable and to maximize organic and acquisition-driven growth. We have an integration “playbook” that standardizes our approach to human resources and labor management matters and vendor relationships, and improves our overall integration process of financial and operational data. We believe our system roll-out and management processes provide us with a repeatable procedure for on-boarding of newly acquired businesses, with minimal disruption to our existing operations and those of our acquisitions. In the last two years, we have completed six acquisitions, the most significant of which was the acquisition of Pental. We believe Pental represents a transformative acquisition, which significantly expanded our geographic reach and product offering. As a result of our multi-regional platform, we believe we are well positioned to continue as a consolidator in our markets, identifying and integrating acquisitions into our existing operations to drive growth and scale.

Experienced Management Team with Track Record of Driving Growth. We are led by Tyrone Johnson, our Chief Executive Officer, Kendall R. Hoyd, our Chief Financial Officer, and Sunil Palakodati, President of ASG. Messrs. Johnson, Hoyd, and Palakodati have a combined 52 years in the building products and construction industries. Prior to their current roles, Messrs. Johnson, Hoyd, and Palakodati held senior executive positions with M&A responsibility at OmniMax International, Inc. (formerly Euramax International, Inc.), Trussway Holdings, Inc., and Masco Corporation, respectively.

Our Growth Strategy

Our growth strategy includes:

Expand Geographically through Greenfield Investment. We believe that our greenfield initiatives help lower our overall risk by targeting markets for new physical locations in which we have already established a base of business in our ASG segment through remote distribution, and offer attractive returns due to our knowledge of the market and our low fixed investment costs relative to revenue and profit potential. For example, with respect to the four ASG greenfield locations established in 2016 and 2017, the average fixed investment was $0.9 million and average estimated operating losses during the ramp-up period were $0.5 million, which brought the average total investment to approximately $1.4 million. These four locations took an average of 12 months from establishment to break even on an EBITDA basis. Based on current market assessments, we believe we can continue to expand ASG’s footprint by opening new greenfield locations.

Offer New Products and Services. We will seek to expand the suite of products and services that we provide to our customers. For example, for RDS, cabinets represent an attractive adjacent product expansion opportunity. Many of our long-term homebuilder customers have identified cabinet supply and installation as a challenging area in the construction process due to skilled labor shortages and difficulties associated with material sourcing. We believe that our existing capabilities and relationships can facilitate a successful product expansion in this area. RDS management is also evaluating appliances, home automation, and other products for similar opportunities. ASG will seek exclusive distribution rights from leading manufacturers by leveraging our geographic footprint and national presence following the acquisition of Pental. ASG management is also evaluating additional materials, including porcelain surfaces, for distribution within and cross-selling throughout the ASG network.

Accelerate Penetration of Existing Markets. We believe that we have several opportunities to expand our market penetration and capture additional market share. For RDS, the multi-family market is largely unpenetrated and represents a significant growth opportunity. Within our existing markets, RDS has approximately 4% market share of multi-family construction, and we believe this segment can contribute a larger percentage of net revenue over time. At ASG, management is focused on cross-selling products, identifying new customers, and accelerating the build-out of recently opened ASG greenfield sites with the goal of increasing revenue and earnings potential.

Identify and Pursue New Customer Segments. R&R remains a relatively untapped opportunity for us and we intend to pursue opportunities in this market. We believe that RDS’ design centers and staff are well positioned to serve the needs of R&R customers given the breadth of our product offerings, which would enable us to increase design center utilization and expand our margins. At ASG, management is evaluating new customer segments, including builders and dealers, which historically have not been central to the ASG sales effort. We believe that these initiatives have the potential to accelerate our net revenue growth with limited capital investment or increased cost.

Acquisitions. We intend to pursue acquisitions that bolster our existing geographic reach, facilitate expansion into new regions, and provide new product or service capabilities. Acquisitions that give us direct contact with homebuyers and homeowners are particularly valuable, as we believe that our merchandising strategies differentiate us from our competitors and drive customer satisfaction. Since June 2015, we have successfully integrated two bolt-on acquisitions, helping us achieve higher net revenue, reduced expenses, and improved cash flow. We closed on three more acquisitions in 2017 and two additional acquisitions in the first quarter of 2018, and are in the process of integrating them. We also have a pipeline of acquisition candidates and engage in conversations from time to time with companies that we deem a strategic fit with our existing businesses.

Our History

Our platform originated in September 2014, when affiliates of Trive Capital Management LLC (which we refer to as “Trive Capital”) acquired RDS, which in turn acquired the assets of PT Tile Holdings, LP (which we refer to as “Pinnacle”) in February 2015 and Greencraft Holdings, LLC (which we refer to as “Greencraft”) in December 2017. Tyrone Johnson and Kendall R. Hoyd joined RDS in 2015 as Chief Executive Officer and Chief Financial Officer of RDS, respectively. Affiliates of Trive Capital also formed a consolidation platform in the stone countertop market by acquiring the assets of Architectural Granite & Marble, LLC in June 2015, which in turn acquired the assets of Bermuda Import-Export, Inc. (which we refer to as “Modul”) in July 2016, Pental Granite and Marble, LLC (which we refer to as “Pental”) in February 2017, and the assets of Cosmic Stone & Tile Distributors, Inc. (which we refer to as “Cosmic”) in October 2017, and these acquired businesses were combined to form ASG. ASG then acquired certain assets of Elegant Home Design, LLC (which we refer to as “Bedrock”) in January 2018 and ceratin assets of NSI, LLC (which we refer to as “NSI”) in March 2018. ASG is led by Sunil Palakodati, who joined as Chief Executive Officer of ASG in August 2016.

Recent Transactions

November 2017 Restructuring Transactions

In November 2017, Select Interior Concepts, Inc. entered into a series of restructuring transactions (which we refer to as the “November 2017 restructuring transactions”) pursuant to which it acquired all of the outstanding equity interests in each of RDS and ASG, including all of their respective wholly-owned subsidiaries, each of which entities, including Select Interior Concepts, Inc., were then under common control by affiliates of Trive Capital. Following the November 2017 restructuring transactions, Select Interior Concepts, Inc. became a holding company that wholly owns RDS and ASG, and Tyrone Johnson, Kendall R. Hoyd, and Sunil Palakodati became our Chief Executive Officer, our Chief Financial Officer, and the President—ASG, respectively. The following diagram shows our current organizational structure:

We believe that the combination of RDS and ASG creates a strong, scalable platform of product and service offerings for home interiors that can be replicated across geographies, product categories, and services. We believe that our markets are highly fragmented and present opportunities to make additional highly synergistic acquisitions. We intend to opportunistically pursue the acquisition of other companies from a growing list of acquisition candidates.

November 2017 Private Offering and Private Placement

In November 2017, we completed a private offering and private placement pursuant to which we issued an aggregate of 21,750,000 shares of our Class A Common Stock, which included shares issued pursuant to the exercise of the option granted by us to the initial purchaser and placement agent thereunder, in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Rule l44A, Regulation S, and Rule 506 of Regulation D under the Securities Act (which we refer to as the “November 2017 private offering and private placement”). We received net proceeds of $240.5 million from the November 2017 private offering and private placement, of which we used $122.8 million in connection with the November 2017 restructuring transactions, which included our acquisition of all of the outstanding equity interests in each of RDS and ASG and the repurchase by us of shares of our Class B Common Stock from existing stockholders, and $112.8 million to repay our outstanding indebtedness, with the remaining $4.9 million of the net proceeds being used for working capital and general corporate purposes.

Industry Background

New Housing Market

New housing construction, particularly for single-family residences, is an important indicator for the success of our businesses. In 2017, approximately 71% of our revenue came from new single-family housing construction. The housing market has experienced significant gains since the 2007-2009 recession. We believe that the new-home market is on a sustainable growth trajectory, supported by stronger macroeconomic conditions, low unemployment levels, improving wage gains, low interest rates, and increasing consumer confidence combined with a limited supply of new homes. In addition, increasing household formations—particularly among members of the millennial generation, according to the 2017 report of the Joint Center for Housing Studies of Harvard University (which we refer to as the “JCHS”), Demographic Change and the Remodeling Outlook (which we refer to as the “JCHS Report”)—is expected to be a key long-term driver of the new-home market.

Source: Federal Reserve Economic Data

We believe that the outlook for new housing starts is favorable. As of December 2017, the National Association of Home Builders (which we refer to as “NAHB”) forecasted increases in single-family housing starts in 95 of the 100 largest metro areas in the United States for 2018.

Repair and Remodel

Approximately 21% of our revenue in 2017 came from R&R activity, almost all of which was earned by our ASG business. According to data produced by the NAHB Remodeling Market Index, current market conditions and future market indicators suggest that remodeling demand is accelerating. We believe that demand drivers such as aging household inventory, millennials forming households and purchasing homes, existing home sales, and rising home equity values will fuel this expansion in the demand for remodeling. We believe that we will benefit from the rising demands of homeowners as they seek to upgrade to higher quality countertops, flooring and other various interior products.

According to the JCHS Report, homeowner spending on home improvements is expected to increase 2.0% per year through 2025 after adjusting for inflation, driven by older homeowners age 55 and up. We view discretionary improvement projects, which include kitchen and bath remodels, as the most important form of remodeling activity for our businesses.

Source: JCHS Report

Residential Design Services

RDS Products & Services

We believe RDS is a trusted partner to homebuilders and performs vital outsourced functions on their behalf at key phases of the homebuilding process.

During the initial design phase of a new residential development, RDS often assists builders with upfront planning of design elements and interior options. These alternatives then become the standard packages and design options which are the basis from which the new homebuyer makes upgrade selections. During the initial construction phase, RDS offers a full suite of interior customization options to homebuyers in its design centers, providing the opportunity to upgrade to higher priced options that are not part of the homebuilder’s standard package. These upgrades result in higher revenue and profitability for both RDS and the homebuilder, who shares in the incremental revenue from any upgrades. RDS also provides installation services, ensuring that the finished product meets the homebuyer’s expectations.

We believe that RDS provides interior product offerings that are among the most comprehensive in the markets in which we operate. RDS’ collection of design options enables homebuyers to customize their homes with high quality interior finishes and provides homebuilders with a single partner to handle the majority of the interior design elements in a new home. RDS offers five core interior surface categories—flooring, countertops and wall tile, finish carpentry, shower enclosures and mirrors, and window treatments.

As of December 31, 2017

RDS Design Centers

Through its 18 design centers in California (15), Arizona (2) and Nevada (1), RDS improves the homebuyer experience with a high-touch, consultative approach. Once a builder’s sales agent directs a homebuyer to RDS, an RDS designer sets up a personal appointment with the buyer. Designers utilize product samples, color sheets, diagrams, and RDS’ proprietary design center management software system to guide the homebuyer through design selection, pricing, and ordering. Designers demonstrate standard builder options and offer higher-quality upgrade recommendations that enhance the aesthetics and design of the home interior and ultimately increase the value of the home.

We believe that our designers provide a superior customer experience for homebuyers, as evidenced by greater than 95% satisfaction ratings, based on internal surveys conducted in 2017. RDS designers are up-to-date on the latest design trends, and know how each of these design elements fits within the homebuilder’s community plans. RDS’ designers are skilled in matching the homebuyer’s lifestyle and taste with upgraded features and finishes, which can increase value and appeal for the homeowner. We believe that designers are attracted to working at RDS because the homebuyers that RDS and its homebuilder customers serve generally desire high-end homes and have relatively larger upgrade budgets, which in turn drive sales commissions. For example, in a recent residential development project for a long-time homebuilder customer, over 80% of homebuyers selected upgrade packages, which averaged more than $65,000 per lot versus less than $20,000 per lot for standard options. In recognition of their success, in 2017, four of RDS’ designers received awards from national homebuilder customers for providing exceptional homebuyer experiences.

RDS Sourcing and Countertop Fabrication

RDS sources interior surface selections from a large, diverse base of national and regional suppliers. RDS’ significant supplier network, which includes more than 230 vendors, enables sourcing of a diverse set of quality products to meet a broad range of customer aesthetics and budgets. We believe that these supplier relationships and RDS’ merchandising skill in choosing which of their products to offer allow RDS to provide the latest “on trend” designs, which our homebuilder customers and their homebuyers demand.

RDS receives and stages inventory at one of its ten warehouses, fabricates certain materials into finished items at one of its three countertop fabrication facilities, and delivers products to homebuilder job sites according to the project schedule. Approximately 50% of natural and engineered stone slab fabrication needs are performed by RDS in-house, with the remainder outsourced to third-parties. Certain other products—including shower enclosures and mirrors—also require pre-fabrication before being delivered to a job site, and RDS performs this preparation in-house. Finally, other products, such as flooring, are delivered to the job site as ordered and are then prepped and installed on-site by RDS employees or trade partners.

RDS Sales and Marketing

RDS has experienced, professional sales account managers focused on providing tailored solutions to meet the needs of each builder. The business is supported by 18 account managers who are knowledgeable about existing and prospective homebuilders’ communities and have cultivated strong relationships with homebuilders over the current average tenure of approximately eight years. Account managers and our senior management are also actively involved with numerous industry organizations and trade shows to promote RDS’ services. We believe that RDS has implemented a highly effective sales strategy, as evidenced by RDS’ growing sales pipeline and new development wins.

Architectural Surfaces Group

ASG Products & Services

ASG’s products are comprised of a number of industry leading brands for engineered stone, and we offer a comprehensive product portfolio with minimal product overlap. From a premium quartz brand (PentalQuartz®) to a price-competitive brand (MetroQuartz®), ASG offers a robust engineered stone offering across a broad range of price points. Industry growth is increasingly focused on the engineered stone and tile segments, and we believe that we have the in-house product and management expertise to benefit from these emerging product trends.

As of December 31, 2017

ASG Distribution Centers and Showrooms

AG&M’s established distribution footprint in the South and East combined with Modul’s focus on Southern California, Pental’s Pacific Northwest presence, and Cosmic’s presence in the Northeast creates a multi-regional footprint of ASG facilities, with access to new geographies, supply chains, products, and distribution rights.

ASG operates what we believe to be an attractive margin business that requires a consistent, scalable and reliable supply chain, coupled with exceptional customer service and showrooms. ASG has developed a hub-and-spoke distribution model to effectively manage logistics between its locations and keep inventory and freight costs down. By accelerating turnover from the hub to the branches of the network, ASG focuses on inventory turns and return on invested capital. ASG has developed long-term partnerships with leading fabricators, who we believe depend on ASG’s logistics infrastructure for reliable supply.

ASG provides distinctive products—oftentimes from specialized quarries—that we believe appeal to the most discerning customers. ASG maintains deep relationships with high-end design firms, which it leverages to work directly with customers for whom aesthetics typically outweigh cost considerations when designing or remodeling their kitchens and bathrooms.

ASG also serves the upper end of the market by stocking a wide variety of high-quality natural stone, engineered stone, and tile products at its showrooms. Showrooms are staffed by a knowledgeable sales force to maintain well-designed product displays and to provide exceptional customer service.

ASG Sourcing

The creation of ASG through the combination of AG&M, Modul, Pental, and Cosmic resulted in significant scale that increased buying power and served as a differentiating factor in the highly-fragmented distribution market, positioning ASG as a leading value-added distributor. The integration also unlocked opportunities for procurement discounts and exclusive distribution rights with new or rare natural stone, engineered stone, and tile. We believe ASG’s higher volume commitments also serve as a differentiator in a competitive marketplace with suppliers, affording tangible benefits to us and creating significant barriers to entry.

ASG Sales and Marketing

ASG employs a dual-pronged, “push” / “pull” sales strategy. The “push” strategy involves direct marketing and sales to fabricators. ASG has built a sophisticated supply chain, with geographically diverse suppliers, technology-enabled inventory management, and a hub-and-spoke distribution model that maximizes freight efficiency and promotes higher sales volumes.

The primary “pull-through” sales strategy leverages ASG’s premium showrooms, valuable brands, and direct relationships with architects and designers to increase demand. ASG’s pull-through strategy is enabled by its national footprint, which we believe appeals to leading homebuilders and large architecture and design firms. We believe that ASG’s pull-through strategy creates direct demand from less price-sensitive end users and fosters brand loyalty and customer stickiness.

Competition

Our markets are highly fragmented and competitive. We face competition from large home improvement stores, national and regional interior surface retailers and distributors, and independent design centers. Some of our competitors are organizations that are larger, are better capitalized, have operated longer, have product offerings that extend beyond our product suite, and have a more established market presence with substantially greater financial, marketing, personnel, and other resources than we have. In addition, while we believe that there is a relatively low threat of new internet-only entrants due to the nature of our products, the growth opportunities presented by e-commerce could outweigh these challenges and result in increased competition.

Employees

As of December 31, 2017, we employed a total of approximately 960 employees at our 44 locations. None of these employees is a party to a collective bargaining agreement, and we believe our relations with our employees are good.

Properties

We have 44 locations, each of which is leased. Our corporate headquarters, which share a facility with RDS’ flagship design center, are located at 4900 East Hunter Avenue, Anaheim, California 92807. The purpose and size of our top 20 locations, based on revenue, are as follows:

Location	Segment	Purpose	Approximate Sq. Ft.

Anaheim, CA (East Hunter Avenue)	RDS	Design Center / Office / Warehouse	52,416

Anaheim, CA (Blue Gum Street)	RDS	Distribution / Office / Warehouse	16,110

Austin, TX	ASG	Design Center /Distribution /Office/Warehouse	30,000

Corona, CA (Enterprise)	RDS	Design Center / Office / Warehouse	9,000

Denver, CO	ASG	Distribution / Office / Warehouse	80,674

Escondido, CA	RDS	Design Center / Distribution / Office / Warehouse	10,183

Fife, WA	ASG	Distribution / Office / Warehouse	37,950

Fairfield, CA	RDS	Office / Warehouse	25,150

Gilroy, CA	RDS	Countertop Fabrication / Office / Warehouse	16,600

La Mirada, CA	RDS	Design Center / Distribution / Office / Warehouse	41,250

Livermore, CA	RDS	Design Center / Distribution / Office / Warehouse	22,880

Nashville, TN	ASG	Design Center / Distribution / Office / Warehouse	12,750

Oklahoma City, OK	ASG	Design Center / Warehouse	10,419

Portland, OR	ASG	Distribution / Office / Warehouse	41,876

Sacramento, CA	RDS	Design Center / Office	9,600

San Antonio, TX	ASG	Design Center / Distribution / Office / Warehouse	12,300

Seattle, WA	ASG	Distribution / Office / Warehouse	134,000

Simi Valley, CA (Agate Court)	RDS	Office / Warehouse	13,175

Sun Valley, CA	ASG	Design Center / Distribution / Office / Warehouse	33,004

Van Nuys, CA	ASG	Design Center / Office / Warehouse	46,500

Government Regulation

We are subject to various federal, state and local laws and regulations applicable to our businesses generally in the jurisdictions in which we operate, including those relating to employment, import and export, public health and safety, work place safety, product safety, transportation, zoning, and the environment. We operate our businesses in accordance with standards and procedures designed to comply with applicable laws and regulations, and we believe we are in compliance in all material respects with such laws and regulations.

Insurance and Risk Management

We use a combination of insurance policies specific to particular purposes to provide us with protection against potential liability for workers’ compensation, general liability, product liability, director and officers’

liability, employer’s liability, property damage, auto liability, and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in workers’ compensation and general liability premiums and deductibles, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency of insurance carriers, and changes in discount rates could all affect ultimate settlements of claims. We evaluate our insurance requirements on an ongoing basis to ensure we maintain adequate levels of coverage.

Legal Proceedings

From time to time, we are involved in various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. While the outcomes of these matters are generally not presently determinable, we do not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on our financial position, results of operations or cash flows.

Intellectual Property

We possess proprietary knowledge and software programs, as well as registered trademarks that are important to our businesses. We make, and will continue to make, efforts to protect our intellectual property rights; however, the actions taken by us may be inadequate to prevent others from using similar intellectual property. In addition, third parties may assert claims against our use of intellectual property and we may be unable to successfully resolve such claims.

MANAGEMENT

Executive Officers and Directors

Our board of directors consists of six directors. Of these six directors, we believe that four, constituting a majority, are considered “independent,” with independence being determined in accordance with the listing standards established by the NASDAQ Stock Market. Our directors hold office until the next annual meeting of our stockholders and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our directors will be elected by a plurality of the votes cast at that meeting by the shares present in person or by proxy at a meeting of stockholders and entitled to vote thereon.

Set forth below are the names, ages and positions of our executive officers and directors as of the date of this prospectus.

Name	Age	Position with our Company
Tyrone Johnson	46	Chief Executive Officer and Director
Kendall R. Hoyd	55	Chief Financial Officer
Sunil Palakodati	45	President—ASG
Christopher Zugaro	38	Chairman of our Board of Directors
Donald F. McAleenan	63	Independent Director
Robert Scott Vansant	56	Independent Director
Brett G. Wyard	48	Independent Director
S. Tracy Coster	56	Independent Director

Biographical Information

The following is a summary of certain biographical information concerning our executive officers and directors.

Tyrone Johnson.  Mr. Johnson has served as the Chief Executive Officer of our Company and a member of our board of directors since November 2017. Prior to his current position at our Company, Mr. Johnson served as the Chief Executive Officer of RDS from December 2015 to November 2017. Prior to RDS, from July 2015 to November 2015, Mr. Johnson was President, North America, and from June 2014 to June 2015, Mr. Johnson was Vice President & General Manager Consumer Products, of OmniMax International, Inc. (formerly Euramax International, Inc.), a metal roofing products manufacturing company. Prior to OmniMax International, Mr. Johnson was Senior Vice President of Mannington Mills, Inc., a flooring products manufacturing company, from May 2012 to July 2013, and President, Americas of Amtico International, a global flooring manufacturing company, from January 2008 to May 2012. Mr. Johnson received a Bachelor of Business Administration degree from Howard University, and a Master of Business Administration degree from DePaul University. Mr. Johnson is qualified to serve as a director due to his familiarity with and leadership at RDS, his expertise in the building products and services industry, and his 15 years of experience at building products companies.

Kendall R. Hoyd.  Mr. Hoyd has served as the Chief Financial Officer of our Company since November 2017. Prior to his current position at our Company, Mr. Hoyd served as the Chief Operating Officer of RDS from May 2017 to November 2017, and served as the Chief Financial Officer of RDS from January 2015 to April 2017. Prior to RDS, Mr. Hoyd was the Chief Financial Officer of Trussway Holdings, Inc., a private-equity owned truss manufacturer headquartered in Houston, Texas, from 2009 to 2014. Prior to Trussway Holdings, Inc., Mr. Hoyd held the positions of Chief Financial Officer/Controller, General Manager, and finally President at Idaho Truss and Component Company, a manufacturer of structural building components, and eventually became part owner of this company before its sale in 2009. Mr. Hoyd received a Bachelor of Business Administration degree in Finance from Boise State University and is a Chartered Financial Analyst.

Sunil Palakodati.  Mr. Palakodati has served as the President—ASG of our Company since November 2017. Prior to his current position at our Company, Mr. Palakodati served as the Chief Executive Officer of ASG from August 2016 to November 2017. Prior to ASG, Mr. Palakodati was President of Agile Business Corporation from August 2015 to July 2016. Prior to Agile Business Corporation, Mr. Palakodati worked at Masco Corporation from May 2009 through July 2015, where, in his last role there, he served as an Executive Vice President. Mr. Palakodati received a Bachelor of Engineering degree from Bangalore University, a Master of Science degree in Technology from Pittsburg State University, and a Master of Business Administration degree from the University of Michigan.

Christopher Zugaro.  Mr. Zugaro is the chairman of our board of directors and has served on our board of directors since November 2017. Mr. Zugaro co-founded and has been a partner at Trive Capital Management LLC since 2012. Mr. Zugaro sits on the Investment Committee of Trive Capital and on the board of directors at many of Trive Capital’s portfolio companies. Prior to co-founding Trive Capital, Mr. Zugaro was a Principal at Insight Equity, a Dallas, Texas area private equity firm, from 2007 to 2012. Prior to joining Insight Equity, Mr. Zugaro was with the management consulting firm Bain & Company from 2002 to 2005. Mr. Zugaro received a Bachelor of Science degree in Computer Engineering from Texas A&M University, and a Master of Business Administration degree from the Stanford Graduate School of Business. Mr. Zugaro is qualified to serve as a director because of his extensive leadership experience sitting on the boards of directors of 23 portfolio companies throughout his career, and working with those companies in all areas of strategy, governance, financial management, and human resources. In addition to years of experience underwriting building products companies, Mr. Zugaro has historically been on the boards of directors of building products and services companies across the United States.

Donald F. McAleenan.  Mr. McAleenan is a director and has served on our board of directors since November 2017. Mr. McAleenan has served as Senior Vice President and General Counsel of Builders FirstSource, Inc. since 1998. Prior to Builders FirstSource, Inc., Mr. McAleenan served as Vice President and Deputy General Counsel of Fibreboard Corporation from 1992 to 1997. Mr. McAleenan was also Assistant General Counsel of AT&E Corporation and spent nine years as a securities lawyer at two New York City law firms. Mr. McAleenan received a Bachelor of Science degree in Foreign Service from Georgetown University, and a Juris Doctor degree from New York University School of Law. Mr. McAleenan is qualified to serve as a director because of his extensive leadership experience at publicly traded companies within the building products and services industry, his expertise in corporate governance issues, and his strong relationships and extensive contacts with executives within the building products and services industry.

Robert Scott Vansant.  Mr. Vansant is a director and has served on our board of directors since November 2017. Mr. Vansant has served as Executive Vice President and Chief Financial Officer of SRS Distribution Inc., a national distributor of roofing materials, since April 2017. Prior to joining SRS Distribution, Mr. Vansant served as the Chief Financial Officer at JW Aluminum, Inc. from 2015 to 2017. Prior to JW Aluminum, Mr. Vansant served as President, North America of OmniMax International, Inc. (formerly Euramax International, Inc.), a metal roofing products manufacturer, and was the Chief Financial Officer at Euramax International, Inc. from 1998 to 2013. From 1991 to 1998, Mr. Vansant served in several roles with Alumax Inc. (which was acquired by Alcoa in 1998), including as Internal Audit Director and as Vice President, Finance for Alumax’s Fabricated Products Division. Mr. Vansant received a Bachelor of Business Administration degree in Accounting from Mercer University. Mr. Vansant is qualified to serve as a director because of his extensive leadership experience within the building products and services industry, his expertise in accounting and finance, and his strong relationships and extensive contacts with executives within the building products and services industry.

Brett G. Wyard.  Mr. Wyard is a director and has served on our board of directors since December 2017. Mr. Wyard is a Founder and has served as Managing Partner of Solace Capital Partners since 2014. In 2013, Mr. Wyard spent the year planning and preparing for the founding of Solace Capital Partners. Prior to that, Mr. Wyard was with The Carlyle Group from 2005 to 2012, where he was involved with the raising and investing of $1.9 billion as a Global Partner, Managing Director and Co-head of Carlyle Strategic Partners. Prior to Carlyle, from 1999 to 2005, Mr. Wyard was Managing Director at Oaktree Capital Management as one of the senior members in the firm’s flagship Opportunities Funds. Between 1992 and 1999, Mr. Wyard had roles at Miller & Schroeder, Voyageur Asset Management, the Financial Restructuring Group at Houlihan Lokey Howard & Zukin, and the Global Special Situations Group at Merrill Lynch. Mr. Wyard received a Bachelor of Arts degree in Economics from Boston College. Mr. Wyard is currently a member of the Board of Directors of Forbes Energy Services Ltd., the Board of Regents of Boston College, and the Board of Trustees of the St. John’s Health Center Foundation and the Young Presidents’ Organization. Mr. Wyard is qualified to serve as a director because of his over 25 years of private equity, investment banking experience and other board experience.

S. Tracy Coster. Ms. Coster became a director on our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Coster founded and manages STC Consulting Services, LLC, a strategy consulting firm, since 2002. Prior to STC Consulting Services, Ms. Coster served as the Sector Executive for the Cabinetry and Tile Sector at the Kohler Company from 1998 to 2001. Prior to the Kohler Company, Ms. Coster was with the General Electric Company from 1990 to 1998 and held general management roles in the Appliances and GE Capital divisions, as well as the lead strategy role at the Transportation Systems division. Ms. Coster received a Bachelor of Science degree in Chemical Engineering from The Johns Hopkins University and a Master of Business Administration from the Wharton School of the University of Pennsylvania. Ms. Coster is a former director of Hudson Valley Clean Energy, Inc. and serves as a Trustee of the Mount Washington Pediatric Hospital. Ms. Tracy is qualified to serve as a director due to her expertise in the building products industry, primarily stemming from her positions at the General Electric Company and the Kohler Company.

Management Changes

Shortly after the date of this prospectus, Mr. Hoyd intends to become President of RDS. We intend to appoint a new Chief Financial Officer upon Mr. Hoyd’s transition to his anticipated new role.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Board of Directors

Our charter and bylaws provide that our board of directors shall consist of not less than three nor more than 12 members, the exact number of which shall be fixed from time to time by our board of directors. Our board of directors currently consists of six directors.

On December 15, 2017, we entered into a board designee agreement with Gateway Securities Holdings, LLC (which we refer to as the “Solace Fund”), our largest stockholder as of the date of this prospectus. Under this board designee agreement, the Solace Fund has the right to nominate one director to serve on our board of directors until the earliest to occur of (i) the Solace Fund and its affiliates having sold or otherwise transferred 50% or more of the 3,500,000 shares of our common stock held by them (taking into account any stock splits, stock dividends or similar events), (ii) the Solace Fund and its affiliates failing to beneficially own on a fully diluted basis at least 6.5% of our outstanding common stock, (iii) the Solace Fund’s nominee being removed from our board of directors for cause (as defined in the board designee agreement), (iv) the Solace Fund’s nominee having breached the board designee agreement or any of his or her fiduciary duties to our Company and our stockholders, and (v) the Solace Fund’s nominee not being elected or re-elected to our board of directors at any meeting of our stockholders. The Solace Fund has currently designated Brett G. Wyard to serve on our board of directors.

Our board of directors has determined that four of our directors, constituting a majority, satisfy the listing standards of the NASDAQ Stock Market with respect to independence.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our Company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees (the audit committee, the compensation committee and the nominating and corporate governance committee), each of which will address risks specific to its respective areas of oversight. In particular, the audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Our board of directors has established three committees: (i) the audit committee; (ii) the compensation committee; and (iii) the nominating and corporate governance committee. Each member of these committees satisfies the independence standards of the NASDAQ Stock Market; each member of the audit committee also satisfies the independence requirements of Rule 10A-3 of the Exchange Act; and each member of the compensation committee also satisfies the independence requirements of Rule 10C-1 of the Exchange Act.

Audit Committee.  Our board of directors has established an audit committee, which is currently comprised of three independent directors, Donald F. McAleenan, Robert Scott Vansant, and S. Tracy Coster, each of whom is “able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement,” as required under the rules of the NASDAQ Stock Market. Robert Scott Vansant serves as the chairman of the audit committee. The audit committee, pursuant to its written charter, among other matters, oversees: (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee also include:

•	annually review and assess the adequacy of the audit committee charter;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review our system of audit and financial accounting controls and the results of internal audits; and

•	meet periodically with management, our chief financial officer or other internal audit staff and our independent auditors in separate executive sessions.

Our board of directors has determined that Robert Scott Vansant is an audit committee financial expert, as that term is defined under the rules of the SEC, and has the requisite “financial sophistication” as defined under the rules of the NASDAQ Stock Market.

Compensation Committee.  Our board of directors has established a compensation committee, which is comprised of three independent directors, Donald F. McAleenan, Robert Scott Vansant, and S. Tracy Coster. Donald F. McAleenan serves as the chairman of the compensation committee. The compensation committee, pursuant to its written charter, among other matters:

•	administers, reviews, and makes recommendations to our board of directors regarding, our compensation plans, including our 2017 Incentive Compensation Plan;

•

reviews all equity compensation plans to be submitted for stockholder approval under the listing standards of the NASDAQ Stock Market, and reviews, in its sole discretion, all equity compensation plans that are exempt from such stockholder approval requirement;

•

annually reviews and approves our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

•	annually reviews, concurrently with the nominating and corporate governance committee, the appropriate level of compensation for board and committee service by non-employee directors; and

•

reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and our compensation arrangements.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

Nominating and Corporate Governance Committee.  Our board of directors has established a nominating and corporate governance committee, which is comprised of three independent directors, Donald F. McAleenan, Robert Scott Vansant, and Brett G. Wyard. Donald F. McAleenan serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee, pursuant to its written charter, among other matters:

•

identifies individuals qualified to become members of our board of directors and ensures that our board of directors reflects the appropriate balance of knowledge, experience, skills, expertise, diversity and independence;

•	develops, and recommends to our board of directors for its approval, qualifications for director candidates and periodically reviews these qualifications with our board of directors;

•	develops, recommends and reviews, concurrently with the compensation committee, the appropriate form and level of director compensation;

•	reviews the committee structure of our board of directors and recommends directors to serve as members or chairs of each committee of our board of directors;

•	reviews and recommends committee slates annually and recommends additional committee members to fill vacancies as needed;

•

develops and recommends to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, reviews such guidelines and recommends changes to our board of directors for approval as necessary; and

•	oversees the annual evaluations of our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our Company.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to our officers, directors and any employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	a professional and respectful work environment, free of discrimination or harassment;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our board of directors, and, once we become a publicly reporting, listed company, will be promptly disclosed as required by law or the regulations of the NASDAQ Stock Market.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification and advancement rights applicable to our directors and officers, see “Description of Capital Stock—Limitations on Liability, Indemnification of Directors and Officers, and Insurance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by, or paid to our named executive officers (Tyrone Johnson, our Chief Executive Officer, Kendall R. Hoyd, our Chief Financial Officer, and Sunil Palakodati, the President—ASG) in fiscal years 2017 and 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
Tyrone Johnson	2017	334,615	(1)	171,000	(7)	6,801,288	(13)	8,475	(17)	7,315,378
Chief Executive Officer	2016	325,000	(2)	215,694	(8)	—		5,250	(17)	545,944

Kendall R. Hoyd	2017	273,269	(3)	141,000	(9)	4,190,256	(14)	6,900	(18)	4,611,425
Chief Financial Officer	2016	250,000	(4)	380,413	(10)	—		4,704	(18)	635,117

Sunil Palakodati	2017	306,000	(5)	134,784	(11)	2,619,224	(15)	2,546	(19)	3,062,554
President—ASG	2016	114,583	(6)	70,000	(12)	1,874,176	(16)	—		2,058,759

(1)

Mr. Tyrone Johnson began serving as our Chief Executive Officer on November 22, 2017, and immediately prior to serving as our Chief Executive Officer, Mr. Johnson served as the chief executive officer of RDS, one of our operating subsidiaries. Salary received by Mr. Johnson in 2017 consists of (i) $296,396, a pro-rated amount based on his annual base salary of $350,000 during his employment with RDS, and (ii) $38,219, a pro-rated amount based on his annual base salary of $450,000 under his employment agreement with us.

(2)	Salary received by Mr. Johnson in 2016 was in connection with his employment with RDS as its chief executive officer.

(3)

Mr. Kendall R. Hoyd began serving as our Chief Financial Officer on November 22, 2017, and immediately prior to serving as our Chief Financial Officer, Mr. Hoyd served as the chief financial officer of RDS from January 2017 to April 2017, and served as the chief operating officer of RDS from May 2017 to November 2017. Salary received by Mr. Hoyd in 2017 consists of (i) $243,461, a pro-rated amount based on his weighted average annual base salary of approximately $266,000 during his employment with RDS, and (ii) $29,808, a pro-rated amount based on his annual base salary of $340,000 under his employment agreement with us.

(4)	Salary received by Mr. Hoyd in 2016 was in connection with his employment with RDS as its chief financial officer.

(5)

Mr. Sunil Palakodati began serving as the President—ASG on November 22, 2017, and immediately prior to serving as the President—ASG, Mr. Palakodati served as the chief executive officer of ASG, one of our operating subsidiaries. Salary received by Mr. Palakodati in 2017 consists of (i) $274,151, a pro-rated amount based on his weighted average annual base salary of approximately of $297,000 during his employment with ASG, and (ii) $31,849, a pro-rated amount based on his annual base salary of $375,000 under his employment agreement with us.

(6)

Mr. Palakodati began serving as the chief executive officer of ASG on August 1, 2016. Salary received by Mr. Palakodati in 2016 was a pro-rated amount based on his base salary of $275,000 in connection with his employment with ASG as its chief executive officer.

(7)	Bonus earned by Mr. Johnson in 2017 was in connection with his employment with us and RDS.

(8)	Bonus earned by Mr. Johnson in 2016 was in connection with his employment with RDS.

(9)	Bonus earned by Mr. Hoyd in 2017 was in connection with his employment with us and RDS.

(10)	Bonus earned by Mr. Hoyd in 2016 was in connection with his employment with RDS.

(11)	Bonus earned by Mr. Palakodati in 2017 was in connection with his employment with us and ASG.

(12)	Bonus earned by Mr. Palakodati in 2016 was in connection with his employment with ASG.

(13)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) an award of 508,649.12 Class B Units of RDS granted to Mr. Johnson in connection with his employment with RDS, including taxes withheld by RDS in connection with such award grant, (ii) an award of 160,092 shares of our restricted stock, subject to time- and performance-based vesting criteria, granted to Mr. Johnson under our 2017 Incentive Compensation Plan in connection with his employment with us, and (iii) an award of our phantom stock with respect to 160,092 shares of our common stock, to be settled in cash, subject to performance-based vesting criteria, granted to Mr. Johnson under our 2017 Incentive Compensation Plan in connection with his employment with us. For additional information regarding the awards of restricted stock and phantom stock, see “—Narrative to Summary Compensation Table —Outstanding Equity Awards at December 31, 2017”.

(14)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) an award of 324,008.16 Class B Units of RDS granted to Mr. Hoyd in connection with his employment with RDS, including taxes withheld by RDS in connection with such award grant, (ii) an award of 96,055 shares of our restricted stock, subject to time- and performance-based vesting criteria, granted to Mr. Hoyd under our 2017 Incentive Compensation Plan in connection with his employment with us, and (iii) an award of our phantom stock with respect to 96,055 shares of our common stock, to be settled in cash, subject to performance-based vesting criteria, granted to Mr. Hoyd under our 2017 Incentive Compensation Plan in connection with his employment with us. For additional information regarding the awards of restricted stock and phantom stock, see “—Narrative to Summary Compensation Table —Outstanding Equity Awards at December 31, 2017”.

(15)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of (i) an award of 213,162.95 Class C Units of ASG granted to Mr. Palakodati in connection with his employment with ASG, (ii) an award of 96,055 shares of our restricted stock, subject to time- and performance-based vesting criteria, granted to Mr. Palakodati under our 2017 Incentive Compensation Plan in connection with his employment with us, and (iii) an award of our phantom stock with respect to 96,055 shares of our common stock, to be settled in cash, subject to performance-based vesting criteria, granted to Mr. Palakodati under our 2017 Incentive Compensation Plan in connection with his employment with us. For additional information regarding the awards of restricted stock and phantom stock, see “—Narrative to Summary Compensation Table —Outstanding Equity Awards at December 31, 2017”.

(16)

Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of an award of 1,272,697.93 Class C Units of ASG granted to Mr. Palakodati in connection with his employment with ASG.

(17)	Represents RDS’ contributions to Mr. Johnson’s account under RDS’ 401(k) plan.

(18)	Represents RDS’ contributions to Mr. Hoyd’s account under RDS’ 401(k) plan.

(19)	Represents ASG’s contributions to Mr. Palakodati’s account under ASG’s 401(k) plan.

Narrative to Summary Compensation Table

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses and making future grants of equity awards to our executive officers. Our compensation committee has designed a compensation program that rewards, among other things, favorable stockholder returns, stock appreciation, our Company’s competitive position within the building products supply and services industry, and each executive officer’s long-term contributions to our Company.

The compensation incentives designed to further these goals take the form of annual cash compensation and equity and equity-based awards, as well as long-term cash and/or equity and equity-based incentives measured by company and/or individual performance targets that are established by our compensation committee. In addition, our compensation committee may determine to make equity and/or equity-based awards to newly-hired executive officers in order to attract talented professionals.

Named Executive Officer Compensation

Our named executive officers for fiscal year 2017 were Tyrone Johnson, Kendall R. Hoyd, and Sunil Palakodati, each of whom began serving in their roles as executive officers in November 2017. The following is a summary of the elements of our compensation arrangements paid to our named executive officers for fiscal year 2017.

Annual Base Salary.  Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s tenure. In determining base salaries, our compensation committee considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Annual Cash Bonus.  Annual cash bonuses are designed to incentivize our named executive officers at a variable level of compensation based on our Company’s performance as well as the executive’s individual performance. In connection with our annual cash bonus program, our compensation committee determines annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus program is designed to reward the achievement of specific financial and operational objectives. For fiscal year 2017, our compensation committee determined, on a discretionary basis, the annual cash bonus for each of our named executive officers after consideration of our Company’s performance in fiscal year 2017, including our Adjusted EBITDA for the fourth quarter of 2017 exceeding our Company’s internal Adjusted EBITDA target for such period, each of RDS’ and ASG’s respective Adjusted EBITDA for fiscal year 2017 exceeding its respective internal Adjusted EBITDA target for such period, and our Company’s successful consummation of the November 2017 private offering and private placement.

Equity and Cash-Settled Equity-Based Awards.  In fiscal year 2017, we began providing time- and/or performance-based equity and cash-settled equity-based awards to our named executive officers pursuant to our 2017 Incentive Compensation Plan to recognize such individuals’ efforts on our behalf and to provide a retention element to their overall compensation. Time- and/or performance-based equity and cash-settled equity-based awards are designed to focus and reward our named executive officers on our long-term goals and enhance stockholder value. In determining equity and cash-settled equity-based awards, our compensation committee takes into account our Company’s overall financial performance. The equity and cash-settled equity-based awards made under our 2017 Incentive Compensation Plan in fiscal year 2017 to our named executive officers were granted by our board of directors, on a discretionary basis, after consideration of our Company’s successful consummation of the November 2017 private offering and private placement, and RDS’ and ASG’s financial and operational performance and growth, and such individual’s contributions to RDS or ASG, as the case may be, in fiscal year 2016 and the period from the beginning of fiscal year 2017 until November 22, 2017 (the date such awards were granted).

The equity awards that were granted to our named executive officers pursuant to our 2017 Incentive Compensation Plan in fiscal year 2017 consist of shares of restricted stock that vest in equal installments annually over three years, subject to the achievement of Company performance goals and such grantee’s continued employment with us, as more fully described in “—Outstanding Equity Awards at December 31, 2017.”

The cash-settled equity-based awards that were granted to our named executive officers pursuant to our 2017 Incentive Compensation Plan in fiscal year 2017 consist of shares of phantom stock that are to be settled in cash based on the value of the shares of common stock underlying the vested portion of the applicable award as of the date of settlement. The date of settlement of a phantom stock award is generally as and when such award vests, which is subject to the achievement of Company performance goals and such grantee’s continued employment with us, as more fully described in “—Outstanding Equity Awards at December 31, 2017.”

Retirement Savings Opportunities.  All of our employees are eligible to participate in a defined contribution retirement plan (which we refer to as a “401(k) plan”). We provide this 401(k) plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees are eligible to defer a portion of their base salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution on their behalf. We do not currently provide, nor do we intend to provide in the future, an option for our employees to invest in shares of our common stock through the 401(k) plan.

Health and Welfare Benefits.  We provide to all of our full-time employees a competitive benefits package, which includes health and welfare benefits, such as medical, dental, disability and life insurance benefits. The programs under which these benefits are offered are available to all of our full-time employees.

Severance.  Under their employment agreements, each of our named executive officers is entitled to receive severance payments under certain circumstances in the event that his employment is terminated. Severance payments are designed to protect and compensate them under those circumstances. The circumstances and payments are described in more detail below under “—Employment Agreements—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2017

	Stock Awards
Name	Number of shares of equity and cash-settled equity-based awards that have not vested (#)	Market value of shares of equity and cash-settled equity-based awards that have not vested ($)(3)
Tyrone Johnson(1)	320,184	3,842,208
Kendall R. Hoyd(2)	192,110	2,305,320
Sunil Palakodati(2)	192,110	2,305,320

(1)

Represents (a) 32,018 shares of restricted stock that will vest in equal installments on the first, second and third anniversary of the grant date, upon our EBITDA for the fourth quarter of 2017 exceeding 95% of our internal target EBITDA for such period (which condition has been met); (b) 128,074 shares of restricted stock that will vest in equal installments on the first, second and third anniversary of the grant date, upon either: our EBITDA for the 2018 calendar year exceeding 95% of our internal target EBITDA for such period, or (i) our common stock being listed on a national securities exchange, (ii) average daily trading volume exceeding $1 million for 20 consecutive trading days, and (iii) the volume weighted average trading price over such 20-day period meeting or exceeding $15.00; (c) 32,018 shares of phantom stock that vested and were settled in cash in April 2018 upon final determination by our Company that our EBITDA for the fourth quarter of 2017 exceeded 95% of our internal target EBITDA for such period; and (d) 128,074 shares of phantom stock that will vest and be settled in cash upon either: final determination by our Company that our EBITDA for the 2018 calendar year exceeds 95% of our internal target EBITDA for such period, or (i) our common stock being listed on a national securities exchange, (ii) average daily trading volume exceeding $1 million for 20 consecutive trading days, and (iii) the volume weighted average trading price over such 20-day period meeting or exceeding $15.00. Each of the foregoing restricted stock and phantom stock awards was granted on November 22, 2017, and achievement of each of foregoing vesting criteria is subject to continued employment with us.

(2)

Represents (a) 19,211 shares of restricted stock that will vest in equal installments on the first, second and third anniversary of the grant date, upon our EBITDA for the fourth quarter of 2017 exceeding 95% of our internal target EBITDA for such period (which condition has been met); (b) 76,844 shares of restricted stock that will vest in equal installments on the first, second and third anniversary of the grant date, upon either: our EBITDA for the 2018 calendar year exceeding 95% of our internal target EBITDA for such period, or (i) our common stock being listed on a national securities exchange, (ii) average daily trading volume exceeding $1 million for 20 consecutive trading days, and (iii) the volume weighted average trading price over such 20-day period meeting or exceeding $15.00; (c) 19,211 shares of phantom stock that vested and were settled in cash in April 2018 upon final determination by our Company that our EBITDA for the fourth quarter of 2017 exceeded 95% of our internal target EBITDA for such period; and (d) 76,844 shares of phantom stock that will vest and be settled in cash upon either: final determination by our Company that our EBITDA for the 2018 calendar year exceeds 95% of our internal target EBITDA for such period, or (i) our common stock being listed on a national securities exchange, (ii) average daily trading volume exceeding $1 million for 20 consecutive trading days, and (iii) the volume weighted average trading price over such 20-day period meeting or exceeding $15.00. Each of the foregoing restricted stock and phantom stock awards was granted on November 22, 2017, and achievement of each of foregoing vesting criteria is subject to continued employment with us.

(3)

Value is calculated by multiplying the total number of shares of restricted stock and phantom stock that have not vested by $12.00, the last traded price of our stock on a secondary market as of December 31, 2017.

Employment Agreements

We have entered into an employment agreement with our Chief Executive Officer, Tyrone Johnson, dated as of November 22, 2017, and an amendment to the employment agreement, dated as of May 1, 2018. We have also entered into employment agreements with our Chief Financial Officer, Kendall R. Hoyd, and the President—ASG, Sunil Palakodati, each dated as of November 22, 2017. Each of the employment agreements has an initial term of three years, and provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 90 days’ prior written notice of non-renewal. Each of the employment agreements requires Messrs. Johnson, Hoyd and Palakodati, respectively, to dedicate his full business time and attention to the affairs of our Company.

Each of the employment agreements also provides for, among other things:

•

an annual base salary of $500,000, $340,000, and $375,000 for Messrs. Johnson, Hoyd and Palakodati, respectively, subject to future increases from time to time at the discretion of the compensation committee of our board of directors;

•

eligibility for annual cash performance bonuses, with a target amount equal to 100%, 75%, and 75% of annual base salary for Messrs. Johnson, Hoyd and Palakodati, respectively, based on the satisfaction and performance of discretionary goals to be established by the compensation committee;

•	participation in our 2017 Incentive Compensation Plan and any subsequent equity incentive plans approved by our board of directors; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our senior executive officers.

Potential Payments Upon Termination or Change in Control; Severance

We may terminate Messrs. Johnson’s, Hoyd’s and Palakodati’s employment at any time with or without “cause” (as defined in the employment agreement), and the executive may terminate his employment at any time with or without “good reason” (as defined in the employment agreement). If we terminate the executive’s employment for cause, if the executive resigns without good reason, or if the executive is terminated due to death or disability, the executive will only be entitled to receive any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, accrued but unused vacation and any other benefits that have been vested or which the executive is eligible to receive prior to the date of termination. In addition, any outstanding awards granted to such executive under our 2017 Incentive Compensation Plan will be paid in accordance with their terms.

If we terminate Messrs. Johnson’s, Hoyd’s and Palakodati’s employment without cause or if the executive terminates his employment for good reason, the executive will be entitled to the following severance benefits:

•

any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, any accrued but unused vacation, and any benefits that have vested or which the executive is eligible to receive prior to the date of termination;

•

for 12 months after the date of termination, an additional monthly cash amount equal to the amount we would have paid for the executive’s share of the premiums for the coverage of the executive and the executive’s dependents under our medical plan as if the executive’s employment had not terminated;

•

a lump sum cash payment in an amount equal to the sum of (i) the executive’s annual base salary, and (ii) a payment in lieu of the annual bonus for the fiscal year in which the executive’s employment was terminated equal to the amount of the annual bonus that would have become payable for that fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by our board of directors following completion of the performance year), multiplied by a fraction, the numerator of which is the number of days the executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year; and

•

all outstanding and then unvested equity awards granted to the executive under our 2017 Incentive Compensation Plan or any subsequent equity incentive plan approved by our board of directors will be modified to reflect an additional one year of vesting.

Each of the employment agreements also provides that if the termination occurs within the 12-month period following a “change in control” (as defined in the employment agreement), then, in lieu of the severance benefits provided for in connection with a termination without cause or for good reason, the executive will be entitled to the following severance benefits:

•

any earned but unpaid annual base salary, reimbursement of expenses incurred prior to the date of termination, any accrued but unused vacation, and any benefits that have vested or which the executive is eligible to receive prior to the date of termination;

•

for 12 months after the date of termination, an additional monthly cash amount equal to the amount we would have paid for the executive’s share of the premiums for the coverage of the executive and the executive’s dependents under our medical plan as if the executive’s employment had not terminated;

•

a lump sum cash payment in an amount equal to the sum of (i) the executive’s annual base salary, and (ii) a payment in lieu of the annual bonus for the fiscal year in which the executive’s employment was terminated equal to the amount of the annual bonus that would have become payable for that fiscal year if employment had not been terminated, based on performance actually achieved that year (determined by our board of directors following completion of the performance year), multiplied by a fraction, the numerator of which is the number of days the executive was employed in the fiscal year of termination and the denominator of which is the total number of days in the fiscal year;

•

a lump sum cash payment in an amount equal to the sum of (i) the executive’s annual base salary, and (ii) target bonus (75% of annual base salary), for the fiscal year in which the executive’s employment was terminated; and

•

all outstanding and then unvested equity awards granted to the executive under our 2017 Incentive Compensation Plan or any subsequent equity incentive plan approved by our board of directors will become immediately fully vested.

Director Compensation

Upon the completion of the November 2017 private offering and placement, our board of directors established a compensation program for our non-employee directors. Pursuant to this compensation program, we paid to each of our non-employee directors, during the fiscal year ended December 31, 2017, a grant of $25,000 of restricted stock or phantom stock awards pursuant to our 2017 Incentive Compensation Plan, which shares or awards will vest in equal installments annually over three years, subject to continued service on our board.

The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2017.

Name	Stock Awards ($)		Total ($)

Christopher Zugaro	25,000	(1)	25,000

Donald F. McAleenan	25,000	(2)	25,000

Robert Scott Vansant	25,000	(2)	25,000

Brett G. Wyard	25,000	(1)	25,000

(1)	Represents the approximate grant date fair value of phantom stock awards (to be settled in cash) with respect to 2,083 shares of common stock computed in accordance with FASB ASC Topic 718.

(2)	Represents the approximate grant date fair value of 2,083 shares of restricted stock computed in accordance with FASB ASC Topic 718.

In addition, pursuant to the compensation program for our non-employee directors, we intend to pay the following fees and grant the following shares or awards to each of our non-employee directors beginning with the 2018 fiscal year:

•	an annual cash retainer of $40,000;

•

an additional annual cash retainer of $20,000 to the chairman of our board of directors and each chairman of the audit committee, the compensation committee, and the nominating and corporate governance committee;

•	an additional annual cash retainer of $10,000 to each non-chairman member of the audit committee, the compensation committee, and the nominating and corporate governance committee; and

•

an annual grant of $25,000 of restricted stock or phantom stock awards pursuant to our 2017 Incentive Compensation Plan, which shares or awards will vest in equal installments annually over three years, subject to continued service on our board.

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board and committee meetings.

Directors who are employees do not receive any compensation for their services as directors.

2017 Incentive Compensation Plan

Our board of directors has adopted, and our stockholders of record have approved, our 2017 Incentive Compensation Plan to attract and retain directors, officers, employees and other service providers. Our 2017 Incentive Compensation Plan provides for the granting of both equity and equity-based awards, including common stock, restricted stock, restricted stock units, options to purchase shares of common stock, stock appreciation rights, cash-settled phantom stock, and performance awards.

Administration of our 2017 Incentive Compensation Plan and Eligibility

Our 2017 Incentive Compensation Plan is administered by our compensation committee, which, subject to applicable law, may delegate certain of its authority under our 2017 Incentive Compensation Plan to our Chief Executive Officer or such other executive officers as our compensation committee deems appropriate.

Subject to the terms of our 2017 Incentive Compensation Plan, our compensation committee is authorized to (i) select eligible persons to receive awards (which includes our directors, officers, employees, consultants, and independent contractors, and persons expected to become our directors, officers, employees, consultants, and independent contractors), (ii) grant awards, (iii) determine the type, number and other terms and conditions of, and all other matters relating to, awards, (iv) prescribe award agreements (which need not be identical for each participant) and the rules and regulations for the administration of our 2017 Incentive Compensation Plan, (v) construe and interpret our 2017 Incentive Compensation Plan and award agreements, (vi) correct defects, supply omissions or reconcile inconsistencies in our 2017 Incentive Compensation Plan, and (vii) make all other decisions and determinations as our compensation committee may deem necessary or advisable for the administration of our 2017 Incentive Compensation Plan. Decisions of our compensation committee will be final, conclusive and binding on all persons or entities, including our Company, any subsidiary, any participant or beneficiary, any transferee under our 2017 Incentive Compensation Plan, or any other person claiming rights from or through any of the foregoing persons or entities.

Share Authorization

The number of shares of our common stock subject to awards that may be issued under our 2017 Incentive Compensation Plan is 2,561,463. The number of shares of our common stock available under our 2017 Incentive Compensation Plan shall be reduced by the sum of the aggregate number of shares of our common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards, and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award, or performance award granted under our 2017 Incentive Compensation Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award, or the settlement of such award in cash, then such shares of our common stock generally shall again be available under our 2017 Incentive Compensation Plan.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our compensation committee will appropriately adjust the number and class of securities available under our 2017 Incentive Compensation Plan and the terms of each outstanding award under our 2017 Incentive Compensation Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our compensation committee may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our compensation committee regarding any such adjustment shall be final, binding and conclusive.

Restricted Stock and Restricted Stock Units

Under our 2017 Incentive Compensation Plan, our compensation committee is authorized to grant shares of restricted stock and restricted stock units. Grants of shares of restricted stock are subject to such risks of forfeiture and other restrictions as our compensation committee may impose, including time- or performance-based restrictions, or both. A participant granted shares of restricted stock generally has all of the rights of a stockholder of our Company (including voting and dividend rights), unless otherwise determined by our compensation committee.

An award of restricted stock units confers upon a participant the right to receive shares of our common stock or cash equal to the fair market value of the specified number of shares of our common stock covered by the restricted stock units at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as our compensation committee may impose. Prior to settlement, an award of restricted stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Stock Options and Stock Appreciation Rights

Under our 2017 Incentive Compensation Plan, our compensation committee is authorized to grant (i) stock options, including both incentive stock options that are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (which we refer to as “ISOs”), and non-qualified stock options, and (ii) stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share of our common stock subject to an option and the grant price of a stock appreciation right are to be determined by our compensation committee; provided, that the exercise price per share of an option and the grant price of a stock appreciation right may not be less than 100% of the fair market value of a share of our common stock on the date the option or stock appreciation right is granted. An option granted to a person who owns or is deemed to own shares of our capital stock representing 10% or more of the voting power of all classes of our capital stock (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the exercise price for the option is not less than 110% of the fair market value of a share of our common stock on the date the ISO is granted.

For purposes of our 2017 Incentive Compensation Plan, the term “fair market value” means the fair market value of shares of our common stock, awards under our 2017 Incentive Compensation Plan, or other property as determined by our compensation committee or under procedures established by our compensation committee. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment or service generally are fixed by our compensation committee, except that no option or stock appreciation right may have a term exceeding ten years, and no ISO granted to a 10% owner may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by our compensation committee. Accordingly, our compensation committee may permit the exercise price of options awarded under our 2017 Incentive Compensation Plan to be paid in cash, shares of our common stock, other awards under our 2017 Incentive Compensation Plan, or other property (including loans to participants).

Our compensation committee may grant stock appreciation rights in tandem with options (which we refer to as “tandem stock appreciation rights”) under our 2017 Incentive Compensation Plan. A tandem stock appreciation right may be granted at the same time as the related option is granted or, for options that are not ISOs, at any time thereafter before exercise or expiration of such option. A tandem stock appreciation right may only be exercised when the related option would be exercisable and the fair market value of the shares or our common stock subject to the related option exceeds the option’s exercise price. Any option related to a tandem stock appreciation right will no longer be exercisable to the extent the tandem stock appreciation right has been exercised, and any tandem stock appreciation right will no longer be exercisable to the extent the related option has been exercised.

Performance Awards

Under our 2017 Incentive Compensation Plan, our compensation committee is authorized to grant performance awards to participants on terms and conditions established by our compensation committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by our compensation committee upon the grant of the performance award, but in no event will the length of the performance period be shorter than 12 months nor longer than five years. Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as “performance shares”) or by reference to a designated amount of property, including cash (in which case they are referred to as “performance units”). Performance awards may be settled by delivery of cash, shares of our common stock or other property, or any combination thereof, as determined by our compensation committee.

After the end of each performance period, our compensation committee will determine and certify whether the performance goals have been achieved. In determining the achievement of such performance goals, our compensation committee may, at the time the performance goals are set, require that those goals be determined by excluding the impact of (i) restructurings, discontinued operations, extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles, or (iii) such other exclusions or adjustments as our compensation committee specifies at the time the award is granted.

Our compensation committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards granted under our 2017 Incentive Compensation Plan may be settled in the form of cash, shares of our common stock, other awards or other property, in the discretion of our compensation committee. Our compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as our compensation committee may establish. Our compensation committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under our 2017 Incentive Compensation Plan. Our compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares or our common stock or other property to be distributed will be withheld (or that previously acquired shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2017 Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that our compensation committee may, in its discretion, permit transfers, subject to any terms and conditions our compensation committee may impose pursuant to the express terms of an award agreement. A beneficiary, transferee, or other person claiming any rights under our 2017 Incentive Compensation Plan from or through any participant will be subject to all terms and conditions of our 2017 Incentive Compensation Plan and any Award agreement applicable to such participant, except as otherwise determined by our compensation committee, and to any additional terms and conditions deemed necessary or appropriate by our compensation committee.

Awards under our 2017 Incentive Compensation Plan generally are granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Our compensation committee may, however, grant awards in exchange for other awards under our 2017 Incentive Compensation Plan, awards under other plans of our Company, or other rights to payment from our Company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control

Subject to certain limitations, our compensation committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award granted under our 2017 Incentive Compensation Plan. In the event of a “change in control” of our Company (as defined in our 2017 Incentive Compensation Plan), and only to the extent provided in any employment or other agreement between the participant and our Company or any related entity, or in any award agreement, or to the extent otherwise determined by our compensation committee in its sole discretion in each particular case, (i) any option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable, (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or another stock-based award subject only to future service requirements will lapse and such awards will be deemed fully vested, and (iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under our 2017 Incentive Compensation Plan, our compensation committee may, in its discretion, consider such awards to have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

Subject to any limitations contained in our 2017 Incentive Compensation Plan relating to the vesting of awards in the event of any merger, consolidation or other reorganization in which our Company does not survive, or in the event of any “change in control,” the agreement relating to such transaction and/or our compensation committee may provide for (i) the continuation of the outstanding awards by our Company, if our Company is a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in our 2017 Incentive Compensation Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iv) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such. The foregoing actions may be taken without the consent or agreement of a participant in our 2017 Incentive Compensation Plan and without any requirement that all such participants be treated consistently.

Other Adjustments

Under our 2017 Incentive Compensation Plan, our compensation committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our Company, any subsidiary or any business unit, or our financial statements, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions, or (iii) in view of our compensation committee’s assessment of the business strategy of our Company, any subsidiary or business unit, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant. However, our compensation committee may not make any adjustment described in this paragraph if doing so would cause any award granted under our 2017 Incentive Compensation Plan to participants designated by our compensation committee as “covered employees” and intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation.”

Amendment; Termination

Our board of directors may amend, alter, suspend, discontinue or terminate our 2017 Incentive Compensation Plan or our compensation committee’s authority to grant awards without the consent of stockholders or participants or beneficiaries, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares or our common stock may then be listed or quoted; provided, that, except as otherwise permitted by our 2017 Incentive Compensation Plan or an award agreement, without the consent of an affected participant, no such action by our board of directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. Our compensation committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in our 2017 Incentive Compensation Plan; provided, that, except as otherwise permitted by our 2017 Incentive

Compensation Plan or award agreement, without the consent of an affected participant, no such action by our compensation committee or our board of directors may materially and adversely affect the rights of such participant under terms of such award.

Our 2017 Incentive Compensation Plan will terminate at the earliest of (i) such time as no shares of our common stock remain available for issuance under our 2017 Incentive Compensation Plan, (ii) termination of our 2017 Incentive Compensation Plan by our board of directors, or (iii) the tenth anniversary of the effective date of our 2017 Incentive Compensation Plan. Awards outstanding upon termination or expiration of our 2017 Incentive Compensation Plan will remain in effect until they have been exercised or terminated, or have expired.

Registration Statement on Form S-8

Subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2017 Incentive Compensation Plan, including the shares of restricted stock granted to our directors and executive officers.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not transfer any shares of our common stock under any such 10b5-1 plan prior to the expiration of the lock-up agreements described under “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the period beginning on January 1, 2015 to the date of this prospectus, we have entered into or participated in the following transactions with related parties:

Consulting Agreements with Trive Capital

In each of 2015, 2016 and 2017, RDS paid an annual consulting fee of $400,000 to Trive Capital (affiliates of which collectively hold more than 5% of our common stock and are affiliated with Christopher Zugaro, the chairman of our board of directors), pursuant to a consulting agreement, dated as of August 31, 2014, by and among RDS and each of its subsidiaries, and Trive Capital, in exchange for certain consulting services provided by Trive Capital to RDS. RDS and Trive Capital terminated this consulting agreement, and Trive Capital’s engagement thereunder, in November 2017.

In each of 2015, 2016 and 2017, ASG paid consulting fees of $109,000, $400,000 and $400,000, respectively, to Trive Capital, pursuant to a consulting agreement, dated as of June 23, 2015, by and among ASG and each of its subsidiaries, and Trive Capital, in exchange for certain consulting services provided by Trive Capital to ASG. ASG and Trive Capital terminated this consulting agreement, and Trive Capital’s engagement thereunder, in November 2017.

We no longer pay any consulting fees to Trive Capital.

Information Technology and Process Re-Engineering Consulting Fees Paid to Sharpen Business Analytics

Sharpen Business Analytics, a company solely owned by Sharon Hoyd, who is the spouse of Kendall R. Hoyd, our Chief Financial Officer, provides accounting, financial reporting, information technology, software development, and process re-engineering consulting services to RDS pursuant to a consulting agreement, dated as of March 1, 2015. The total amount of fees paid to Sharpen Business Analytics under this consulting agreement during the period beginning on March 1, 2015 (which is the effective date of the consulting agreement) through date of this prospectus was $874,463, comprised of $192,298 in 2015, $308,863 in 2016, $252,213 in 2017, and $121,089 in 2018.

November 2017 Restructuring Transactions

As part of the November 2017 restructuring transactions, we effected the following transactions with former equityholders of RDS and ASG, which included related parties consisting of our executive officers and affiliates of Trive Capital (which collectively hold more than 5% of our common stock and are affiliated with Christopher Zugaro, the chairman of our board of directors):

Contribution of Equity Interests in RDS and ASG to Us in Exchange for the Issuance by Us of Shares of our Class B Common Stock

On November 21, 2017, certain of the then existing equityholders of each of RDS and ASG contributed a portion of the outstanding equity interests in each of RDS and ASG to us in exchange for the issuance by us of shares of our Class B Common Stock.

The following table sets forth the number of shares of our Class B Common Stock that we issued to our executive officers and affiliates of Trive Capital (each as a then equityholder of RDS and ASG) in exchange for their contribution to us of a portion of the then outstanding equity interests in each of RDS and ASG:

Equityholder	Equity Interests in RDS Contributed to Us	Equity Interests in ASG Contributed to Us	Number of Shares of Class B Common Stock Issued by Us to Such Equityholder
TCFI G&M SPV LP	—	17,076,868.14 Class A Units 10,940,647.84 Class E-1 Units	—
Trive Capital Fund I LP	2,657,020.87 Class A Units	6,671,023.41 Class A Units 4,273,928.76 Class E-1 Units	2,280,968
Trive Capital Fund I (Offshore) LP	2,939,073.86 Class A Units	—	712,430
Trive Affiliated Coinvestors I LP	243,511.58 Class A Units	6,671,023.41 Class A Units 4,273,928.76 Class E-1 Units	208,806
Tyrone Johnson	508,649.12 Class B Units	—	123,295
Kendall Hoyd	324,008.16 Class B Units	—	78,539
Sunil Palakodati	—	2,185,147.79 Class C Units	182,340

Repurchase of Shares of Class B Common Stock from a Stockholder

On November 22, 2017, we used approximately $26.6 million of the proceeds from the November 2017 private offering and private placement to repurchase 2,379,486 shares of our Class B Common Stock from Trive Capital Fund I (Offshore) LP, an affiliate of Trive Capital, at a price per share equal to the price per share paid by the initial purchaser in the November 2017 private offering and private placement.

Purchase of Equity Interests in RDS and ASG

On November 22, 2017, we used a portion of the proceeds from the November 2017 private offering and private placement to purchase from all the then existing equityholders (other than us) of each of RDS and ASG all of the then outstanding equity interests in each of RDS and ASG held by them at a price equal to the price per share paid by the initial purchaser in the November 2017 private offering and private placement.

The following table sets forth the amount of the purchase price that we paid to affiliates of Trive Capital (each as a then equityholder of RDS and ASG) in connection with their sale to us of a portion of the then outstanding equity interests in RDS and ASG:

Seller	Equity Interests in RDS Sold to Us	Equity Interests in ASG Sold to Us	Purchase Price Paid by Us to Such Seller
Trive Capital Fund I LP	3,491,497.83 Class A Units	8,766,157.62 Class A Units 5,616,219.71 Class E-1 Units	$33,449,723
Trive Capital Fund I (Offshore) LP	3,862,133.75 Class A Units	—	$10,447,568
Trive Affiliated Coinvestors I LP	319,990.02 Class A Units	802,478.63 Class A Units 514,124.49 Class E-1 Units	$3,062,081

Repurchase of Shares of Class B Common Stock from Stockholders

On December 20, 2017, following the exercise and closing of the option to purchase additional shares of our Class A Common Stock, granted by us to the initial purchaser in the November 2017 private offering and private placement, we used the proceeds to repurchase shares of our Class B Common Stock from certain of our Class B stockholders, at a price per share equal to the price per share paid by the initial purchaser in connection with the option.

The following table sets forth the amount of the purchase price that we paid to affiliates of Trive Capital in connection with their sale, and our repurchase, of the number of shares of Class B Common Stock set forth below:

Class B Stockholder	Number of Shares of Class B Common Stock Repurchased by Us	Purchase Price Paid by Us to Such Class B Stockholder
Trive Capital Fund I LP	1,223,249	$13,651,458.84
Trive Capital Fund I (Offshore) LP	1,353,178	$15,101,466.48
Trive Affiliated Coinvestors I LP	111,980	$1,249,696.80

Indemnification Agreements

Our amended and restated bylaws require us to indemnify, to the fullest extent allowable under the General Corporation Law of the State of Delaware, our directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. In addition, we have entered into indemnification agreements with each of our directors and officers. See “Description of Capital Stock—Limitations on Liability, Indemnification of Directors and Officers, and Insurance.”

Policies and Procedures for Related Party Transactions

Our board of directors intends to adopt a written related party transaction policy, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, setting forth the policies and procedures for the review and approval or ratification of transactions involving us and any “related person” (as defined in Item 404 of Regulation S-K under the Securities Act). For purposes of the policy, “related persons” will include our directors, executive officers, stockholders owning five percent or more of our outstanding common stock, and their respective immediate family members.

The policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from such related person or entities in which such related person has a material interest, transactions involving indebtedness or guarantees of indebtedness, and employment by us of such related person. In reviewing and approving any such related party transactions, our audit committee will be tasked with considering all relevant facts and circumstances, including, without limitation, whether the related party transaction is or will be on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party, and the extent of such related person’s interest in the transaction. Any related party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a related party transaction under review will not be permitted to participate in the deliberations or vote with respect to approval or ratification of such related party transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers such related party transaction. All of the related party transactions described above in this section occurred prior to the adoption of the related party transaction policy.

PRINCIPAL STOCKHOLDERS

As of the date of this prospectus, there are 25,614,626 shares of our Class A Common Stock outstanding. The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our Class A Common Stock, as of the date of this prospectus, by:

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group; and

•	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our common stock.

To our knowledge, each stockholder named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such stockholder, except as otherwise set forth in the footnotes to the table. The number of shares shown represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. The percentages reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act, and are based on 25,614,626 shares of our Class A Common Stock outstanding as of the date of this prospectus.

Except as noted in the footnotes to the table below, the address for all of the stockholders in the table below is c/o Select Interior Concepts, Inc. at 4900 East Hunter Avenue, Anaheim, California 92807.

	Shares of Class A Common Stock Beneficially Owned
Name of Beneficial Owner	Shares Owned		Percentage
Directors and Named Executive Officers:
Tyrone Johnson	123,295	(5)	*
Kendall R. Hoyd	78,539	(5)	*
Sunil Palakodati	182,340	(5)	*
Christopher Zugaro(1)	2,324,613	(5)	9.1%
Donald F. McAleenan	—		*
Robert Scott Vansant	—		*
Brett G. Wyard	—		*
S. Tracy Coster	—		*
All directors and named executive officers as a group (8 persons)	2,708,787	(5)	10.6%
5% or more Stockholders:
Trive Capital group(1)	2,324,613	(5)	9.1%
Anchorage Capital Master Offshore, Ltd.(2)	2,333,333		9.1%
B. Riley FBR, Inc.(3)	2,390,423		9.3%
Gateway Securities Holdings, LLC(4)	3,500,000		13.7%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)

Includes                  shares of our Class A Common Stock directly held by Trive Capital Fund I LP (which we refer to as “Trive Fund I”). Trive Capital Fund I GP LLC (which we refer to as “Fund I GP”) is the general partner of Trive Fund I and has voting control over Trive Fund I. Trive Capital Holdings LLC (which we refer to as “Trive Holdings”) is the sole member and sole managing member of Fund I GP and has voting control over Fund I GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, and Fund I GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Fund I.

Includes                  shares of our Class A Common Stock directly held by Trive Capital Fund I (Offshore) LP (which we refer to as “Trive Offshore Fund”). Trive Capital Fund I GP Offshore LLC (which we refer to as “Offshore Fund GP”) is the general partner of Trive Offshore Fund and has voting control over Trive Offshore Fund. Fund I GP is the sole member and sole managing member of Offshore Fund GP and has voting control over Offshore Fund GP. Trive Holdings is the sole member and sole managing member of Fund I GP and has voting control over Fund I GP. Each of

Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, Fund I GP, and Offshore Fund GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Offshore Fund.

Includes                 shares of our Class A Common Stock directly held by Trive Affiliated Coinvestors I LP (which we refer to as “Trive Coinvestors Fund”). Trive Affiliated Coinvestors I GP LLC (which we refer to as “Coinvestors Fund GP”) is the general partner of Trive Coinvestors Fund and has voting control over Trive Coinvestors Fund. Trive Holdings is the sole member and sole managing member of Coinvestors Fund GP and has voting control over Coinvestors Fund GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, and Coinvestors Fund GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Coinvestors Fund.

The address of each of Mr. Searcy, Mr. Zugaro, Trive Holdings, Fund I GP, Offshore Fund GP, Coinvestors Fund GP, Trive Fund I, Trive Offshore Fund, and Trive Coinvestors Fund is 2021 McKinney Avenue, Suite 1200, Dallas, TX 75201.

(2)

Represents the number of shares of our Class A Common Stock owned by Anchorage Capital Master Offshore, Ltd. (which we refer to as “Anchorage Offshore”). Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C. (which we refer to as “Anchorage”), which in turn is the investment manager of Anchorage Offshore. Mr. Kevin Ulrich is the Chief Executive Officer of Anchorage and the senior managing member of Anchorage Advisors Management, L.L.C. As such, each of the foregoing persons may be deemed to have voting and investment power over the shares of Class A Common Stock held by Anchorage Offshore. Each of the foregoing persons disclaims beneficial ownership of the shares of Class A Common Stock held by Anchorage Offshore, except for any pecuniary interests therein. The address for all of the foregoing persons is 610 Broadway, 6th Floor, New York, NY 10012.

(3)

Represents 1,223,757 shares of our Class A Common Stock owned by B. Riley FBR, Inc., 666,666 shares of our Class A Common Stock owned by BRC Partners Opportunity Fund, LP, and 500,000 shares of our Class A Common Stock owned by Bryant and Carleen Riley JTWROS. Bryant Riley is the co-chief executive officer of B. Riley FBR, Inc., and the chief executive officer of B. Riley Capital Management, LLC, the general partner of BRC Partners Opportunity Fund, LP. As such, B. Riley Capital Management, LLC may be deemed to have voting and investment power over the shares of Class A Common Stock owned by BRC Partners Opportunity Fund, LP, and Bryant Riley may be deemed to have voting and investment power over the shares of Class A Common Stock owned by each of B. Riley FBR, Inc., BRC Partners Opportunity Fund, LP, and Bryant and Carleen Riley JTWROS. B. Riley Capital Management, LLC disclaims beneficial ownership of the shares of Class A Common Stock owned by BRC Partners Opportunity Fund, LP, and Bryant Riley disclaims beneficial ownership of the shares of Class A Common Stock owned by B. Riley FBR, Inc. and BRC Partners Opportunity Fund, LP, except for any pecuniary interests therein. The address for each of the foregoing persons is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025.

(4)

Represents the number of shares of our Class A Common Stock owned by Gateway Securities Holdings, LLC (which we refer to as the “Solace Fund”). Solace Capital Partners, L.P. (which we refer to as “Solace Capital”) is the investment manager of, and Solace General Partner, LLC (which we refer to as “Solace GP”) is the general partner of, Solace Capital Special Situations Fund, L.P. (which we refer to as “Solace Special Situations”), which is the 100% owner of the Solace Fund. Each of Solace Capital and Solace GP has voting and investment power over the shares of Class A Common Stock held by the Solace Fund. Each of Solace Capital and Solace GP disclaims beneficial ownership of the shares of the Class A Common Stock held by the Solace Fund, except to the extent of its pecuniary interest. Mr. Brett G. Wyard, one of our directors, is a managing partner of each of the general partner of Solace Capital and of Solace GP, and disclaims beneficial ownership of the shares of Class A Common Stock held by the Solace Fund. The mailing address of each of Solace Capital, Solace GP, Solace Special Situations, the Solace Fund, and Mr. Wyard is 11111 Santa Monica Boulevard, Suite 1275, Los Angeles, CA 90025.

(5)

The shares of our common stock beneficially owned by each of our named executive officers and Trive Capital group immediately prior to the date of this prospectus consisted solely of our Class B Common Stock. The shares of our common stock beneficially owned by each of our named executive officers and Trive Capital group as of the date of this prospectus, as reflected in this table, consist solely of our Class A Common Stock, which reflect the conversion of the then number of shares of our Class B Common Stock beneficially owned by them into the same number of shares of our Class A Common Stock, based on the registration statement of which this prospectus forms a part being declared effective by the SEC and the shares of our Class A Common Stock being listed on the NASDAQ Capital Market on                     , 2018. See “Description of Capital Stock—Registration Rights Agreement.”

SELLING STOCKHOLDERS

The selling stockholders listed in the table below may from time to time offer and sell pursuant to this prospectus any or all of the shares of our Class A Common Stock that they respectively beneficially own as set forth below. When we refer to “selling stockholders” in this prospectus, we mean the persons and entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in shares of our Class A Common Stock other than through a public sale.

In accordance with SEC rules, the beneficial ownership of each of the selling stockholders includes:

•	all shares the selling stockholder actually owns beneficially or of record;

•	all shares over which the selling stockholder has or shares voting or investment power (such as in the capacity as a general partner of an investment fund); and

•	all shares the selling stockholder has the right to acquire within 60 days.

Certain of the selling stockholders may be deemed to be underwriters as defined in the Securities Act. Any profits realized by the selling stockholders may be deemed to be underwriting commissions.

The following table sets forth, as of the date of this prospectus, the name of each selling stockholder for whom we are registering the offer and sale of shares of our Class A Common Stock in connection with resales to the public, and the number of shares that each selling stockholder may offer pursuant to this prospectus. The shares of our Class A Common Stock offered by the selling stockholders were originally issued and sold by us in the November 2017 private offering and private placement pursuant to exemptions from the registration requirements of the Securities Act. We agreed to file a registration statement covering the resale of such shares received by the selling stockholders. We have filed with the SEC, under the Securities Act, a registration statement on Form S-l with respect to the resale of such shares of our Class A Common Stock from time to time by the selling stockholders, and this prospectus forms a part of that registration statement.

Except as indicated below in the footnotes to the table, to our knowledge, based on information furnished to us by the selling stockholders, the selling stockholders named in the table have sole voting and investment power with respect to the shares of Class A Common Stock shown to be beneficially owned by them, subject to community property laws where applicable.

We have been advised that, as noted below in the footnotes to the table, 46 of the selling stockholders are broker-dealers or affiliates of broker-dealers. We have been advised that each such selling stockholder purchased such shares of Class A Common Stock in the ordinary course of business, not for resale, and that no such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute such shares of our Class A Common Stock. All selling stockholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness of the registration statement of which this prospectus forms a part.

None of the selling stockholders have, or have had since our inception, any position, office or other material relationship with us or any of our affiliates, except with respect to Trive Capital Fund I LP, Trive Capital Fund I (Offshore) LP and Trive Affiliated Coinvestors I LP, entities affiliated with Christopher Zugaro, the chairman of our board of directors, and Gateway Securities Holdings, LLC, an entity affiliated with Brett G. Wyard, one of our directors, as noted below in the footnotes to the table.

Based on information provided to us by the selling stockholders and as of the date the same was provided to us, assuming that the selling stockholders sell all the shares of our Class A Common Stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Number of Shares of Our Class A Common Stock Beneficially Held Immediately After the Offering.” We cannot advise as to whether the selling stockholders will in fact sell any or all of such shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

Name of Selling Stockholder	Number of Shares of Our Class A Common Stock Beneficially Held Immediately Prior to the Offering	Number of Shares of Our Class A Common Stock to be Sold in the Offering	Number of Shares of Our Class A Common Stock Beneficially Held Immediately After the Offering
Adela Kahn	4,250	4,250	—
Alan Edrick	33,333	33,333	—
Alan Forman(1)	5,000	5,000	—
Allen Morton(1)	4,500	4,500	—
Allred 2002 Trust – HHA(3)	20,834	20,834	—
Allred 2002 Trust – NLA(3)	12,500	12,500	—
Anchorage Capital Master Offshore, Ltd.(4)	2,333,333	2,333,333	—
Andrew Moore(1)	17,000	17,000	—
Angela Chen(1)	166,667	166,667	—
Arrow Global Growth Fund(5)	15,000	15,000	—
B. Riley FBR, Inc.(6)	1,223,757	1,223,757	—
Bansbach Capital Group, LLC(7)	83,333	83,333	—
Basswood Opportunity Fund, Inc.(8)	51,422	51,422	—
Basswood Opportunity Partners, L.P.(8)	563,578	563,578	—
Billy D. Prim	8,333	8,333	—
BNYH 2015PE1 LLC(9)	625,000	625,000	—
BRC Partners Opportunity Fund, LP(10)	666,666	666,666	—
Broc Captive, LLC DBA YBridge Insurance Co.(11)	8,333	8,333	—
Bryant and Carleen Riley JTWROS(12)	500,000	500,000	—
Caladius Global Opportunities Master Fund LP(13)	150,333	150,333	—
CDW Fund, LP(14)	30,000	30,000	—
Charles K. Slatery	21,000	21,000	—
Chinubhai S. Patel, Revocable trust, 07/23/93(15)	4,167	4,167	—
Christine S. Ellis	4,167	4,167	—
Colony Capital Focus Fund, L.P.(16)	125,000	125,000	—
Corrib Master Fund, Ltd.(17)	473,500	473,500	—
Daniel Asher Descendants Trust(18)	250,000	250,000	—
David K. Johnson and Louise A. Johnson	17,500	17,500	—
David S. Hunt	40,000	40,000	—
Douglas Dirk Nelson	16,666	16,666	—
Edward C. Kaiser and Ashley F. Kaiser	6,250	6,250	—
Edwin M. Jones Oil Co.(19)	167,000	167,000	—
Emerson Partners(20)	20,000	20,000	—
J. Steven Emerson IRA(20)	130,000	130,000	—
J. Steven Emerson Roth IRA(20)	200,000	200,000	—
Emmel B. Golden, III	2,000	2,000	—
Eric B. Rajewski(1)	8,334	8,334	—
Evan L. Julber	20,833	20,833	—
Evergreen National Indemnity Company(11)	40,000	40,000	—
Flavia P. Blechinger	25,000	25,000	—
Fred S. Waldman	4,167	4,167	—
Gary E. Stavrum	16,667	16,667	—
Gary K. Wunderlich Jr.(2)	8,333	8,333	—

Name of Selling Stockholder	Number of Shares of Our Class A Common Stock Beneficially Held Immediately Prior to the Offering	Number of Shares of Our Class A Common Stock to be Sold in the Offering	Number of Shares of Our Class A Common Stock Beneficially Held Immediately After the Offering
Gateway Securities Holdings, LLC(21)	3,500,000	3,500,000	—
Graball, L.P.(22)	25,000	25,000	—
Grand Slam Capital Master Fund, Ltd.(23)	20,000	20,000	—
Gratia Capital LLC(24)	86,333	86,333	—
Great American Insurance Company(25)	416,667	416,667	—
Great American Life Insurance Company(25)	833,333	833,333	—
Andy and Dana Gumaer TTEES Gumaer Living Trust(26)	833,333	833,333	—
Hammana Partners LP(27)	8,333	8,333	—
Hannah Waldman	4,167	4,167	—
Haslam Blind Trust(11)	125,000	125,000	—
Heritage Capital(28)	83,333	83,333	—
Hermes Partners, L.P.(29)	40,000	40,000	—
Hirsch Performance Fund(5)	30,000	30,000	—
Hoak Public Equities, LP(30)	170,000	170,000	—
Indemnity National Insurance Company(11)	21,000	21,000	—
Irvin Kessler	41,666	41,666	—
J. Walker Hays(2)	2,083	2,083	—
Jacques Poirier	4,167	4,167	—
James A. Parrish Jr.(2)	4,167	4,167	—
James Baker(1)	6,250	6,250	—
James Buller	41,667	41,667	—
James P. Barrow	83,333	83,333	—
James P. Reddington(1)	2,500	2,500	—
James Rock Tonkel, Jr.	30,000	30,000	—
Jason Buttles(1)	2,083	2,083	—
Jeff Hartline Trust(31)	12,500	12,500	—
Jeffrey B. Bush and Kristen C. Bush(32)	1,250	1,250	—
Joseph R. Nardini(1)	8,333	8,333	—
John B. Berding(33)	58,333	58,333	—
John Billhardt(1)	2,083	2,083	—
Jon D. and Linda W. Gruber Trust(34)	104,167	104,167	—
Joseph A. Price(2)	4,167	4,167	—
Kelleher Family Trust(35)	41,667	41,667	—
Kenneth M Young Revocable Trust U/A dtd 5/8/2015(36)	20,833	20,833	—
Kenneth Tang(1)	4,000	4,000	—
Kent Wunderlich(2)	4,167	4,167	—
Kessler Family Limited Partnership(37)	83,333	83,333	—
Kevin and Betty Gayle(38)	4,167	4,167	—
Kevin McEniry	4,167	4,167	—
Larry McClendon	8,333	8,333	—
Lonestar Partners, LP(39)	458,333	458,333	—
Lyda Hunt Allred	25,000	25,000	—
Manatuck Hill Mariner Master Fund, L.P.(40)	19,800	19,800	—
Manatuck Hill Navigator Master Fund, L.P.(40)	9,500	9,500	—
Manatuck Hill Scout Fund, L.P.(40)	54,033	54,033	—
Matthew Spain(1)	4,167	4,167	—
MGS Partners, LLC(41)	83,333	83,333	—
Michael L. Thiele and Elaine Thiele	8,750	8,750	—
Michael C. Munck(1)	4,000	4,000	—
Michael Crawford(1)	3,500	3,500	—
Michael and Patricia McCormack	2,083	2,083	—

Name of Selling Stockholder	Number of Shares of Our Class A Common Stock Beneficially Held Immediately Prior to the Offering	Number of Shares of Our Class A Common Stock to be Sold in the Offering	Number of Shares of Our Class A Common Stock Beneficially Held Immediately After the Offering
Michael Markunas(1)	1,500	1,500	—
Michael Wilson	25,000	25,000	—
MPC Partners, LLC(42)	8,333	8,333	—
Murray and Beth Ruben Living Trust U/A DTD 04/02/2002(43)	8,333	8,333	—
Murray B. Roark(2)	4,167	4,167	—
National Fire & Casualty Company(11)	21,000	21,000	—
NFC Partners, LLC(12)	185,000	185,000	—
NJC Inc. Defined Benefit Plan(44)	66,666	66,666	—
Nokomis Capital Master Fund, L.P.(45)	1,158,333	1,158,333	—
Norma and Alfred Lerner Limited Partnership 2(46)	625,000	625,000	—
Park West Investors Master Fund, Limited(47)	743,292	743,292	—
Park West Partners International, Limited(47)	90,041	90,041	—
Patrice McNicoll(1)	83,333	83,333	—
Patrick L. Hanniford(1)	417	417	—
Paul Choi(1)	1,000	1,000	—
PCH Manager Fund, SPC–Segregated Portfolio 206(48)	551,500	551,500	—
Peter Benedict(1)	1,250	1,250	—
Philip Wunderlich(2)	4,167	4,167	—
Phillip J. Ahn(1)	5,000	5,000	—
Placid Ventures, L.P.(49)	35,000	35,000	—
Polar Long/Short Master Fund(50)	314,225	314,225	—
Polar Multi-Strategy Master Fund(50)	102,442	102,442	—
Punch Micro Cap Partners, LLC(51)	125,000	125,000	—
RD Greene	12,500	12,500	—
Reiss Capital Management LLC(52)	25,000	25,000	—
Richard James Baker(1)	8,333	8,333	—
Richard Reisman	8,333	8,333	—
Richard Waks(1)	8,333	8,333	—
Robert and Patti Antin Living Trust(53)	83,333	83,333	—
Robert D’Agostino(1)	83,333	83,333	—
Rolando J. Leal and Cecilia D. Leal	8,333	8,333	—
Sam T. and Carol V. Dillahunty	4,167	4,167	—
Shanoop Kothari	2,500	2,500	—
Snow Park Capital Partners Master Fund, LP(54)	50,000	50,000	—
SST, LLC(55)	4,167	4,167	—
SteelMill Master Fund LP(56)	833,333	833,333	—
Stillwater Insurance Company(11)	169,000	169,000	—
Stillwater Property & Casualty Insurance Company(11)	125,000	125,000	—
Sturdivant Family Partners, L.P.(57)	16,667	16,667	—
Survivors Trust Under the Riley Family Trust dtd 6/20/1989(58)	125,000	125,000	—
Tad R. Holtzclaw	8,333	8,333	—
TMK Trust dated Oct 14, 2003(59)	17,000	17,000	—
Tri-State Consumer Insurance Company(11)	116,000	116,000	—
Trive Capital Fund I LP(60)	1,057,719	1,057,719	—
Trive Capital Fund I (Offshore) LP(61)	1,170,068	1,170,068	—
Trive Affiliated Coinvestors I LP(62)	96,826	96,826	—
TX SIC IG, LLC(63)	228,333	228,333	—
Wasatch Micro Cap Fund(64)	260,000	260,000	—
Wasatch Micro Cap Value Fund(65)	300,000	300,000	—

Name of Selling Stockholder	Number of Shares of Our Class A Common Stock Beneficially Held Immediately Prior to the Offering	Number of Shares of Our Class A Common Stock to be Sold in the Offering	Number of Shares of Our Class A Common Stock Beneficially Held Immediately After the Offering
William Herbert Hunt Trust Estate(66)	250,000	250,000	—
William R. Shefte	20,833	20,833	—

(1)	Such selling stockholder is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(2)	Such selling stockholder is affiliated with B. Riley FBR, Inc. and Wunderlich Securities, Inc., each a registered broker-dealer.

(3)

Voting and investment power over the shares held by each of Allred 2002 Trust – HHA and Allred 2002 Trust – NLA is held by Brittny Allred, as the trustee of each of Allred 2002 Trust – HHA and Allred 2002 Trust – NLA.

(4)

Represents shares held by Anchorage Capital Master Offshore, Ltd. Anchorage Advisors Management, L.L.C. is the sole managing member of Anchorage Capital Group, L.L.C., which in turn is the investment manager of Anchorage Capital Master Offshore, Ltd. Kevin Ulrich is the senior managing member of Anchorage Advisors Management, L.L.C. and the chief executive officer of Anchorage Capital Group, L.L.C., and as such, Mr. Ulrich may be deemed to have voting and investment power over the shares of Class A Common Stock held by Anchorage Capital Master Offshore, Ltd.

(5)

Voting and investment power over the shares held by each of Arrow Global Growth Fund and Hirsch Performance Fund is held by James McGovern and Mark Purdy, as the chief executive officer and chief investment officer, respectively, of Arrow Capital Management Inc., the portfolio manager of each of Arrow Global Growth Fund and Hirsch Performance Fund.

(6)

Voting and investment power over the shares held by B. Riley FBR, Inc. is held by Bryant Riley, as the co-chief executive officer of B. Riley FBR, Inc. B. Riley FBR, Inc. is a registered broker-dealer.

(7)	Voting and investment power over the shares held by Bansbach Capital Group, LLC is held by Louis P. Bansbach IV, as manager of Bansbach Capital Group, LLC.

(8)

Voting and investment power over the shares held by each of Basswood Opportunity Fund, Inc. and Basswood Opportunity Partners, L.P. is held by Matthew Lindenbaum and Bennett Lindenbaum, each as a principal of Basswood Capital Management, LLC, the investment manager of each of Basswood Opportunity Fund, Inc. and Basswood Opportunity Partners, L.P.

(9)

Voting and investment power over the shares held by BNYH 2015PE1 LLC is held by Brooklyn New York Holdings LLC, as the sole manager of BNYH 2015PE1 LLC. Randolph D. Lerner is the sole manager, president, and chief executive officer, and Murray A. Rabinowitz is the executive vice president and chief investment officer, of Brooklyn New York Holdings LLC, and each can act on its behalf.

(10)

Voting and investment power over the shares held by BRC Partners Opportunity Fund, LP is held by Bryant Riley and Tom Kelleher, as the chief executive officer and president, respectively, of B. Riley Capital Management, LLC, the general partner of BRC Partners Opportunity Fund, LP. BRC Opportunity Fund, LP is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(11)

Voting and investment power over the shares held by such selling stockholder is held by Charles K. Slatery, as the President of NFC Investments, LLC, the investment manager to such selling stockholder.

(12)	Bryant Riley is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(13)

Voting and investment power over the shares held by Caladius Global Opportunities Master Fund LP is held by Aureus Funds Management Ltd., as the investment manager of Caladius Global Opportunities Master Fund LP.

(14)

Voting and investment power over the shares held by CDW Fund, LP is held by J. Hale Hoak, as the president of Hoak, & Co., the general partner of CDW Capital Management, LP, the general partner of CDW Fund, LP.

(15)	Voting and investment power over the shares held by Chinubhai S. Patel, Revocable trust, 07/23/93 is held by Chinubhai S. Patel, as the trustee of Chinubhai S. Patel, Revocable trust, 07/23/93.

(16)	Voting and investment power over the shares held by Colony Capital Focus Fund, L.P. is held by Colony Capital, Inc., the indirect controlling entity of Colony Capital Focus Fund, L.P.

(17)

Voting and investment power over the shares held by Corrib Master Fund, Ltd. is held by Kevin Cavanaugh, as the chief executive officer of Corrib Capital Management, L.P., the investment manager of Corrib Master Fund, Ltd.

(18)	Voting and investment power over the shares held by Daniel Asher Descendants Trust is held by Fred Goldman, as the trustee of Daniel Asher Descendants Trust.

(19)	Voting and investment power over the shares held by Edwin M. Jones Oil Co. is held by G. Douglas Edwards, as the president of Edwin M. Jones Oil Co.

(20)	Voting and investment power over the shares held by each of Emerson Partners, J. Steven Emerson IRA, and J. Steven Emerson Roth IRA is held by J. Steven Emerson.

(21)

Represents shares held by Gateway Securities Holdings, LLC (which we refer to as the “Solace Fund”). Solace Capital Partners, L.P. (which we refer to as “Solace Capital”) is the investment manager of, and Solace General Partner, LLC (which we refer to as “Solace GP”) is the general partner of, Solace Capital Special Situations Fund, L.P. (which we refer to as “Solace Special Situations”), which is the 100% owner of the Solace Fund. Each of Solace Capital and Solace GP has voting and investment power over the shares of Class A Common Stock held by the Solace Fund. Mr. Brett G. Wyard, one of our directors, is a managing partner of each of the general partner of Solace Capital and Solace GP.

(22)	Voting and investment power over the shares held by Graball, L.P. is held by James Walker Sturdivant, as the president of Twilight, LLC, the sole general partner of Graball, L.P.

(23)

Voting and investment power over the shares held by Grand Slam Capital Master Fund, Ltd. is held by Mitchell Sacks, as the managing member of Grand Slam Asset Management, LLC, the investment manager of Grand Slam Capital Master Fund, Ltd.

(24)	Voting and investment power over the shares held by Gratia Capital LLC is held by Steve Pei, as the chief investment officer of Gratia Capital LLC.

(25)

Voting and investment power over the shares held by each of Great American Insurance Company and Great American Life Insurance Company is held by American Financial Group, Inc., as the parent of each of Great American Insurance Company and Great American Life Insurance Company. Each of Great American Insurance Company and Great American Life Insurance Company is affiliated with Great American Advisors, Inc., a registered broker-dealer.

(26)

Voting and investment power over the shares held by Andy and Dana Gumaer TTEES Gumaer Living Trust is held by Andy Gumaer, as the trustee of Andy and Dana Gumaer TTEES Gumaer Living Trust. Andy Gumaer is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(27)	Voting and investment power over the shares held by Hammana Partners LP is held by Nick O’Sullivan, as the managing member of Hammana Partners LP.

(28)	Voting and investment power over the shares held by Heritage Capital is held by John H. Dobbs, Jr., as the manager of Heritage Capital.

(29)	Voting and investment power over the shares held by Hermes Partners, L.P. is held by Paul Flather, as the manager of Hermes Advisors, LLC, the general partner of Hermes Partners, L.P.

(30)

Voting and investment power over the shares held by Hoak Public Equities, LP is held by J. Hale Hoak, as the president of Hoak & Co., the general partner of Hoak Fund Management, LP, the general partner Hoak Public Equities, LP.

(31)	Voting and investment power over the shares held by Jeff Hartline Trust is held by Jeffrey L. Hartline, as the trustee of Jeff Hartline Trust.

(32)	Mr. Bush is affiliated with Mass Mutual Investor Services, Inc., a registered broker-dealer.

(33)	Mr. Berding is a senior executive and a member of the board of directors of American Financial Group, Inc., which is affiliated with Great American Advisors, Inc., a registered broker-dealer.

(34)	Voting and investment power over the shares held by Jon D. and Linda W. Gruber Trust is held by Jon D. Gruber, as the trustee of Jon D. and Linda W. Gruber Trust.

(35)

Voting and investment power over the shares held by Kelleher Family Trust is held by Tom Kelleher, as the trustee of Kelleher Family Trust. Tom Kelleher is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(36)

Voting and investment power over the shares held by Kenneth M. Young Revocable Trust U/A dtd 5/8/2015 is held by Kenneth M. Young, as the trustee of Kenneth M. Young Revocable Trust U/A dtd 5/8/2015. Kenneth M. Young is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(37)	Voting and investment power over the shares held by Kessler Family Limited Partnership is held by Irvin Kessler, as the general partner of Kessler Family Limited Partnership.

(38)	Kevin Gayle is affiliated with B. Riley FBR, Inc. and Wunderlich Securities, Inc., each a registered broker-dealer.

(39)

Voting and investment power over the shares held by Lonestar Partners, LP is held by Jerome L. Simon and Yedi Wong, as the managing member and the chief financial officer, respectively, of Lonestar Capital Management, LLC, the investment adviser to Lonestar Partners, LP.

(40)

Voting and investment power over the shares held by each of Manatuck Hill Mariner Master Fund, L.P., Manatuck Hill Navigator Master Fund, L.P., and Manatuck Hill Scout Fund, L.P is held by Mark Broach, as the managing member of Manatuck Hill Partners, LLC, the investment manager of each of Manatuck Hill Mariner Master Fund, L.P., Manatuck Hill Navigator Master Fund, L.P., and Manatuck Hill Scout Fund, L.P.

(41)	Voting and investment power over the shares held by MGS Partners, LLC is held by Matthew Lindenbaum and Bennett Lindenbaum, each as a member of MGS Partners, LLC.

(42)

Voting and investment power over the shares held by MPC Partners, LLC is held by Philip Zanone, Jr., as the manager of MPC Partners, LLC. Philip Zanone, Jr. is affiliated with B. Riley FBR, Inc. and Wunderlich Securities, Inc., each a registered broker-dealer.

(43)

Voting and investment power over the shares held by Murray and Beth Ruben Living Trust U/A DTD 04/02/2002 is held by Murray Ruben, as the trustee of Murray and Beth Ruben Living Trust U/A DTD 04/02/2002.

(44)

Voting and investment power over the shares held by NJC Inc. Defined Benefit Plan is held by Norman J. Caris, as the trustee of NJC Inc. Defined Benefit Plan. Norman J. Caris is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(45)	Voting and investment power over the shares held by Nokomis Capital Master Fund, L.P. is held by Brett Hendrickson, as the portfolio manager of Nokomis Capital Master Fund, L.P.

(46)

Voting and investment power over the shares held by Norma and Alfred Lerner Limited Partnership 2 is held by Randolph D. Lerner and Nancy Lerner, as the general partners, and Murray A. Rabinowitz, as the executive vice president, of Norma and Alfred Lerner Limited Partnership 2.

(47)

Voting and investment power over the shares held by each of Park West Investors Master Fund, Limited and Park West Partners International, Limited is held by Peter S. Park, as the sole member and manager of Park West Asset Management LLC, the investment manager of each of Park West Investors Master Fund, Limited and Park West Partners International, Limited.

(48)

Voting and investment power over the shares held by PCH Manager Fund, SPC–Segregated Portfolio 206 is held by Kevin Cavanaugh, as the chief executive officer of Corrib Capital Management, L.P., the subadvisor to PCH Manager Fund, SPC–Segregated Portfolio 206.

(49)	Voting and investment power over the shares held by Placid Ventures, L.P. is held by David S. Hunt, as the president of Propel Corp., the general partner of Placid Ventures, L.P.

(50)

Voting and investment power over the shares held by each of Polar Long/Short Master Fund and Polar Multi-Strategy Master Fund is held by Paul Sabourin, as the chief investment officer of Polar Asset Management Partners Inc., the investment adviser to each of Polar Long/Short Master Fund and Polar Multi-Strategy Master Fund.

(51)

Voting and investment power over the shares held by Punch Micro Cap Partners, LLC is held by Howard D. Punch, Jr., as the president and chief investment officer of Punch and Associates Investment Management, Inc., the managing member of Punch Micro Cap Partners, LLC.

(52)	Voting and investment power over the shares held by Reiss Capital Management LLC is held by Richard Reiss, as the managing director of Reiss Capital Management LLC.

(53)

Voting and investment power over the shares held by Robert and Patti Antin Living Trust is held by Robert L. Antin, as the trustee of Robert and Patti Antin Living Trust. Robert L. Antin is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(54)

Voting and investment power over the shares held by Snow Park Capital Partners Master Fund, LP is held by Jeffrey Pierce, as the managing partner of Snow Park Capital Partners, LP, the investment advisor to Snow Park Capital Partners Master Fund, LP.

(55)	Voting and investment power over the shares held by SST, LLC is held by Aspy A. Tantra, as the manager of SST, LLC.

(56)

Voting and investment power over the shares held by SteelMill Master Fund LP is held by Zachary J. Schreiber, as the managing member of PointState Capital GP LLC, the general partner of PointState Capital LP, the investment manager of SteelMill Master Fund LP.

(57)

Voting and investment power over the shares held by Sturdivant Family Partners, L.P. is held by Walker Sturdivant, as the secretary/treasurer of Sturdivant Farm, LLC, the sole general partner of Sturdivant Family Partners, L.P.

(58)

Voting and investment power over the shares held by Survivors Trust Under the Riley Family Trust dtd 6/20/1989 is held by Richard Riley, as the trustee of Survivors Trust Under the Riley Family Trust dtd 6/20/1989. Mr. Riley is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(59)

Voting and investment power over the shares held by TMK Trust dated Oct 14, 2003 is held by Thomas E. Gallagher, as the trustee of TMK Trust dated Oct 14, 2003. Mr. Gallagher is affiliated with B. Riley FBR, Inc., a registered broker-dealer.

(60)

Represents shares held by Trive Capital Fund I LP (which we refer to as “Trive Fund I”). Trive Capital Fund I GP LLC (which we refer to as “Fund I GP”) is the general partner of Trive Fund I and has voting control over Trive Fund I. Trive Capital Holdings LLC (which we refer to as “Trive Holdings”) is the sole member and sole managing member of Fund I GP and has voting control over Fund I GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, and Fund I GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Fund I.

(61)

Represents shares held by Trive Capital Fund I (Offshore) LP (which we refer to as “Trive Offshore Fund”). Trive Capital Fund I GP Offshore LLC (which we refer to as “Offshore Fund GP”) is the general partner of Trive Offshore Fund and has voting control over Trive Offshore Fund. Fund I GP is the sole member and sole managing member of Offshore Fund GP and has voting control over Offshore Fund GP. Trive Holdings is the sole member and sole managing member of Fund I GP and has voting control over Fund I GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, Fund I GP, and Offshore Fund GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Offshore Fund.

(62)

Represents shares held by Trive Affiliated Coinvestors I LP (which we refer to as “Trive Coinvestors Fund”). Trive Affiliated Coinvestors I GP LLC (which we refer to as “Coinvestors Fund GP”) is the general partner of Trive Coinvestors Fund and has voting control over Trive Coinvestors Fund. Trive Holdings is the sole member and sole managing member of Coinvestors Fund GP and has voting control over Coinvestors Fund GP. Each of Messrs. Conner Searcy and Christopher Zugaro, as a manager of Trive Holdings, has voting control over Trive Holdings. As a result of the foregoing, each of Mr. Searcy, Mr. Zugaro, Trive Holdings, and Coinvestors Fund GP may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities directly held by Trive Coinvestors Fund.

(63)

Voting and investment power over the shares held by TX SIC IG, LLC is held by Charles William Durham and Herbert Hunt Allred, as the managers of DTO Charlie II, LLC, the managing member of TX SIC IG, LLC.

(64)	Voting and investment power over the shares held by Wasatch Micro Cap Fund is held by Ken Korngiebel, as the portfolio manager of Wasatch Micro Cap Fund.

(65)	Voting and investment power over the shares held by Wasatch Micro Cap Value Fund is held by Brian Bythrow, as the portfolio manager of Wasatch Micro Cap Value Fund.

(66)	Voting and investment power over the shares held by William Herbert Hunt Trust Estate is held by Gage A. Prichard Sr., as the trustee of William Herbert Hunt Trust Estate.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our amended and restated certificate of incorporation (which we refer to as our “charter”) and our amended and restated bylaws (which we refer to as our “bylaws”), as well as the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). Under our charter, our authorized capital stock consists of 100,000,000 shares of Class A Common Stock, par value $0.01 per share, 15,000,000 shares of Class B Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of the date of this prospectus, there are:

•	25,614,626 shares of our Class A Common Stock outstanding, consisting of:

°	21,750,000 shares issued in the November 2017 private offering and private placement;

°

                 shares issued in the form of Special Stock Dividends to the existing holders of shares of our Class A Common Stock immediately prior to the date of this prospectus, based on the registration statement of which this prospectus forms a part being declared effective by the SEC and the shares of our Class A Common Stock being listed on the NASDAQ Capital Market on                 , 2018; and

°

                 shares issued in connection with the automatic conversion of the same number of shares of our Class B Common Stock (representing all the then outstanding shares of Class B Common Stock), based on the registration statement of which this prospectus forms a part being declared effective by the SEC and the shares of our Class A Common Stock being listed on the NASDAQ Capital Market on                 , 2018;

•	no shares of our Class B Common Stock outstanding; and

•	no shares of preferred stock outstanding.

Class A Common Stock

Dividend Rights.  Holders of shares of our Class A Common Stock will be entitled to receive dividends on shares of our Class A Common Stock that will accrue and be payable only in additional shares of Class A Common Stock (which we refer to as the “Special Stock Dividends”) if (i) a shelf registration statement registering for resale all of the shares of our Class A Common Stock sold in the November 2017 private offering and private placement is not filed with or confidentially submitted to the SEC by January 31, 2018, and/or (ii) such shelf registration statement is not declared effective by the SEC and the Class A Common Stock is not listed on a national securities exchange by May 31, 2018. Special Stock Dividends will accrue at a daily rate equal to the quotient of (a) 0.05 multiplied by 21,750,000 (the aggregate number of shares of our Class A Common Stock sold and issued in the November 2017 private offering and private placement) divided by (b) 365, up to a maximum aggregate number of shares of our Class A Common Stock equal to 1,460,149 shares (which we refer to as the “Maximum Accrual Amount”), and will cease accruing upon satisfaction of the foregoing conditions. See “—Registration Rights Agreement.”

Other than with respect to any Special Stock Dividends, holders of shares of our Class A Common Stock and Class B Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Voting Rights.  Holders of shares of our Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders and will also be entitled to the benefit of any Special Stock Dividends for such purposes. Holders of shares of our Class A Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our charter that would alter or change the powers, preferences or special rights of holders of our Class A Common Stock so as to affect them adversely, which amendments must be approved by holders of at least 80% of the issued and outstanding shares of our Class A Common Stock, voting as a separate class, or as otherwise required by applicable law.

Liquidation Rights.  Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A Common Stock and Class B Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any liquidation preference of any outstanding preferred stock.

Other Matters.  The shares of our Class A Common Stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A Common Stock. All outstanding shares of our Class A Common Stock are fully paid and non-assessable.

Listing.  We have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC.”

Class B Common Stock

Dividend Rights.  Holders of shares of our Class B Common Stock and Class A Common Stock are entitled to ratably receive dividends (other than Special Stock Dividends, to which only holders of Class A Common Stock are entitled) when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Voting Rights.  Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class B Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class B Common Stock and Class A Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our charter that would alter or change the powers, preferences or special rights of holders of our Class A Common Stock so as to affect them adversely, which amendments must be approved by holders of at least 80% of the issued and outstanding shares of our Class A Common Stock, voting as a separate class, or as otherwise required by applicable law.

Liquidation Rights.  Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class B Common Stock and Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any liquidation preference of any outstanding preferred stock.

Conversion.  Each share of our Class B Common Stock will be automatically converted into a share of our Class A Common Stock upon the earlier to occur of (i) Special Stock Dividends accruing to the Maximum Accrual Amount, and (ii) the date on which a Resale Shelf Registration Statement is declared effective by the SEC and our Class A Common Stock is listed on a national securities exchange.

Other Matters.  The shares of our Class B Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. All outstanding shares of our Class B Common Stock are fully paid and non-assessable.

Preferred Stock

Our charter provides that our board of directors is expressly authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the number of shares constituting such series, the designation of such series, the powers (including voting powers), if any, of the shares of such series, the preferences and relative, participating, optional, special or other rights, if any, of the shares of such series, and the qualifications, limitations or restrictions, if any, of the shares of such series, as shall be stated and expressed in the resolution or resolutions of our board of directors providing for the issuance of such series and as may be permitted by the DGCL.

Certain Provisions of Delaware Law and of our Charter and Bylaws

The following summary of certain provisions of the DGCL and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and our charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Our Board of Directors

Our charter and bylaws provide that our board of directors shall consist of not less than three nor more than 12 members, the exact number of which shall be fixed from time to time exclusively by action of our board of directors. Our bylaws provide that, unless otherwise required by applicable law and subject to the rights, if any, of holders of any series of our preferred stock, and the right of our stockholders to elect directors to newly created vacancies at our 2019 annual meeting of stockholders if certain conditions are not met under the Registration Rights Agreement, any vacancy arising through death, resignation, removal, or an increase in the number of directors constituting our board of directors may only be filled by the majority vote of the remaining directors in office, even if less than a quorum is present, or by the sole remaining director. See “—Meetings of Stockholders,” and “—Registration Rights Agreement.”

Pursuant to our bylaws, each member of our board of directors who is elected at our annual meeting of our stockholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office for a one (1) year term or until the next annual meeting of our stockholders, and until his or her successor is elected and qualified, or until their earlier death, resignation or removal. Pursuant to our bylaws, directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting.

Removal of Directors

Our bylaws provide that, subject to the rights, if any, of holders of one or more classes or series of preferred stock, and unless otherwise required by applicable law, any director may be removed from office, but only for cause, and by the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except with the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors and from filling the vacancies created by such removal.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our stockholders to serve for a one (1) year term or until the next annual meeting, and until his or her successor is duly elected and qualified, or until their earlier death, resignation or removal. In addition, the chairman of our board of directors, our chief executive officer, our president, or a majority of our board of directors may call a special meeting of our stockholders for any purpose, but business transacted at any special meeting of our stockholders shall be limited to the purposes stated in the notice of such meeting.

Elimination of Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our charter expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Charter Amendments

Unless a higher vote is required by its certificate of incorporation, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Delaware corporation’s certificate of incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

Pursuant to our charter, in addition to any votes required by applicable law and subject to the express rights, if any, of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2⁄3% of the voting power of our capital stock entitled to vote generally in the election of directors shall be required to amend, alter or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with our charter provisions relating to the management of our Company by our board of directors, the calling of special meetings of our stockholders, the prohibition against stockholder action by written consent, and amendment of our charter. In addition, pursuant to our charter, we reserve the right at any time and from time to time to amend, alter, change or repeal any provision contained in our charter, and any other provision authorized by Delaware law in force at such time may be added in the manner prescribed by our charter or by applicable law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons pursuant to the charter are granted subject to the foregoing reservation of rights. Notwithstanding the foregoing, no amendment, alteration or repeal to our charter provisions relating to indemnification or the exculpation of directors shall adversely affect any right or protection existing under our charter immediately prior to such amendment, modification or repeal.

Bylaw Amendments

Our board of directors has the power to alter, amend, or repeal our bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time. Under our charter, the stockholders have the power to amend, alter or repeal our bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders, solely with, notwithstanding any other provisions of our bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of at least 66 2⁄3% of the voting power of our capital stock enabled to vote thereon.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, the proposal of any business to be considered by our stockholders at an annual meeting of stockholders (other than nominations for election to the board of directors) may be made only (i) pursuant to the notice of the meeting (or any supplement thereto) given by or at the direction of our board of directors (or any duly authorized committee thereof), (ii) otherwise properly brought before an annual meeting of stockholders by or at the direction of our board of directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before an annual meeting of stockholders by a stockholder who is a stockholder of record on the date of the giving of such notice and who is entitled to vote at such meeting and who complies with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the business proposal.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at an annual or special meeting of stockholders at which directors are to be elected only (i) pursuant to our notice of the meeting (or any supplement thereto), provided, however, that reference in our notice of meeting to the election of directors or the election of members of the board of directors shall not include or be deemed to include nominations for election to the board of directors, (ii) by or at the direction of our board of directors (or any duly authorized committee thereof), or (iii) by a stockholder who is a stockholder of record on the date of the giving of such notice and who is entitled to vote at such meeting and who complies with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Provisions

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected Provisions of our Charter and Bylaws.  Our charter and/or bylaws contain anti-takeover provisions that:

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each such series, to fix the number of shares constituting that series, the powers, rights and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

•

require that, subject to the express rights, if any, of the holders of any series of preferred stock, actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by the chairman of our board of directors, our chief executive officer, our president, or the majority of our board of directors;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, directors may be removed from office only by the affirmative vote of the holders of at least a majority of the voting power of our capital stock entitled to vote generally in the election of directors;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, even though less than a quorum;

•

provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, alteration or repeal of our charter provisions, or the adoption of any new or additional provision, inconsistent with our charter provisions relating to the management of our Company by our board of directors, the calling of special meetings of our stockholders, the prohibition against stockholder action by written consent, and amendment of our charter, requires the affirmative vote of the holders of at least 66 2⁄3% of the voting power of our capital stock entitled to vote generally in the election of directors;

•

provide that the stockholders may amend, alter or repeal our bylaws, or adopt new or additional provisions of our bylaws, only with the affirmative vote of at least 66 2⁄3% of the voting power of our capital stock entitled to vote generally; and

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting.

Delaware Anti-Takeover Statute.  In our charter we elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Choice of Forum

Our bylaws provide that the state or federal courts located within the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of our charter or our bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine. Our bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Furthermore, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities will be deemed to have notice of and consented to the choice of forum provisions of our bylaws described above. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our bylaws to be inapplicable or unenforceable.

Limitations on Liability, Indemnification of Directors and Officers, and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. Our charter contains a provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL. In addition, our bylaws include provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our bylaws also provide that we must advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification and advancements provisions in our charter and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, our charter provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties, including the duty of care. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, we pay the litigation costs of our directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification or advancement is sought.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and (ii) to us with respect to indemnification and advancement payments that we may make to such directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our common stock.

Registration Rights Agreement

In connection with the November 2017 private offering and private placement of our Class A Common Stock, we entered into a registration rights agreement (which we refer to as the “Registration Rights Agreement”) with B. Riley FBR, Inc., as the initial purchaser and placement agent, acting for itself and for the benefit of the purchasers of our Class A Common Stock in the November 2017 private offering and private placement.

Under the Registration Rights Agreement, we agreed, at our expense, to use our commercially reasonable efforts to file with or confidentially submit to the SEC as soon as reasonably practicable following the completion of the November 2017 private offering and private placement, but in no event later than January 31, 2018, a shelf registration statement (which we refer to as the “Resale Shelf Registration Statement”) registering for resale all of the shares of our Class A Common Stock sold in the November 2017 private offering and private placement, plus any additional shares of Class A Common Stock issued in respect thereof whether by stock dividend, stock distribution, stock split, or otherwise (which we refer to collectively as the “registrable shares”). We are obligated to use our commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective by the SEC under the Securities Act, and to have our Class A Common Stock listed on a national securities exchange, as promptly as practicable, but in any event no later than May 31, 2018, and to continuously maintain the effectiveness of the Resale Shelf Registration Statement under the Securities Act, subject to certain permitted blackout periods, until the first to occur of:

•	the date on which the registrable shares covered by the Resale Shelf Registration Statement have been resold in accordance with the Resale Shelf Registration Statement;

•	the date on which the registrable shares covered by the Resale Shelf Registration Statement have been sold pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	the date on which the registrable shares covered by the Resale Shelf Registration Statement have been sold to us or cease to be outstanding; and

•	the first anniversary of the effective date of the Resale Shelf Registration Statement, subject to certain extension periods as applicable.

We have filed with the SEC a registration statement on Form S-1 for the resale of the registrable shares, and this prospectus forms a part of that registration statement, which is considered the Resale Shelf Registration Statement.

Pursuant to the Registration Rights Agreement and our charter, if (i) if the Resale Shelf Registration Statement is not filed with or confidentially submitted to the SEC by January 31, 2018, and/or (ii) the Resale Shelf Registration Statement is not declared effective by the SEC and the Class A Common Stock is not listed on a national securities exchange by May 31, 2018, dividends on shares of our Class A Common Stock (which we refer to as the “Special Stock Dividends”) will accrue at a daily rate equal to the quotient of (a) 0.05 multiplied by 21,750,000 (the aggregate number of shares of our Class A Common Stock sold and issued in the November 2017 private offering and private placement) divided by (b) 365, up to a maximum aggregate number of shares of our Class A Common Stock equal to 1,460,149 shares (which we refer to as the “Maximum Accrual Amount”), and will cease accruing upon satisfaction of the foregoing conditions. 1,000,000 shares of our Class B Common Stock held by affiliates of Trive Capital, and 460,149 shares of our Class B Common Stock held by certain senior management have been deposited into an escrow account and subject to repurchase by us, at a price of $0.01 per share, and immediate cancellation in an amount corresponding to any Special Stock Dividends paid.

In addition, if a Resale Shelf Registration Statement has not been declared effective by the SEC and the Class A Common Stock has not been listed for trading on a national securities exchange by May 31, 2019, then the Registration Rights Agreement requires that our board of directors (i) take all necessary action to expand the size of our board of directors by such number of additional members such that the additional members constitute a majority of the enlarged board of directors, and (ii) include as part of the agenda for our 2019 annual meeting of stockholders the election of such number of directors as there are then vacancies on our board of directors due to the enlargement of our board of directors, unless the holders of at least eighty percent (80%) of the registrable shares have (at a duly called meeting or by written consent) waived such requirement. In such special meeting, affiliates of Trive Capital and certain of our directors and officers have agreed to vote their shares of Class B Common Stock in proportion to the holders of the registrable shares.

However, if the SEC declares the Resale Shelf Registration Statement effective and our Class A Common Stock is listed on a national securities exchange prior to Special Stock Dividends accruing to the Maximum Accrual Amount, then, pursuant to the Registration Rights Agreement and our charter, each remaining share of our Class B Common Stock will automatically be converted into the right to receive one fully paid and non-assessable share of our Class A Common Stock.

Based on the Resale Shelf Registration Statement being declared effective by the SEC, and our Class A Common Stock being listed on a national securities exchange, on                     , 2018, accrued Special Stock Dividends in the aggregate amount of             shares of our Class A Common Stock were declared and paid, and as such,             shares of our Class B Common Stock held by affiliates of Trive Capital and             shares of our Class B Common Stock held by certain senior management were repurchased by us and immediately cancelled, as described above. Immediately following such repurchase and cancellation,             shares of our Class B Common Stock (representing all of the then remaining shares of our Class B Common Stock) automatically converted into the same number of fully paid and non-assessable shares of our Class A Common Stock. These events were effected immediately prior to the date of this prospectus.

In addition, the conditions that would require the accrual and payment of Special Stock Dividends, and the expansion of the size of our board of directors and the inclusion of the special election agenda item for our 2019 annual meeting of stockholders, are also no longer applicable.

We have agreed to indemnify the selling stockholders for certain violations of federal or state securities laws in connection with any registration statement in which the selling stockholders sell their shares of our Class A Common Stock pursuant to these registration rights.

The preceding summary of certain provisions of the Registration Rights Agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Reclassification of Common Stock

Following the conversion of all of the then outstanding shares of our Class B Common Stock into shares of our Class A Common Stock, we intend to seek stockholder approval to reclassify our common stock into one class, such that there will no longer be any Class B Common Stock and our Class A Common Stock will be reclassified as the sole class of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

General

As of the date of this prospectus, there are 25,614,626 shares of our Class A Common Stock issued and outstanding, as a result of:

•	21,750,000 shares of our Class A Common Stock issued in the November 2017 private offering and private placement, and

•	shares of Class A Common Stock issued in the form of Special Stock Dividends to the existing holders of shares of our Class A Common Stock immediately prior to the date of this prospectus, and

•

                shares of Class A Common Stock issued in connection with the automatic conversion of the same number of shares of our Class B Common Stock (representing all of the then outstanding shares of Class B Common Stock).

Of the total number of shares of our Class A Common stock issued and outstanding as of the date of this prospectus:

•

                shares may be resold by the selling stockholders identified in this prospectus. These shares will be freely transferable without restriction or further registration under the Securities Act, except that any shares subsequently acquired by our affiliates will be subject to the volume limitations and other restrictions of Rule 144 described below. In addition, these shares that are held by our executive officers and certain former equityholders of RDS and/or ASG are subject to lock-up agreements for 180 days after the effective date of the registration statement of which this prospectus forms a part; and

•

the remaining                 shares have not been registered and may be “restricted” securities within the meaning of Rule 144 under the Securities Act. These shares may not be sold unless they are registered under the Securities Act, the restrictions under Rule 144 have lapsed, or another exemption from registration is available. In addition, these shares that are held by our executive officers and certain former equityholders of RDS and/or ASG are subject to lock-up agreements for 180 days after the effective date of the registration statement of which this prospectus forms a part.

Prior to the date of this prospectus, there has been no public market for shares of our Class A Common Stock. Although we have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC,” an active trading market for our Class A Common Stock may not develop or, if one develops, it may not be sustained. No assurance can be given as to the likelihood that an active trading market for our Class A Common Stock will develop, the liquidity of any such market, the ability of our stockholders to sell their shares, or the prices that our stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on prevailing market prices from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A Common Stock. See “Risk Factors—Risks Related to the Ownership of our Class A Common Stock.”

Rule 144

As of the date of this prospectus,                  shares of our outstanding Class A Common Stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which equals approximately 256,146 shares as of the date of this prospectus; or

•	the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before such sale and have filed all required reports during that time period. Such sales by affiliates are also subject to other provisions and requirements of Rule 144 relating to manner of sale, notice, and the availability of current public information about us. To the extent that an affiliate sells shares of our common stock, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from such affiliate.

2017 Incentive Compensation Plan

We have adopted an equity incentive plan. The number of shares of our common stock subject to awards that may be issued under our 2017 Incentive Compensation Plan is 2,561,463.

We have previously granted an aggregate of 957,723 shares of restricted stock to certain of our directors, officers and employees, and phantom stock awards with respect to 356,368 shares of common stock to certain of our directors and our named executive officers, under our 2017 Incentive Compensation Plan. We currently have an aggregate of 1,247,372 shares of our common stock reserved for awards that may be granted in the future under our 2017 Incentive Compensation Plan. For a description of our 2017 Incentive Compensation Plan, see “Executive and Director Compensation—2017 Incentive Compensation Plan.”

Subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2017 Incentive Compensation Plan, including the shares of restricted stock previously granted to our directors and executive officers.

Lock-Up Periods

For a description of certain lock-up periods, see “Description of Capital Stock—Registration Rights Agreement” and “Plan of Distribution.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our Class A Common Stock. This summary applies only to non-U.S. holders who purchase our Class A Common Stock and hold our Class A Common Stock as a capital asset (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations (including private foundations), U.S. expatriates, broker-dealers and traders in securities or currencies, non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change or differing interpretation, possibly on a retroactive basis. The summary does not describe any U.S. state, local or non-U.S. income or other tax consequences (including estate, gift and Medicare contribution tax consequences) of owning and disposing of our Class A Common Stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our Class A Common Stock that is, for U.S. federal income tax purposes, neither a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor any of the following:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Common Stock, and partners in such partnerships, should consult their tax advisers as to the U.S. federal income tax consequences applicable to them in their particular circumstances.

EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK.

Distributions on our Class A Common Stock

Distributions on our Class A Common Stock generally will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a non-U.S. holder’s adjusted tax basis in our Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of our Class A Common Stock.” Generally, the gross amount of dividends paid to a non-U.S. holder with respect to our Class A Common Stock will be subject to withholding of U.S. federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and we (or our agent) have received proper certification as to the application of that treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax described above (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed Internal Revenue Service (which we refer to as “IRS”) Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Sale, Exchange or Other Taxable Disposition of our Class A Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain on the sale, exchange or other taxable disposition of our Class A Common Stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our Class A Common Stock and either (a) our Class A Common Stock was not treated as regularly traded on an established securities market at any time during the calendar year in which the sale, exchange or other taxable disposition occurs, or (b) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our Class A Common Stock at any time during the shorter of the two periods mentioned above. We believe that we are not currently a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

If gain or loss is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on the disposition of our Class A Common Stock on a net income basis in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our Class A Common Stock, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

You generally will be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a sale, exchange or other taxable disposition of Class A Common Stock. In addition, we are required to annually report to the IRS and you the amount of any dividends paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, shares of our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2018, gross proceeds from the sale or other disposition of, our Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or our paying agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the U.S. Department of the Treasury. Prospective investors should consult their tax advisers regarding the possible implications of these rules on their investment in our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering the shares of our Class A Common Stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchase of shares to be made directly or through agents.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our Class A Common Stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may occur at fixed prices, at negotiated prices, at market prices prevailing at the time of sale, or at prices related to prevailing market prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the Class A Common Stock in the course of hedging their positions;

•	engage in short sales of shares of the Class A Common Stock and deliver shares of the Class A Common Stock to close out short positions;

•	loan or pledge shares of the Class A Common Stock to broker-dealers or other financial institutions that in turn may sell shares of the Class A Common Stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of the Class A Common Stock, which the broker-dealer or other financial institution may resell under this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders.

We have applied to list the shares of our Class A Common Stock for trading on the NASDAQ Capital Market under the symbol “SIC.” However, we can give no assurances as to the development of liquidity or a trading market for the shares.

In connection with the November 2017 private offering and private placement, each of our executive officers and certain former equityholders of RDS and/or ASG have entered into lock-up agreements pursuant to which they have agreed that, subject to certain exceptions, without the prior written consent of B. Riley FBR, Inc. (the initial purchaser and placement agent in the November 2017 private offering and private placement), they will not, during the period ending 180 days after the effective date of the registration statement of which this prospectus forms a part:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend, or otherwise dispose of or transfer, directly or indirectly, any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our equity securities;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

In compliance with the guidelines of the Financial Industry Regulatory Authority (which we refer to as “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus.

Any shares of our Class A Common Stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act rather than under this prospectus. The shares covered by this prospectus may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares covered by this prospectus may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of our Class A Common Stock offered hereby, will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California.

CHANGE IN ACCOUNTANTS

On October 31, 2017, we dismissed Macias Gini & O’Connell LLP, as the independent auditor of TCFI LARK LLC and TCFI G&M LLC, our primary operating subsidiaries, with respect to the combined consolidated financial statements of TCFI LARK LLC and TCFI G&M LLC as of and for the year ended December 31, 2015. This dismissal has been ratified by the audit committee of our board of directors.

The combined consolidated financial statements of TCFI LARK LLC and TCFI G&M LLC as of and for the year ended December 31, 2015 were audited by Macias Gini & O’Connell LLP, and its report on such financial statements did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2016 and 2015, and the subsequent interim period through October 31, 2017, (i) there were no disagreements with Macias Gini & O’Connell LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Macias Gini & O’Connell LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such year, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

On October 10, 2017, we engaged Grant Thornton LLP as our independent registered public accounting firm, which engagement has been ratified by the audit committee of our board of directors. The combined consolidated financial statements of TCFI LARK LLC and TCFI G&M LLC as of and for the year ended December 31, 2016 were audited by Grant Thornton LLP, and Grant Thornton LLP is engaged to audit our Company’s consolidated financial statements as of and for the years ended December 31, 2017 and 2016. During the years ended December 31, 2016 and 2015, and the subsequent interim period through October 10, 2017, we did not consult with Grant Thornton LLP on any matters regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements, or any other matter that was the subject of a disagreement (as such term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as such term is used in Item 304(a)(1)(v) of Regulation S-K).

EXPERTS

The audited financial statements of Select Interior Concepts, Inc. as of and for the years ended December 31, 2017 and 2016 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Pental Granite & Marble, Inc. as of December 31, 2016 and 2015, and for the years then ended, included in this prospectus have been so included in reliance on the report of Moss Adams LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of our Class A Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information about us and our Class A Common Stock offered by this prospectus, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement and the accompanying exhibits, or any other statements, reports, documents or information we file with or furnish to the SEC, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s website at www.sec.gov.

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file annual, quarterly and current reports, proxy statements, and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the Public Reference Room and internet site of the SEC referred to above. We maintain a website at www.www.selectinteriorconcepts.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF SELECT INTERIOR CONCEPTS, INC.

PENTAL GRANITE & MARBLE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF SELECT INTERIOR CONCEPTS, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements for the Year Ended December 31, 2017

Unaudited Pro Forma Condensed Consolidated Financial Statements for the Year Ended December 31, 2017	F-84

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements for the Year Ended December 31, 2017	F-86

Select Interior Concepts, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

As of March 31, 2018 and December 31, 2017

	At March 31,	At December 31,
	2018	2017
Assets

Current assets
Cash	$5,972,245	$2,547,372
Restricted Cash	3,000,000	3,000,000
Accounts receivable, net of allowance for doubtful accounts of $227,933 and $217,354 at March 31, 2018 and December 2017, respectively	47,100,594	45,283,843
Inventories	103,447,694	87,629,281
Prepaid expenses and other current assets	3,252,618	2,624,931
Income taxes receivable	1,109,247	1,519,479

Total current assets	163,882,398	142,604,906
Property and equipment, net of accumulated depreciation of $8,008,230 and $6,666,309 at March 31, 2018 and December 2017, respectively	14,389,133	13,225,978
Deferred tax assets, net	12,667,458	11,569,161
Goodwill	66,984,420	66,326,124
Customer relationships, net of accumulated amortization of $26,780,291 and $23,835,011 at March 31, 2018 and December 2017, respectively	66,269,709	68,124,989
Intangible assets, net	14,180,671	14,137,790
Other assets	1,478,372	4,257,445

Total assets	$339,852,161	$320,246,393

Liabilities and Shareholders’ Equity

Current liabilities
Current portion of long-term debt, net of financing fees of $534,971 and $521,590 at March 31, 2018 and December 2017, respectively	$1,434,403	$1,448,517
Current portion of capital lease obligations	238,256	229,466
Accounts payable	35,642,061	38,491,326
Accrued expenses and other current liabilities	22,690,247	19,839,951
Customer deposits	6,450,770	5,319,451

Total current liabilities	66,455,737	65,328,711

Long-term debt, net of current portion and financing fees of $1,560,332 and $1,672,860 at March 31, 2018 and December 2017, respectively	92,805,203	86,897,420
Long-term capital lease obligations	657,514	663,423
Line of credit	32,329,916	19,269,244

Total liabilities	192,248,370	172,158,798

Commitments and contingencies	—	—
Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 21,750,000 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively.	217,500	217,500
Class B Common Stock, par value $0.01 per share, 15,000,000 shares authorized, 9,244,112 shares issued, 3,864,626 shares outstanding at March 31, 2018 and December 31, 2017, respectively	38,646	38,646
Additional paid-in capital	154,345,516	153,520,414
Accumulated deficit	(6,997,871)	(5,688,965)

Total shareholders’ equity	147,603,791	148,087,595

Total liabilities and equity	$339,852,161	$320,246,393

See accompanying notes to unaudited condensed consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2018 and 2017

	Three Months Ended March 31,
	2018	2017
Revenues, net	$104,386,324	$67,724,705
Cost of revenues	76,436,605	47,254,336

Gross profit	27,949,719	20,470,369
Operating expenses
General and administrative	21,542,180	15,895,815
Selling and marketing	5,457,517	3,881,939

Total operating expenses	26,999,697	19,777,754
Income from operations	950,018	692,615
Other (income) expense:
Interest expense	2,523,326	2,107,910
Loss on extinguishment of debt	—	747,654
Other expense, net	239,283	110,790

Total other expense, net	2,762,609	2,966,354
Loss before provision for income taxes	(1,812,591)	(2,273,739)
(Benefit) provision for income taxes	(503,685)	311,205

Net loss	$(1,308,906)	$(2,584,944)

Less: net loss attributable to Predecessor	$—	$(2,584,944)
Net loss attributable to Select Interior Concepts, Inc.	$(1,308,906)	$—
Loss per share of common stock
Basic and Diluted Class A Common Stock	$(0.05)	$—
Basic and Diluted Class B Common Stock	$(0.05)	$—
Weighted average shares outstanding
Basic and Diluted Class A Common Stock	21,750,000	—
Basic and Diluted Class B Common Stock	3,864,626	—

See accompanying notes to unaudited condensed consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2018 and 2017

	Three Months Ended March 31,
	2018		2017
Cash flows from operating activities
Net loss		$(1,308,906)	$(2,584,944)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization		4,683,804	2,840,276
Equity based compensation		825,103	—
Deferred benefit from income taxes		(1,098,297)	(202,122)
Amortized interest on deferred debt issuance costs		157,481	89,685
Loss on extinguishment of debt		—	747,654
Increase (decrease) in allowance for doubtful accounts		500	(1,546)
Loss on disposal of property and equipment		16,848	—
Changes in operating assets and liabilities:
Accounts receivable		4,225,033	1,310,838
Prepaid expenses and other current assets		(150,453)	334,369
Inventory		(1,356,355)	210,997
Other assets		(502,182)	(43,282)
Accounts payable		(10,014,601)	(2,122,557)
Accrued expenses and other current liabilities		1,522,450	2,683,647
Income taxes receivable		410,233	38,784
Customer deposit		1,131,319	(43,240)

Net cash (used in) provided by operating activities		(1,458,023)	3,258,559

Cash flows from investing activities
Purchase of property and equipment		(2,060,426)	(797,690)
Proceeds from disposal of property and equipment		2,000	—
Acquisition of Pental Granite and Marble, LLC, net of cash acquired		—	(88,000,732)
Acquisition of NSI, LLC		(290,000)	—
Acquisition of Elegant Home Design, LLC		(11,491,690)	—

Net cash used in investing activities		(13,840,116)	(88,798,422)

Cash flows from financing activities
Dividends issued		—	(34,305,368)
Contributions from members		—	30,000
Proceeds from line of credit, net		13,060,672	24,413,327
Proceeds from Term Loan		6,250,000	116,500,000
Term loan deferred issuance costs		(31,250)	(2,825,500)
Payments on Notes Payable		(293,910)	(145,984)
Principal payments on long-term debt		(262,500)	(18,758,121)

Net cash provided by financing activities		18,723,012	84,908,354

Net increase (decrease) in cash		3,424,873	(631,509)

Cash and restricted cash, beginning of period		$5,547,372	$4,726,895
Cash and restricted cash, end of period		$8,972,245	$4,095,386

Supplemental disclosures of cash flow information
Cash paid for interest		$2,183,122	$1,050,572
Cash paid for income taxes		$184,325	$450,279
Supplemental disclosures of non-cash investing activities
Acquisition of Pental Granite and Marble, LLC, rollover equity	$		$10,000,000
Measurement period adjustment related to acquisition of Greencraft Holdings, LLC		$(317,562)	$—
Acquisition of Elegant Home Design, LLC, indemnity holdback		$(1,000,000)	$—
Acquisition of equipment and vehicles with long-term debt and capital leases		$103,814	$75,955

See accompanying notes to unaudited condensed consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

1. Organization and Business Description

These financial statements reflect the consolidated operations of Select Interior Concepts, Inc. (“SIC” or “Company”).

SIC is a Delaware corporation that was restructured in November 2017 to be a holding company on which to consolidate diversified building products and services companies with a primary focus on providing products and services related to the interior of all types of buildings. Through its two primary operating companies, Residential Design Services, LLC (f/k/a TCFI LARK LLC) (“RDS”) and Architectural Surfaces Group, LLC (f/k/a TCFI G&M LLC) (“ASG”), SIC imports and distributes natural and engineered stone slabs for kitchen and bathroom countertops, operates design centers that merchandise interior products, and provides installation services. SIC’s interior product offerings include flooring, countertops, wall tile, finish carpentry, shower doors and enclosures, and mirrors. RDS operates throughout California and in Reno, Nevada and in Phoenix, Arizona. ASG has operations in the North East, South East, South West, Mountain West, and West Coast.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying condensed unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the information included in these unaudited interim financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2017 and accompanying notes included elsewhere in this Registration Statement.

The condensed consolidated balance sheet as of December 31, 2017 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP.

The condensed consolidated financial statements include the accounts of SIC, its wholly owned subsidiaries RDS and ASG, and their wholly owned subsidiaries, and are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated in combination. References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

The accompanying condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2018.

There have been no changes to our significant accounting policies described in our consolidated financial statements and related disclosures as of December 31, 2017 that have had a material impact on our condensed consolidated financial statements and related notes.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

Reorganization

On November 22, 2017, SIC and the former equity holders of RDS and ASG completed a series of restructuring transactions (collectively, the “November 2017 Restructuring Transactions”) whereby certain former equity holders of RDS and ASG (collectively referred to as the “Rollover Stockholders”) contributed a certain amount of equity interests in RDS and ASG to SIC in exchange for shares of Class B common stock, par value $0.01 per share, of SIC (“Class B Common Stock”).

Concurrent with the November 2017 Restructuring Transactions, SIC completed a private offering and private placement of 18,750,000 shares of its Class A common stock, par value $0.01 per share (“Class A Common Stock”), to new investors, at a public offering price of $12.00 per share for gross proceeds of approximately $225 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses) (the “November 2017 Private Offering and Private Placement”).

In accordance with the terms of the November 2017 Private Offering and Private Placement, in December 2017, SIC completed an additional sale of 3,000,000 shares of Class A Common Stock to new investors at an offering price of $12.00 per share for total gross proceeds of approximately $36.0 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses).

The reorganization transactions were treated as a combination of entities under common control with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests. Accordingly, the 2017 condensed consolidated historical results of SIC includes the results under the “as if pooling” method.

Loss per Share

Basic loss per share for the period ended March 31, 2018 is computed by dividing net loss by the weighted average number of shares of common stock outstanding. For the period ended March 31, 2017, no shares of SIC common stock were outstanding, therefore loss per share is not available. The following table sets forth the computation of basic and diluted loss per share:

2018
Net loss	$(1,308,906)

Weighted average shares of common stock outstanding:
Basic and diluted	25,614,626

Loss per share of common stock:
Basic and diluted	$(0.05)

All restricted stock awards outstanding of 918,228 shares of Class B Common Stock at March 31, 2018 were excluded from the computation of diluted earnings per share in the three months ended March 31, 2018 because the Company reported a net loss and the effect of inclusion would have been antidilutive.

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the consolidated financial statements and the reported revenues and expenses. Actual results may vary

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

materially from the estimates that were used. The Company’s significant accounting estimates include the determination of allowances for doubtful accounts, the lives and methods for recording depreciation and amortization on property and equipment, the fair value of reporting units and indefinite life intangible assets, deferred income taxes and the purchase price allocations used in the Company’s acquisitions.

Reclassifications

Certain amounts in the consolidated financial statements for prior periods have been reclassified from general and administrative expense to cost of revenues to conform to current period presentation.

Fair Value Measurement

ASC 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

The three levels of the fair value hierarchy are as follows:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are unobservable, supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The level of the fair value hierarchy in which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

The Greencraft earn-out with a fair value of $6,028,000 and $5,794,000 as of March 31, 2018 and December 31, 2017, respectively, is classified as Level 3 and is valued using the internal rate of return model. The assumptions used in preparing the internal rate of return model include estimates for future revenues from Greencraft products and services and a discount factor of 3.1% at March 31, 2018 and December 31, 2017, respectively. The assumptions used in preparing the internal rate of return model include estimates for outcome of milestone goals, the probability of achieving each outcome and discount rates. Any change to fair value based on a change in discount rate or estimates for the outcome of milestone goals will result in an adjustment to the fair value of the liability and to goodwill as a measurement period adjustment. An adjustment increasing the fair value of the earn-out by $234,000 was recorded as other expense for the three months ended March 31, 2018.

At March 31, 2018 and December 31, 2017, the carrying value of the Company’s cash and cash equivalents, accounts receivable, accounts payable, and short-term obligations approximate their respective fair values because of the short maturities of these instruments. The recorded values of the line of credit and notes payable approximate their fair values, as interest rates approximate market rates. Cash equivalents are measured at fair value on a recurring basis and are categorized as Level 1 based on quoted prices in active markets. The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period. There were no transfers during the three months ended March 31, 2018 or during 2017.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets consist of customer relationships, trade names and non-compete agreements. The Company considers all its intangible assets to have definite lives and are being amortized on the straight-line method over the estimated useful lives of the respective assets or on an accelerated basis based on the expected cash flows generated by the existing customers as follows:

	Range of estimated useful lives	Weighted average useful life
Customer relationships	5 years – 10 years	9 years
Trade names	3 years – 11 years	10 years
Non-compete agreements	Life of agreement	4 years

Business Combinations

The Company records business combinations using the acquisition method of accounting. Under the acquisition method of accounting, identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Changes in the estimated fair values of net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will adjust the amount of the purchase price allocable to goodwill. Measurement period adjustments are reflected in the period in which they occur.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and intangible assets, whenever events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable, or at least annually. The assessment for possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future undiscounted cash flows of the related operations. If the aggregate of these cash flows is less than the carrying value of such assets, an impairment loss is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. There were no impairment losses on long-lived assets for the periods ended March 31, 2018 or December 31, 2017.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. During the year ended December 31, 2017, RDS recorded goodwill totaling $10,385,455 related to the acquisition of Greencraft and ASG recorded goodwill totaling $25,387,741 related to the acquisition of Pental. ASG also acquired Cosmic Stone & Tile Distributors, Inc. (“Cosmic”) in 2017 with no significant impact on Goodwill. During the period ended March 31, 2018, ASG recorded goodwill totaling $50,734 related to the acquisition of Bedrock and $290,000 related to the acquisition of NSI. Additionally, RDS recorded a measurement period adjustment to goodwill for the acquisition of Greencraft of $317,562 during the period ended March 31, 2018 (See Note 4).

Revenue Recognition

The Company’s revenue derived from the sale of imported granite, marble, and related items is recognized when persuasive evidence of an agreement exists through a purchase order or signed contract detailing the quantity and price, delivery per the agreement has been made, and collectability is reasonably assured.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

The Company’s contracts with its home-builder customers are generally treated as short-term contracts for accounting purposes. These contracts will generally range in length from several days to several weeks. The Company accounts for these contracts under the completed contract method of accounting and will recognize revenue and cost of revenues when the contract is complete and performance has been delivered.

The Company’s contracts related to multi-family projects are treated as long-term contacts for accounting purposes. Accordingly, the Company recognizes revenue using the percentage-of-completion method of accounting.

The Company recognizes returned product as a reduction to revenue in the period the item is returned. The Company also realized rebates to customers as a reduction to revenue in the period the rebate is earned.

Equity-based compensation

The Company accounts for equity-based awards by measuring the awards at the date of grant and recognizing the grant-date fair value as an expense using either straight-line or accelerated attribution, depending on the specific terms of the award agreements over the requisite service period, which is usually equivalent to the vesting period. See Note 11 for further discussion.

Segment Reporting

In accordance with ASC 280-10-50-1, an operating segment is a component of an entity that has all the following characteristics:

a.	It engages in business activities from which it may earn revenues and incur expenses.

b.	Its discrete financial information is available.

c.	Its operating results are regularly reviewed by the public entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance.

The Company has identified two operating segments that meet all three of the criteria, RDS and ASG. These operating segments each provide products and services that generate revenue and incur expenses as they engage in business activities and each maintain discrete financial information. Additionally, the Company’s chief operating decision maker, the Chief Executive Officer, reviews financial performance, approves budgets and allocates resources at the RDS and ASG operating segment level.

Recent Accounting Pronouncements

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have 7 different effective dates for public and private companies until those standards apply to private companies.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP, including those that previously followed industry-specific guidance, such as the real

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

estate, construction, and software industries. The ASU core principal is to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2014-2016, the FASB issued various amendments to this topic and the amendments clarified certain positions and extended the implementation date until annual periods beginning after December 15, 2018. Early adoption is permitted, but no earlier than periods beginning after December 15, 2016. The Company is currently evaluating whether the adoption of ASU 2014-09 will have a material impact on its consolidated financial statements and related diclosures and has not yet determined the method by which it will adopt the standard.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous standards. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of asset not to recognize lease assets and lease liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, but early application is permitted. The Company is currently evaluating the impact of the provisions of ASU 2016-02 on the presentation of its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016–15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) which provides specific guidance on eight cash flow classification and presentation issues arising from certain cash receipts and cash payments that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this ASU should be applied using a retrospective approach. The Company is currently evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory.” The amendments in this ASU reduces the complexity in the accounting standards by allowing the recognition of current and deferred income taxes for an intra-entity asset transfer, other than inventory, when the transfer occurs. Historically, recognition of the income tax consequence was not recognized until the asset was sold to an outside party. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This standard simplifies the goodwill impairment test by eliminating the Step 2 requirement to determine the fair value at the impairment testing date of its assets and liabilities. This guidance is effective for annual periods beginning after December 15, 2021. Early adoption is permitted for impairment tests performed on testing dates after January 1, 2017. Management is currently evaluating the effect of these provisions on the Company’s consolidated financial statements and related disclosures.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

2. Summary of Significant Accounting Policies (Continued)

Also, in January 2017, the FASB issued ASU 2017-01, Business Combination (Topic 805) - Clarifying the Definition of a Business. This ASU provides additional guidance in regards evaluating whether a transaction should be treated as an asset acquisition (or disposal) or a business combination. Particularly, the amendments to this ASU provide that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This clarification reduces the number of transactions that needs further evaluation for business combination. This becomes effective for the Company on January 1, 2018. Management is currently evaluating the provisions of the guidance to determine the potential impact the new standard will have on the consolidated financial statements and related disclosures.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.

3. Concentrations, Risks and Uncertainties

The Company maintains cash balances primarily at one commercial bank per legal entity. The accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The amounts held in financial institutions periodically exceed the federally insured limit. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

Credit is extended for some customers and is based on financial condition, and generally, collateral is not required. Credit losses are provided in the consolidated financial statements and consistently have been within management’s expectations.

For the three months ended March 31, 2018, the Company recognized revenues from one customer which accounted for 11.8% of total revenues. For the three months ended March 31, 2017, the Company recognized revenues from one customer which accounted for 15.3% of total revenues. There were no customers which accounted for 10% or more of total accounts receivable, as of March 31, 2018 and December 31, 2017.

4. Acquisitions

Bedrock Acquisition

On January 31, 2018, ASG acquired certain assets of a slab and tile distributor, Elegant Home Design, LLC (“Bedrock”), a Kansas limited liability company, for total consideration of $12.5 million with cash consideration of $11.5 million and $1.0 million accrued liability recorded as security for and source of payment of sellers’ obligations as defined in the purchase agreement that occur within one year subsequent to the acquisition. The outstanding balance remaining at January 31, 2019 will be paid in cash to the sellers. In addition to the consideration paid for Bedrock, the Company has agreed to pay up to an additional $3.0 million to be allocated among three individuals subject to meeting certain financial conditions defined in the purchase agreement and maintaining continuous employment with the Company through January 31, 2019. Due to this provision being compensation in nature, and contingent on both financial results and continued employment, the Company

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

4. Acquisitions (Continued)

cannot estimate a range of probable outcomes of this provision and therefore has not recorded a liability related to this provision as of March 31, 2018, but will record the provision as compensation expense when incurred.

This acquisition was financed with $6.25 million borrowing from a third-party financing agreement and the remainder from ASG’s line of credit described in Note 8. The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date.

ASG acquired Bedrock to further expand its distribution presence in the Midwest, and to gain access to new geographies, supply chains, products, and distribution rights. The goodwill recorded reflects the strategic value of the acquisition beyond the net value of its assets acquired less liability assumed. The goodwill is deductible for tax purposes.

The Company has performed a preliminary valuation analysis of the fair market value of Bedrock’s assets to be acquired and liabilities to be assumed. Using the total consideration for the acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date, January 31, 2018.

Accounts receivable	$2,614,925
Inventory	13,672,570
Property and equipment	374,168
Goodwill	50,734
Other intangible assets	1,515,000
Other assets	223,063

Total assets acquired	$18,450,460
Total liabilities	5,958,770

Total consideration	$12,491,690

From the date of acquisition to March 31, 2018, Bedrock generated net revenue of $4.8 million and a net income of $0.2 million, which are included in the Consolidated Statements of Operations.

Pro Forma Results

The following unaudited pro forma information for the period ended March 31, 2018 and 2017, has been prepared to give effect to the acquisition of Bedrock as if the acquisition had occurred on January 1, 2017. The pro forma information takes into account the preliminary purchase price allocation. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had this acquisition occurred on such date, nor does it purport to predict the results of operations for future periods.

	Three Months Ended March 31,
	2018	2017
	(unaudited)
Pro Forma:
Total revenue	$106,612,743	74,347,322

Net loss	$(1,281,128)	(2,326,555)

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

4. Acquisitions (Continued)

Our pro forma assumptions are as follows:

•	Revenues and costs of sales were based on actual results for the three months ended March 31, 2018 and 2017.

•

General and administrative expenses were based on actual results adjusted by $22,368 and $67,104 for the three months ended March 31, 2018 and 2017, respectively, for the impact of the amortization expense of the intangible assets acquired with the acquisition.

•

Actual interest expense was adjusted by $54,292 and $162,875 for the three months ended March 31, 2018 and 2017, respectively, for the imputed interest on the acquired debt issued to fund the acquisition.

•	Income taxes were adjusted to impute the Company’s corporate effective rate during the period on the pro forma income before taxes.

NSI Acquisition

On March 19, 2018, ASG acquired certain assets of NSI, LLC (“NSI”), a Maryland limited liability company, for approximately $290,000 in cash. The NSI Acquisition and related transaction costs were financed by ASG’s line of credit described in Note 8. The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date.

The Company has performed a preliminary valuation analysis of the fair market value of NSI’s assets to be acquired and liabilities to be assumed. Using the total consideration for the acquisition, the Company has estimated the allocations to such assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the transaction’s closing date, March 19, 2018.

Accounts receivable	$250,920
Inventory	789,489
Goodwill	290,000

Total assets acquired	$1,330,409
Total liabilities	1,040,409

Total consideration	$290,000

From the date of acquisition to March 31, 2018, net revenue and net income generated by NSI was not significant. Pro forma revenues and net income for the periods ended March 31, 2018 and March 31, 2017 were not significant.

5. Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined under the first in first out method. The significant components of inventory as follows:

	March 31, 2018	December 31, 2017
Raw materials	$94,544,771	$80,725,915
Installations in process	8,902,923	6,903,366

	$103,447,694	$87,629,281

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

6. Property and equipment, net

Property and equipment consisted of the following:

	March 31, 2018	December 31, 2017
Vehicles	$5,771,890	$5,378,072
Machinery and equipment	3,150,589	2,806,862
Leasehold improvements	5,943,555	5,286,767
Furniture and fixtures	3,859,274	3,362,711
Computer equipment	3,509,497	2,908,317
Other	162,558	152,558

	$22,397,363	$19,895,287
Less: accumulated depreciation and amortization	(8,008,230)	(6,669,309)

Property and equipment, net	$14,389,133	$13,225,978

Depreciation and amortization expense of property and equipment totaled $1,356,405 and $620,820 for the three months ended March 31, 2018 and 2017, respectively. For the three months ended March 31, 2018, $794,302 and $562,103 of depreciation expense was included in cost of goods sold and general and administrative expense, respectively. For the three months ended March 31, 2017, $452,484 and $168,336 of depreciation expense was included in cost of goods sold and general and administrative expense, respectively.

7. Goodwill and Intangible Assets

Goodwill

The change in carrying amount of goodwill by reportable segment was as follows:

	ASG	RDS	Total Goodwill
December 31, 2017	$43,712,331	$22,613,793	$66,326,124
NSI acquisition	290,000	—	290,000
Bedrock acquisition	50,734	—	50,734
Greencraft measurement period adjustment	—	317,562	317,562

March 31, 2018	$44,053,065	$22,931,355	$66,984,420

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

7. Goodwill and Intangible Assets (Continued)

Intangibles Assets

The following table provides the gross carrying amount, accumulated amortization and net book value by reportable segment for each class of intangible assets as of March 31, 2018:

Gross Carrying Amount	ASG	RDS	Total Gross Carrying Amount
Customer relationships	$58,290,000	$34,760,000	$93,050,000
Tradenames	6,970,000	9,550,000	16,520,000
Non-Compete Agreements	35,000	235,000	270,000

	$65,295,000	$44,545,000	$109,840,000

Accumulated Amortization	ASG	RDS	Total Accumulated Amortization
Customer relationships	$(8,768,611)	$(18,011,680)	$(26,780,291)
Tradenames	(891,934)	(1,701,250)	(2,593,184)
Non-Compete Agreements	(1,458)	(14,687)	(16,145)

	$(9,662,003)	$(19,727,617)	$(29,389,620)

Net Book Value	ASG	RDS	Total Net Book Value
Customer relationships	$49,521,389	$16,748,320	$66,269,709
Tradenames	6,078,066	7,848,750	13,926,816
Non-Compete Agreements	33,542	220,313	253,855

	$55,632,997	$24,817,383	$80,450,380

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

7. Goodwill and Intangible Assets (Continued)

The following table provides the gross carrying amount, accumulated amortization and net book value by reportable segment for each class of intangible assets as of December 31, 2017:

Gross Carrying Amount	ASG	RDS	Total Gross Carrying Amount
Customer relationships	$57,200,000	$34,760,000	$91,960,000
Tradenames	6,580,000	9,550,000	16,130,000
Non-Compete Agreements	—	235,000	235,000

	$63,780,000	$44,545,000	$108,325,000

Accumulated Amortization	ASG	RDS	Total Accumulated Amortization
Customer relationships	$(7,308,331)	$(16,526,680)	$(23,835,011)
Tradenames	(727,210)	(1,500,000)	(2,227,210)
Non-Compete Agreements	—	—	—

	$(8,035,541)	$(18,026,680)	$(26,062,221)

Net Book Value	ASG	RDS	Total Net Book Value
Customer relationships	$49,891,669	$18,233,320	$68,124,989
Tradenames	5,852,790	8,050,000	13,902,790
Non-Compete Agreements	—	235,000	235,000

	$55,744,459	$26,518,320	$82,262,779

Amortization expense on intangible assets totaled $3,327,399 and $2,219,456 during the three months ended March 31, 2018 and 2017, respectively.

The estimated annual amortization expense for the next five years and thereafter is as follows:

2018 Remaining	$10,049,313
2019	11,752,393
2020	8,459,077
2021	8,452,410
2022	8,376,306
Thereafter	33,360,881

$80,450,380

8. Lines of Credit

RDS Line of Credit

In September 2014, RDS entered into a revolving line of credit agreement with a commercial bank with a limit of the lesser of $25,000,000 or the sum of (i) up to 85% of eligible builder accounts receivable, plus (ii) up to 85% of the value of eligible homeowner accounts receivable, not to exceed $3,000,000, plus (iii) up to 70% of the value of eligible unbilled accounts, not to exceed the greater of (x) $3,000,000 and (y) 25% of the Borrowing

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

8. Lines of Credit (Continued)

Base (as defined), plus (iv) the lesser of (x) 65% of the value of eligible inventory; or (y) 85% of the result of the net orderly liquidation value percentage times the value of eligible inventory, minus (v) the availability reserve (as defined) determined by the lender.

All borrowings are at the bank’s discretion and bear interest at the London InterBank Offered Rate (“LIBOR”) plus an applicable margin (as defined), which varies based upon RDS’ leverage ratio. Interest is due and payable in arrears monthly. At March 31, 2018 and December 31, 2017, the interest rate on the outstanding balance under the credit agreement was 5.5% and 5.5%, respectively. The credit agreement is collateralized by substantially all assets of RDS and secured by RDS’ eligible accounts receivable. The credit agreement expires in September 2019.

At March 31, 2018 and December 31, 2017, outstanding borrowings on the credit agreement totaled $10,000,000 and $14,000,000, respectively.

The agreement requires the maintenance of certain financial covenants. At March 31, 2018 and December 31, 2017, RDS was in compliance with the financial covenants.

RDS also has available letter of credit accommodations with a limit of $5,000,000. Any payments made by the bank under the letter of credit are deemed advances by Company under the line of credit. There were no outstanding letters of credit as of March 31, 2018 and December 31, 2017.

In connection with the line of credit, RDS incurred certain issuance costs. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis which approximates the effective interest method. Non-cash interest expense related to these costs was $27,084 and $8,995 for the three months ended March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, the unamortized debt issuance costs related to the credit agreement totaled $50,972 and $78,056, respectively, and are included as an other asset on the accompanying consolidated balance sheets.

ASG Line of Credit

In June 2015, ASG entered into a loan and security agreement with a financial institution for a line of credit with availability of $15,000,000. In February 2017 the agreement was amended increasing the availability to $40,000,000. ASG can borrow, repay, and re-borrow all or any part of the commitment at any time before the maturity date (February 27, 2022), so long as the combined total unpaid principal amount outstanding under the note and the face amount of any outstanding letters of credit does not exceed the commitment at any time. The principal amount outstanding under the line of credit accrues interest at a floating per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as determined on such day, plus 2.0% (as defined). The interest rate in effect was 3.375% and 5.0% per annum as of March 31, 2018 and December 31, 2017, respectively. The interest is payable monthly. The line of credit is collateralized by the assets of ASG. As of March 31, 2018 and December 31, 2017, $22,329,916 and $5,269,244 was outstanding on the line of credit, respectively. The line of credit is subject to certain financial covenants. At March 31, 2018 and December 31, 2017, ASG was in compliance with the financial covenants.

ASG incurred debt issuance costs in connection with its line of credit. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis which approximates the effective

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

8. Lines of Credit (Continued)

interest method. Non-cash interest expense related to these costs was $0 and $2,250 for the three months ended March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, ASG had no unamortized debt issuance costs related to the line of credit.

9. Long-Term Debt

Long-term debt consisted of the following:

	March 31, 2018	December 31, 2017
RDS Equipment and Vehicle Notes	1,291,911	1,396,909
ASG Term Loans	95,042,998	89,143,478

	96,334,909	90,540,387
Unamortized debt issuance costs	(2,095,303)	(2,194,450)

Total Long-term debt	94,239,606	88,345,937

Current portion of long-term debt, net of financing fees	$1,434,403	$1,448,517

Long-term debt, net of current portion and financing fees	$92,805,203	$86,897,420

RDS Equipment and Vehicle Notes

RDS has financed the acquisition of certain vehicles, property, and equipment with notes payable that mature at various times through December 2022. As of March 31, 2018 and December 31, 2017, the outstanding balance on equipment and vehicle notes payable, totaled $1,291,911 and $1,396,909, respectively. These notes are secured by the vehicles and equipment that were financed and require monthly interest and principal payments.

ASG Term Loans

In June 2015, ASG entered into a loan and security agreement with a financial institution offering a term loan in the amount of $19 million. Amounts due under the term loan bear interest at the LIBOR rate with an applicable margin (as defined) (8.0% per annum as of December 31, 2016). Interest is payable monthly with principal payments due in quarterly installments beginning September 30, 2015 through maturity (June 23, 2020). As of December 31, 2016, the outstanding balance on this term loan was $17,575,000. On February 28, 2017 this term loan was paid in full.

In December 2015, ASG entered into a loan agreement with a financial institution offering a term loan in the aggregate amount of $1.7 million to finance the purchase of equipment. Amounts due under the term loan bear interest at 3.75% per annum with interest payable monthly. Principal payments are due in monthly installments beginning April 8, 2016 through maturity (March 8, 2021). At March 31, 2018 and December 31, 2017, ASG had $961,903 and $1,045,824 outstanding on this loan, respectively.

In May 2016, ASG entered into a loan agreement with an investor offering a term loan in the amount of $151,722 to finance improvements to ASG’s facilities in Anaheim, California. Amounts outstanding under the term loan bear interest at 8% per annum. Payments consisting of principal and interest are due monthly through maturity (January 1, 2023). As of March 31, 2018 and December 31, 2017, ASG had $118,594 and $122,652 outstanding on this loan, respectively.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

9. Long-Term Debt (Continued)

In February 2017, ASG entered into a financing agreement with a third-party lender to borrow $105.0 million to be used for purposes of refinancing the Company’s existing debt, fund a portion of the purchase price for the acquisition of Aquarius Seller, Inc., funding other amounts defined in the financing agreement and funding working capital and general purposes of the Company. Amounts due under the term loan bear interest at the LIBOR rate with an applicable margin (as defined) (8.6% per annum as of December 31, 2017). Interest is payable monthly with principal payments due in quarterly installments beginning July 1, 2017 through maturity (February 28, 2022). ASG borrowed an additional $6.25 million under the terms of this loan to fund a portion of the acquisition of Bedrock on January 31, 2018. As of March 31, 2018 and December 31, 2017, ASG had $93,962,501 and $87,975,000 outstanding on this term loan.

Substantially all ASG’s assets are pledged as collateral for these loans. ASG is required to meet certain financial and nonfinancial covenants. ASG was in compliance with all financial covenants as of March 31, 2018 and December 31, 2017.

ASG incurred debt issuance costs in connection with its term loans. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis, which approximates the effective interest rate method. Non-cash interest expense related to these costs was $130,397 and $52,692 for the three months ended March 31, 2018 and 2017, respectively. Additionally, ASG expensed the remaining unamortized debt issuance costs for the refinanced debt of 557,808 as extinguishment of debt in February 2017. At March 31, 2018 and December 31, 2017, the unamortized debt issuance costs related to the term loans totaled $2,095,303 and $2,194,450, respectively, and are shown as a direct deduction from the liability on the accompanying consolidated balance sheets.

10. Commitments and Contingencies

Leases

The Company leases certain vehicles under leases classified as capital leases. The leased vehicles are included as property, plant and equipment and amortized to accumulated amortization on a straight-line basis over the life of the lease, typically four years. The total acquisition cost included in PP&E related to the leased vehicles was $1,139,627 and $1,071,834 at March 31, 2018 and December 31, 2017, respectively. Total accumulated amortization related to the leased vehicles is $136,524 and $54,567 at March 31, 2018 and December 31, 2017, respectively, with amortization expense totaling $81,956 and $54,567 for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

RDS leases its corporate, administrative, fabrication and warehousing facilities under long-term non-cancelable operating lease agreements expiring at various dates through April 2023. The monthly rents are subject to annual increases and generally require the payment of utilities, real estate taxes, insurance and repairs. Four of RDS’ facility leases are with a company owned by an SIC shareholder.

RDS also leases certain office equipment under long-term lease agreements expiring at various dates through October 2020.

ASG leases its facilities and equipment under long-term non-cancellable operating lease agreements expiring at various dates through October 2029. The facility leases contain predetermined fixed escalations of the minimum rentals. Three of ASG’s facility leases are companies owned by SIC shareholders or other related parties.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

10. Commitments and Contingencies (Continued)

The Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and amounts payable under the lease as deferred rent. Aggregate deferred rent at March 31, 2018 and December 31, 2017 was $1,277,890 and $1,296,392, respectively. Aggregate rent expense for the three months ended March 31, 2018 and 2017 totaled $2,934,093 and $1,296,391, respectively.

11. Equity

RDS

Prior to the November 2017 Restructuring Transactions, distributions totaling $20.8 million were paid to shareholders during 2017.

ASG

Prior to the November 2017 Restructuring Transactions, distributions totaling $14.6 million were paid to Members during 2017.

Class A and B Common Stock

In accordance with the November 2017 Private Offering and Private Placement, 18,750,000 shares of its Class A common stock, par value $0.01 per share (“Class A Common Stock”) were issued and sold to new investors, at an offering price of $12.00 per share for gross proceeds of approximately $225 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses). An additional sale of 3,000,000 shares of Class A Common Stock was issued and sold to new investors at an offering price of $12.00 per share for total gross proceeds of approximately $36 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses) in December 2017.

Total Class B Common Stock equivalents outstanding in RDS and ASG immediately prior to the November 2017 Restructuring Transactions was 14,252,691 shares. A total of 5,620,680 Class B common stock equivalents of RDS and ASG Common Stock shares were repurchased for $62.7 million concurrently using the proceeds from the November 2017 Private Offering and Private Placement. The remaining member interests were rolled over into 9,244,112 shares of Class B Common Stock. Concurrently, SIC repurchased and retired 2,379,486 shares of Class B Common Stock from Trive for approximately $26.6 million. In accordance with the terms of the November 2017 Private Offering and Private Placement, in December 2017, the Company repurchased and retired 3,000,000 shares of Class B Common Stock with the proceeds of the sales of Class A Common Stock to new investors. After the November 2017 Private Offering and Private Placement, the Company had 21,750,000 and 3,864,626 shares outstanding shares of Class A and Class B Common Stock, respectively.

Total equity at March 31, 2018 and December 31, 2017 was $147.6 million and $148.1 million, respectively. The change in equity of $(0.5) million during the period was a result of an increase in additional paid in capital of $0.8 million related to the accrual of restricted stock expense and an increase to the accumulated deficit of $1.3 million resulting from the net loss for the three months ended March 31, 2018.

12. Stock Compensation

On November 22, 2017, the Company adopted the 2017 Equity Incentive Plan (“2017 Plan”). Upon the adoption of the 2017 Plan, the maximum aggregate number of shares issuable thereunder was 2,561,463 shares. At March 31, 2018 and December 31, 2017, there were approximately 1,286,867 and 1,848,727 shares of common stock available for grant under the 2017 Plan, respectively.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

12. Stock Compensation (Continued)

Stock Options

The Company’s has not had any stock option activity under the 2017 Plan for the period ended March 31, 2018.

Restricted Stock

Restricted stock awards and restricted stock unit awards are grants of shares of the Company’s common stock that are subject to various restrictions, including restrictions on transferability, vesting and forfeiture provisions. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Recipients of restricted stock unit awards generally will not have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to the Company.

On November 22, 2017, concurrent with November 2017 Private Offering and Private Placement, 356,368 shares of common stock were granted to certain members of the executive management team and members of the Board of Directors subject to certain vesting conditions, including continuous service to the Company for a period of 3 years and meeting other Company performance conditions, following the date of the restricted stock agreement. The shares vest ratably on an annual basis. For the three months ended March 31, 2018, an additional 561,860 shares of common stock were granted to certain executives and key employees subject to certain vesting conditions, including continuous service to the Company for a period of 3 years and meeting other Company performance conditions, following the date of the restricted stock agreement. The shares vest ratably on an annual basis.

The Company estimated the fair value of these shares on the date the shares were granted, and recognizes the resulting fair value, net of estimated forfeitures, over the requisite service period. The grant date fair value for the restricted shares granted on November 22, 2017 and during the three months ended March 31, 2018 was estimated using the November 2017 Private Offering and Private Placement share price as a proxy due to the lack of any subsequent market indication of a change in value. The company’s stock trades very infrequently and in very low volume. Consequently, there is no substantive data that would lead to the conclusion that the value of the Company’s stock has materially changed since the closing of the November 2017 Private Offering and Private Placement.

A summary of the Company’s restricted stock activity for the period ended March 31, 2018 is as follows:

	Number of Restricted Outstanding	Weighted Average Grant Date Fair Value
Nonvested shares at January 1, 2018	356,368	$12.00
Granted	561,860	$12.00
Forfeited	—	—
Vested	—	—

Nonvested shares at March 31, 2018	918,228	$12.00

As of March 31, 2018, total remaining stock-based compensation expense for unvested restricted stock is $10.1 million, which is expected to be recognized over a weighted average remaining period of 2.9 years.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

12. Stock Compensation (Continued)

Total stock-based compensation expense recognized for restricted stock for the three month period ending March 31, 2018 was $0.8 million. There was no stock-based compensation expense recognized for restricted stock for the three month period ending March 31, 2017.

Phantom Restricted Stock

Phantom restricted stock awards and phantom restricted stock unit awards are grants of shares of the Company’s common stock that are settled in cash and subject to various restrictions, including restrictions on transferability, vesting and forfeiture provisions. Recipients of phantom restricted stock unit awards generally will not have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Shares of phantom restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to the Company.

On November 22, 2017, concurrent with November 2017 Private Offering and Private Placement, 356,368 shares of phantom common stock were granted to certain members of the executive management team and members of the Board of Directors subject to certain vesting conditions including continuous service to the Company and meeting other Company performance conditions, following the date of the phantom stock agreement. As a result of the cash-settlement feature of these awards, the Company considers these awards to be liability awards, which are measured at fair value at each reporting date and the pro-rata vested portion of the award is recognized as a liability to the extent that the performance condition is deemed probable. The fair value as of March 31, 2018 for the phantom shares granted on November 22, 2017 was estimated using the November 2017 Private Offering and Private Placement share price as a proxy due to the lack of any subsequent market indication of a change in value. The company’s stock trades very infrequently and in very low volume. Consequently, there is no substantive data that would lead to the conclusion that the value of the company’s stock has materially changed since the closing of the November 2017 Private Offering and Private Placement.

The Company recorded phantom stock based compensation expense of $0.8 million and $0 related to these shares during the three months ended March 31, 2018 and 2017, respectively.

A summary of the Company’s phantom stock activity for the period ended March 31, 2018 is as follows:

Number of Phantom Restricted Outstanding
Nonvested shares at January 1, 2018	356,368
Granted	—
Forfeited	—
Vested	70,440

Nonvested shares at March 31, 2018	285,928

As of March 31, 2018, total remaining stock-based compensation expense for unvested restricted stock and phantom restricted stock is $2.6 million, which is expected to be recognized over a weighted average remaining period of 0.8 years.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

13. Provision for Income Taxes

At March 31, 2018 and 2017, the provision for income taxes reflected on the condensed consolidated statements of operations reflect an effective rate of 27.79% and (13.69%), effectively. During the three months ended March 31, 2017, because the period was prior to the November 2017 restructuring transactions, our ASG segment was a pass through entity for tax purposes, resulting in the consolidated SIC not realizing the income tax benefit from the loss occurred by ASG during the period. This resulted in a net negative effective tax rate for the three months ended March 31, 2017.

The Company’s effective income tax rate is different from what would be expected if the federal statutory rate were applied to income from continuing operations primarily because of non-deductible items and state income taxes.

In December 2017, the staff of the U.S. Securities and Exchange Commission issued Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows companies to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Because the Tax Act was enacted in the fourth quarter of the year ended December 31, 2017 and ongoing guidance and accounting interpretations are expected over the next 12 months, the analysis required to record the provisional amounts for the accounting of deferred tax re-measurements and other items, such as cost recovery and state tax considerations, may be revised causing adjustments to these provisions. The Company expects to complete the analysis and update the provisional amounts within the measurement period in accordance with SAB 118.

14. Related Party Transactions

Consulting Agreement

During the period ended March 31, 2017, RDS and ASG each had a consulting agreement with Trive Capital Management (“TCM”), which is affiliated with certain SIC Class B rollover shareholders of SIC. Under the agreement, RDS and ASG were each required to pay TCM an annual nonrefundable annual consulting fee of $400,000, payable in four quarterly installments of $100,000 each, plus the reimbursement of expenses. The agreement also allowed for additional consulting work outside of the scope of the agreement to be provided by TCM and billed separately to each company. The agreement was terminated at the time of the November 2017 Restructuring Transaction. Consulting fees plus expenses that were expensed to TCM during the three months ended March 31, 2018 and 2017 totaled $0 and $210,791, respectively. There was no outstanding balance due to TCM at March 31, 2018. Amounts due and recorded as accounts payable at December 31, 2017 was $100,000.

Facility Rent

RDS leases four of its facilities from a trust affiliated with an RDS executive. Rent expense incurred with this trust totaled $210,804 and $208,143 during the three months ending March 31, 2018 and 2017, respectively. No amounts were unpaid at March 31, 2018 and December 31, 2017. See Note 10.

ASG leases office space from AG&M Bee Creek Investments Ltd., a company owned by SIC Class B rollover shareholders. The lease was renewed on February 29, 2016 and includes an additional option to renew the lease for five years. Rent expense under this lease was $124,825 and $121,190 for the three months ended March 31, 2018 and 2017, respectively. No amounts were unpaid at March 31, 2018 and December 31, 2017. See Note 10.

ASG leases office space from AG&M San Antonio Investments Ltd., a company owned by SIC Class B rollover shareholders. The lease was renewed on February 29, 2016 and includes an additional option to renew the lease

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

14. Related Party Transactions (Continued)

for two years. Rent expense under this lease was $43,857 and $44,187 for the three months ended March 31, 2018 and 2017, respectively. No amounts were unpaid at March 31, 2018 and December 31, 2017. See Note 10.

ASG leases office space from 502 Jersey Ave LLC., a company owned by an employee and former owner of Cosmic. Rent expense under this lease was $92,812 and $0 for the three months ending March 31, 2018 and 2017. No amounts were unpaid at March 31, 2018 and December 31, 2017. See Note 10.

ASG leases office space from 521 Digiulian Boulevard, LLC., a company owned by an employee and former owner of NSI. Rent expense under this lease was $3,097 and $0 for the three months ending March 31, 2018 and 2017. No amounts were unpaid at March 31, 2018 and December 31, 2017. See Note 10.

Subcontractors and Supplier

Two of RDS executives have family members that have an ownership interest in flooring subcontracting companies that do business with RDS. During the three months ended March 31, 2018 and 2017, these companies performed a total of $694,111 and $482,901 in subcontract work for RDS, respectively. Amounts due and recorded as accounts payable at March 31, 2018 was $27,708. There was no amount unpaid at December 31, 2017.

Other Consulting Services

A consulting firm affiliated with an officer of SIC has performed various consulting services for the Company related to human resources, accounting, and project management. During the three months ended March 31, 2018 and 2017, the Company incurred $64,526 and $58,900 of costs with this consulting firm, respectively. Amounts due and recorded as accounts payable at March 31, 2018 was $23,000. There was no amount unpaid at December 31, 2017.

An ASG executive and SIC Class B rollover shareholder terminated employment with ASG as of June 30, 2017. The shareholder continues to provide business consulting services for ASG. During the three months ending March 31, 2018 and 2017 ASG incurred $29,750 and $0, respectively, of consulting costs with this shareholder. No amounts were unpaid at March 31, 2018 and December 31, 2017.

15. Segment Information

The Company’s operations are classified into two operating segments: RDS and ASG. Under RDS, the Company offers Interior Design and Installation (“IDI”) services, and under ASG, the Company performs Natural and Engineered Surfaces Distribution (“NESD”). These operating segments represent strategic business areas which, although they operate separately and provide their own distinctive services, enables the Company to more effectively offer the complete line of interior design and selection services, merchandising, and complex supply chain management. Neither of the two operating segments have any reporting units. While individual acquisitions, for a time, may have discrete financial information before being fully integrated, RDS and ASG are the only operating and reporting segments for which both discrete financial information is available and is reviewed by segment management.

Inter-segment eliminations result, primarily, from the sale of ASG inventory to the RDS segment, including the related profit margin, as well as some intercompany borrowings recorded in the form of intercompany payables and receivables.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

15. Segment Information (Continued)

The Company evaluates performance of the respective segments based upon revenues and operating income. Information for the periods presented is provided below:

	Three Months Ended March 31,
	2018	2017
Net sales:
RDS	$57,140,843	$41,679,564
ASG	47,575,184	26,270,751
Elimination of intercompany sales	(329,703)	(225,610)

Consolidated Total	$104,386,324	$67,724,705

Operating income:
RDS	$2,053,519	$1,322,362
ASG	1,895,410	(634,261)
Elimination of intercompany operating income	2,185	4,514
Unallocated corporate operating income	(3,001,096)	—

Consolidated Total	$950,018	$692,615

Depreciation & Amortization:
RDS	$2,227,251	$1,586,557
ASG	2,456,261	1,253,719
Unallocated corporate depreciation & amortization	292	—

Consolidated Total	$4,683,804	$2,840,276

Capital expenditures:
RDS	$511,103	$598,236
ASG	1,538,823	199,454
Unallocated corporate capital expenditures	10,500	—

Consolidated Total	$2,060,426	$797,690

	As of March 31, 2018	As of December 31, 2017
Goodwill:
RDS	$22,931,355	$22,613,793
ASG	44,053,065	43,712,331

Consolidated Total	$66,984,420	$66,326,124

Other intangible assets:
RDS	$24,817,383	$26,518,320
ASG	55,632,997	55,744,459

Consolidated Total	$80,450,380	$82,262,779

Total Assets:
RDS	$103,864,283	$103,171,953
ASG	221,063,578	203,636,942
Elimination of Intercompany Receivables and Inventory	(262,642)	(275,479)
Unallocated corporate assets	15,186,942	13,712,977

Consolidated Total	$339,852,161	$320,246,393

Select Interior Concepts, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2018

16. Subsequent Events

Events occurring after March 31, 2018, have been evaluated for possible adjustment to the consolidated financial statements or disclosure as of June 15, 2018, which is the date the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Select Interior Concepts, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Select Interior Concepts, Inc. (A Delaware corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in equity, and cash flows for each of the periods then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2017.

Los Angeles, California

April 20, 2018

Select Interior Concepts, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	At December 31,
	2017	2016
Assets

Current assets
Cash	$2,547,372	$4,726,895
Restricted cash	3,000,000	—
Accounts receivable, net of allowance for doubtful accounts of $217,354 and $271,077 at December 31, 2017 and 2016, respectively	45,283,843	27,904,470
Inventories	87,629,281	31,653,513
Prepaid expenses and other current assets	2,624,931	847,793
Income taxes receivable	1,519,479	—

Total current assets	142,604,906	65,132,671
Property and equipment, net of accumulated depreciation of $6,669,309 and $3,122,167 at December 31, 2017 and 2016, respectively	13,225,978	8,896,557
Deferred tax assets, net	11,569,161	—
Goodwill	66,326,124	30,552,928
Customer relationships, net of accumulated amortization of $23,835,011 and $13,820,009 at December 31, 2017 and 2016, respectively	68,124,989	29,439,991
Intangible assets, net	14,137,790	1,615,749
Other assets	4,257,445	869,319

Total assets	$320,246,393	$136,507,215

Liabilities and Shareholders’ Equity

Current liabilities
Current portion of long-term debt, net of financing fees of $521,590 and $73,916 at December 31, 2017 and 2016, respectively	$1,448,517	$5,340,167
Current portion of capital lease obligations	229,466	—
Accounts payable	38,491,326	20,988,281
Accrued expenses and other current liabilities	19,839,951	6,416,922
Income taxes payable	—	886,075
Customer deposits	5,319,451	3,114,731

Total current liabilities	65,328,711	36,746,176
Long-term debt, net of current portion and financing fees of $1,672,860 and $695,920 at December 31, 2017 and 2016, respectively	86,897,420	43,572,826
Long-term capital lease obligations	663,423	—
Line of credit	19,269,244	11,027,060
Deferred tax liabilities, net	—	5,420,161

Total liabilities	172,158,798	96,766,223

Commitments and contingencies (Note 10)	—	—
Equity
Members’ capital – no Predecessor units and 0 and 55,920,939 member units issued and outstanding at December 31, 2017 and 2016, respectively	—	39,740,992
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 21,750,000 shares issued and outstanding at December 31, 2017, no shares authorized, issued and outstanding at December 31, 2016	217,500	—
Class B Common Stock, par value $0.01 per share, 15,000,000 shares authorized, 9,244,112 shares issued, 3,864,626 shares outstanding at December 31, 2017, no shares authorized, issued and outstanding at December 31, 2016	38,646	—
Additional paid-in capital	153,520,414	—
Accumulated deficit	(5,688,965)	—
Total shareholders’ equity/members’ capital	148,087,595	39,740,992

Total liabilities and equity	$320,246,393	$136,507,215

See accompanying notes to consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2017 and 2016

	Year Ended December 31,
	2017	2016
Revenue, net	$352,951,900	$233,868,254
Cost of revenue	249,062,563	167,038,498

Gross profit	103,889,337	66,829,756
Operating expenses
General and administrative	77,837,360	41,215,429
Selling and marketing	19,889,505	11,189,286

Total operating expenses	97,726,865	52,404,715
Income from operations	6,162,472	14,425,041
Other expense:
Interest expense	12,760,693	4,735,707
Loss on extinguishments of debt	988,051	—
Other expense, net	440,060	514

Total other expense, net	14,188,804	4,736,221
(Loss) income before provision for income taxes	(8,026,332)	9,688,820
Provision for income taxes	3,319,613	2,634,131

Net (loss) income	$(11,345,945)	$7,054,689

Less: net (loss) income attributable to Predecessor	$(5,656,980)	$7,054,689
Net (loss) attributable to Select Interior Concepts, Inc.	$(5,688,965)	$—
(Loss) per basic and diluted share of common stock
Basic Class A Common Stock	$(0.22)	$—
Basic Class B Common Stock	$(0.22)	$—
Diluted Class A Common Stock	$(0.22)	$—
Diluted Class B Common Stock	$(0.22)	$—
Weighted average shares outstanding
Basic Class A Common Stock	19,650,000	—
Basic Class B Common Stock	5,964,626	—
Diluted Class A Common Stock	19,650,000	—
Diluted Class B Common Stock	5,964,626	—

See accompanying notes to consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2017 and 2016

	Predecessor		Class A Shareholders		Class B Shareholders
	Member Units	Members’ Capital	Class A Common Stock Shares Outstanding	Class A Common Stock	Class B Common Stock Shares Outstanding	Class B Common Stock	Total Additional Paid-in Capital	Total Accumulated Deficit	Total
Balance as of January 1, 2016	34,792,621	$20,410,823	—	$—	—	$—	$—	$—	$20,410,823
Net income	—	7,054,689	—	—	—	—	—	—	7,054,689
Dividends issued	—	(262,825)	—	—	—	—	—	—	(262,825)
Equity issued related to the acquisition of Modul	21,128,318	12,538,305	—	—	—	—	—	—	12,538,305

Balance as of December 31, 2016	55,920,939	39,740,992	—	—	—	—	—	—	39,740,992
Issuance of Class E-1 Units to existing members	21,736,168	—	—	—	—	—	—	—	—
Issuance of Class E-2 Units to Aquarius Seller, Inc. and an existing member	7,156,106	10.030.000	—	—	—	—	—	—	10,030,000
Dividends issued	—	(35,421,082)	—	—	—	—	—	—	(35,421,082)
Equity based compensation (See Note 12)	4,175,844	7,345,212	—	—	—	—	—	—	7,345,212
Net loss prior to November 2017 Restructuring Transactions and November 2017 Private Offering and Private Placement	—	(5,656,980)	—	—	—	—	—	—	(5,656,980)

Balance prior to November 2017 Restructuring Transactions and November 2017 Private Offering and Private Placement	88,989,057	16,038,142	—	—	—	—	—	—	16,038,142
Contribution of member units for Class B Common Stock	(57,361,484)	(10,264,411)	—	—	9,244,112	92,441	10,171,970	—	—
Repurchase of member units	(31,627,573)	(5,773,731)	—	—	—	—	(56,951,207)	—	(62,724,938)
Repurchase and retirement of Class B Common Stock	—	—	—	—	(5,379,486)	(53,795)	(59,981,269)	—	(60,035,064)
Sale of Class A Common Stock in November 2017 Private Offering and Private Placement, including follow-on offering of 3,000,000 shares of Class A Common Stock	—	—	21,750,000	217,500	—	—	240,283,844	—	240,501,344
Deferred tax asset adjustment	—	—	—	—	—	—	19,844,905	—	19,844,905
Balance subsequent to November 2017 Restructuring Transactions and November 2017 Private Offering and Private Placement	—	—	21,750,000	217,500	3,864,626	38,646	153,368,243	—	153,624,389
Equity based compensation	—	—	—	—	—	—	152,171	—	152,171
Net loss subsequent to November 2017 Restructuring Transactions and November 2017 Private Offering and Private Placement	—	—	—	—	—	—	—	(5,688,965)	(5,688,965)

Balance as of December 31, 2017	—	$—	21,750,000	$217,500	3,864,626	$38,646	$153,520,414	$(5,688,965)	$148,087,595

See accompanying notes to consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net (loss) income	$(11,345,945)	$7,054,689
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	14,816,329	9,186,936
Equity based compensation	7,497,383	—
Deferred provision for (benefit from) income taxes	2,928,992	(1,896,001)
Amortized interest on deferred debt issuance costs	557,776	272,996
Loss on extinguishment of debt	988,051	—
Decrease in allowance for doubtful accounts	(127,460)	(101,338)
Loss on disposal of property and equipment, net	57,416	1,234
Changes in operating assets and liabilities:
Accounts receivable	(8,784,419)	3,347,778
Inventories	(24,023,526)	(4,344,848)
Prepaid expenses and other current assets	(1,615,848)	591,803
Related party receivable	—	44,057
Other assets	(110,264)	(248,419)
Accounts payable	9,166,002	(410,337)
Accrued expenses and other current liabilities	2,964,874	1,275,251
Income taxes (receivable) payable	(2,405,052)	504,521
Customer deposit	1,068,573	261,556

Net cash (used in) provided by operating activities	(8,367,118)	15,539,878

Cash flows from investing activities
Purchase of property and equipment	(4,217,523)	(3,477,108)
Proceeds from disposal of property and equipment	144,511	30,394
Acquisition of Pental Granite and Marble, LLC, net of cash acquired	(88,000,732)	—
Acquisition of Greencraft Holdings, LLC, net of cash acquired	(26,762,500)	—
Acquisition of Bermuda Import-Export, Inc., net of cash acquired	—	(11,340,000)

Net cash used in investing activities	(118,836,244)	(14,786,714)

Cash flows from financing activities
Dividends issued	(35,421,083)	(262,825)
Repurchase of member units	(62,724,938)	—
Repurchase and retirement of Class B Common Stock	(60,035,064)	—
Proceeds from November 2017 Private Offering and Private Placement, net of issuance costs of $17,978,656	240,501,344	—
Proceeds from issuance of equity	30,000	12,538,305
Payments (proceeds) on line of credit, net	8,242,185	(7,901,774)
Proceeds from term loan	130,000,000	—
Term loan deferred issuance costs	(2,952,450)	—
Payments on Notes Payable	(666,993)	(717,160)
Principal payments on long-term debt	(88,949,162)	(2,003,120)

Net cash provided by financing activities	128,023,839	1,653,426

Net increase in cash	820,477	2,406,590

Cash, beginning of period	$4,726,895	$2,320,305
Cash and restricted cash, end of period	$5,547,372	$4,726,895

Supplemental disclosures of cash flow information
Cash paid for interest	$12,145,710	$4,493,321
Cash paid for income taxes	$2,761,556	$4,402,500
Supplemental disclosures of non-cash investing and financing activities
Deferred tax asset adjustment related to November 2017 Restructuring Transactions	$19,844,905	$—
Acquisition of Bermuda Import-Export, Inc. credit deposits	$—	$330,000
Acquisition of Pental Granite and Marble, LLC, Rollover Equity	$10,000,000	$—
Acquisitions measurement period adjustments, PT Tile	$—	$140,442
Contribution of 57,361,484 member units for 9,244,112 shares of Class B Common Stock	$10,264,411	$—
Acquisition of equipment and vehicles with long-term debt and capital leases	$1,270,259	$510,874

See accompanying notes to consolidated financial statements.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1. Organization and Business Description

Organization and Nature of Operations

These financial statements reflect the consolidated operations of Select Interior Concepts, Inc. (“SIC” or “Company”).

SIC is a Delaware corporation that was restructured in November 2017 to be a holding company on which to consolidate diversified building products and services companies with a primary focus on providing products and services related to the interior of all types of buildings. Through its two primary operating companies, Residential Design Services, LLC (f/k/a TCFI LARK LLC) (“RDS”) and Architectural Surfaces Group, LLC (f/k/a TCFI G&M LLC) (“ASG”), SIC imports and distributes natural and engineered stone slabs for kitchen and bathroom countertops, operates design centers that merchandise interior products, and provides installation services. SIC’s interior product offerings include flooring, countertops, wall tile, finish carpentry, shower doors and enclosures, and mirrors. RDS operates throughout California and in Reno, Nevada and Phoenix, Arizona. ASG has operations in the North East, South East, South West, Mountain West, and West Coast.

The SIC platform originated in September 2014, when affiliates of Trive Capital Management LLC (“Trive Capital”) acquired RDS, formed in 1988, which in turn acquired the assets of PT Tile Holdings, LP (“Pinnacle”) in February 2015, and Greencraft Holdings, LLC (“Greencraft”) in December 2017. Affiliates of Trive Capital also formed a consolidation platform in the stone countertop market by establishing TCFI G&M LLC, a Delaware limited liability company formed on May 26, 2015. TCFI G&M LLC acquired the assets of Architectural Granite & Marble, Ltd., (“AASG”) in June 2015, which in turn acquired the assets of Bermuda Import-Export, Inc. (“Modul”) in July 2016, Pental Granite and Marble, LLC (“Pental”) in February 2017, and the assets of Cosmic Stone & Tile Distributors, Inc. (“Cosmic”) in October 2017. On January 17, 2018, TCFI G&M LLC changed its name to Architectural Services Group, LLC.

Reorganization

On November 22, 2017, SIC and the former equity holders of RDS and ASG completed a series of restructuring transactions (collectively, the “November 2017 Restructuring Transactions”) whereby (i) certain former equity holders of RDS and ASG (collectively referred to as the “Rollover Stockholders”) contributed a certain amount of equity interests in RDS and ASG to SIC in exchange for shares of Class B common stock, par value $0.01 per share, of SIC (“Class B Common Stock”) (such transaction referred to as the “Contribution and Exchange”), (ii) SIC used a certain amount of proceeds from the November 2017 Private Offering and Private Placement (described below) to purchase from certain former equity holders of RDS and ASG the remaining equity interests in each of RDS and ASG (that were not initially contributed to SIC as part of the Contribution and Exchange), and (iii) after the preceding transactions, RDS and ASG became wholly-owned subsidiaries of SIC. SIC was wholly owned by Trive Capital and was inactive until the November 2017 Restructuring Transactions. Prior to the November 2017 Restructuring Transactions, SIC, RDS, and ASG were all under the common control of Trive Capital.

Concurrent with the November 2017 Restructuring Transactions, SIC completed a private offering and private placement of 18,750,000 shares of its Class A common stock, par value $0.01 per share (“Class A Common Stock”), to new investors, at a public offering price of $12.00 per share for gross proceeds of approximately $225 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses) (the “November 2017 Private Offering and Private Placement”). The net proceeds from the November 2017 Private Offering and Private Placement were primarily used by SIC to (i) repurchase 2,379,486 shares of Class B Common Stock from Trive Capital for approximately $26.6 million, (ii) purchase, from certain Rollover

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1. Organization and Business Description (Continued)

Stockholders, the remaining outstanding equity interests in each of RDS and ASG (that were not initially contributed to SIC as part of the Contribution and Exchange) for approximately $62.7 million, and (iii) repay outstanding indebtedness totaling $112.8 million to third-party lenders and pay $0.3 million of lending related fees. The remainder of the net proceeds was used by SIC for transaction expenses related to the November 2017 Private Offering and Private Placement, working capital and general corporate purposes.

In accordance with the terms of the November 2017 Private Offering and Private Placement, in December 2017, SIC completed an additional sale of 3,000,000 shares of Class A Common Stock to new investors at an offering price of $12.00 per share for total gross proceeds of approximately $36.0 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses). These net proceeds were used by SIC to repurchase an additional 3,000,000 shares of Class B Common Stock from certain Rollover Stockholders. Shareholders of Class A Common Stock and Class B Common stock vote together as a single class on all matters, subject to certain exceptions in the Company’s amended and restated certificate of incorporation. Holders of Class B Common Stock, other than items related to the Special Stock Dividends (see Registration Rights), have substantially the same rights in SIC as holders of Class A Common Stock.

The reorganization transactions were treated as a combination of entities under common control with assets and liabilities transferred at their carrying amounts in a manner similar to a pooling of interests. Accordingly, the 2017 and 2016 consolidated historical results of SIC includes the results under the “as if pooling” method.

Registration Rights

In connection with the November 2017 Restructuring Transactions, a Registration Rights Agreement was entered into by the Company, certain members of Company management, Trive Capital, and B. Riley FBR, Inc. as the initial purchaser/private placement agent.

Pursuant to the Registration Rights Agreement, the Company agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable, but in no event later than January 31, 2018, a shelf registration statement registering the resale of Class A Common Stock sold in the November 2017 Private Offering and Private Placement (the “Shelf Registration Statement”). The Company also committed in the Registration Rights Agreement to use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC, and have the Class A Common Stock listed on a national securities exchange, no later than May 31, 2018.

If the Shelf Registration Statement is not effective, and the Class A Common Stock is not listed and trading on a national securities exchange, by May 31, 2018, then holders of shares of Class A Common Stock will be entitled to receive dividends on shares of Class A Common Stock that will accrue and be payable only in additional shares of Class A Common Stock (“Special Stock Dividends”). Special Stock Dividends will accrue at a daily rate equal to the quotient of (i) 0.05 multiplied by 21,750,000 (the aggregate number of shares of Class A Common Stock sold and issued in the November 2017 Private Offering and Private Placement) divided by (ii) 365, up to a maximum aggregate number of shares of Class A Common Stock equal to 1,460,149 shares (the “Maximum Accrual Amount”), and will cease accruing upon the Shelf Registration Statement being declared effective, and the Class A Common Stock commencing trading on a national exchange. In the event that Special Stock Dividends are paid by the Company to the holders of Class A Common Stock, an equivalent amount of shares of Class B Common Stock held by certain affiliates of Trive Capital and certain members of Company management will be repurchased by the Company at a price of $0.01 per share and immediately cancelled. The

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1. Organization and Business Description (Continued)

shares of Class B Common Stock to be repurchased, if any, shall be from the 1,460,149 shares of Class B Common Stock currently held in escrow (consisting of 1,000,000 shares owned by affiliates of Trive Capital and 460,149 shares owned by certain members of Company management).

If the Shelf Registration Statement is declared effective by the SEC and the Class A Common Stock is listed on a national securities exchange prior to Special Stock Dividends accruing to the Maximum Accrual Amount, each remaining share of Class B Common Stock of the Company will automatically convert into one share of Class A Common Stock. The Registration Rights Agreement also describes procedures to be followed in the event the Company proposes to conduct an initial public offering of its Class A Common Stock; however, the Registration Rights Agreement does not explicitly require the Company to do so.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of SIC, its wholly owned subsidiaries RDS and ASG, and their wholly owned subsidiaries, and are presented using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany accounts and transactions have been eliminated in combination. References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

The consolidated financial statements and related disclosures for the period ended December 31, 2016 have previously been issued for RDS and ASG on a combined consolidated basis. For purposes of comparability with the consolidated financial statements and disclosures for the period ended December 31, 2017, the Company reclassified the combined consolidated financial statements and disclosures for the period ended December 31, 2016 to conform to the Company’s consolidated financial statements and disclosures.

The November 2017 Restructuring Transactions resulting in the transfer of RDS and ASG to subsidiaries of SIC was determined to be a combination of interests between commonly controlled entities and, as such, the Company accounted for the transactions using “as if pooling” accounting. Accordingly, the consolidated and results of SIC includes the results of both RDS and ASG for all of 2017 and recast 2016 under the “as if pooling” method. The assets and liabilities of RDS and ASG will also be reflected at their historical cost, as determined in accordance with the requirements of ASC 805 when consolidated into the accounts of SIC in a manner similar to a pooling of interests.

Earnings per Share

Basic earnings per share for both Class A and Class B Common Stock is computed by dividing net income for the period subsequent to the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement by the weighted average number of shares of common stock outstanding during the period subsequent to the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement. Diluted earnings per share for both Class A and Class B Common Stock is computed by dividing net income for the period subsequent to the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement by the weighted average number of shares of common stock outstanding during the period subsequent to the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement, plus the dilutive effect of restricted stock-based

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

awards using the treasury stock method. Income (loss) earned prior to the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement is attributable to the LLC members and, as such, is not reflected in earnings per share. The following table sets forth the computation of basic and diluted loss per share for the period between the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement and December 31, 2017:

Net loss	$(5,688,965)

Weighted average basic and diluted shares of Class A Common Stock outstanding	19,650,000
Weighted average basic and diluted shares of Class B Common Stock outstanding	5,964,626

Total weighted average basic and diluted shares of common stock outstanding	25,614,626

Loss per share of common stock:
Basic and diluted	$(0.22)

All restricted stock awards outstanding totaling 356,368 Class B Common Stock at December 31, 2017 were excluded from the computation of diluted earnings per share in 2017 because the Company reported a net loss and the effect of inclusion would have been antidilutive.

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingencies at the date of the consolidated financial statements and the reported revenues and expenses. Actual results may vary materially from the estimates that were used. The Company’s significant accounting estimates include the determination of allowances for doubtful accounts, the fair value of reporting units and indefinite life intangible assets, deferred income taxes, revenue recognition, warranties, returns and the purchase price allocations used in the Company’s acquisitions.

Reclassifications

Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform to current period presentation.

Restricted Cash

At December 31, 2017, the Company had restricted cash of $3.0 million. The restricted cash are funds held in escrow related to the Greencraft acquisition.

Fair Value Measurement

ASC 820-10 requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value. ASC 820-10 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

The three levels of the fair value hierarchy are as follows:

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2—Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3—Valuations based on inputs that are unobservable, supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The level of the fair value hierarchy in which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

The Greencraft earn-out with a fair value of $5,794,000 is classified as Level 3 as of December 31, 2017 and is valued using the internal rate of return model. The assumptions used in preparing the internal rate of return model include estimates for future revenues from Greencraft products and services and a discount factor of 3.1% at December 31, 2017. The assumptions used in preparing the internal rate of return model include estimates for outcome of milestone goals are achieved, the probability of achieving each outcome and discount rates.

At December 31, 2017 and 2016, the carrying value of the Company’s cash, accounts receivable, accounts payable, and short-term obligations approximate their respective fair values because of the short maturities of these instruments. The recorded values of the line of credit and notes payable approximate their fair values, as interest rates approximate market rates. The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period. There were no transfers during 2017 or 2016.

Accounts Receivable

Accounts receivable are recorded at net realizable value. The Company continually assesses the collectability of outstanding customer invoices; and if deemed necessary, maintains an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, the Company considers factors such as: historical collection experience, a customer’s current creditworthiness, customer concentrations, age of the receivable balance both individually and in the aggregate and general economic conditions that may affect a customer’s ability to pay. Actual customer collections could differ from the Company’s estimates. At December 31, 2017 and 2016, the Company’s allowance for doubtful accounts was $217,354 and $271,077, respectively.

Inventories

Inventories consist of stone slabs, tile and sinks, and include the costs to acquire the inventories and bring them to their existing location and condition. Inventory also includes flooring, doors and trim, glass, and countertops, which have not yet been installed, as well as labor and related costs for installations in process. Inventory is valued at the lower of cost (using the specific identification and first-in, first-out methods) or net realizable value.

The Company regularly reviews its inventory to identify slow-moving items and maintains a reserve to adjust the carrying value of such inventory when necessary. As of December 31, 2017 and 2016, the inventory reserve was $1,633,793 and $1,126,085, respectively.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	7 years
Vehicles	3-5 years
Furniture and fixtures	3-7 years
Computer and office equipment	3-5 years
Leasehold improvements	Shorter of 15 years or the remaining lease term

Intangible Assets

Intangible assets consist of customer relationships, trade names and non-compete agreements. The Company considers all its intangible assets to have definite lives and are being amortized on the straight-line method over the estimated useful lives of the respective assets or on an accelerated basis based on the expected cash flows generated by the existing customers as follows:

	Range of estimated useful lives	Weighted average useful life
Customer relationships	5 years – 10 years	9 years
Trade names	3 years –11 years	10 years
Non-compete agreements	Life of agreement	4 years

Business Combinations

The Company records business combinations using the acquisition method of accounting. Under the acquisition method of accounting, identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Changes in the estimated fair values of net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will adjust the amount of the purchase price allocable to goodwill. Measurement period adjustments are reflected in the period in which they occur.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and intangible assets, whenever events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable, or at least annually. The assessment for possible impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future undiscounted cash flows of the related operations. If the aggregate of these cash flows is less than the carrying value of such assets, an impairment loss is recognized for the difference between the estimated fair value and the carrying value. The measurement of impairment requires management to estimate future cash flows and the fair value of long-lived assets. There were no impairment losses on long-lived assets for the years ended December 31, 2017 and 2016.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. During the year ended December 31, 2016, RDS recorded an additional $140,442 of goodwill as an adjustment to

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

PT Tile goodwill, an acquisition which occurred in February 2015, and ASG recorded goodwill totaling $3,958,659 related to the acquisition of Modul. During the year ended December 31, 2017, RDS recorded goodwill totaling $10,385,455 related to the acquisition of Greencraft and ASG recorded goodwill totaling $25,387,741 related to the acquisition of Pental. ASG also acquired Cosmic Stone & Tile Distributors, Inc. (“Cosmic”) in 2017 with no significant impact on Goodwill.

The Company accounts for goodwill in accordance with FASB ASC topic 350, Intangibles-Goodwill and Other Intangible Assets, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets having indefinite useful lives. ASC topic 350 requires goodwill to be carried at cost, prohibits the amortization of goodwill and requires the Company to test goodwill for impairment at least annually. The Company tests for impairment of goodwill annually during the fourth quarter or more frequently if events or changes in circumstances indicate that the goodwill may be impaired. Events or changes in circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations.

The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, it is determined that it is more likely than not that the fair value of a reporting unit is not less than its carrying amount, then additional impairment testing is not required. However, if it is concluded otherwise, then it is required to perform the first of a two-step impairment test.

Under ASC 350, a qualitative assessment (i.e., the “Step 0 Test”) allows an entity to first assess qualitative factors to determine whether it is more likely than not (i.e., more than 50%) that the fair value of a reporting unit is less than its carrying value. If that is the case, the Company would have to perform the annual two-step test. If the Company concludes otherwise, it has completed its goodwill impairment test and does not need to perform the two-step test.

The Company identified RDS and ASG as reporting units and performed a qualitative assessment. Independent analysis of the events and circumstances of each reporting unit resulted in the determination that each reporting unit’s fair value substantially exceeded such reporting unit’s carrying value. The Company considered a variety of qualitative factors as part of its assessment of goodwill, with the greatest weight placed upon the historical revenue, future projections, and specific considerations with respect to each reporting unit. Additional impairment testing was not required. This valuation was completed as of December 31, 2017 and 2016, respectively.

There were no impairment charges related to goodwill for the years ended December 31, 2017 and 2016, respectively.

Debt Issuance Costs

Debt issuance costs related to a recognized debt liability are deferred and amortized over the related term of the debt as non-cash interest expense and are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt liability. Debt issuance costs are amortized using the effective interest method or on a straight-line basis when it approximates the effective interest method.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

Sales Tax

The Company’s policy is to present taxes collected from customers and remitted to governmental authorities on a net basis. The Company records the amounts collected as a current liability and relieves such liability upon remittance to the taxing authority without impacting revenues or expenses.

Warranty Obligations

The Company offers supplier-specific product warranties to its customers. In estimating future warranty obligations, the Company considers various relevant factors, including its warranty policies and practices and those of its suppliers, the historical frequency of claims, the cost to replace products under warranty, and the amounts expected to be reimbursed by suppliers. On certain products, customer warranty claims are covered directly by the manufacturer of the product. Management estimates its warranty obligation at December 31, 2017 and 2016, to be minimal, and therefore, the Company has not recorded a provision for accrued warranty costs.

Operating Leases

The Company accounts for rent expense for its operating leases on a straight-line basis in accordance with authoritative guidance on accounting for leases. The Company leases its corporate, administrative, retail and manufacturing facilities over terms expiring between 2016 and 2028. The Company also leases certain office equipment over terms expiring between 2016 and 2020. The term of the lease is considered its initial obligation period, which does not include option periods. The leases may have renewal clauses exercisable at the option of the Company and contain rent holidays and/or rent escalation clauses. The Company includes scheduled rent holidays and rent escalation clauses for the purposes of recognizing straight-line rent over the lease term.

Capital Leases

The Company finances the acquisition of certain vehicles with capital leases. The acquisition costs are recognized as property, plant and equipment (“PP&E”) on the consolidated balance sheets at fair value at the inception of the lease, or, if lower, at the present value of the minimum lease payments as determined at the inception of the lease. The acquisition costs are amortized over the useful life on the same basis as owned vehicles or, where shorter, the term of the capital lease. Amortization expense is recorded as accumulated amortization on the consolidated balance sheets. The capital lease liability to the lessor is included in the consolidated balance sheets as a capital lease obligation. Lease payments are apportioned between interest expense and a reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability.

Revenue Recognition

The Company’s revenue derived from the sale of imported granite, marble, and related items is recognized when persuasive evidence of an agreement exists through a purchase order or signed contract detailing the quantity and price, delivery per the agreement has been made, and collectability is reasonably assured.

The Company’s contracts with its home-builder customers are generally treated as short-term contracts for accounting purposes. These contracts will generally range in length from several days to several weeks. The Company accounts for these contracts under the completed contract method of accounting and will recognize revenue and cost of revenues when the contract is complete and performance has been delivered.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

The Company’s contracts related to multifamily projects are treated as long-term contacts for accounting purposes. Accordingly, the Company recognizes revenue using the percentage-of-completion method of accounting. For the year ended December 31, 2017, multifamily projects accounted for approximately 5% of the Company’s combined revenues. At December 31, 2017, the under billings (revenues in excess of billings) on multifamily projects in progress were not significant.

The Company recognizes returned product as a reduction to revenue in the period the item is returned. The Company also realized rebates to customers as a reduction to revenue in the period the rebate is earned.

Cost of Revenue

RDS’s cost of revenue is comprised of the costs of materials and labor to purchase and install products for our customers.

ASG’s cost of revenue primarily consists of purchased materials, sourcing fees for inventory procurement, and freight costs.

RDS and ASG also include payroll taxes and benefits, workers’ compensation insurance, vehicle-related expenses and overhead costs including rent, depreciation, utilities, property taxes, repairs and maintenance costs in the cost of revenue.

The Company’s cost of revenue is reduced by rebates provided by suppliers in the period the rebate is earned.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2017 and 2016, totaled $1,405,737 and $380,375, respectively.

Equity based compensation

The Company accounts for equity based awards by measuring the awards at the date of grant and recognizing the grant-date fair value as an expense using either straight-line or accelerated attribution, depending on the specific terms of the award agreements over the requisite service period, which is usually equivalent to the vesting period. (See Note 12)

Income Taxes

The provision for income taxes is accounted for under the asset and liability method prescribed by ASC 740 (Topic 740, Income Taxes). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the tax rate changes are enacted. The Company records a valuation allowance to reduce the carrying amounts to the amount that is believed more likely than not to be realized.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Act”) was adopted into law. The Tax Cuts and Jobs Act makes broad and complex changes to the Internal Revenue Code of 1986, including, but not limited to, (i) reducing the U.S. federal corporate tax rate from 35% to 21%; (ii) eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits are realized; (iii) creating a new limitation on deductible interest expense; and (iv) changing rules related to uses and limitation of net operating loss carryforwards created in tax years beginning after December 31, 2017.

For the year ended December 31, 2017, the Company’s statutory federal corporate tax rate was 34.0%, with the statutory rate for fiscal year 2018 and beyond is 21.0%. As of December 31, 2017 the Company’s deferred tax assets and liabilities were valued at the 21.0% rate expected for 2018 and beyond.

In December of 2017, the Securities and Exchange Commission staff issued State Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), which allows the Company to record provisional amounts during a measurement period not to extend beyond one year from the enactment date. Because the Tax Act was enacted in the fourth quarter of the year ended December 31, 2017 and ongoing guidance and accounting interpretations are expected over the next 12 months, the analysis required to record the provisional amounts for the accounting of deferred tax re-measurements and other items, such as cost recovery and state tax considerations, may be revised causing adjustments to these provisions. The Company expects to complete the analysis and update the provisional amounts within the measurement period in accordance with SAB 118.

The Company’s policy is to recognize interest and/or penalties related to all tax positions as income tax expense. To the extent that accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. No interest or penalties were accrued as of December 31, 2017 and 2016.

Segment Reporting

In accordance with ASC 280-10-50-1, an operating segment is a component of an entity that has all the following characteristics:

a.	It engages in business activities from which it may earn revenues and incur expenses.

b.	Its discrete financial information is available.

c.	Its operating results are regularly reviewed by the public entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance.

The Company has identified two operating segments that meet all three of the criteria, RDS and ASG. These operating segments each provide products and services that generate revenue and incur expenses as they engage in business activities and each maintain discrete financial information. Additionally, the Company’s chief operating decision, the Chief Executive Officer, reviews financial performance, approves budgets and allocates resources at the RDS and ASG operating segment level.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

As an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have 7 different effective dates for public and private companies until those standards apply to private companies.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP, including those that previously followed industry-specific guidance, such as the real estate, construction, and software industries. The ASU core principal is to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2014-2016, the FASB issued various amendments to this topic and the amendments clarified certain positions and extended the implementation date until annual periods beginning after December 15, 2018. Early adoption is permitted, but no earlier than periods beginning after December 15, 2016. The Company is currently evaluating whether the adoption of ASU 2014-09 will have a material impact on its consolidated financial statements and related disclosures and has not yet determined the method by which it will adopt the standard.

In April 2015, the FASB issued ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30) — Simplifying the Presentation of Debt Issuance Costs. This standard requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. This guidance was amended by ASU No. 2015-15, which was issued in August 2015. This amendment provides additional guidance related to the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. These updates are effective for annual periods beginning after December 15, 2015. Early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. The adopted the pronouncement for the year ended December 31, 2016. The adoption resulted in the reclassification of debt issuance costs from other assets to long-term liabilities as a direct deduction from the debt liability on the Company’s consolidated financial statements and related disclosures. (See Note 9).

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330), which requires inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The Company adopted this guidance on January 1, 2017 on a prospective basis. The adoption did not have a significant effect on our consolidated financial position or results of operations.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). This ASU requires an acquirer to retrospectively adjust provisional amounts recognized in a business combination during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in this update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition, an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The amendments in this Update should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not yet been made available for issuance. RDS adopted ASU 2015-16 for the year ended December 31, 2015, and measurement period adjustments to goodwill were recorded in the amount of $669,000. ASG adopted ASU 2015-16 for the year ended December 31, 2016. The adoption did not have a material impact to the financial statements.

In November 2015, FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The ASU eliminates the guidance in Topic 740, Income Taxes, that requires an entity to separate deferred tax liabilities and assets between current and noncurrent amounts in a classified balance sheet. The ASU requires that all deferred tax liabilities and assets of the same tax jurisdiction or a tax filing group, as well as any related valuation allowance, be offset and presented as a single noncurrent amount in a classified balance sheet. The new standard is effective for fiscal years beginning after December 15, 2017, and for interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company has early adopted the provisions of ASU 2015-17. The adoption resulted in the reclassification of current deferred tax assets and liabilities to be netted against non-current deferred assets and liabilities on the Company’s consolidated financial statements and related disclosures. The impact for the year ended December 31, 2017 resulted in a combined non-current asset of $11.6 million and for the year ended December 31, 2016 a combined non-current liability of $5.4 million.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous standards. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of asset not to recognize lease assets and lease liabilities. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, but early application is permitted. The Company is currently evaluating the impact of the provisions of ASU 2016-02 on the presentation of its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force) which provides specific guidance on eight cash flow classification and presentation issues arising from certain cash receipts and cash payments that currently result in diverse practices. The amendments provide guidance in the presentation and classification of certain cash receipts and cash payments in the statement of cash flows including debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance policies and distributions received from equity method investees. As an EGC utilizing the extended transition period for new accounting pronouncements, this pronouncement is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments in this ASU should be applied using a retrospective approach. The Company is currently evaluating the impact that the new accounting guidance will have on its consolidated financial statements and related disclosures.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

2. Summary of Significant Accounting Policies (Continued)

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other than Inventory.” The amendments in this ASU reduces the complexity in the accounting standards by allowing the recognition of current and deferred income taxes for an intra-entity asset transfer, other than inventory, when the transfer occurs. Historically, recognition of the income tax consequence was not recognized until the asset was sold to an outside party. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The adoption of this standard did not have a material impact on our consolidated financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This standard simplifies the goodwill impairment test by eliminating the Step 2 requirement to determine the fair value at the impairment testing date of its assets and liabilities. This guidance is effective for annual periods beginning after December 15, 2021. Early adoption is permitted for impairment tests performed on testing dates after January 1, 2017. Management is currently evaluating the effect of these provisions on the Company’s consolidated financial statements and related disclosures.

Also, in January 2017, the FASB issued ASU 2017-01, Business Combination (Topic 805)—Clarifying the Definition of a Business. This ASU provides additional guidance in regards evaluating whether a transaction should be treated as an asset acquisition (or disposal) or a business combination. Particularly, the amendments to this ASU provide that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This clarification reduces the number of transactions that needs further evaluation for business combination. This became effective for the Company on January 1, 2018. The Company has adopted this standard and will apply it to future acquisitions.

In May 2017, the FASB issued ASU 2017-09, “Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting”, which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under the new guidance, modification accounting is required only if the fair value, vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. ASU 2017-09 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.

In February 2018, the FASB issued authoritative guidance that permits reclassification of the income tax effects of the 2017 U.S. Tax Cuts and Jobs Act (“Tax Act”) on other accumulated comprehensive income (“AOCI”) to retained earnings. This guidance may be adopted retrospectively to each period (or periods) in which the income tax effects of the Tax Act related to items remaining in AOCI are recognized, or at the beginning of the period of adoption. The guidance becomes effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. The Company is currently assessing the adoption method and the impact that adopting this new accounting standard will have on its consolidated financial statements and related disclosures.

3. Concentrations, Risks and Uncertainties

The Company maintains cash balances primarily at one commercial bank per legal entity. The accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The amounts held in financial institutions periodically exceed the federally insured limit. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

3. Concentrations, Risks and Uncertainties (Continued)

Credit is extended for some customers and is based on financial condition, and generally, collateral is not required. Credit losses are provided in the consolidated financial statements and consistently have been within management’s expectations.

For the years ended December 31, 2017 and 2016, the Company recognized revenue from one customer which accounted for 12.6% and 11.0% of total revenue, respectively. There were no customers which accounted for 10% or more of total accounts receivable, as of December 31, 2017 and 2016, respectively.

4. Acquisitions

Modul Acquisition

On July 21, 2016, ASG acquired certain assets and liabilities from Bermuda Import-Export, Inc., d/b/a Modul Marble & Granite (“Modul”), a corporation formed in the state of California, for approximately $11.3 million in cash (the “Modul Acquisition”). The Modul Acquisition and related transactions costs were funded through the contribution of $12,538,305 by existing members in exchange for 21,027,212 Class A member units and 101,106 Class D member units.

ASG incurred approximately $528,000 in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statements of operations.

ASG recorded the Modul Acquisition using the acquisition method of accounting and accordingly, recognized the assets acquired and liabilities assumed at their fair values as of the date of the acquisition. The results of the acquired operations are included in the Company’s consolidated results of operations beginning with the date of acquisition.

The goodwill of approximately $4.0 million arising from the Modul Acquisition represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired and liabilities assumed, including identifiable intangible assets. Management believes the acquisition of Modul strengthens its presence in the southern California market due to geographic expansion and the reputation for unique, high quality product Modul is known for. These factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

The total purchase price consisted of the following:

Amount
Cash considerations	$11,340,000
Customer deposits	330,000

Total consideration	$11,670,000

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

4. Acquisitions (Continued)

The following is a summary of the purchase price allocation for the Company’s acquisition of Modul:

Accounts receivable	$578,820
Inventory	4,007,229
Deposits	40,000
Goodwill Other intangible assets	3,958,659 5,080,000

Total assets acquired	$13,664,708
Accounts payable	$1,201,471
Customer deposits	793,237

Total liabilities assumed	$1,994,708
Total consideration	$11,670,000

From the date of acquisition to December 31, 2016, Modul generated net revenue of $5.6 million and net income of $1.6 million, which are included in the Consolidated Statements of Operations.

Pro Forma Results

The following unaudited pro forma information for the year ended December 31, 2016 has been prepared to give effect to the acquisition of Modul as if the acquisition had occurred on January 1, 2016. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had this acquisition occurred on such date, nor does it purport to predict the results of operations for future periods.

Year Ended December 31, 2016 (unaudited)
Pro Forma:
Total revenue	$242,081,020

Net income	$8,229,367

The Company’s pro forma assumptions are as follows:

•	Revenues and operating costs were based on actual results for the 12 months ended December 31, 2016.

Pental Acquisition

On February 28, 2017, ASG executed an agreement to purchase 100% of the equity interests of Aquarius Seller, Inc., a company incorporated in the state of Washington. Aquarius Seller, Inc. held 100% of the equity interests of Pental Granite and Marble, LLC (“Pental”), a Washington limited liability company engaged in the selling of granite, marble and related products. Total consideration for the purchase of Aquarius Seller, Inc. was $88.6 million in cash, and 7,134,701.65 Class E2 Units of ASG with an estimated fair value of $10.0 million. Total capitalization changes due to the acquisition resulted in the issuance of 21,736,168 Class E-1 Units, 7,156,104 Class E-2 Units and 568,435 Class C Units of G&M.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

4. Acquisitions (Continued)

Also on February 28, 2017, ASG entered into a financing agreement with a third-party lender to borrow amounts up to $105.0 million to be used for purposes of refinancing ASG’s existing debt, funding a portion of the purchase price for the acquisition of Aquarius Seller, Inc. and funding other amounts defined in the financing agreement. In conjunction with the acquisition of Aquarius Seller, Inc., availability under ASG’s line of credit was increased to $40.0 million.

The total purchase price consisted of the following:

Amount
Cash Considerations	$88,638,339
Rollover Equity	10,000,000

$98,638,339

The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date. The excess of purchase price consideration over the estimated net fair value of assets acquired has been allocated to goodwill. Any change in the estimated fair value of the assets acquired, liabilities assumed and rollover equity subsequent to the closing date, including changes from events after the closing date, will be recognized in earnings in the period the estimated fair value changes.

ASG incurred approximately $3.4 million in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statements of operations.

Management believes the acquisition creates a stronger combined entity primarily due to the increased geographic markets the combined entity will service and the broadening of the company’s product offering. These two factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

The following is a summary of the purchase price allocation for the Company’s acquisition of Pental:

Cash	$637,607
Accounts receivable	5,389,118
Inventory	30,693,626
Property and equipment	2,306,271
Intangible assets subject to amortization	43,800,000
Goodwill	25,387,741
Other assets	412,278

Total assets acquired	$108,626,641
Total liabilities	9,988,302

Total consideration	$98,638,339

From the date of acquisition to December 31, 2017, Pental generated net revenue of $84.7 million and a net income of $16.2 million, which are included in the Consolidated Statements of Operations.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

4. Acquisitions (Continued)

Pro Forma Results

The following unaudited pro forma information for the period ended December 31, 2017 and 2016, has been prepared to give effect to the acquisition of Pental as if the acquisition had occurred on January 1, 2016. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had this acquisition occurred on such date, nor does it purport to predict the results of operations for future periods.

	Year Ended December 31,
	2017	2016
	(unaudited)
Pro Forma:
Total revenue	$367,012,900	$331,512,988

Net (loss) income	$(11,263,094)	$11,561,514

Our pro forma assumptions are as follows:

•	Revenues and costs of sales were based on actual results adjusted for intercompany eliminations for the twelve months ended December 31, 2017 and 2016.

•

General and administrative expenses were based on actual results adjusted by $0.7 million and $4.3 million for the twelve months ended December 31, 2017 and 2016, respectively, for the impact of the amortization expense of the intangible assets acquired with the acquisition.

•

Actual interest expense was adjusted by $1.2 million and $7.2 million for the twelve months ended December 31, 2017 and 2016, respectively, for the imputed interest on the acquired debt issued to fund the acquisition.

•	Income taxes were adjusted to impute the Company’s corporate rate on the pro forma income before taxes.

Cosmic Acquisition

On October 2, 2017, ASG executed an asset purchase agreement with Cosmic Stone & Tile Distributors, Inc. (“Cosmic”), a New Jersey corporation. Cosmic was established in 1993 and is a slab and tile distributor serving the Tri-State area and most Mid-Atlantic States. The total purchase price was $2.0 million in cash and a $200,000 accrued liability recorded as security for and source of payment of sellers obligations as defined in the purchase agreement that occur within one year subsequent to the acquisition. The outstanding balance remaining at October 2, 2018 will be paid in cash to the sellers. The purchase price was allocated as $2.0 million in inventory and $200,000 in property and equipment. From the date of acquisition to December 31, 2017, net revenue and net income generated by Cosmic was not significant. Pro forma revenue and net income for the periods ended December 31, 2017 and December 31, 2016 were not significant.

Management believes the acquisition creates a stronger combined entity through expansion into the Tri-State and Mid-Atlantic regions.

Greencraft Acquisition

On December 29, 2017, RDS executed an agreement to purchase 100% of the equity interests of Greencraft Holdings, LLC (“Greencraft”), an Arizona limited liability company, which provides full-service as a general

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

4. Acquisitions (Continued)

contractor, performing installations and renovation-based construction services with revenues generated largely from cabinet and flooring installations. Greencraft wholly owns Casa Verde, Stone and Tile, and Greencraft Interiors. Total consideration for the acquisition was $32.7 million with cash consideration of $23.9 million, $3.0 million cash placed in escrow, and an earn-out with an acquisition date fair value of $5.8 million. The agreement provides for the amount in escrow as security for and source of payment of sellers obligations as defined in the purchase agreement that occur within one year subsequent to the acquisition. The balance remaining in escrow at December 31, 2018 will be released to the sellers. The Company has included the $3.0 million placed in escrow as restricted cash on the consolidated balance sheets and has included a liability in accrued expenses and other current liabilities for $3.0 million, the fair value of the liability due to the sellers at the release date. The agreement also provides for potential earn-out consideration of up to $8.0 million to the former shareholders of Greencraft for the achievement of certain 2018 financial milestones. The contingent earn-out consideration had an estimated fair value of $5,794,000 at the date of acquisition and is included in accrued expenses and other current liabilities. The earn-out was determined by multiplying 2017 projected financial results at the date of acquisition by a projected growth rate to determine an estimated payout as defined in the agreement. During the year ended December 31, 2017, no payments were made on the earn-out or out of escrow. The acquisition was financed with $13.5 million of long term debt and the remaining with funds from RDS line of credit.

The total purchase price consisted of the following:

Amount
Cash Considerations	$26,901,116
Fair Value of Earn Out	5,794,000

$32,695,116

The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date. The excess of purchase price consideration over the estimated net fair value of assets acquired has been allocated to goodwill. Any change in the estimated fair value of the assets acquired and liabilities assumed subsequent to the closing date, including changes from events after the closing date, will be recognized in earnings in the period the estimated fair value changes.

RDS incurred approximately $0.4 million in direct acquisition costs, all of which were expensed as incurred, and are included in general and administrative expenses in the consolidated statements of operations.

Management believes the acquisition creates a stronger combined entity due to Greencraft’s presence and reputation in Arizona as well as its expertise with cabinets installation and renovation-based construction services. These two factors are the basis for the excess purchase price paid over the value of the assets acquired and liabilities assumed, resulting in goodwill.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

4. Acquisitions (Continued)

The following is a summary of the preliminary purchase price allocation for the Company’s acquisition of Greencraft:

Cash	$190,614
Accounts receivable	2,605,934
Inventory	1,258,618
Property and equipment	675,664
Intangible assets subject to amortization	18,285,000
Goodwill	10,385,455
Other assets	433,459

Total assets acquired	$33,834,744
Total liabilities	1,139,628

Total consideration	$32,695,116

During the two days from the date of acquisition to December 31, 2017, Greencraft did not generate any net revenue or net income.

Pro Forma Results

The following unaudited pro forma information for the period ended December 31, 2017 and 2016 has been prepared to give effect to the acquisition of Greencraft as if the acquisition had occurred on January 1, 2016. This pro forma information does not purport to represent what the actual results of operations of the Company would have been had this acquisition occurred on such date, nor does it purport to predict the results of operations for future periods.

	Year Ended December 31,
	2017	2016
	(unaudited)
Pro Forma:
Total revenue	$386,872,900	$255,509,254

Net (loss) income	$(9,860,765)	$5,884,696

Our pro forma assumptions are as follows:

•	Revenues and costs of sales were based on actual results for the twelve months ended December 31, 2017 and 2016, respectively.

•

General and administrative expenses were based on actual results adjusted by $1.9 million for both twelve months ended December 31, 2017 and 2016, respectively, for the impact of the amortization expense of the intangible assets acquired with the acquisition.

•

Actual interest expense was adjusted by $1.4 million for both twelve months ended December 31, 2017 and 2016, respectively, for the imputed interest on the acquired debt issued to fund the acquisition.

•	Income taxes were adjusted to impute the Company’s corporate rate on the pro forma income before taxes.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

5. Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined under the first in, first out method. The significant components of inventory as follows at December 31:

	2017	2016
Raw materials	$80,725,915	$26,221,037
Installations in process	6,903,366	5,432,476

	$87,629,281	$31,653,513

6. Property and equipment, net

Property and equipment consisted of the following at December 31:

	2017	2016
Vehicles	$5,378,072	$2,900,052
Machinery and equipment	2,806,862	1,761,167
Leasehold improvements	5,286,767	2,938,815
Furniture and fixtures	3,362,711	2,346,249
Computer equipment	2,908,317	1,356,802
Other	152,558	715,639

	$19,895,287	$12,018,724
Less: accumulated depreciation and amortization	(6,669,309)	(3,122,167)

Property and equipment, net	$13,225,978	$8,896,557

Depreciation and amortization expense of property and equipment totaled $3,938,368 and $2,044,652 for the years ended December 31, 2017 and 2016, respectively. For the year ended December 31, 2017, $2,133,927 and $1,804,441 of depreciation expense was included in cost of goods sold and general and administrative expense, respectively. For the year ended December 31, 2016, $1,332,579 and $712,073 of depreciation expense was included in cost of goods sold and general and administrative expense, respectively.

7. Goodwill and Intangible Assets

Goodwill

The change in carrying amount of goodwill by reporting unit was as follows:

	ASG	RDS	Total Goodwill
January 1, 2016	$14,365,931	$12,087,896	$26,453,827
Modul acquisition	3,958,659	—	3,958,659
PT Tile measurement period adjustment	—	140,442	140,442

December 31, 2016	$18,324,590	$12,228,338	$30,552,928
Pental Acquisition	25,387,741	—	25,387,741
Greencraft Acquisition	—	10,385,455	10,385,455

December 31, 2017	$43,712,331	$22,613,793	$66,326,124

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

7. Goodwill and Intangible Assets (Continued)

The December 31, 2016 balance includes a measurement period adjustment of $140,442 reflecting the difference between the original provisional estimate of purchase price adjustments and actual, related to the PT Tile acquisition which occurred in February 2015.

Intangibles Assets

The following table provides the gross carrying amount, accumulated amortization and net book value for each class of intangible assets by reporting unit as of December 31, 2017:

Gross Carrying Amount	ASG	RDS	Total Gross Carrying Amount
Customer relationships	$57,200,000	$34,760,000	$91,960,000
Tradenames	6,580,000	9,550,000	16,130,000
Non-Compete agreements	—	235,000	235,000

	$63,780,000	$44,545,000	$108,325,000

Accumulated Amortization	ASG	RDS	Total Accumulated Amortization
Customer relationships	$(7,308,331)	$(16,526,680)	$(23,835,011)
Tradenames	(727,210)	(1,500,000)	(2,227,210)
Non-Compete agreements	—	—	—

	$(8,035,541)	$(18,026,680)	$(26,062,221)

Net Book Value	ASG	RDS	Total Net Book Value
Customer relationships	$49,891,669	$18,233,320	$68,124,989
Tradenames	5,852,790	8,050,000	13,902,790
Non-Compete agreements	—	235,000	235,000

	$55,744,459	$26,518,320	$82,262,779

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

7. Goodwill and Intangible Assets (Continued)

The following table provides the gross carrying amount, accumulated amortization and net book value for each class of intangible assets by reporting unit as of December 31, 2016:

Gross Carrying Amount	ASG	RDS	Total Gross Carrying Amount
Customer relationships	$18,500,000	$24,760,000	$43,260,000
Tradenames	1,480,000	1,500,000	2,980,000

	$19,980,000	$26,260,000	$46,240,000

Accumulated Amortization	ASG	RDS	Total Accumulated Amortization
Customer relationships	$(2,233,333)	$(11,586,676)	$(13,820,009)
Tradenames	(197,575)	(1,166,676)	(1,364,251)

	$(2,430,908)	$(12,753,352)	$(15,184,260)

Net Book Value	ASG	RDS	Total Net Book Value
Customer relationships	$16,266,667	$13,173,324	$29,439,991
Tradenames	1,282,425	333,324	1,615,749

	$17,549,092	$13,506,648	$31,055,740

Amortization expense on intangible assets totaled $10,877,961 and $7,142,281 during the years ended December 31, 2017 and 2016, respectively.

The estimated annual amortization expense for the next five years and thereafter is as follows:

Year Ending December 31:
2018	$13,130,664
2019	11,483,976
2020	8,190,660
2021	8,183,993
2022	8,115,910
Thereafter	33,157,576

$82,262,779

8. Lines of Credit

RDS Line of Credit

In September 2014, RDS entered into a revolving line of credit agreement with a commercial bank with a limit of the lesser of $25,000,000 or the sum of (i) up to 85% of eligible builder accounts receivable, plus (ii) up to 85% of the value of eligible homeowner accounts receivable, not to exceed $3,000,000, plus (iii) up to 70% of the value of eligible unbilled accounts, not to exceed the greater of (x) $3,000,000 and (y) 25% of the Borrowing Base (as defined), plus (iv) the lesser of (x) 65% of the value of eligible inventory; or (y) 85% of the result of the net orderly liquidation value percentage times the value of eligible inventory, minus (v) the availability reserve (as defined) determined by the lender.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

8. Lines of Credit (Continued)

All borrowings are at the bank’s discretion and bear interest at the London InterBank Offered Rate (“LIBOR”) plus an applicable margin (as defined), which varies based upon RDS’s leverage ratio. Interest is due and payable in arrears monthly. At December 31, 2017 and 2016, the interest rate on the outstanding balance under the credit agreement was 5.5% and 4.75%, respectively. The credit agreement is collateralized by substantially all assets of RDS and secured by RDS’s eligible accounts receivable. The credit agreement expires in September 2019.

At December 31, 2017 and 2016, outstanding borrowings on the credit agreement totaled $14,000,000 and $4,000,750, respectively.

The agreement requires the maintenance of certain financial covenants. At December 31, 2017 and 2016, RDS was in compliance with the financial covenants.

RDS also has available letter of credit accommodations with a limit of $5,000,000. Any payments made by the bank under the letter of credit are deemed advances by Company under the line of credit. There were no outstanding letters of credit as of December 31, 2017 and 2016.

In connection with the line of credit, RDS incurred certain issuance costs. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis which approximates the effective interest method. Non-cash interest expense related to these costs was $17,990 and $35,980 for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the unamortized debt issuance costs related to the credit agreement totaled $78,056 and $96,046, respectively, and are included as a reduction of debt on the accompanying consolidated balance sheets.

ASG Line of Credit

In June 2015, ASG entered into a loan and security agreement with a financial institution for a line of credit with availability of $15,000,000. In February 2017 the agreement was amended increasing the availability to $40,000,000. ASG can borrow, repay, and re-borrow all or any part of the commitment at any time before the maturity date on February 27, 2022, so long as the combined total unpaid principal amount outstanding under the note and the face amount of any outstanding letters of credit does not exceed the commitment at any time. The principal amount outstanding under the line of credit accrues interest at a floating per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as determined on such day, plus 2.0% (as defined). The interest rate in effect was 5.0% and 2.5% per annum as of December 31, 2017 and December 31, 2016 respectively. The interest is payable monthly. The line of credit is collateralized by the assets of ASG. At December 31, 2017 and 2016, $5,269,244 and $7,026,310 was outstanding on the line of credit, respectively. The line of credit is subject to certain financial covenants. At December 31, 2017 and 2016, ASG was in compliance with the financial covenants.

ASG incurred debt issuance costs in connection with its line of credit. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis which approximates the effective interest method. Non-cash interest expense related to these costs was $95,050 and $27,001 for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017 and 2016, the unamortized debt issuance costs related to the line of credit totaled $0 and $95,050, respectively, and are shown as a direct deduction from the liability on the accompanying Consolidated Balance Sheets.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

9. Long-Term Debt

Long-term debt consisted of the following at December 31:

	2017	2016
RDS Term Notes	$—	$28,912,956
RDS Equipment and Vehicle Notes	1,396,909	1,686,532
ASG Term Loans	89,143,478	19,083,341

	90,540,387	49,682,829
Unamortized debt issuance costs	(2,194,450)	(769,836)

Total Long-term debt	88,345,937	48,912,993

Current portion of long-term debt, net of financing fees	$1,443,439	$5,340,167

Long-term debt, net of current portion and financing fees	$86,902,498	$43,572,826

RDS Term Notes

In September 2014, RDS entered into a loan agreement with a finance company and a group of affiliates of the finance company. Under the terms of the loan agreement, RDS borrowed $14.7 million from the lenders through the issuance of notes payable, which matured in full in September 2019 (the “Term Notes”). The Term Notes required monthly interest and quarterly principal payments. In July 2015, the Term Notes were amended, and RDS borrowed an additional $17.4 million. After the July 2015 amendment, the quarterly principal payments were $400,624 until December 1, 2016, at which time the quarterly principal payments increased to $801,248. At December 31, 2016, the outstanding balance on the Term Notes totaled $28.9 million and the interest rate, which is based upon LIBOR plus 7.0% per annum, was 8.0%.

In February, 2017, the Term Notes were amended a second time, and RDS borrowed an additional $11.5 million. After the February, 2017 amendment, the quarterly principal payments were $1,088,747 until September 1, 2019. This term note was paid off in its entirety on November 22, 2017 with proceeds from the November 2017 Private Offering and Private Placement.

The Term Note were subordinate to obligations on the line of credit, secured by substantially all RDS’s assets, and required the maintenance of certain financial covenants, including maintaining a minimum fixed-charge coverage ratio and a maximum total leverage ratio. As of December 31, 2016, RDS was in compliance with the financial covenants. As of November 22, 2017, when the Term Note was paid in its entirety, RDS was in compliance with the financial covenants.

In connection with the Term Notes, RDS incurred certain issuance costs. During the years ended December 31, 2017 and 2016, RDS amortized debt issuance costs of $112,694 and $73,916 as interest expense, respectively. With the additional funding from the second amendment of February, 2017, RDS expensed the unamortized first amendment debt issuance costs of $189,846 as extinguishment of debt. Additionally, with the full pay off of the Term Loan in November, 2017, RDS expensed the unamortized second amendment debt issuance costs of $240,397 as extinguishment of debt.

At December 31, 2017 and 2016, the unamortized debt issuance costs related to the Term Notes totaled $0 and $198,436, respectively, and were shown as a direct deduction from the liability on the accompanying consolidated balance sheets.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

9. Long-Term Debt (Continued)

RDS Equipment and Vehicle Notes

RDS has financed the acquisition of certain vehicles, property, and equipment with notes payable that mature at various times through December, 2022. As of December 31, 2017 and 2016, the outstanding balance on equipment and vehicle notes payable, totaled $1,396,909 and $1,686,532, respectively. These notes are secured by the vehicles and equipment that were financed and require monthly interest and principal payments. The aggregate of the monthly payments was approximately $53,830 and $49,987 at December 31, 2017 and 2016, respectively. The interest rates on the notes ranged from 0% to 8.08% per annum for both years, and the weighted-average interest rate on the outstanding balances at December 31, 2017 and 2016, was 4.49% and 3.96% respectively.

ASG Term Loans

In June 2015, ASG entered into a loan and security agreement with a financial institution offering a term loan in the amount of $19 million. Amounts due under the term loan bore interest at the LIBOR rate with an applicable margin (as defined) (8.0% per annum as of December 31, 2016). Interest was payable monthly with principal payments due in quarterly installments beginning September 30, 2015 through maturity (June 23, 2020). As of December 31, 2016 the outstanding balance on this term loan was $17,575,000. On February 28, 2017 this term loan was paid in full.

In December 2015, ASG entered into a loan agreement with a financial institution offering a term loan in the aggregate amount of $1.7 million to finance the purchase of equipment. Amounts due under the term loan bear interest at 3.75% per annum with interest payable monthly. Principal payments are due in monthly installments beginning April 8, 2016 through maturity (March 8, 2021). At December 31, 2017 and 2016, ASG had $1,045,824 and $1,376,110 outstanding on this loan, respectively.

In May 2016, ASG entered into a loan agreement with an investor offering a term loan in the amount of $151,722 to finance improvements to ASG’s facilities in Anaheim, California. Amounts outstanding under the term loan bear interest at 8% per annum. Payments consisting of principal and interest are due monthly through maturity (January 1, 2023). As of December 31, 2017 and 2016, ASG had $122,652 and $132,231 outstanding on this loan, respectively.

In February 2017, ASG entered into a financing agreement with a third-party lender to borrow $105.0 million to be used for purposes of refinancing the Company’s existing debt, fund a portion of the purchase price for the acquisition of Aquarius Seller, Inc., funding other amounts defined in the financing agreement and funding working capital and general purposes of the Company. Amounts due under the term loan bear interest at the LIBOR rate with an applicable margin (as defined) (8.6% per annum as of December 31, 2017). Interest is payable monthly with principal payments due in quarterly installments beginning July 1, 2017 through maturity (February 28, 2022). As of December 31, 2017 ASG had $87,975,000 outstanding on this term loan.

Substantially all ASG’s assets are pledged as collateral for these loans. ASG is required to meet certain financial and nonfinancial covenants. ASG was in compliance with all financial covenants as of December 31, 2017.

ASG incurred debt issuance costs in connection with its term loans. These costs are being amortized to non-cash interest expense over the terms of the related notes on a straight-line basis, which approximates the effective interest rate method. Non-cash interest expense related to these costs was $484,592 and $136,103 for the years ended December 31, 2017 and 2016, respectively. Additionally, ASG expensed the remaining unamortized debt

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

9. Long-Term Debt (Continued)

issuance costs for the refinanced debt of $557,808 as extinguishment of debt in February, 2017. At December 31, 2017 and 2016, the unamortized debt issuance costs related to the term loans totaled $2,194,450 and $476,350, respectively, and are shown as a direct deduction from the liability on the accompanying consolidated balance sheets.

Future Maturities

At December 31, 2017, the future maturities of the Company’s long-term debt for each of the next five years and thereafter are as follow:

2018	$1,970,109
2019	1,862,364
2020	1,680,231
2021	1,186,668
2022	83,838,594
Thereafter	2,421

$90,540,387
Unamortized balance remaining of financing fees	(2,194,450)

Total long-term debt net of financing fees	88,345,937
Current portion of long-term debt net of financing fees	(1,448,517)

Long term debt net of financing fees	$86,897,420

10. Commitments and Contingencies

Equity Tracking Incentive Plan

RDS granted exit payments under the Equity Tracking Incentive Program during 2015 to four executives. The executives were eligible to receive an exit payment if certain equity targets are met upon an Exit event. The amount of the Exit Payment would be based on the additional equity value achieved by the Company above the initial equity investment by TCFI RDS, LLC, net of all of the anticipated Exit Payments, on the first to occur of the following events: (i) RDS’s initial public offering, (ii) the sale of all or substantially all of the assets of RDS to an unrelated person or entity, or (iii) any other similar transaction in which Trive Capital sells or transfers all of its ownership to an unrelated third party. The Exit Payment shall vest according to the vesting scheduled denoted in the arrangement and will be settled in cash. If the executive ceases to be employed by RDS and its subsidiaries for any or no reason (other than termination for cause) prior to an Exit, the executive may become invested up to a maximum of 50% of the Exit Payment depending on the length of continued employment. The remaining 50% of the Exit Payment will vest only if the executive is employed through the date of the Exit. The Company did not recognize a liability on the date of grant or at December 31, 2016 as the relevant event had not occurred. With the November 2017 Private Offering and Private Placement (See Note 11), item (iii) above triggered the payment under the Equity Tracking Incentive Plan to the four executives. As of December 31, 2017, RDS recognized $3,547,000 of general and administrative expense on the consolidated statements of operations related to these payments.

Leases

The Company leases certain vehicles under leases classified as capital leases. The leased vehicles are included as property, plant and equipment and amortized to accumulated amortization on a straight line basis over the life of

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

10. Commitments and Contingencies (Continued)

the lease, typically four years. The total acquisition cost included in PP&E related to the leased vehicles is $1,071,834 at December 31, 2017. Total accumulated amortization related to the leased vehicles is $54,567 at December 31, 2017 with amortization expense totaling $54,567 for the year ended December 31, 2017. The Company did not have any capital leases for the year ended December 31, 2016.

RDS leases its corporate, administrative, fabrication and warehousing facilities under long-term non-cancelable operating lease agreements expiring at various dates through April 2023. The monthly rents are subject to annual increases and generally require the payment of utilities, real estate taxes, insurance and repairs. Four of RDS’s facility leases are with a company owned by an SIC shareholder.

RDS also leases certain office equipment under long-term lease agreements expiring at various dates through October, 2020.

ASG leases its facilities and equipment under long-term non-cancellable operating lease agreements expiring at various dates through October 2029. The facility leases contain predetermined fixed escalations of the minimum rentals. Three of ASG’s facility leases are companies owned by SIC shareholders or other related parties.

The Company recognizes rent expense on a straight-line basis and records the difference between the recognized rent expense and amounts payable under the lease as deferred rent. Aggregate deferred rent at December 31, 2017 and 2016 was $1,296,392 and $872,091, respectively. Aggregate rent expense for the year ended December 31, 2017 and 2016 totaled $7,468,016 and $4,486,029, respectively.

Aggregate future minimum payments under capital leases and noncancelable operating leases at December 31, 2017, are as follows:

	Capital Lease Obligations	Related Party Operating Lease Obligations	Third Party Operating Lease Obligations	Net Lease Commitments
2018	$257,059	$1,798,235	$6,581,366	$8,636,660
2019	257,059	1,777,833	5,026,252	7,061,144
2020	257,059	1,603,451	4,577,841	6,438,351
2021	182,319	1,102,507	3,715,396	5,000,222
2022	—	895,976	2,855,689	3,751,665
Thereafter	—	69,252	4,861,942	4,931,194

Total minimum lease payments	$953,496	$7,247,254	$27,618,486	$35,819,236

Less: amount representing interest	60,607

Present value of net minimum lease payments	892,889
Less: current maturities of capital lease obligations	229,466

Long-term capital lease obligations	$663,423

Litigation

The Company experiences routine litigation in the normal course of its business. Production residential builders in California are primarily sued for alleged construction defects. As a practice, residential builders name all

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

10. Commitments and Contingencies (Continued)

subcontractors in the lawsuit whether or not the subcontractor has any connection, direct or indirect with the alleged defect. The Company, as a subcontractor, is involved in these lawsuits as a result. The Company generally has no or minimal liability in the majority of these lawsuits. The Company generally finds that it is most practical to settle these lawsuits at or below its insurance policies’ self-insured retention (SIR) or/deductible which typically range from $10,000 to $25,000. In the event that the Company has exposure beyond its SIR/deductible, the Company’s general liability policy is triggered and the general liability insurance and the insurance carrier defends the Company in the lawsuit and is responsible for additional exposure up to policy limits. The Company has consistently maintained general liability insurance with $2.0 million aggregate and $1.0 million per occurrence limits. Management does not believe that any pending or threatened litigation will have a material adverse effect on the Company’s combined business, financial condition, results of operations, and/or cash flows.

Indemnification

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications, including to lessors of office and warehouse space for certain actions arising during the Company’s tenancy and to the Company’s customers. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

Exclusive Distributor Rights

Pental’s main supplier has agreed to allow Pental exclusive distribution rights in 23 states in the United States of America. To maintain these rights, Pental must meet certain minimum purchase requirements. Purchase volumes for the period July 1, 2016 to December 31, 2020 must be a minimum purchase of 90 containers per month. Using an estimated price per container based on the 2017 average price per container the future minimum purchases to maintain the exclusive rights as of December 31, 2017 are as follows:

2018	$36,801,000
2019	36,801,000
2020	36,801,000

$110,403,000

If Pental falls short of these minimum requirements in any given calendar year, Pental has agreed to negotiate with the supplier to arrive at a mutually acceptable resolution. There are no financial penalties to Pental if such commitments are not met; however, the supplier reserves the right to remove exclusive distribution rights privileges.

11. Equity

RDS

Prior to the November 2017 Restructuring Transactions, RDS was governed by the terms and conditions of TCFI’s Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), effective as

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

11. Equity (Continued)

of August 31, 2014. The Operating Agreement provided for two types member units: Class A and Class B. At December 31, 2016, RDS had 16,891,535 Class A Units and Class B Units issued and outstanding. Both units had voting rights. The Class A Units were owned by Trive Capital. The Operating Agreement provided that the Class A unitholders receive 100% of distributions until Trive Capital had received 100% of its invested capital. Thereafter, distributions were made 100% to the Class B unitholders until they received 20% of the total distributions, and thereafter, distributions were made to both classes of unitholders on a pro rata basis.

Prior to the November 2017 Restructuring Transactions, distributions totaling $20.8 million were paid to members during 2017 and no distributions were made in 2016.

ASG

Prior to the November 2017 Restructuring Transactions, under ASG’s Second Amended and Restated Limited Liability Agreement dated July 21, 2016, membership interests were divided into four classes of units referred to as Class A Units, Class B Units, Class C Units, and Class D Units. The Board of Managers was authorized to issue (i) Additional Units (including new classes or series of Units thereof having rights which were preferential to or otherwise different than the rights of any then-existing class or series of Units) and (ii) obligations, evidences of indebtedness or other securities or interests in each case convertible into or exchangeable for Units. The Board of Managers determined the terms and conditions governing the issuance of such Additional Units, including the number and designation of such Additional Units, the preference (with respect to distributions, in liquidation or otherwise) over any other Units and any required contributions in connection therewith, and were entitled to make such amendments to this Agreement as may be necessary to effectuate the foregoing without obtaining the consent of any Member.

Members owning Class A, Class B or Class D Units were entitled to vote on any matter permitted or required to be voted upon by the Members. Each Member had one vote per Class A, Class B and Class D Unit owned by such Member. Class C Units represented the participation of ASG’s management or employees in distributions to Members resulting from a dissolution, liquidation, or sale of substantially all of ASG’s assets. All Class C Units outstanding at December 31, 2016 were awarded on August 1, 2016.

Under ASG’s Limited Liability Agreement, all distributions of Net Proceeds of a Capital Transaction, distributable cash or other property were made in the following order of priority. First, one hundred percent to the Class A Members Pro Rata, until such time as the Class A Members received an amount of distributions equal to one hundred percent of its Invested Capital (defined). Second, one hundred percent to the Class B Members, in proportion to their Class B Capital Return Accounts, until such Class B Capital Return Accounts were reduced to zero. Third, one hundred percent to the Class D Members, in proportion to their Class D Capital Return Accounts, until such Class D Capital Return Accounts were reduced to zero.

Thereafter, all distributions of Net Proceeds of a Capital Transaction, distributable cash or other property were to be made one hundred percent to the Members Pro Rata; provided, however, no Class C Unit could participate in a distribution until the aggregate distributions to the Members since the date that Class C Unit was issued equal the Hurdle Amount for that Class C Unit (defined). Notwithstanding the foregoing, in the event of a 3.25x Return Transaction (defined) distributions would occur such that, subject to any re-allocation as defined in the limited liability agreement, each Rollover Member’s (defined) Pro Rata share of that distribution was calculated as if the Rollover Members, collectively and proportionately, had an additional ten percent (10%) of the outstanding Units at that time, and each other Member’s (defined) Pro Rata share of that distribution was diluted proportionately.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

11. Equity (Continued)

At December 31, 2016, ASG had 39,029,404 Class A Units, Class B Units, and Class D Units issued and outstanding. At December 31, 2016, ASG had 3,393,861 Class C Units, granted and unvested. Distributions totaling $262,825 were paid to Members during the year ended December 31, 2016.

ASG’s Third Amended and Restated Limited Liability Agreement dated February 28, 2017 added Class E-1 Units and Class E-2 Units primarily to facilitate the acquisition of Pental. In connection with the acquisition of Pental, ASG issued 7,134,702 Class E-2 Units valued at $10.0 million to Aquarius Seller, Inc. for its Rollover Equity (See Note 4). An additional 21,404 Class E-2 Units were issued for $30,000 to an existing member. In addition, 21,736,168 Class E-1 Units were issued to Class A unitholders and 568,435 Class C Units were granted to management and employees.

Prior to the November 2017 Restructuring Transactions, distributions totaling $14.6 million were paid to Members during 2017.

Class A Common Stock and Class B Common Stock

In accordance with the November 2017 Private Offering and Private Placement, 18,750,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) were issued and sold to new investors, at an offering price of $12.00 per share for gross proceeds of approximately $225.0 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses). An additional 3,000,000 shares of Class A Common Stock were issued and sold to new investors at an offering price of $12.00 per share for total gross proceeds of approximately $36.0 million (prior to payment of discounts and fees to the initial purchaser and placement agent and offering expenses) in December 2017.

Total member units outstanding in RDS and ASG immediately prior to the November 2017 Restructuring Transactions was 88,989,057 units. A total of 31,627,573 member units of RDS and ASG were repurchased for $62.7 million concurrently using the proceeds from the November 2017 Private Offering and Private Placement. The remaining member units were rolled over into 9,244,112 shares of Class B Common Stock. Concurrently, SIC repurchased and retired 2,379,486 shares of Class B Common Stock from Trive for approximately $26.6 million. In accordance with the terms of the November 2017 Private Offering and Private Placement, in December 2017, the Company repurchased and retired 3,000,000 shares of Class B Common Stock with the proceeds of the sales of Class A Common Stock to new investors. At the conclusion of the November 2017 Private Offering and Private Placement, the Company had 21,750,000 and 3,864,626 shares outstanding of Class A and Class B Common Stock, respectively.

Voting Rights

Holders of shares of our Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Holders of shares of our Class A Common Stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except with respect to the amendment of certain provisions of our charter that would alter or change the powers, preferences or special rights of holders of our Class A Common Stock so as to affect them adversely, which amendments must be approved by holders of at least 80% of the issued and outstanding shares of our Class A Common Stock, voting as a separate class, or as otherwise required by applicable law.

If a registration statement registering for resale the shares of Class A Common Stock sold in the November 2017 Private Offering and Private Placement is not declared effective by the Commission, and such shares are not

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

11. Equity (Continued)

listed on a national securities exchange by May 31, 2019, the Registration Rights Agreement provides for the holder of our Class A Common Stock (the “Class A Stockholders”) to vote as a class to elect a majority of Board members according to the following process: The Board will take all necessary action to expand the size of the Board by a number of additional members such that the additional members constitute a majority of the enlarged Board, and (ii) SIC’s 2019 annual meeting of stockholders will include, as part of its agenda, the election of such number of directors as there are then vacancies on the Board due to the enlargement of the Board – all to be elected by Class A Stockholders voting as a separate class.

Dividend Rights

Holders of shares of Class B Common Stock and Class A Common Stock are entitled to ratably receive dividends (other than special stock dividends which are described in Note 1—Registration Rights) when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights

Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class B Common Stock and Class A Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any liquidation preference of any outstanding preferred stock.

Other Matters

The shares of our Class A and Class B Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A or Class B Common Stock. All outstanding shares of our Class A and Class B Common Stock are fully paid and non-assessable.

12. Stock Compensation

Vesting of Member Units

On August 1, 2016, 3,393,861 ASG Class C Units were granted through unit award agreements to certain members of the ASG executive management concurrent with the Modul acquisition. These units represented participation in distributions from dissolution, liquidation or sale including a change of control and were restricted subject to certain vesting conditions including continuous service to the Company, and other performance conditions.

On February 28, 2017, 568,435 ASG Class C Units were granted to certain members of the executive management concurrent with the Pental acquisition. These units were additional unit grants under the 2016 unit award agreements with ASG executive management.

Vesting was accelerated for all ASG Class C Units under certain events which was triggered by the November 2017 Private Offering and Private Placement and a total of 3,343,187 units, net of forfeitures of 619,109 units, vested. These units were granted prior to the November 2017 Private Offering and Private Placement.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

12. Stock Compensation (Continued)

On November 22, 2017, prior to the November 2017 Private Offering and Private Placement and the adoption of the 2017 Plan, 832,657 RDS Class B Units were granted to certain members of the executive management team as a stock bonus. The shares were not subject to any vesting conditions.

Equity based compensation expense of $7.3 million was recorded in general and administrative expense on the Consolidated Statements of Operations and in members’ capital on the Consolidated Statements of Changes in Equity for the year ended December 31, 2017 for all Class B and Class C Units granted prior to the November 2017 Private Offering and Private Placement.

2017 Equity Incentive Plan

On November 22, 2017, the Company adopted the 2017 Equity Incentive Plan (“2017 Plan”). Upon the adoption of the 2017 Plan, the maximum aggregate number of shares issuable thereunder was 2,561,463 shares. At December 31, 2017, there were approximately 1,848,727 shares of common stock available for grant under the 2017 Plan.

Stock Options

The 2017 Plan permits the grant of incentive stock options to employees and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to the Company’s employees, directors and consultants at the sole discretion of the Board of Directors.

The Company’s Board of Directors administers the 2017 Plan, selects the individuals to whom options will be granted, and determines the number of options to be granted and the term and exercise price of each option. Incentive stock options granted pursuant to the terms of the 2017 Plan cannot be granted with an exercise price of less than 100% of the fair market value of the underlying stock on the date of grant (110% if the award is issued to a 10% or more stockholder of the Company). The term of the options granted under the Plan cannot be greater than ten years; five years for incentive stock options granted to optionees who have a greater than 10% ownership interest in the Company.

If a 2017 Plan option expires, such as upon termination of employment, becomes unexercisable without having been exercised in full, is surrendered pursuant to an option exchange program, or settled in a manner that does not result in the issuance of shares, the unpurchased shares will become available for future grant or sale under the 2017 Plan. If the employee does not exercise vested 2017 Plan options upon termination, these options will expire and revert back to the 2017 Plan’s option pool. The Company’s policy is to issue new shares of common stock upon the exercise of stock options.

The Company’s has not had any stock option activity under the 2017 Plan for the year ended December 31, 2017.

Restricted Stock

Restricted stock awards and restricted stock unit awards are grants of shares of the Company’s common stock that are subject to various restrictions, including restrictions on transferability, vesting and forfeiture provisions. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Recipients of restricted stock unit awards generally will not have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to the Company.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

12. Stock Compensation (Continued)

On November 22, 2017, concurrent with November 2017 Private Offering and Private Placement, 356,368 shares of restricted stock were granted to certain members of the executive management team and members of the Board of Directors subject to certain vesting conditions, including continuous service to the Company for a period of 3 years and meeting other Company performance conditions, following the date of the restricted stock agreement. The shares vest ratably on an annual basis.

The Company estimated the fair value of these shares on the date the shares were granted, and recognizes the resulting fair value, net of estimated forfeitures, over the requisite service period as general and administrative expense and additional paid-in capital. The weighted average grant date fair value for the shares of restricted stock granted on November 22, 2017 was estimated using as a proxy the offering price per share in the November 2017 Private Offering and Private Placement.

A summary of the restricted stock activity for the year ended December 31, 2017 is as follows:

	Number of Restricted Outstanding	Weighted Average Grant Date Fair Value
Nonvested shares at January 1, 2017	—	—
Granted	356,368	$12.00
Forfeited	—	—
Vested	—	—

Nonvested shares at December 31, 2017	356,368	$12.00

As of December 31, 2017, total remaining equity based compensation expense for unvested restricted stock is $4.1 million, which is expected to be recognized over a weighted average remaining period of 2.9 years. Equity -based compensation expense recognized for restricted stock for the years ended December 31, 2017 and 2016 was $152,171 and $0, respectively.

Phantom Stock

Phantom stock awards are grants of shares of the Company’s common stock that are settled in cash and subject to various restrictions, including restrictions on transferability, vesting and forfeiture provisions. Recipients of phantom stock awards generally will not have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the Board of Directors provides otherwise. Shares of phantom stock that do not vest for any reason will be forfeited by the recipient and will revert to the Company.

On November 22, 2017, concurrent with November 2017 Private Offering and Private Placement, 356,368 shares of phantom stock were granted to certain members of the executive management team and members of the Board of Directors subject to certain vesting conditions including continuous service to the Company and meeting other Company performance conditions, following the date of the phantom stock agreement. As a result of the cash-settlement feature of these awards, the Company considers these awards to be liability awards, which are measured at fair value at each reporting date and the pro-rata vested portion of the award is recognized as a liability to the extent that the performance condition is deemed probable.

The Company recorded $846,542 of general and administrative expense and a corresponding liability in accrued expenses and other current liabilities related to these shares on the Consolidated Financial Statements for the year ended December 31, 2017. The fair value for the shares of phantom stock granted on November 22, 2017 was

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

12. Stock Compensation (Continued)

estimated using as a proxy the offering price per share in the November 2017 Private Offering and Private Placement.

A summary of the phantom stock activity for the year ended December 31, 2017 is as follows:

Number of Phantom Restricted Outstanding
Nonvested shares at January 1, 2017	—
Granted	356,368
Forfeited	—
Vested	(70,440)

Nonvested shares at December 31, 2017	285,928

As of December 31, 2017, total remaining equity based compensation expense for unvested phantom stock is $3.4 million, which is expected to be recognized over a weighted average remaining period of 1.5 years.

13. Provision for Income Taxes

At December 31, 2017 and 2016, the components of the provision for income taxes reflected on the consolidated statements of operations are as follows:

	2017	2016
Current:
Federal	$17,277	$3,458,464
State	372,845	1,071,668
Total current	390,122	4,530,132

Deferred:
Federal	3,712,708	(1,470,946)
State	(783,217)	(425,055)
Total deferred	2,929,491	(1,896,001)

Provision for income taxes	$3,319,613	$2,634,131

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

13. Provision for Income Taxes (Continued)

The following is a reconciliation of expected income tax expense (benefit) (computed by applying the federal statutory income tax rate to income before taxes) to actual income tax expense (benefit).

	2017	2016
Income taxes at federal statutory rate	$(2,756,928)	$3,294,199
State income taxes, net of federal benefit	(247,678)	468,323
Domestic production activities deductions	(97,151)	(206,478)
Permanent items	1,793,695	8,550
State rate change	(139,969)	—
Tax Cuts and Jobs Act	5,372,336	—
2015 IRS audit	227,914	—
Flow-through income	(955,838)	(1,372,336)
Other, net	123,232	441,874

Provision for income taxes	$3,319,613	$2,634,131

At December 31, 2017, the Company’s effective income tax rate is different from the federal statutory rate primarily due to the impact of the Tax Act noted below. At December 31, 2016, the Company’s effective income tax rate is different from what would be expected if the federal statutory rate were applied to net income before taxes primarily because there is no provision for deferred income taxes for the portion of pretax net income attributable to ASG, which is a limited liability company. The shareholders of ASG, prior to the November 2017 Restructuring Transactions, separately accounted for their share of ASG’s income, deduction and losses on their income tax returns. In addition, the effective rate differed from the statutory rate for RDS as a result of permanent favorable adjustments and state income taxes. The November 2017 Restructuring Transaction was treated as a combination of entities under common control, which resulted in a higher basis for tax vs. book. This resulted in the recognition of deferred tax assets totaling approximately $19.7 million (tax effected) which is recognized as contributed capital.

The components of deferred tax assets and liabilities are as follows as of December 31, 2017 and 2016:

	2017	2016
Deferred tax assets
Accrued liabilities	$472,517	$285,520
State income taxes	29,376	334,869
Intangible Assets	11,224,680	—
Net operating loss	541,254	—
Inventory	321,594	—
Other, net	616,499	50,987
Total deferred tax assets	13,205,920	671,376

Deferred tax liabilities
Property and equipment	(1,636,759)	(1,062,608)
Intangible assets	—	(5,028,930)
Total deferred tax liabilities	(1,636,759)	(6,091,537)

Net deferred tax assets (liabilities)	$11,569,161	$(5,420,161)

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

13. Provision for Income Taxes (Continued)

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes. The Company has not provided for a valuation allowance against any of its deferred tax assets, as management has determined it is more likely than not that these deferred tax assets will be realized. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment.

On December 22, 2017, the President of the United States signed into law the Tax Act. The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate tax rate from a maximum of 35% to a flat 21% rate. The rate reduction is effective on January 1, 2018. Because of the rate reduction, the Company has reduced the deferred tax asset balance as of December 31, 2017 by $5.3 million. In conjunction with the Act, the SEC staff issued SAB 118 to address the application of US GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In accordance with SAB 118, the Company has determined the provisional tax impact related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions the Company has made, additional regulatory guidance that may be issued, and actions the Company may take because of the Act. At December 31, 2017, the Company has federal net operating loss of approximately $2.6 million for the period November 23, 2017 through December 31, 2017. The federal net operating loss carryforward will expire in 2037 unless previously utilized. Pursuant of Internal Revenue Code (IRC) Sections 382, annual use of the Company’s net operating loss carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. As a result of the November 2017 Restructuring Transactions and the November 2017 Private Offering and Private Placement, as of December 31, 2017, all of the Company’s net operating loss carryforward was generated post-November 22, 2017 period. At December 31, 2017 and December 31, 2016, the Company had no unrecognized tax benefits, accrued interest or penalties. The Company does not expect any significant increases or decreases to the Company’s unrecognized tax benefits within the next 12 months. The Company is subject to examinations by federal taxing authorities for the tax years 2014 – 2017 and by state taxing authorities for the tax years 2013—2017. The Company is not currently under any tax examinations.

14. Employee Benefit Plan

The Company maintains a qualified 401(k) and profit-sharing plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Under the plan, eligible participants are permitted to make salary deferral contributions to the plan. In addition, the plan provides for discretionary employer matching and profit-sharing contributions. During the years ended December 31, 2017 and 2016, the Company contributed $621,380 and $284,057 to the plan, respectively.

15. Related Party Transactions

Consulting Agreement

During the periods ended December, 31 2017 and 2016, respectively, RDS and ASG each had a consulting agreement with Trive Capital Management (“TCM”), which is affiliated with certain SIC Class B rollover

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

15. Related Party Transactions (Continued)

shareholders of SIC. Under the agreement, RDS and ASG were each required to pay TCM an annual nonrefundable consulting fee of $400,000, payable in four quarterly installments of $100,000 each, plus the reimbursement of expenses. The agreement also allowed for additional consulting work outside of the scope of the agreement to be provided by TCM and billed separately to each company. The agreement was terminated at the time of the November 2017 Restructuring Transaction. Consulting fees plus expenses that were expensed to TCM during the years ended December 31, 2017 and 2016 totaled $2,786,810 and $1,207,470, respectively. There was no outstanding balance due to TCM at December 31 2017 and $69,715 in accrued out-of-pocket expenses were outstanding at December 31, 2016.

Facility Rent

RDS leases four of its facilities from a trust affiliated with an RDS executive. Rent expense incurred with this trust totaled $772,253 and $747,724 during the years ended December 31, 2017 and December 31, 2016 respectively. No amounts were unpaid at December 31, 2017 and 2016. (See Note 10).

ASG leases office space from AASG Bee Creek Investments Ltd., a company owned by SIC Class B rollover shareholders. The lease was renewed on February 29, 2016 and includes an additional option to renew the lease for five years. Rent expense under this lease was $484,759 and $470,640 for the years ended December 31, 2017 and 2016, respectively. No amounts were unpaid at December 31, 2017 and 2016. (See Note 10).

ASG leases office space from AASG San Antonio Investments Ltd., a company owned by SIC Class B rollover shareholders. The lease was renewed on February 29, 2016 and includes an additional option to renew the lease for two years. Rent expense under this lease was $160,960 and approximately $165,000 for the years ended December 31, 2017 and 2016, respectively. No amounts were unpaid at December 31, 2017 and 2016. (See Note 10).

ASG leases office space from 502 Jersey Ave LLC, a company owned by an employee and former owner of Cosmic. Rent expense under this lease was $178,750 for the year ended December 31, 2017. There was no rent expense incurred with this company in 2016. No amounts were unpaid at December 31, 2017 and 2016. (See Note 10).

Subcontractors and Supplier

Two of RDS executives have family members that have an ownership interest in flooring subcontracting companies that do business with RDS. During the years ended December 31, 2017 and 2016, these companies performed a total of $3,228,032 and $2,711,563 in subcontract work for RDS, respectively. No amounts were unpaid at December 31, 2017 and 2016.

Other Consulting Services

A consulting firm affiliated with an officer of SIC has performed various consulting services for the Company related to human resources, accounting, and project management. During the years ended December 31, 2017 and 2016, the Company incurred approximately $252,213 and $308,863 of costs with this consulting firm, respectively. No amounts were unpaid at December 31, 2017 and 2016.

An ASG executive and SIC Class B rollover shareholder terminated employment with ASG as of June 30, 2017. The shareholder continues to provide business consulting services for ASG. During the year ended December 31,

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

15. Related Party Transactions (Continued)

2017 ASG incurred $55,292 of consulting costs with this shareholder. There were no consulting costs associated with this shareholder during 2016. No amounts were unpaid at December 31, 2017 and 2016.

16. Segment Information

The Company’s operations are classified into two operating segments: RDS and ASG. Under RDS, the Company offers Interior Design and Installation (“IDI”) services, and under ASG, the Company performs Natural and Engineered Surfaces Distribution (“NESD”). These operating segments represent strategic business areas which, although they operate separately and provide their own distinctive services, enables the Company to more effectively offer the complete line of interior design and selection services, merchandising, and complex supply chain management. While individual acquisitions, for a time, may have discrete financial information before being fully integrated, RDS and ASG are the only operating and reporting segments for which both discrete financial information is available and is reviewed by management for the purpose of making operating decisions and assessing financial performance.

Inter-segment eliminations result, primarily, from the sale of ASG inventory to the RDS segment, including the related profit margin, as well as some intercompany borrowings recorded in the form of intercompany payables and receivables.

In addition, certain corporate-level costs incurred at a corporate level or at the reporting unit level that benefit the segments is not allocated. These costs include: legal; professional service fees; interest expense, including amortization of deferred financing costs; taxes and equity based compensation.

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

16. Segment Information (Continued)

The Company evaluates performance of the respective segments based upon revenue and operating income. Information for the years ended December 31, 2017 and 2016, respectively, is provided below:

	2017	2016
Net revenue:
RDS	$193,204,094	$175,824,265
ASG	161,114,309	58,612,525
Elimination of intercompany sales	(1,366,503)	(568,536)

Consolidated Total	$352,951,900	$233,868,254

Operating (loss) income:
RDS	$(161,125)	$8,481,087
ASG	7,966,548	5,972,414
Elimination of intercompany operating income	(73,610)	(28,460)
Unallocated corporate operating income	(1,569,341)	—

Consolidated Total	$6,162,472	$14,425,041

Depreciation and amortization:
RDS	$6,852,993	$6,252,458
ASG	7,963,336	2,934,478

Consolidated Total	$14,816,329	$9,186,936

Goodwill:
RDS	$22,613,793	$12,228,338
ASG	43,712,331	18,324,590

Consolidated Total	$66,326,124	$30,552,928

Other intangible assets:
RDS	$26,518,320	$13,506,648
ASG	55,744,459	17,549,092

Consolidated Total	$82,262,779	$31,055,740

Capital expenditures:
RDS	$1,289,474	$1,267,290
ASG	2,792,536	2,209,818

Consolidated Total	$4,082,010	$3,477,108

Total assets:
RDS	$103,171,953	$64,708,207
ASG	203,636,942	72,033,909
Elimination of intercompany receivables and inventory	(275,479)	(234,901)
Unallocated corporate assets	13,712,977	—

Consolidated Total	$320,246,393	$136,507,215

Select Interior Concepts, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

17. Subsequent Events

Events occurring after December 31, 2017, have been evaluated for possible adjustment to the consolidated financial statements or disclosure as of April 20, 2018, which is the date the consolidated financial statements were available to be issued.

On January 31, 2018, ASG acquired certain assets of Elegant Home Design, LLC, a Kansas limited liability company, for approximately $12.5 million in cash (collectively, the “Bedrock Acquisition”). This acquisition was financed with $6.25 million borrowing from a third-party financing agreement and the remainder from ASG’s line of credit described in Note 8. The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date. The Company is in the process of performing the purchase price allocation.

On March 19, 2018, ASG acquired certain assets of NSI, LLC, a Maryland limited liability company, for approximately $290,000 in cash (collectively, the “NSI Acquisition”). The NSI Acquisition and related transaction costs were financed by ASG’s line of credit described in Note 8. The acquisition was accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed, including identifiable intangible assets, were recorded based on their respective preliminary estimated fair values as of the acquisition date. The Company is in the process of performing the purchase price allocation.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders

Pental Granite & Marble, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Pental Granite & Marble, Inc. (an S corporation), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pental Granite & Marble, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Correction of an Error

As more fully described in Note 6, the financial statements have been restated to correct the disclosure of the amount of minimum purchase commitments under the company’s exclusive distributor rights agreement with its main supplier. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Tacoma, Washington

August 17, 2017, except for Note 6, which is dated October 31, 2017

PENTAL GRANITE & MARBLE, INC.

BALANCE SHEETS

DECEMBER 31, 2016 AND 2015

	As of December 31,
	2016	2015
ASSETS

CURRENT ASSETS
Cash	$352,769	$407,989
Accounts receivable, net	5,465,153	4,267,565
Accounts receivable, other	26,288	18,950
Accounts receivable, shareholders and employees	57,914	89,635
Inventories	33,735,700	26,286,090
Prepaid expenses	133,316	95,795
Supplier advance deposits	10,787	2,472,502

Total current assets	39,781,927	33,638,526

PROPERTY AND EQUIPMENT, net	2,295,170	1,405,510

OTHER ASSETS
Deposits	222,658	219,377

	$42,299,755	$35,263,413

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$422,713	$957,303
Accounts payable	11,512,903	7,976,364
Accrued expenses	972,692	819,355
Customer deposits	1,237,795	1,012,861
Current portion of long-term debt	75,088	48,268
Current portion of deferred rent	184,571	143,035

Total current liabilities	14,405,762	10,957,186

LONG-TERM LIABILITIES
Long-term debt, net of current portion	34,251	20,097
Deferred rent, net of current portion	200,819	372,665

Total long-term liabilities	235,070	392,762

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS’ EQUITY
Common stock, no par value, 50,000 shares authorized, 1,429 shares issued and outstanding	10,000	10,000
Retained earnings	27,648,923	23,903,465

	27,658,923	23,913,465

	$42,299,755	$35,263,413

See accompanying notes.

PENTAL GRANITE & MARBLE, INC.

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2016 AND 2015

	Year Ended December 31,
	2016	2015
SALES, net	$97,711,734	$85,453,244
COST OF SALES	62,812,220	55,303,231

GROSS PROFIT	34,899,514	30,150,013
OPERATING EXPENSES	17,596,068	15,294,880

INCOME FROM OPERATIONS	17,303,446	14,855,133

OTHER INCOME (EXPENSE)
Other expense	(5,384)	(5,176)
Interest income	—	48
Interest expense	(82,974)	(102,349)

	(88,358)	(107,477)

NET INCOME	$17,215,088	$14,747,656

See accompanying notes.

PENTAL GRANITE & MARBLE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2016 AND 2015

	Common Stock		Retained Earnings
	Shares	Amount		Total
BALANCE, December 31, 2014	1,429	$10,000	$18,145,815	$18,155,815
Net income	—	—	14,747,656	14,747,656
Distributions	—	—	(8,990,006)	(8,990,006)

BALANCE, December 31, 2015	1,429	10,000	23,903,465	23,913,465
Net income	—	—	17,215,088	17,215,088
Distributions	—	—	(13,469,630)	(13,469,630)

BALANCE, December 31, 2016	1,429	$10,000	$27,648,923	$27,658,923

See accompanying notes.

PENTAL GRANITE & MARBLE, INC.

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016 AND 2015

	Year Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,215,088	$14,747,656
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	616,464	493,276
(Gain) loss on sale of assets	4,992	(1,935)
Changes in operating assets and liabilities:
Accounts receivable	(1,197,588)	(148,147)
Accounts receivable, other	(7,338)	(6,644)
Inventories	(7,449,610)	(2,306,929)
Prepaid expenses	(37,521)	5,406
Supplier advance deposits	2,461,715	2,718,294
Deposits	(3,281)	(1,550)
Accounts payable	3,536,539	(2,188,452)
Accrued expenses	153,337	190,121
Customer deposits	224,934	221,417
Change in deferred rent	(130,310)	(71,488)

Net cash from operating activities	15,387,421	13,651,025

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received on sale of property and equipment	100	3,965
Purchases of property and equipment	(1,511,215)	(460,916)
Proceeds from (advances to) shareholders and employees	31,720	(24,303)

Net cash from investing activities	(1,479,395)	(481,254)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(70,124)	(156,461)
Proceeds from long-term debt	111,098	45,746
Proceeds from line of credit	46,939,101	37,972,426
Repayments on line of credit	(47,473,691)	(41,928,458)
Stockholder distributions	(13,469,630)	(8,990,006)

Net cash from financing activities	(13,963,246)	(13,056,753)

NET CHANGE IN CASH	(55,220)	113,018
CASH, beginning of year	407,989	294,971

CASH, end of year	$352,769	$407,989

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$82,974	$102,350

See accompanying notes.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1—Description of Operations and Summary of Significant Accounting Policies

Operations—Pental Granite & Marble, Inc. (the “Company”) is a Washington corporation engaged in wholesale distribution of granite and marble slabs and tiles. Two warehouses and administrative offices are located in Seattle, WA with additional warehouse and office locations in Fife, WA, Portland, OR, Van Nuys, CA and Denver, CO.

On February 27, 2017, the Company was acquired by Architectural Granite & Marble, LLC for a total purchase price of approximately $84,500,000, see Note 7.

Cash—Cash and cash equivalents include cash and short-term, highly liquid investments with original maturities of three months or less.

Accounts Receivable—The Company carries its accounts receivable at cost less an allowance for doubtful accounts. Management performs ongoing credit evaluations of customers, maintaining allowances for potential credit losses which, when realized, have been within management’s expectations. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the expense and a credit to trade accounts receivable. Accounts receivable write-offs have not been material with respect to the financial statements. The allowance for doubtful accounts was $73,738 as of December 31, 2016 and 2015.

The Company’s policy is to accrue interest on receivables when they are considered past due. A receivable is considered past due if payments have not been received by the Company for 30 days. At December 31, 2016 and 2015, receivables older than 90 days aged total approximately $211,672 and $44,047, respectively. The 2016 balance reflected $154,005 for one customer that was collected in 2017.

Inventories—Inventories consist of engineered and natural stone slabs (quartz, granite, marble); and engineered and natural stone tile (porcelain, ceramic, glass, quartz, granite, marble). Inventories are stated at the lower of cost or market valued using the specific identification method. The Company periodically reviews its inventories and makes provisions as necessary for estimated excess, obsolete or damaged goods to ensure values approximate the lower of cost or market. The amount of any such provision is equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, selling prices and market conditions.

The Company purchases the majority of inventory from locations oversees and maintains terms where title of the product transfers upon shipment. The Company has $6,890,770 and $5,147,313 of inventory in transit, including estimated shipping costs, as of December 31, 2016 and 2015, respectively.

Property and Equipment—Property and equipment is recorded at cost. Depreciation of property and equipment is provided for using the straight-line method over the estimated useful lives of the assets. The estimated lives used in determining depreciation are as follows:

Years
Forklifts	3 - 7
Warehouse equipment	5 - 7
Office equipment	3 - 7
Showroom displays	3 - 7
Trucks	5

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1—Description of Operations and Summary of Significant Accounting Policies (Continued)

Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the lease term.

Valuation of Long-Lived Assets—The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, property and equipment. For assets that are to be held and used, an impairment charge is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than carrying value. Fair values are determined using quoted market values, discounted cash flows, or external appraisals, as applicable. No impairment of long-lived assets was recognized during the years ended December 31, 2016 and 2015.

Supplier Advance Deposits—The Company prepays certain suppliers for inventory purchases in the normal course of business. During 2014, the Company made advances to one supplier amounting to approximately $5,174,000 as of December 31, 2014. In exchange for the advances, the Company received a discount on purchased materials until the advance was paid down. The Company also received exclusive rights to sell this supplier’s materials to an additional 18 U.S. states for a total of 23 states with exclusive distributor rights. The advance was fully recovered as of May 2016.

Approximately 91% of supplier advance deposits were paid to four vendors and 91% of supplier advance deposits were paid to one vendor at December 31, 2016 and 2015, respectively. Supplier advance deposits were $10,787 and $2,472,502 as of December 31, 2016 and 2015, respectively. The large decrease in advance deposits is due to one supplier extending terms and the unwinding of the $5,174,000 advance.

Customer Deposits—The Company requires certain customers to prepay for orders of product not maintained in inventory in the normal course of business.

Deferred Rent—The Company recognizes rent expense related to facilities leases on a straight-line basis, and accrues a liability for rent expense recognized in excess of the rents paid to date. The deferred rent liability at December 31, 2016 and 2015, is $385,390 and $515,700, respectively.

Concentrations of Credit Risk—The Company’s financial instruments that are exposed to concentrations of credit risk consist of cash and accounts receivable. At times, the Company has cash deposits in excess of federally insured limits at a single major financial institution.

The Company extends credit terms to customers in the normal course of business and requires no collateral or other security. The maximum accounting loss from the credit risk associated with the accounts receivable is the amount of the receivables recorded.

Vendor Concentrations—Approximately 72% and 71% of inventory purchases were from one supplier for the years ended December 31, 2016 and 2015, respectively, which is located outside of the United States of America. Approximately 55% and 32% of accounts payable at December 31, 2016 and 2015, respectively, is due to two suppliers.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results can differ from these estimates, including those related to the allowance for doubtful accounts, the reserve for inventory obsolescence and depreciation and amortization.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1—Description of Operations and Summary of Significant Accounting Policies (Continued)

Revenue Recognition—The Company recognizes revenue when the following four basic criteria are met: a) persuasive evidence of an arrangement exists; b) delivery has occurred or services have been rendered; c) the price to the buyer is fixed and determinable; and d) collectability is reasonably assured. Based on these criteria, the Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since terms are generally free on board (FOB) shipping point. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point. Sales discounts are issued to customers as direct discounts at the point of sale. Sales are recorded net of sales discounts amounting to $418,815 and $481,329 for the years ended December 31, 2016 and 2015, respectively.

Shipping and Handling Costs—Shipping and handling costs on goods received as well as the cost of shipping product to customers is included in cost of sales. Shipping and handling costs charged to customers are included in sales.

Sales Taxes—The Company’s policy is to present the taxes collected from customers and remit to governmental authorities on a net basis.

Advertising—Advertising costs, which are included in operating expenses, are expensed as incurred. Advertising expense is $2,601,983 and $2,244,213 for the years ended December 31, 2016 and 2015, respectively.

Income taxes—With the consent of the stockholders, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income tax on its taxable income. Instead, each stockholder is liable for individual federal income taxes on the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customer (Topic 606). ASU 2014-09 provides a single comprehensive revenue recognition model to apply in determining how and when to recognize revenue. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. When applying the new revenue model to contracts with customers, the guidance requires five steps to be applied, which include: 1) identify the contract(s) with a customer, 2) identify the performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract and 5) recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance also requires both quantitative and qualitative disclosures, which are more comprehensive than existing revenue standards. The disclosures are intended to enable financial statement users to understand the nature, timing and uncertainty of revenue and the related cash flow.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 1—Description of Operations and Summary of Significant Accounting Policies (Continued)

The Company is currently evaluating the impact of the adoption of these standards and the impact on the financial statements is not yet known.

Subsequent Events—Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet, but arose after the balance sheet date and before financial statements were available to be issued.

The Company has evaluated subsequent events through August 17, 2017, which is the date the financial statements were originally available to be issued, and October 31, 2017, the date the financial statements were reissued (Note 6).

Note 2—Property and Equipment

Property and equipment consist of the following at December 31:

	2016	2015
Leasehold improvements	$1,673,737	$1,675,677
Forklifts	1,095,676	889,581
Warehouse equipment	1,060,725	826,498
Office equipment	899,874	701,106
Trucks	915,592	588,091
Showroom displays	312,070	264,122

	5,957,674	4,945,075
Less accumulated depreciation and amortization	(3,672,575)	(3,547,031)

	2,285,099	1,398,044
Assets not placed in service	10,071	7,466

	$2,295,170	$1,405,510

Depreciation and amortization expense during 2016 and 2015 totaled $616,464 and $493,276, respectively.

Note 3—Line of Credit

At December 31, 2016, the Company maintains a revolving credit line at a bank with a credit limit of $10,000,000 collateralized by substantially all assets of the Company. Interest is paid monthly at the bank’s base rate plus an applicable margin (2.60% and 2.35% at December 31, 2016 and 2015, respectively). The line of credit requires the Company to meet certain financial loan covenants.

The outstanding line of credit balance at December 31, 2016 and 2015 totals $422,713 and $957,303, respectively. Subsequent to year end, the line of credit balance was paid in full as of February 27, 2017, see Note 7.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 4—Long-Term Debt

	2016	2015
Computer purchase contract payable, collateralized by software and computer equipment, payable in 24 interest-free installments of $5,100, maturing June 30, 2018.	$89,389	$—

Computer purchase contract payable, collateralized by software and computer equipment, payable in 24 interest-free installments of $2,100, maturing September 30, 2017.	19,950	42,206

Computer purchase contract payable, collateralized by software and computer equipment, payable in 24 interest-free installments of $3,895, matured June 30, 2016.	—	26,159

	109,339	68,365
Less current portion	(75,088)	(48,268)

	$34,251	$20,097

Future minimum payment requirements are as follows:

2017	$75,088
2018	34,251

$109,339

Note 5—Retirement Plan

The Company sponsors a 401(k) plan for qualifying employees in which the employee may defer a portion of their compensation. The Company made no matching contributions to the plan during 2016 and 2015. Effective May 13, 2017, the 401(k) match was reinstated at 40% up to 6% of an employee’s deferred amount.

Note 6—Commitments and Contingencies

Seattle Office and Warehouse Leases—The Company leases an office, warehouse, and storage space in Seattle, Washington. The current cash rent is for $84,950 per month with an escalation clause in addition to common area maintenance. The lease expires in August 2018 with an option to renew for a period of five years.

The Company leases another building in Seattle. The current lease is for $16,021 per month with an escalation clause in addition to common area maintenance. The lease expires in September 2018.

Portland Office and Warehouse Lease—The Company leases office and warehouse space in Portland, Oregon. The current cash rent is for $24,717 per month with an escalation clause in addition to common area maintenance. This lease expires in November 2020, with an option to renew for a period of five years.

Fife Office and Warehouse Lease—The Company leases office and warehouse space in Fife, Washington. The current cash rent is for $21,860 per month with an escalation clause in addition to the triple net charges. This lease expires in August 2018 with an option to renew for a period of five years.

Van Nuys Office and Warehouse Lease—The Company leases an office and warehouse space in Van Nuys, California. The current cash rent is for $29,528 per month with an escalation clause in addition to common area maintenance. The lease expires in September 2017 with an option to renew for five years.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 6—Commitments and Contingencies (Continued)

Denver Office and Warehouse Lease—The Company leases an office and warehouse space in Denver, Colorado. The current cash rent is for $35,119 per month with an escalation clause in addition to common area maintenance. The lease expires in October 2023 with an option to renew for five years.

Total building lease expense for the years ended December 31, 2016 and 2015 is $2,049,566 and $1,909,772, respectively. Total common area maintenance expense associated with leased buildings for the years ended December 31, 2016 and 2015 is $615,700 and $538,912, respectively.

Equipment Leases—The Company has agreements to lease certain office equipment. The agreements are for 60 months expiring through 2021. Total equipment lease expense for the years ended December 31, 2016 and 2015 is $24,176 and $21,010, respectively.

Future minimum lease payments for all operating leases are as follows:

2017	$2,475,703
2018	1,767,047
2019	756,853
2020	747,409
2021	457,554
Thereafter	862,061

$7,066,627

Exclusive Distributor Rights (Restated)—The Company’s main supplier has agreed to allow the Company exclusive distribution rights in 23 states in the United States of America. To maintain these rights, the Company must meet certain minimum purchase requirements. Purchase volumes for the period June 30 2015 to June 30 2016 state the minimum purchased quantity must be 70 containers per month and for July 1, 2016 to December 31, 2020 the minimum purchase quantity shall be 90 containers per month. As of December 31, 2016, future minimum purchases are as follows:

2017	$34,800,000
2018	34,800,000
2019	34,800,000
2020	34,800,000

$139,200,000

If the Company falls short of these minimum requirements in any given calendar year, the Company has agreed to negotiate with the supplier to arrive at a mutually acceptable resolution. There are no financial penalties to the Company if such commitments are not met; however, the supplier reserves the right to remove exclusive distribution rights privileges.

As previously reported, the annual purchase commitment was disclosed as $2,900,000 for fiscal years 2017 through 2020. As corrected and tabulated above, the annual purchase commitment is $34,800,000 for fiscal years 2017 through 2020. This revision did not have an impact on the Company’s financial position, results of operations or cash flows.

Litigation—The Company is subject to litigation and claims arising in the normal course of business. In the opinion of management, any judgments or settlements resulting from those matters would not be material to the Company’s financial condition, results of operation, or cash flows.

PENTAL GRANITE & MARBLE, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 7—Subsequent Event

On February 27, 2017, the Company sold 100% of its stock to an unrelated third party, Architectural Granite & Marble, LLC (AG&M) for a total purchase price of approximately $84,500,000. In conjunction with the transaction the Company’s line of credit was repaid. The Company continues to operate as a wholly-owned subsidiary of AG&M.

Select Interior Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

For the Year Ended December 31, 2017

The unaudited pro forma condensed consolidated statement of operations included herein has been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

On February 28, 2017, we acquired 100% of the equity interests (which we refer to as the “Pental Acquisition”) in Pental Granite and Marble, LLC (which we refer to as “Pental”), which is engaged in the selling of granite, marble and related products. The total purchase price of $95 million was comprised of $85 million in cash and $10 million in equity of ASG. This acquisition was accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed are recorded at their fair values as of the date of the acquisition. The results of the acquired operations are included in the Company’s consolidated results of operations from the date of acquisition by ASG (February 28, 2017) through December 31, 2017.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017 gives effect to the transaction described in the preceding paragraph as if it had occurred on January 1, 2017. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated statement of operations presented below includes two months of unaudited Pental financial results for the period between January 1, 2017 and February 27, 2017, which is immediately prior to the Pental Acquisition. The Company’s historical condensed consolidated statement of operations information for the year ended December 31, 2017 presented below has been derived from the historical audited consolidated financial statements of the Company.

You should read the following unaudited pro forma condensed financial information in conjunction with the historical consolidated financial statements and related notes of the Company, and the historical financials statements and related notes of Pental Granite & Marble, Inc., each of which are included elsewhere in this prospectus.

Select Interior Concepts, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except for per share information)

	Historical Company	Pental — Two Months Ended February 28, 2017	Pro Forma Adjustments	Pro Forma Consolidated
Revenue	$352,952	$14,092	$(31)	$367,013
Costs of revenue, exclusive of depreciation and amortization	246,929	8,495	15	255,439
Depreciation and amortization expense	14,816	128	723 (a)	15,667
Selling, general and administrative expense	$85,044	$3,399		$88,443

Income from operations	$6,163	$2,070	$(769)	$7,464
Interest expense	13,749	11	1,196 (b)	14,956
Other expense	$440	$(11)		$429

Income before income taxes	$(8,026)	$2,070	$(1,965)	$(7,921)
Income taxes	3,320		23 (c)	3,343

Net (loss) income	$(11,346)	$2,070	$(1,988)	$(11,264)

(Loss) income attributable to members prior to the November 2017 restructuring transactions	$(5,657)	$2,070	$(1,988)	$(5,575)

(Loss) income attributable to stockholders prior to the November 2017 restructuring transactions	$(5,689)	$—	$—	$(5,689)

Basic and diluted loss per share	(0.22)			(0.22)

Weighted-average shares	25,614,626			25,614,626

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Select Interior Concepts, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

For the Year Ended December 31, 2017

Note 1—Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition of Pental described in the introductory note preceding the pro forma presentations, (ii) factually supportable, and (iii) with respect to the pro forma condensed consolidated statement of operations, expected to have a continuing impact on the consolidated results following the business combination.

The November 22, 2017 combination of our two primary operating subsidiaries, Residential Design Services, LLC (which we refer to as “RDS”), and Architectural Surfaces Group, LLC (which we refer to as “ASG”), into the Company was accounted for as a combination of entities under common control. Accordingly, the historical 2017 consolidated results of the Company include the results of both RDS and ASG for all of 2017 under the “as if pooling” method.

The February 28, 2017 acquisition of Pental was accounted for using the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at their fair values as of the date of the acquisition. The results of the acquired operations are included in the Company’s consolidated results of operations from the date of acquisition by ASG (February 28, 2017) through December 31, 2017. The 2017 unaudited pro forma condensed consolidated financial statements reflect the effect of that acquisition as if the acquisition occurred on January 1, 2017.

Basic historical and pro forma loss per share of common stock is computed by dividing net loss for the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement by the weighted average number of shares of common stock outstanding during the period subsequent to the November 2017 restructuring transactions and the November 2017 private offering and private placement. Diluted loss per share of common stock is typically computed the same way as basic historical loss per share of common stock, except that the dilutive effect of restricted stock-based awards using the treasury stock method is included in the computation. However, since our Company reported a net loss during the year ended December 31, 2017, all outstanding restricted stock-based awards, consisting of 356,368 shares of our common stock at December 31, 2017, were excluded from the computation of diluted loss per share of common stock for such period because the effect of inclusion would have been antidilutive, and therefore diluted loss per share of common stock is equal to basic historical loss per share of common stock for such period. Loss incurred prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement is attributable to the former equityholders of RDS and ASG and, as such, is not reflected in loss per share of common stock. Because the pro forma period includes (losses) from the period prior to the November 2017 restructuring transactions and the November 2017 private offering and private placement, there was no effect on loss per share of common stock from the inclusion of the pro forma loss. The following table sets forth the

Select Interior Concepts, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

For the Year Ended December 31, 2017

computation of basic and diluted loss per share of common stock for the period between the date of consummation of the November 2017 restructuring transactions and the November 2017 private offering and private placement and December 31, 2017:

Net loss	$(5,688,965)

Weighted average basic and diluted shares of Class A Common Stock outstanding	19,650,000
Weighted average basic and diluted shares of Class B Common Stock outstanding	5,964,626

Total weighted average basic and diluted shares of common stock outstanding	25,614,626

Loss per share of common stock:
Basic and diluted	$(0.22)

The pro forma condensed consolidated financial statements do not necessarily reflect what the consolidated Company’s financial condition or results of operations would have been had the events described in the two preceding paragraphs occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the consolidated Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The consolidated pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the combination of RDS and ASG into the Company or the acquisition of Pental as a result of restructuring activities and other planned cost savings initiatives following the completion of these transactions.

Note 2—Capital and financing transactions

In February 2017, ASG entered into a loan and security agreement with a financial institution offering a term loan in the amount of $105 million. The proceeds from this loan were used (i) to fund the $85 million cash portion of the purchase price for the Pental Acquisition, (ii) to retire the outstanding balance on the Pental line of credit of $2.6 million as of February 27, 2017, and (iii) for other purposes unrelated to the Pental Acquisition. Amounts due under the term loan bear interest at the LIBOR rate plus an applicable margin as defined therein (totaling of 8.03% as of February 28, 2017). Interest is payable monthly, with principal payments due in quarterly installments beginning July 1, 2017 through maturity (February 28, 2022). Availability under ASG’s line of credit was also increased to $40 million.

Note 3—Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a)	Reflects incremental amortization of Pental identifiable intangibles from January 1, 2017 to February 28, 2017 (the closing date of the Pental Acquisition).

(b)

Reflects changes to interest expense from ASG borrowings to finance the Pental Acquisition and the refinancing of Pental borrowings at time of the Pental Acquisition as if those transactions occurred on January 1, 2017.

(c)

Reflects the income tax effect of pro forma adjustments based on the estimated consolidated effective income tax rate of 21.68% during the period from January 1, 2017 to November 22, 2017, the date of consummation of the November 2017 restructuring transactions.

            Shares

Select Interior Concepts, Inc.

Class A Common Stock

PROSPECTUS

                    , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.            Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sales of our Class A Common Stock being registered. All amounts shown are estimates, except the U.S. Securities and Exchange Commission registration fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$43,850
NASDAQ listing fee	98,000
Accounting fees and expenses	1,700,000
Legal fees and expenses	900,000
Transfer agent and registrar fees and expenses	10,000
Blue Sky fees and expenses	3,000
Printing expenses	300,000
Miscellaneous	50,000

Total	$3,104,850

Item 14.        Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware. Under Section 145 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Our Bylaws. Article VIII of the Company’s Amended and Restated Bylaws (which we refer to as the Company’s “Bylaws”), provides that the Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (which we refer to as a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (which we refer to as a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the foregoing, subject to certain exceptions, the Company will be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Company’s board of directors. The Company shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under the Company’s Bylaws or otherwise.

Indemnification Agreements. In addition to the provisions of the Company’s Bylaws described above, the Company has entered into an indemnification agreement with each of its directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. The Company maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (ii) to it with respect to indemnification payments that the Company may make to such directors and officers.

Item 15. Recent	Sales of Unregistered Securities.

We were incorporated as a Delaware corporation in June 2015, and in November 2017 we were restructured pursuant to certain corporate transactions (which we refer to as the “Restructuring Transactions”). Immediately prior to the Restructuring Transactions, Trive Capital Fund I (Offshore) LP, a stockholder holding greater than 10% of our common stock as of the date of this Registration Statement, held all of our issued and outstanding common stock. Upon the filing and effectiveness pursuant to the DGCL of our Amended and Restated Certificate of Incorporation, each share of our common stock issued and outstanding immediately prior to the effectiveness of our Amended and Restated Certificate of Incorporation was automatically converted into 4,190.302 shares of our Class B common stock (which resulted in an aggregate of 4,190,302 shares of Class B common stock). In addition, as part of the of Restructuring Transactions, certain former equityholders of Residential Design Services, LLC (f/.k/a TCFI LARK LLC) (which we were refer to as “RDS”) and Architectural Surfaces Group, LLC (f/k/a TCFI G&M LLC) (which we refer to as “ASG”) contributed a portion of the outstanding equity interests in each of RDS and ASG to us, and in exchange therefor, we issued an aggregate of 5,053,810 shares of our Class B common stock to such equityholders of RDS and ASG. We believe that the issuances of shares of our Class B common stock as part of the Restructuring Transactions were exempt from the registration requirements of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), in reliance upon Section 4(2) of the Securities Act.

On November 22, 2017, we completed a private offering and private placement pursuant to which we issued 18,750,000 shares of our Class A common stock, and on December 20, 2017, we issued an additional 3,000,000 shares of our Class A Common Stock pursuant to the exercise of the option granted by us to B. Riley FBR, Inc., as the initial purchaser and placement agent thereunder, in each case at an offering price of $12.00 per share (which we refer to as the “November 2017 private offering and private placement”). Some of the shares of our Class A common stock offered and sold by us in the November 2017 private offering and private placement were reoffered and resold by B. Riley FBR, Inc., as the initial purchaser, to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance upon Rule 144A under the Securities Act, or to certain persons outside the United States in offshore transactions in reliance upon Regulation S under the Securities Act. The remainder of the shares of our Class A common stock offered and sold by us in the November 2017 private offering and private placement were offered and sold pursuant to a private placement, subject to various conditions, directly to “accredited investors,” as defined in Rule 501 under the Securities Act, with B. Riley FBR, Inc. acting as placement agent, pursuant to Rule 506 of Regulation D under the Securities Act. We received net proceeds from the November 2017 private offering and private placement of approximately $240.5 million. The aggregate initial purchaser’s/placement agent’s discount and placement fee was $18,270,000. We believe that the issuances of shares of our Class A common stock in the November 2017 private offering and private placement were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D, Rule 144A or Regulation S under the Securities Act, based upon the representations to us or B. Riley FBR, Inc. by each investor or investor transferee that such investor or investor transferee was at the time of such issuance an “accredited investor” as defined in Rule 501(a) under the Securities Act, a “qualified institutional investor” as defined in Rule 144A under the Securities Act, or a non-US person within the meaning of, and otherwise was in compliance with the requirements for reliance on, Regulation S under the Securities Act, as the case may be.

From November 22, 2017 through July 24, 2018, we issued to certain of our directors, officers, employees, and other service providers an aggregate of 1,314,091 shares of restricted stock under the Select Interior Concepts, Inc. 2017 Incentive Compensation Plan. The issuances of the above referenced securities were exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 under the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were certain of our directors, officers, employees, and other bona fide service providers, and they received such securities under the 2017 Incentive Compensation Plan.

Item 16. Exhibits.

(a)    The following exhibits are filed as part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit Number	Description

3.1*	Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Amended and Restated Bylaws of the Registrant.

5.1**	Opinion of Greenberg Traurig, LLP.

10.1*†	2017 Incentive Compensation Plan.

10.2*†	Form of Restricted Stock Agreement for use with the 2017 Incentive Compensation Plan.

10.3*†	Form of Phantom Stock Agreement for use with the 2017 Incentive Compensation Plan.

10.4*†	Employment Agreement, dated as of November 22, 2017, as amended by the Amendment to Employment Agreement, dated as of May 1, 2018, each by and between the Registrant and Tyrone Johnson.

10.5*†	Employment Agreement, dated as of November 22, 2017, by and between the Registrant and Kendall R. Hoyd.

10.6*†	Employment Agreement, dated as of November 22, 2017, by and between the Registrant and Sunil Palakodati.

10.7*	Form of Indemnification Agreement between the Registrant and each of its directors and officers.

10.8*	Registration Rights Agreement, dated as of November 22, 2017, among the Registrant, Trive Capital Fund I LP, Trive Capital Fund I (Offshore) LP, Trive Affiliated Coinvestors I LP, Tyrone Johnson, Kendall Hoyd, Sunil Palakodati, Tim Reed, and B. Riley FBR, Inc.

10.9*	Loan and Security Agreement, dated as of September 3, 2014, between L.A.R.K. Industries, Inc. and Bank of America, N.A.

10.10*	First Amendment to Loan and Security Agreement and Limited Consent, dated as of February 13, 2017, between Bank of America, N.A. and L.A.R.K. Industries, Inc.

10.11*	Loan and Security Agreement, dated as of June 23, 2015, among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), AG Holdco (SPV) LLC, and Bank of America, N.A.

10.12*	First Amendment and Consent to Loan and Security Agreement, dated as of January 4, 2016, by and among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), AG Holdco (SPV) LLC, and Bank of America, N.A.

10.13*	Second Amendment to Loan and Security Agreement and Joinder, dated as of February 28, 2017, by and among Architectural Granite & Marble, LLC (f/k/a G&M OpCo LLC), Pental Granite and Marble, LLC, TCFI G&M LLC, AG Holdco (SPV) LLC, and Bank of America, N.A.

10.14*	Financing Agreement, dated as of February 28, 2017, among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

Exhibit Number	Description

10.15*	First Amendment to Financing Agreement, dated as of November 22, 2017, among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto as lenders, and Cerberus Business Finance, LLC, as agent for the lenders.

10.16*	Lease, dated September 4, 2015, by and between Scholten Family Trust, dated April 14, 1992, as lessor, and L.A.R.K. Industries, Inc., as lessee.

10.17*	Sharpen Business Analytics Consulting Agreement, dated as of March 1, 2015, by and between Residential Design Services and Sharpen Business Analytics.

10.18*	Contribution and Exchange Agreement, dated as of November 21, 2017, by and among the former equityholders of TCFI LARK LLC and TCFI G&M LLC party thereto, Select Interior Concepts, Inc., TCFI LARK LLC, and TCFI G&M LLC.

10.19*	Membership Interest Purchase Agreement, dated as of November 22, 2017, by and among the former equityholders of TCFI LARK LLC and TCFI G&M LLC party thereto, SIC Intermediate, Inc., TCFI LARK LLC, and TCFI G&M LLC.

10.20*	Contribution Agreement, dated as of November 22, 2017, by and between the Registrant and SIC Intermediate, Inc.

10.21*	Repurchase Agreement, dated as of December 20, 2017, by and among the Registrant and certain holders of Class B Common Stock of the Registrant.

10.22*	Board Designee Agreement, dated December 15, 2017, by and between the Registrant and Gateway Securities Holdings, LLC.

14.1*	Code of Business Conduct and Ethics.

16.1*	Letter from Macias Gini & O’Connell.

21.1*	List of subsidiaries of the Registrant.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Moss Adams LLP, independent auditors.

23.3**	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).

*	Previously filed as part of the initial filing of this Registration Statement (previously filed with the SEC on July 9, 2018).
**	Previously filed as part of Amendment No. 1 to this Registration Statement (previously filed with the SEC on July 25, 2018).
†	Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules:

Financial statement schedules have been omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on July 31, 2018.

SELECT INTERIOR CONCEPTS, INC.

By:	/s/ Tyrone Johnson
Tyrone Johnson Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tyrone Johnson Tyrone Johnson	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2018

/s/ Kendall R. Hoyd Kendall R. Hoyd	Chief Financial Officer (Principal Financial Officer)	July 31, 2018

* Christopher Zugaro	Chairman of the Board of Directors	July 31, 2018

* Donald F. McAleenan	Director	July 31, 2018

* Robert Scott Vansant	Director	July 31, 2018

* Brett G. Wyard	Director	July 31, 2018

* By:	/s/ Tyrone Johnson
Tyrone Johnson, Attorney-In-Fact